Exhibit 10.2

Execution Version

FIRST AMENDMENT TO

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This FIRST AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is dated as of August 5, 2026 and is entered into by and among THE MACERICH PARTNERSHIP, L.P., a limited partnership organized under the laws of the state of Delaware, as the borrower (the “Borrower”), THE MACERICH COMPANY, a Maryland corporation (“MAC”), as a guarantor, THE SUBSIDIARY GUARANTORS SIGNATORY HERETO, THE LENDERS SIGNATORY HERETO, and DEUTSCHE BANK AG NEW YORK BRANCH, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and is made with reference to that certain Second Amended and Restated Credit Agreement dated as of February 24, 2026 (as Modified prior to the date hereof, the “Original Credit Agreement”, and the Original Credit Agreement as Modified by this Amendment as further provided below, the “Amended Credit Agreement”) by and among the Borrower, MAC, the Subsidiary Guarantors from time to time party thereto, the Lenders from time to time party thereto, the Administrative Agent and the other agents named therein. Capitalized terms used herein without definition shall have the same meanings herein as set forth in the Amended Credit Agreement.

WHEREAS, the Borrower has requested that the Administrative Agent and the Lenders agree to Modify the Original Credit Agreement as provided for herein; and

WHEREAS, subject to certain conditions set forth below, the Administrative Agent and the Lenders party hereto (which constitute the Required Lenders (as defined in the Original Credit Agreement)) are willing to agree to such Modifications relating to the Original Credit Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION I. AMENDMENTS TO THE ORIGINAL CREDIT AGREEMENT

Effective upon the First Amendment Effective Date (as defined below), the Original Credit Agreement (excluding the Schedules and Exhibits thereto, which shall remain unchanged by this Amendment) is hereby Modified to delete the stricken text (indicated textually in the same as manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages attached as Annex A hereto.

SECTION II. CONDITIONS TO EFFECTIVENESS

This Amendment shall become effective as of the date hereof only upon the satisfaction (or waiver by the Required Lenders) of all of the following conditions precedent (the date of satisfaction (or waiver) of such conditions being referred to herein as the “First Amendment Effective Date”):

A. Execution of Amendment. The Administrative Agent shall have received counterpart signature pages of this Amendment duly executed by each of the Borrower Parties and each of the Required Lenders.

B. No Event of Default or Potential Event of Default. As of the First Amendment Effective Date, both immediately before and immediately after giving effect to this Amendment, no Event of Default or Potential Default shall have occurred and be continuing.

C. Expenses. To the extent invoiced at least three (3) Business Days prior to the First Amendment Effective Date, the Administrative Agent shall have received reimbursement or other payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or any other Loan Document.

SECTION III. REPRESENTATIONS, WARRANTIES, AND COVENANTS

In order to induce Administrative Agent and the Lenders to enter into this Amendment and to Modify the Original Credit Agreement in the manner provided herein, each Borrower Party hereby represents and warrants as of the First Amendment Effective Date as follows:

A. Such Borrower Party has all requisite partnership, limited liability company, corporate or other legal entity power and authority to execute and deliver this Amendment and to perform the Amended Credit Agreement and the other Loan Documents to which it is a party. Such execution, delivery and performance, as applicable, and the consummation of the transactions contemplated by the Loan Documents are within their partnership, limited liability company or corporate powers, as applicable, and have been duly authorized by all necessary partnership, limited liability company corporate or other legal entity action, as applicable, which such authorization has not been rescinded.

B. This Amendment has been duly executed and delivered by such Borrower Party and constitutes a legal, valid and binding obligation of such Borrower Party, enforceable against such Borrower Party in accordance with its terms (subject to bankruptcy, insolvency, reorganization, or other laws affecting creditors’ rights generally and to principles of equity, regardless of whether considered in a proceeding in equity or at law).

C. No Event of Default or Potential Default has occurred and is continuing.

D. The representations and warranties of the Borrower Parties contained in the Amended Credit Agreement and the other Loan Documents are true and correct in all material respects (except for changes in factual circumstances not prohibited under the Loan Documents and, except further that, in the event any exception or disclosure schedule provided to Administrative Agent in connection with such representations and warranties is proposed by Borrower to be updated, any such updates (other than to reflect changes in factual circumstances not prohibited under the Loan Documents) shall be non-material and shall be approved by the Administrative Agent in its good faith judgment in accordance with Section 5.2(1) of the Original Credit Agreement or in connection with this Amendment) on and as of the date hereof to the same extent as though made on and as of the date hereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); provided that any representation or warranty that is qualified as to materiality or Material Adverse Effect or similar language shall be true and correct in all respects subject to such qualifiers.

SECTION IV. ACKNOWLEDGMENT AND CONSENT

In order to induce the Administrative Agent and the Lenders party hereto to enter into this Amendment, each Guarantor hereby:

A. acknowledges that it has reviewed the terms and provisions of this Amendment and the Amended Credit Agreement, and consents to all the terms and conditions set forth in this Amendment and the Amended Credit Agreement. Each Guarantor hereby confirms that each Loan Document to which it is a party or otherwise bound and all Collateral encumbered thereby will continue to guarantee or secure, as the case may be, to the fullest extent possible in accordance with the Loan Documents the payment and performance of all “Obligations” under each of the Loan Documents to which is a party;

B. acknowledges and agrees that any of the Loan Documents to which it is a party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Amendment; and

C. acknowledges and agrees that (x) notwithstanding the conditions to effectiveness set forth in this Amendment, such Guarantor is not required by the terms of the Original Credit Agreement, the Amended Credit Agreement or any other Loan Document to consent to the Modifications to or waivers of the Original Credit Agreement effected pursuant to this Amendment and (y) nothing in the Original Credit Agreement, the Amended Credit Agreement or any other Loan Document shall be deemed to require the consent of such Guarantor to any future Modifications or waivers with respect to the Original Credit Agreement or the Amended Credit Agreement.

SECTION V. MISCELLANEOUS

A. Reference to and Effect on the Original Credit Agreement and the Other Loan Documents.

(i) On and after the First Amendment Effective Date, each reference in the Original Credit Agreement to “this Agreement”, the “Credit Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Original Credit Agreement, and each reference in the other Loan Documents to the “Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Original Credit Agreement shall mean and be a reference to the Amended Credit Agreement (including any Modifications prior to the date hereof and Modifications effected through this Amendment).

(ii) The Original Credit Agreement and the other Loan Documents are amended by this Amendment. Except as specifically amended by this Amendment, the Original Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

(iii) The execution, delivery and performance of this Amendment shall not constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of any Agent or Lender under, the Original Credit Agreement, the Amended Credit Agreement or any of the other Loan Documents.

(iv) This Amendment constitutes a Loan Document.

B. Headings. Section and Subsection headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose or be given any substantive effect.

C. Applicable Law. The governing law, consent to jurisdiction and waiver of jury trial provisions stated in the Original Credit Agreement are incorporated herein by this reference, and this Amendment shall be construed and enforced in accordance therewith.

D. Counterparts. This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Amendment. The words “execution,” “signed,” “signature,” and words of like import in this Amendment shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

E. Beneficiaries. This Amendment is made and entered into solely for the benefit of the Administrative Agent, the Lenders and the other parties hereto, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Amendment.

[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWER:

THE MACERICH PARTNERSHIP, L.P., a Delaware limited partnership

By:	The Macerich Company, a Maryland corporation, its general partner

By:	/s/ Howard Garfield
Name:	Howard Garfield
Title:	Senior Vice President, Finance

MAC:

THE MACERICH COMPANY, a Maryland corporation

By:	/s/ Howard Garfield
Name:	Howard Garfield
Title:	Senior Vice President, Finance

[Signature Page to First Amendment - Macerich]

SUBSIDIARY GUARANTORS:

Desert Sky Mall LLC East Mesa Mall L.L.C.
La Cumbre Adjacent Parcel GP LLC Macerich Desert Sky Mall Holdings LLC Macerich Fresno Adjacent GP Corp.
Macerich Holdings LLC Macerich La Cumbre GP LLC Macerich Management Company Macerich North Park Mall LLC
Macerich SanTan Estrella Holdings Pledgor LLC Macerich Stonewood Holdings LLC
Macerich Stonewood, LLC
Macerich Superstition Mall Holdings LLC Macerich Valley River Center LLC Macerich Whittwood Holdings GP Corp. MVRC Holding LLC
SM Eastland Mall, LLC TWC Scottsdale Corp.
Westcor Realty Limited Partnership WM Inland Investors IV GP LLC

By:	/s/ Howard Garfield
Name:	Howard Garfield
Title:	Senior Vice President, Finance

La Cumbre Adjacent Parcel LP La Cumbre Adjacent Parcel SPE LP

By: La Cumbre Adjacent Parcel GP LLC, its general partner

By:	/s/ Howard Garfield
Name:	Howard Garfield
Title:	Senior Vice President, Finance

[Signature Page to First Amendment - Macerich]

Macerich Fresno Adjacent LP

By: Macerich Fresno Adjacent GP Corp., its general partner

By:	/s/ Howard Garfield
Name:	Howard Garfield
Title:	Senior Vice President, Finance

Macerich La Cumbre LP Macerich La Cumbre SPE LP

By: Macerich La Cumbre GP LLC, its general partner

By:	/s/ Howard Garfield
Name:	Howard Garfield
Title:	Senior Vice President, Finance

Macerich Whittwood Holdings LP

By: Macerich Whittwood Holdings GP Corp., its general partner

By:	/s/ Howard Garfield
Name:	Howard Garfield
Title:	Senior Vice President, Finance

Queens JV LP

By: Queens JV GP LLC, its general partner

By:	/s/ Howard Garfield
Name:	Howard Garfield
Title:	Senior Vice President, Finance

[Signature Page to First Amendment - Macerich]

WM Inland Investors IV LP

By: WM Inland Investors IV GP LLC, its general partner

By:	/s/ Howard Garfield
Name:	Howard Garfield
Title:	Senior Vice President, Finance

WM Inland LP

By: Macerich Inland GP LLC, its general partner

By:	/s/ Howard Garfield
Name:	Howard Garfield
Title:	Senior Vice President, Finance

Macerich Lubbock Limited Partnership

By: Macerich Lubbock GP Corp., its general partner

By:	/s/ Howard Garfield
Name:	Howard Garfield
Title:	Senior Vice President, Finance

The Westcor Company Limited Partnership

By: Westcor Realty Limited Partnership, its general partner

By:	/s/ Howard Garfield
Name:	Howard Garfield
Title:	Senior Vice President, Finance

[Signature Page to First Amendment - Macerich]

The Westcor Company II Limited Partnership

By: Macerich TWC II Corp., its general partner

By:	/s/ Howard Garfield
Name: Howard Garfield
Title: Senior Vice President, Finance

[Signature Page to First Amendment - Macerich]

ADMINISTRATIVE AGENT

AND LENDERS:

DEUTSCHE BANK AG NEW YORK BRANCH,
as Administrative Agent

By:	/s/ Stephen H Choe
Name:	Stephen H Choe
Title:	Managing Director

By:	/s/ Peter Castro
Name:	Peter Castro
Title:	Director

DEUTSCHE BANK AG NEW YORK BRANCH,
as a Lender

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to First Amendment - Macerich]

ADMINISTRATIVE AGENT

AND LENDERS:

DEUTSCHE BANK AG NEW YORK BRANCH,
as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

DEUTSCHE BANK AG NEW YORK BRANCH,
as a Lender

By:	/s/ Kelvyn Correa
Name:	Kelvyn Correa
Title:	Director

By:	/s/ Alison Lugo
Name:	Alison Lugo
Title:	Vice President

[Signature Page to First Amendment - Macerich]

JPMORGAN CHASE BANK, N.A., as Lender

By:	/s/ Cody A. Canafax
Name:	Cody A. Canafax
Title:	Executive Director

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Elizabeth Tosin
Name:	Elizabeth Tosin
Title:	Authorized Signatory

[Signature Page to First Amendment - Macerich]

BMO BANK N.A., as a Lender

By:	/s/ Stephanie Beggs
Name:	Stephanie Beggs
Title:	Director

[Signature Page to First Amendment - Macerich]

THE TORONTO-DOMINION BANK, NEW YORK BRANCH, as a Lender

By:	/s/ Victoria Roberts
Name:	Victoria Roberts
Title:	Authorized Signatory

[Signature Page to First Amendment - Macerich]

MORGAN STANLEY SENIOR FUNDING, INC., as a Lender

By	/s/ Gretell Merlo
Name: Gretell Merlo
Title: Vice President

[Signature Page to First Amendment - Macerich]

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ Vijay Kant
Name:	Vijay Kant
Title:	Managing Director & Head

[Signature Page to First Amendment - Macerich]

Annex A

Amended Credit Agreement

[see attached]

~~Execution Version~~

Conformed through the First Amendment

to Second Amended and Restated Credit Agreement

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

by and among

THE MACERICH PARTNERSHIP, L.P.,

as the Borrower

THE MACERICH COMPANY,

as a Guarantor

THE SUBSIDIARY GUARANTORS FROM TIME TO TIME PARTY HERETO

THE LENDERS FROM TIME TO TIME PARTY HERETO

DEUTSCHE BANK AG NEW YORK BRANCH,

as the Administrative Agent and the Collateral Agent

DEUTSCHE BANK SECURITIES INC.,

JPMORGAN CHASE BANK, N.A.,

GOLDMAN SACHS BANK USA,

BMO CAPITAL MARKETS CORP.,

TD SECURITIES (USA) LLC

and

MORGAN STANLEY SENIOR FUNDING, INC.,

as the Joint Lead Arrangers and Joint Bookrunning Managers

DEUTSCHE BANK SECURITIES INC.

and

JPMORGAN CHASE BANK, N.A.,

as the Co-Syndication Agents

and

GOLDMAN SACHS BANK USA,

BMO BANK N.A.,

TD SECURITIES (USA) LLC

and

MORGAN STANLEY SENIOR FUNDING, INC.,

as the Co-Documentation Agents

Dated as of February 24, 2026

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ARTICLE 5.	Conditions Precedent	39

5.1.	Conditions Precedent to Effectiveness	39
5.2.	Each Credit Event After the Closing Date	40

ARTICLE 6.	Representations and Warranties	43

6.1.	Financial Condition	43
6.2.	No Material Adverse Effect	43
6.3.	Compliance with Laws and Agreements	43
6.4.	Organization, Powers; Authorization; Enforceability	43
6.5.	No Conflict	44
6.6.	No Material Litigation	45
6.7.	Taxes	45
6.8.	Investment Company Act	45
6.9.	Subsidiary Entities	45
6.10.	Federal Reserve Board Regulations	46
6.11.	ERISA Compliance	46
6.12.	Assets and Liens	47
6.13.	Securities Acts	47
6.14.	Consents, Etc.	47
6.15.	Hazardous Materials	47
6.16.	Regulated Entities	48
6.17.	Copyrights, Patents, Trademarks and Licenses, etc.	48
6.18.	REIT Status	48
6.19.	Insurance	48
6.20.	Full Disclosure	49
6.21.	Indebtedness	49
6.22.	Real Property	49
6.23.	Brokers	49
6.24.	No Default	49
6.25.	Solvency	49
6.26.	Foreign Assets Control Regulations, FCPA, etc.	49
6.27.	Sanctions	50
6.28.	Borrowing Base Matters	50
6.29.	Security Documents	51
6.30.	Outbound Investment Rules	52

ARTICLE 7.	Affirmative Covenants	52

7.1.	Financial Statements	52
7.2.	Certificates; Reports; Other Information	55
7.3.	Maintenance of Existence and Properties	55
7.4.	Inspection of Property; Books and Records; Discussions	56

7.5.	Notices	56
7.6.	Expenses	57
7.7.	Payment of Taxes and Charges	58
7.8.	Insurance	58
7.9.	Hazardous Materials	59
7.10.	Compliance with Laws and Contractual Obligations	59
7.11.	REIT Status	60
7.12.	Use of Proceeds	60
7.13.	Management of Projects; Management Agreements	60
7.14.	Borrowing Base Additions	61
7.15.	Borrowing Base Leases	61
7.16.	Specified Ground Leases	62
7.17.	Post-Closing Matters	66
7.18.	Additional Guarantors, Collateral, Etc.	66
7.19.	Further Assurances	67
7.20.	Account Control Agreements; Cash Management	68
7.21.	Sanctions	68

ARTICLE 8. Negative Covenants		69

8.1.	Liens	69
8.2.	Indebtedness	70
8.3.	Fundamental Change	71
8.4.	Dispositions	71
8.5.	Investments	73
8.6.	Transactions with Partners and Affiliates	73
8.7.	Margin Regulations; Securities Laws	73
8.8.	Organizational Documents	73
8.9.	Fiscal Year	73
8.10.	Distributions	74
8.11.	Financial Covenants of Borrower Parties	74
8.12.	Outbound Investment Rules	75

ARTICLE 9. Events of Default		75

ARTICLE 10. The Agents		80

10.1.	Appointment	80
10.2.	Delegation of Duties	80
10.3.	Exculpatory Provisions	81
10.4.	Reliance by the Agents	81
10.5.	Notice of Default	82
10.6.	Non-Reliance on Agents and Other Lenders	82
10.7.	Indemnification; Reimbursement	83
10.8.	Agents in Their Individual Capacity	84
10.9.	Successor Administrative Agent	84
10.10.	Successor Collateral Agent	84

10.11.	Limitations on Agents’ Liability	85
10.12.	Collateral Matters and Releases; Mortgage Security Release Event; Designation of Non-Borrowing Base Assets; Protective Advances	85
10.13.	Secured Treasury Services Agreements and Secured Hedge Agreements	88
10.14.	Administrative Agent May File Proofs of Claim	88
10.15.	Erroneous Payments	89

ARTICLE 11.	Miscellaneous Provisions	93

11.1.	No Assignment by the Borrower or MAC	93
11.2.	Modification	93
11.3.	Cumulative Rights; No Waiver	95
11.4.	Entire Agreement	96
11.5.	Survival	96
11.6.	Notices	96
11.7.	Governing Law	97
11.8.	Assignments, Participations, Etc.	98
11.9.	Counterparts; Electronic Execution	101
11.10.	Sharing of Payments	101
11.11.	Confidentiality	102
11.12.	Consent to Jurisdiction	102
11.13.	Waiver of Jury Trial	103
11.14.	Indemnity	104
11.15.	Telephonic Instruction	104
11.16.	Marshalling; Payments Set Aside	105
11.17.	Set-off	105
11.18.	Severability	106
11.19.	No Third Parties Benefited	106
11.20.	No Fiduciary Duty	106
11.21.	PATRIOT Act; Beneficial Ownership Regulation	107
11.22.	Time	107
11.23.	Effectiveness of Agreement	107
11.24.	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	107
11.25.	Certain ERISA Matters	108
11.26.	Acknowledgment Regarding Any Supported QFCs	109
11.27.	Exculpation	110
11.28.	Amendment and Restatement	110

ARTICLE 12.	Definitions	111

12.1.	Defined Terms	193
12.2.	Other Interpretive Provisions	193
12.3.	Rates	194

SCHEDULE OF ANNEXES, SCHEDULES AND EXHIBITS

SCHEDULES:

Schedule I	Borrowing Base Assets
Schedule II	Commitments
Schedule III	Raw Land and/or Non-Income Generating Properties
Schedule IV	Subsidiary Guarantors

Schedule 1.4	Existing Letters of Credit
Schedule 6.6	Material Litigation
Schedule 6.9	Subsidiary Entities
Schedule 6.11	ERISA
Schedule 6.14	Consents
Schedule 6.15	Environmental Reports, Etc.
Schedule 6.21	Indebtedness
Schedule 6.22	Schedule of Properties
Schedule 6.29	Filing Jurisdictions and Closing Date Collateral Exceptions
Schedule 7.13	Wholly-Owned Projects with Non-Standard Management Agreement
Schedule 7.17	Post-Closing Matters
Schedule 8.1	Additional Permitted Liens
Schedule 8.2	Indebtedness
Schedule 8.5	Investments
Schedule 8.6	Transactions with Affiliates
Schedule 8.21	Offsets for Contribution and Indemnification Obligations
Schedule 11.6	Addresses for Notices, Etc.

EXHIBITS:

Exhibit A	Form of Borrowing Request
Exhibit B	Form of Letter of Credit Request
Exhibit C	Form of Rate Request
Exhibit D	Form of Pledge Agreement
Exhibit E	Form of Assignment and Acceptance Agreement
Exhibit F	Form of Closing Certificate
Exhibit G	Form of Compliance Certificate
Exhibit H	Form of Master Management Agreement
Exhibit I	Form of Subsidiary Guaranty Agreement
Exhibit J-1	Form of U.S. Tax Compliance Certificate
Exhibit J-2	Form of U.S. Tax Compliance Certificate
Exhibit J-3	Form of U.S. Tax Compliance Certificate
Exhibit J-4	Form of U.S. Tax Compliance Certificate
Exhibit K	Form of Joinder Agreement
Exhibit L	Form of Quarterly Pricing Certificate
Exhibit M	Form of Revolving Loan Note

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Exhibit N	Form of Borrowing Base Certificate
Exhibit O	Form of Assignment and Subordination of Property Management Agreements

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This SECOND AMENDED AND RESTATED CREDIT AGREEMENT (as Modified, extended or replaced from time to time, this “Agreement”) is made and dated as of February 24, 2026, by and among THE MACERICH PARTNERSHIP, L.P., a limited partnership organized under the laws of the state of Delaware, as the Borrower (the “Borrower”); THE MACERICH COMPANY, a Maryland corporation (“MAC”), as a guarantor; THE SUBSIDIARY GUARANTORS FROM TIME TO TIME PARTY HERETO; THE LENDERS FROM TIME TO TIME PARTY HERETO; and DEUTSCHE BANK AG NEW YORK BRANCH (“DBNY”), as administrative agent for the Lenders (in such capacity, together with its permitted successors and assigns in such capacity, the “Administrative Agent”) and as collateral agent for the Secured Parties (in such capacity, together with its permitted successors and assigns in such capacity, the “Collateral Agent”).

RECITALS

A. On the Original Closing Date, the Borrower, certain of the Guarantors, certain of the Lenders, the Administrative Agent and the Collateral Agent entered into a Credit Agreement (as Modified prior to the First Amendment and Restatement Closing Date, the “Original Credit Agreement”), which provided for a revolving credit facility in an aggregate principal amount equal to $525,000,000 and a term loan facility in an aggregate principal amount equal to $175,000,000.

B. On the First Amendment and Restatement Closing Date, the Borrower, certain of the Guarantors, certain of the Lenders, the Administrative Agent and the Collateral Agent entered into an Amended and Restated Credit Agreement (as Modified prior to the Closing Date, the “First Amended and Restated Credit Agreement”), which amended and restated the Original Credit Agreement in its entirety and provided for a revolving credit facility in an aggregate principal amount equal to $650,000,000.

C. The Borrower has requested that the Lenders amend and restate the First Amended and Restated Credit Agreement in order to, among other things, provide for a revolving credit facility in an aggregate principal amount equal to $900,000,000 (as may be increased pursuant to and in accordance with the terms hereof).

D. The Lenders party hereto have agreed to amend and restate the First Amended and Restated Credit Agreement on the terms and conditions set forth in this Agreement and to provide or continue the Revolving Commitments in the amounts set forth for each such Lender on Schedule II hereto on the Closing Date.

E. DBNY has agreed to continue to act as Administrative Agent and as Collateral Agent on the terms and subject to the conditions set forth herein and in the other Loan Documents.

NOW, THEREFORE, in consideration of the above Recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

ARTICLE 1. The Credits.

1.1. The Revolving Commitments. Subject to the terms and conditions set forth herein, each Revolving Lender with a Revolving Commitment severally agrees to make one or more Revolving Loans in U.S. Dollars to the Borrower during the Availability Period in an aggregate principal amount that will not result in, after giving effect thereto, any of the following: (a) such Revolving Lender’s Revolving Credit Exposure exceeding such Revolving Lender’s Revolving Commitment; (b) the sum of the total Revolving Credit Exposures exceeding the total Revolving Commitments; or (c) the sum of the total Revolving Credit Exposures exceeding the Borrowing Base Amount. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and re-borrow Revolving Loans.

1.2. Loans and Borrowings.

(1) Obligations of Lenders. Each Loan shall be made as part of a Borrowing consisting of Loans or portions of a Loan of the same Type made by the Revolving Lenders ratably in accordance with their respective Revolving Commitments. The failure of any Lender to make any Loan or portion of a Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Revolving Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make any Loan or portion of a Loan as required.

(2) Types of Loans. Subject to Section 2.4, each Borrowing shall be constituted entirely of Base Rate Loans or Term SOFR Loans as the Borrower may request in accordance herewith.

(3) Minimum Amounts; Limitation on Number of Borrowings. At the commencement of each Interest Period for any Term SOFR Borrowing, such Borrowing shall be in an aggregate amount of $1,000,000 or a larger multiple of $1,000,000. At the time that each Base Rate Borrowing is made, such Borrowing shall be in an aggregate amount equal to $1,000,000 or a larger multiple of $1,000,000; provided that a Base Rate Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or in an amount that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 1.4(6). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be Term SOFR Loans outstanding having more than twelve (12) different Interest Periods.

(4) Limitations on Lengths of Interest Periods. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert to or continue as a Term SOFR Borrowing, any Borrowing if the Interest Period requested therefore would end after the Revolving Commitment Termination Date.

1.3. Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent in writing (which notice may be by electronic mail in accordance herewith) (a) in the case of a Term SOFR Borrowing, not later than 2:00 p.m. (New York time), three Business Days before the date of the proposed Revolving Borrowing or (b) in the case of a Base Rate Borrowing, not later than 11:00 a.m. (New York time) on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable, shall be signed by a Responsible Officer and shall be in the form of Exhibit A hereto. A Borrowing Request may be made by electronic mail in accordance herewith. Each such Borrowing Request shall specify the following information in compliance with Section 1.2:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be a Base Rate Borrowing or a Term SOFR Borrowing;

(iv) in the case of a Term SOFR Borrowing, the Interest Period therefor, which shall be a period contemplated by the definition of the term “Interest Period” as it relates to Term SOFR Loans; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 1.5.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Base Rate Borrowing. If no Interest Period is specified with respect to any requested Term SOFR Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

1.4. Letters of Credit.

(1) General. Subject to the terms and conditions set forth herein, in addition to the Loans provided for in Section 1.1, the Borrower may request the Issuing Lenders to issue Letters of Credit for its own account or the account of any Macerich Entity in such form as is acceptable to the applicable Issuing Lender in its reasonable determination at any time prior to the earlier of (i) the date that is thirty (30) days prior to the Revolving Commitment Termination Date and (ii) the date of termination of the Revolving Commitments (such earlier date, the “LC Commitment Expiry Date”). Letters of Credit issued hereunder shall constitute utilization of the Revolving Commitments. All Letters of Credit issued pursuant to this Agreement must be denominated in U.S. Dollars and must be standby letters of credit. The only drawings permitted on the Letters of Credit issued pursuant to this Agreement shall be sight drawings. The Borrower may request a Letter of Credit from any Issuing Lender selected by the Borrower in its sole discretion. The Borrower shall use commercially reasonable efforts, to the extent practicable, to cause the Letters of Credit to be issued by the Issuing Lenders on a proportionate basis in accordance with their proportionate share of the aggregate Letter of Credit Commitments. It is hereby acknowledged and agreed that each of the Existing Letters of Credit shall constitute a “Letter of Credit” for all purposes under this Agreement and the other Loan Documents.

(2) Notice of Issuance, Amendment or Extension. Whenever it requires that a Letter of Credit be issued, the Borrower shall give the Administrative Agent and the applicable Issuing Lender(s) written notice thereof at least three (3) Business Days (or such shorter period acceptable to the applicable Issuing Lender(s)) in advance of the proposed date of issuance (which shall be a Business Day), which notice shall be in the form of Exhibit B or such other form as reasonably required by such Issuing Lender (each such notice being a “Letter of Credit Request”). Whenever the Borrower requires an amendment or extension of any outstanding Letter of Credit, the Borrower shall, on its letterhead, give the Administrative Agent and the applicable Issuing Lender(s) written notice thereof at least three (3) Business Days (or such shorter period acceptable to the applicable Issuing Lender(s)) in advance of the proposed date of the amendment (which shall be a Business Day). Letter of Credit Requests and amendment requests may be delivered by electronic mail in accordance herewith. No later than the fifth Business Day of each month (and on such other dates as the Administrative Agent may request), each Issuing Lender (other than any Issuing Lender that is also the Administrative Agent) shall provide the Administrative Agent a list of all Letters of Credit issued by it that are outstanding at such time together with information regarding changes in the balances under, and maturity dates of, Letters of Credit issued by such Issuing Lender during the previous month and such other information as the Administrative Agent may reasonably request. If requested by an Issuing Lender, the Borrower shall also submit a letter of credit application on such Issuing Lender’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, such Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(3) Limitations on Amounts. A Letter of Credit shall be issued, amended or extended only if (and upon issuance, amendment or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension (i) the aggregate LC Exposure of the Issuing Lenders (determined for these purposes without giving effect to the participations therein of the Revolving Lenders pursuant to Section 1.4(5) below), collectively, shall not exceed the aggregate Letter of Credit Commitments, (ii) the sum of the total Revolving Credit Exposures shall not exceed the total Revolving Commitments, (iii) unless otherwise consented to in writing, the aggregate LC Exposure of an Issuing Lender (determined for these purposes without giving effect to the participations therein of the Revolving Lenders pursuant to Section 1.4(5) below) shall not exceed such Issuing Lender’s Letter of Credit Commitment and (iv) the sum of the total Revolving Credit Exposures shall not exceed the Borrowing Base Amount. Notwithstanding the foregoing, no Issuing Lender shall be obligated to issue a Letter of Credit to the extent that, on the date of such Issuing Lender’s receipt of a request for issuance pursuant to Section 1.4(2) above, the Stated Amount of such Letter of Credit shall exceed the unused portion of the Revolving Commitments of such Issuing Lender in its capacity as a Lender on such date. Each Letter of Credit shall be in an amount of $100,000 or larger.

(4) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date twelve months after the date of the issuance of such Letter of Credit or, in the case of any extension thereof (which extensions, subject to clause (ii) hereof, may be automatic pursuant to the terms of such Letter of Credit), twelve months after the then-current expiration date of such Letter of Credit and (ii) the Outside L/C Maturity Date; provided that, if one or more Letters of Credit shall have an expiry date that is later than the Revolving Commitment Termination Date, (x) the Borrower shall provide Cash Collateral pursuant to and in accordance with Section 1.4(11) with respect to such Letters of Credit on or prior to the date that is five days before the Revolving Commitment Termination Date, (y) the obligations of the Borrower under this Section 1.4 in respect of such Letters of Credit shall survive the Revolving Commitment Termination Date and shall remain in effect until no such Letters of Credit remain outstanding (or remain subject to any pending drawing) and (z) each Revolving Lender shall be reinstated hereunder, to the extent any such Cash Collateral, the application thereof or reimbursement in respect thereof is required to be returned to the Borrower by the applicable Issuing Lender after the Revolving Commitment Termination Date until no such Letters of Credit remain outstanding (or remain subject to any pending drawing).

(5) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) by an Issuing Lender, and without any further action on the part of such Issuing Lender or the Revolving Lenders, such Issuing Lender hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Lender, an undivided interest and participation in such Letter of Credit equal to such Revolving Lender’s Applicable Revolving Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this section in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment or extension of any Letter of Credit or the occurrence and continuance of a Potential Default or Event of Default or reduction or termination of the Revolving Commitments, and that each payment made in accordance with the following paragraph of this Section 1.4(5) by a Revolving Lender for the account of an Issuing Lender shall be made without any offset, abatement, withholding or reduction whatsoever.

In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for account of the applicable Issuing Lender, such Revolving Lender’s Applicable Revolving Percentage of each LC Disbursement made by such Issuing Lender promptly upon the request of the Administrative Agent or such Issuing Lender at any time from the time of such LC Disbursement until such LC Disbursement is reimbursed by the Borrower or at any time after any reimbursement payment is required to be refunded to the Borrower for any reason. Each such payment shall be made in the same manner as provided in Section 1.5 with respect to Revolving Loans made by such Revolving Lender (and Section 1.5 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Lender the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to the next following paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Lender or, to the extent that the Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Lender, then to such Revolving Lenders and such Issuing Lender as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Lenders for any LC Disbursement shall not constitute a Revolving Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(6) Reimbursement. If an Issuing Lender shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such Issuing Lender in respect of such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 1:00 p.m. (New York time) on (i) the Business Day that the Borrower receives notice of such LC Disbursement, if such notice is received prior to 11:00 a.m. (New York time) or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time; provided that, anything contained in this Agreement to the contrary notwithstanding, (A) unless the Borrower shall have notified Administrative Agent and such Issuing Lender prior to 1:00 p.m. (New York City time) on the date on which the Borrower is obligated to reimburse such Issuing Lender in respect of such LC Disbursement (the “Reimbursement Date”) that the Borrower intends to reimburse such Issuing Lender for the amount of such payment with funds other than the proceeds of a Base Rate Borrowing, the Borrower shall be deemed to have delivered an irrevocable Borrowing Request to Administrative Agent containing all of the representations set forth in Exhibit A requesting Revolving Lenders to make Base Rate Loans on the Business Day following the Reimbursement Date in an amount equal to the amount of the payment and (B) subject to satisfaction or written waiver of the conditions specified in Section 1.1 and 5.2 in accordance with the terms thereof, Revolving Lenders shall, on the Reimbursement Date, make Base Rate Loans in the amount of such payment, the proceeds of which shall be applied directly by Administrative Agent to reimburse such Issuing Lender for the amount of such payment; provided, further, that no Potential Default or Event of Default shall be deemed to exist by reason of a failure of the Borrower to reimburse such Issuing Lender pending the making of such Revolving Loans on the Business Day following the applicable Reimbursement Date in accordance with the terms hereof, including the prior satisfaction or written waiver of the conditions specified in Section 1.1 and 5.2 in accordance with the terms thereof; and provided, further that, if for any reason proceeds of Revolving Loans are not received by such Issuing Lender on the Business Day following the Reimbursement Date in an amount equal to the amount of such payment, the Borrower shall immediately reimburse such Issuing Lender, on demand, in an amount in same day funds equal to the excess of the amount of such payment over the aggregate amount of such Revolving Loans, if any, which are so received. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Lender’s Applicable Revolving Percentage thereof. The applicable Issuing Lender shall promptly notify the Administrative Agent upon the making of each LC Disbursement.

(7) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Section 1.4(6) shall be absolute, unconditional and irrevocable, and shall be performed in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, and (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.

Neither the Administrative Agent, the Revolving Lenders nor any Issuing Lender, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or amendment (including any extension) of any Letter of Credit by any Issuing Lender or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of any Issuing Lender; provided that the foregoing shall not be construed to excuse an Issuing Lender from liability to the Borrower to the extent of any direct damages (as opposed to consequential, special, indirect and/or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Lender’s gross negligence or willful misconduct (as determined by a final and non-appealable judgment of a court of competent jurisdiction) when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that: (i) an Issuing Lender may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit; (ii) an Issuing Lender shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and (iii) this sentence and the immediately preceding sentence shall establish the standard of care to be exercised by an Issuing Lender when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).

(8) Disbursement Procedures. The applicable Issuing Lender shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by such Issuing Lender. Such Issuing Lender shall, promptly after such examination, notify the Administrative Agent and the Borrower by telephone (confirmed by facsimile) of such demand for payment if such Issuing Lender has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Lender and the Revolving Lenders with respect to any such LC Disbursement.

(9) Interim Interest. If an Issuing Lender shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date Borrower receives notice that such LC Disbursement was made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Base Rate Loans; provided that, if the Borrower fails to reimburse such LC Disbursement within three (3) days when due pursuant to Section 1.4(6), then Section 9.1 shall apply. Interest accrued pursuant to this section shall be for account of the applicable Issuing Lender, except that a pro rata portion of the interest accrued on and after the date of payment by any Revolving Lender pursuant to Section 1.4(5) to reimburse an Issuing Lender shall be for account of such Revolving Lender to the extent of such payment.

(10) Policy and Requirements of Law Limitations. Notwithstanding anything in this Section 1.4 to the contrary, an Issuing Lender may elect not to issue or amend (including extension of) a Letter of Credit hereunder to the extent that it reasonably determines that the issuance (or such amendment) of such Letter of Credit would breach, violate or be inconsistent with any Requirements of Law applicable to such Issuing Lender or would violate one or more policies of such Issuing Lender applicable to letters of credit generally. In such event, the Borrower may select an alternative Issuing Lender to issue such Letter of Credit.

(11) Cash Collateralization.

(A) On or prior to the Revolving Commitment Termination Date, the Borrower shall deposit into an account (the “LC Collateral Account”) established by the Collateral Agent an amount in cash equal to the LC Exposure with respect to the Borrower as of such date plus any accrued and unpaid interest thereon (the “Revolving Commitment Termination LC Exposure Deposit”). In addition:

(i) if an Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent, an Issuing Lender or the Required Lenders (or, if the maturity of the Revolving Loans has been accelerated, Revolving Lenders with LC Exposure representing more than 50% of the total LC Exposure) demanding the deposit of Cash Collateral pursuant to this paragraph the Borrower shall immediately deposit into the LC Collateral Account an amount in cash equal to the LC Exposure with respect to the Borrower as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower Party or any other Consolidated Entities described in Section 9.7; and

(ii) if at any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or any Issuing Lender (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the Issuing Lenders’ LC Exposure with respect to such Defaulting Lender (only to the extent necessary as determined after giving effect to Section 1.12(1)(D)) in an amount in cash equal to the LC Exposure with respect to such Defaulting Lender as of such date plus any accrued and unpaid interest thereon.

Such deposits shall be held by the Collateral Agent, for the benefit of the Revolving Lenders, the Issuing Lenders and the Agents, in the LC Collateral Account as collateral in the first instance for the LC Exposure with respect to the Borrower under this Agreement and thereafter for the payment of the other Secured Obligations of the Borrower owing to the Secured Parties.

(B) The LC Collateral Account shall be maintained in the name of the Collateral Agent (on behalf of the Secured Parties) and under its sole dominion and control at such place as shall be designated by the Collateral Agent. Interest shall accrue on the LC Collateral Account at a rate equal to the Federal Funds Rate minus 0.15% (or such other rate as may be agreed to between the Borrower and the Collateral Agent in writing).

(C) The Borrower hereby pledges, assigns and grants to the Collateral Agent, for the ratable benefit of the Secured Parties, a lien on and a security interest in, the following collateral (the “Letter of Credit Collateral”):

(i) the LC Collateral Account, all cash deposited therein and all certificates and instruments, if any, from time to time representing or evidencing the LC Collateral Account;

(ii) all notes, certificates of deposit and other cash-equivalent instruments from time to time hereafter delivered to or otherwise possessed by the Collateral Agent for or on behalf of the Borrower in substitution for or in respect of any or all of the then existing Letter of Credit Collateral;

(iii) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Letter of Credit Collateral; and

(iv) to the extent not covered by the above clauses, all proceeds of any or all of the foregoing Letter of Credit Collateral.

The lien and security interest granted hereby secures the payment of all Secured Obligations.

(D) Neither the Borrower nor any Person claiming or acting on behalf of or through the Borrower shall have any right to withdraw any of the funds held in the LC Collateral Account, except as provided in Section 1.4(11)(G).

(E) The Borrower agrees that it will not (i) sell or otherwise dispose of any interest in the Letter of Credit Collateral or (ii) create or permit to exist any lien, security interest or other charge or encumbrance upon or with respect to any of the Letter of Credit Collateral, except for the security interest created by this Section 1.4(11).

(F) At any time an Event of Default shall be continuing:

(i) the Collateral Agent may, in its sole discretion, without notice to the Borrower except as required by law and at any time from time to time, charge, set off or otherwise apply all or any part of the LC Collateral Account to first, the aggregate amount of LC Disbursements that have not been reimbursed by the Borrower and second, any other unpaid Secured Obligations then due and payable, in such order as the Collateral Agent shall elect. The rights of the Collateral Agent under this Section 1.4(11) are in addition to any rights and remedies which any Lender may have.

(ii) The Collateral Agent may also exercise, in its sole discretion, in respect of the LC Collateral Account, in addition to the other rights and remedies provided herein or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC in effect in the State of New York at that time.

(G) At such time prior to the Revolving Commitment Termination Date as all Events of Default have been cured or waived in writing and there are no unreimbursed LC Disbursements outstanding or, in the case of any cash collateral provided as a result of the classification of a Lender as a Defaulting Lender, the termination of the Defaulting Lender status of the applicable Lender, all amounts remaining in the LC Collateral Account shall be promptly returned to the Borrower. For avoidance of doubt, the preceding sentence shall not affect Borrower’s obligation to make the Revolving Commitment Termination LC Exposure Deposit on the Revolving Commitment Termination Date as otherwise provided in Section 1.4(11)(A). Any surplus of the funds held in the LC Collateral Account remaining after Payment in Full shall be paid to the Borrower or to whomsoever may be lawfully entitled to receive such surplus.

(12) Resignation of an Issuing Lender. Any Issuing Lender may resign at any time by giving thirty (30) days’ prior written notice to the Administrative Agent, the Lenders and the Borrower so long as one or more other Issuing Lenders shall have agreed to enter into an Assignment and Acceptance Agreement with respect to the entire amount of such resigning Issuing Lender’s Letter of Credit Commitment, after which time the Letter of Credit Commitments of such Issuing Lender shall be reduced to zero. After the resignation of an Issuing Lender hereunder, the retiring Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, reinstate, or increase any existing Letter of Credit.

1.5. Funding of Borrowings.

(1) Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to the Administrative Agent at the Contact Office, ABA No. 021-001-033, for further credit to Commercial Loan Division, Account No. 60200119, Reference: The Macerich Company (or such other account as may be designated in writing by the Administrative Agent to the Lenders from time to time), no later than 12:00 p.m. (New York time). The Administrative Agent will make such Loans available to the Borrower pursuant to the terms and conditions hereof by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City (or any other location if agreed to by the Borrower and the Administrative Agent in writing) and designated by the Borrower in the applicable Borrowing Request; provided that Base Rate Borrowings that are Revolving Borrowings made to finance the reimbursement of an LC Disbursement as provided in Section 1.4(6) shall be remitted by the Administrative Agent to the applicable Issuing Lender.

(2) Presumption by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 1.5(1) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the Federal Funds Rate or (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans (it being intended that such interest payment shall be the only interest payment payable by the Borrower with respect to any amount repaid by the Borrower to the Administrative Agent in accordance with this paragraph, except that Section 2.12 shall apply if the Borrower fails to make such repayment within three (3) days after the date of such payment as required hereunder). If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

1.6. Interest Elections.

(1) Elections by the Borrower for Borrowings. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Term SOFR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request (which shall be a period contemplated by the definition of the term “Interest Period”). Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term SOFR Borrowing, may elect Interest Periods therefor, all as provided in this Section; provided, however, any conversion or continuation of Term SOFR Loans shall be subject to the provisions of Sections 1.2(3) and (4). The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Revolving Lenders holding the Revolving Loans comprising such Borrowing in accordance with each such Lender’s Applicable Revolving Percentage thereof, and the Loans comprising each such portion shall be considered a separate Borrowing.

(2) Notice of Elections. To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent in writing of such election (which notice may be by electronic mail in accordance herewith) by the time that a Borrowing Request would be required under Section 1.3 if the Borrower was requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Rate Request shall be irrevocable, shall be signed by a Responsible Officer and shall be in the form of Exhibit C hereto (or such other form as may be acceptable to the Administrative Agent).

(3) Information in Interest Election Requests. Each Rate Request shall specify the following information in compliance with Section 1.2:

(i) the Borrowing to which such Rate Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) of this section shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Rate Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a Term SOFR Borrowing; and

(iv) if the resulting Borrowing is a Term SOFR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Rate Request requests a Term SOFR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(4) Notice by the Administrative Agent to Lenders. Promptly following receipt of a Rate Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(5) Failure to Elect; Potential Default and Events of Default. If the Borrower fails to deliver a timely Rate Request with respect to a Term SOFR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Term SOFR Borrowing with a one month Interest Period so long as no Potential Default or Event of Default is continuing and otherwise to a Base Rate Borrowing. Notwithstanding any contrary provision hereof, if a Potential Default or an Event of Default has occurred and is continuing on the day occurring three Business Days prior to the date of, or on the date of, the requested funding, continuation or conversion, then, so long as a Potential Default or an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Term SOFR Borrowing and (ii) unless repaid, each Term SOFR Borrowing shall be converted to a Base Rate Borrowing at the end of the Interest Period applicable thereto.

1.7. Termination, Reduction and Extension of the Revolving Commitments.

(1) Scheduled Termination. Unless previously terminated, the Revolving Commitments shall terminate at 5:00 p.m., New York City time, on the Revolving Commitment Termination Date.

(2) Voluntary Termination or Reduction. The Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is $5,000,000 or a larger multiple of $1,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment or repayment of the Revolving Loans in accordance with Section 1.9, the total Revolving Credit Exposures would exceed the total Revolving Commitments.

(3) Notice of Voluntary Termination or Reduction. The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under Section 1.7(2) above at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Revolving Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(4) Effect of Termination or Reduction. Any termination or reduction of the Revolving Commitments shall be permanent; provided that any such termination or reduction shall not reduce the Maximum Increase Amount. Each reduction of the Revolving Commitments shall be made ratably among the Revolving Lenders in accordance with their respective Revolving Commitments.

(5) Extension of Revolving Commitment Termination Date.

(A) The Borrower shall have the option, subject to the terms and conditions set forth in this clause (5), to extend the Initial Revolving Commitment Termination Date by twelve (12) months to March 1, 2030 (the “Extended Revolving Commitment Termination Date” and such option, the “Extension Option”). In order to exercise the Extension Option, the Borrower must deliver written notice (the “Extension Notice”) to the Administrative Agent at least thirty (30) days (but no more than ninety (90) days) prior to the Initial Revolving Commitment Termination Date (the date of delivery of the Extension Notice to the Administrative Agent, the “Extension Notice Date”), which Extension Notice shall include a certification from the Borrower that no Event of Default has occurred and is continuing as of the Extension Notice Date.

(B) The extension of the Initial Revolving Commitment Termination Date to the Extended Revolving Commitment Termination Date shall be subject to the prior (or concurrent) satisfaction of each of the following conditions precedent:

(i) the Borrower shall have paid to the Administrative Agent for the ratable benefit of the Revolving Lenders (excluding any Defaulting Lender) an extension fee equal to 0.25% of the total Revolving Commitments outstanding as of the Initial Revolving Commitment Termination Date (excluding such Defaulting Lender’s portion of the Revolving Commitment to the extent not reallocated to Non-Defaulting Lenders) which fee the Borrower hereby agrees shall be fully earned and nonrefundable under any circumstances when paid;

(ii) on or within three (3) Business Days prior to the Initial Revolving Commitment Termination Date, the Borrower shall have delivered to the Administrative Agent a certificate signed by a duly authorized officer of the Borrower, dated as of the Initial Revolving Commitment Termination Date (“Extension Certificate”) containing the following:

(a) a certification by the Borrower that, as of the Initial Revolving Commitment Termination Date, (x) no Potential Default or Event of Default has occurred and is continuing or would result from such extension, and (y) the representations and warranties made by the Borrower Parties in the Loan Documents are true and correct in all material respects (except for changes in factual circumstances not prohibited under the Loan Documents and except further that, in the event any exception or disclosure schedule provided to Administrative Agent in connection with such representations and warranties is proposed by the Borrower to be updated, any such updates (other than to reflect changes in factual circumstances not prohibited under the Loan Documents) shall be non-material and shall be approved by the Administrative Agent in its good faith judgment) on and as of the Initial Revolving Commitment Termination Date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); provided however, that any representation or warranty that is qualified as to materiality or Material Adverse Effect or similar language shall be true and correct in all respects subject to such qualifiers;

(b) an acknowledgement, reaffirmation and ratification, on behalf of the Borrower Parties, that all obligations (and prior grants of security interests not previously released in accordance herewith) of the Borrower Parties under the Loan Documents, as extended, as of the Initial Revolving Commitment Termination Date, remain in full force and effect;

(c) as an attachment thereto, a Compliance Certificate (with reasonably detailed calculations) demonstrating that MAC and the Borrower are in compliance with (A) the covenants set forth in Section 8.11 that are in effect as of the Initial Revolving Commitment Termination Date, as of the last day of the most recently ended Fiscal Quarter for which financial statements were required to have been delivered pursuant to Section 7.1 and (B) a Debt Yield, as of the last day of the most recently ended Fiscal Quarter for which financial statements were required to be delivered pursuant to Section 7.1, of not less than 14.50%; and

(d) as an attachment thereto, a Borrowing Base Certificate as of the Initial Revolving Commitment Termination Date showing reasonably detailed calculations of the Borrowing Base Amount and the Borrowing Base Values.

Borrower’s delivery of the Extension Certificate shall satisfy the requirements of this clause (ii) unless (x) the certification of the Borrower required pursuant to the immediately preceding clause (a) is made in manifest error, (y) any Borrower Party has actual knowledge on or prior to the Initial Revolving Commitment Termination Date that the certification of the Borrower pursuant to the immediately preceding clause (a) is inaccurate, or (z) the Administrative Agent notifies the Borrower in writing (including email) on or prior to the Initial Revolving Commitment Termination Date that the certification of the Borrower pursuant to the immediately preceding clause (a) is inaccurate (i.e., because either (A) a Potential Default or Event of Default has occurred and is continuing or would result from such extension or (B) the representations and warranties described in clause (ii)(a)(Y) are inaccurate, in which case this clause (ii) shall not be satisfied and the extension of the Initial Revolving Commitment Termination Date shall not be effective.

(iii) to the extent invoiced at least three (3) Business Days prior to the Initial Revolving Commitment Termination Date, the Borrower shall have paid all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent and the Collateral Agent and all reasonable fees and expenses paid to third party consultants (including reasonable attorneys’ fees and expenses) by the Administrative Agent and/or the Collateral Agent in connection with such extension; and

(iv) (a) solely to the extent required by any Requirements of Law to maintain the enforceability and/or priority of any Mortgage in respect of a Mortgaged Property, the Borrower Parties shall have delivered to the Administrative Agent (I) an amendment to such Mortgage extending the Initial Revolving Commitment Termination Date and such other amendments as reasonably required by the Administrative Agent, (II) title insurance endorsements to the title policy for such Mortgaged Property (to the extent available in the applicable jurisdiction) insuring that the insured’s Lien continues in full force and effect subject only to Permitted Encumbrances, as reasonably required by Administrative Agent and (III) evidence satisfactory to the Administrative Agent that all premiums in respect of any title insurance endorsements referred to in the foregoing clause (II), all charges for additional mortgage recording tax, if any, and all related expenses for such Mortgaged Property, as reasonably determined by the Administrative Agent, have been paid and (b) solely to the extent requested by the Administrative Agent (or any Lender acting through the Administrative Agent) prior to the Initial Revolving Commitment Termination Date with respect to any Mortgaged Property, the Borrower Parties shall have delivered (or caused to be delivered) to the Administrative Agent the documentation and information required under clause (viii) of the definition of Mortgaged Property Deliverables with respect to such Mortgaged Property. The Administrative Agent shall use commercially reasonable efforts to (A) determine whether any of the items set forth in clause (a) above are required and/or whether it or any Lender will require the items set forth in clause (b) above and (B) if applicable, request such items from the Borrower within 10 Business Days after the Administrative Agent receives the Extension Notice.

(C) The Administrative Agent shall notify each of the Revolving Lenders in the event that the Borrower delivers an Extension Notice as provided in this Section 1.7(5) and upon the effectiveness of the extension of the Initial Revolving Commitment Termination Date to the Extended Revolving Commitment Termination Date.

(D) If requested by the Administrative Agent in connection with the Borrower’s exercise of the Extension Option, the Borrower Parties shall, at their own expense, promptly deliver to the Administrative Agent an updated Appraisal with respect to any Borrowing Base Mortgaged Property Asset that has a most recent Appraisal in excess of one year old; provided that (i) such Appraisals shall be provided for informational purposes only and the values set forth therein shall not impact the Borrower’s right to extend the Initial Revolving Commitment Termination Date as set forth above (or otherwise) and (ii) the delivery of such Appraisals shall not constitute a condition precedent to the effectiveness of the extension of the Initial Revolving Commitment Termination Date to the Extended Revolving Commitment Termination Date.

1.8. Manner of Payment of Loans; Evidence of Debt.

(1) Repayment at Maturity. Subject to any earlier acceleration of the Revolving Loans following an Event of Default, the Borrower hereby unconditionally promises to pay to the Administrative Agent for account of the Revolving Lenders the outstanding principal amount of the Revolving Loans on the Revolving Commitment Termination Date.

(2) Manner of Payment. The Borrower shall notify the Administrative Agent in writing (which notice may be by electronic mail in accordance herewith) of any repayment or prepayment hereunder (i) in the case of repayment or prepayment of a Term SOFR Borrowing with an Interest Period not expiring on the date of payment, not later than 2:00 p.m. (New York time) one Business Day before the date of repayment or prepayment, or (ii) in the case of repayment or prepayment of a Term SOFR Borrowing with Interest Periods expiring on the date of repayment or prepayment or a Base Rate Borrowing, not later than 1:00 p.m. (New York time) one Business Day before the date of repayment or prepayment. Each such notice shall be irrevocable and shall specify the repayment or prepayment date and the principal amount of each Borrowing or portion thereof to be repaid or prepaid; provided that, if a notice of repayment or prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 1.7, then such notice of repayment or prepayment may be revoked if such notice of termination is revoked in accordance with Section 1.7. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the Loans included in such Borrowing of the contents thereof. Each repayment or prepayment of a Borrowing shall be applied ratably to the Loans included in the repaid or prepaid Borrowing. Repayments and prepayments shall be accompanied by (A) accrued interest and (B) any payments due pursuant to Section 2.9. If the Borrower fails to make a timely selection of the Borrowing or Borrowings to be repaid or prepaid, such payment shall be applied, first, to pay any outstanding Base Rate Borrowings and, second, to other Borrowings in the order of the remaining duration of their respective Interest Periods (the Borrowing with the shortest remaining Interest Period to be repaid first).

(3) Maintenance of Loan Accounts by Lenders. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(4) Maintenance of Register by the Administrative Agent. The Administrative Agent shall maintain a register in which it shall record the names and addresses of Lenders and Issuing Lenders and the Commitments, Letter of Credit Commitments, the principal amounts of (and stated interest on) the Loans of each Lender and the available balance of outstanding Letters of Credit of each Issuing Lender from time to time (the “Register”). The Register shall be available for inspection at the Administrative Agent’s notice address or by email upon request by Borrower, any Lender (with respect to any entry relating to such Lender’s Loans) or any Issuing Lender (with respect to any entry relating to Letters of Credit issued by such Issuing Lender) at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall record, or shall cause to be recorded, in the Register the Commitments and the Loans in accordance with the provisions of Section 10.6, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on Borrower and each Lender, absent manifest error; provided that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or Loans or Borrower’s Obligations in respect of any Loan. Borrower hereby designates Administrative Agent to serve as Borrower’s non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section 1.8(4), and Borrower hereby agrees that, to the extent Administrative Agent serves in such capacity, Administrative Agent and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnified Persons.”

(5) Effect of Entries. The entries made in the accounts maintained pursuant to Sections 1.8(3) and (4) above shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(6) Promissory Notes. Upon the request of a Revolving Lender, the Borrower shall promptly execute and deliver to such Revolving Lender a Revolving Loan Note evidencing such Revolving Lender’s Revolving Commitment.

1.9.	Repayment of Loans.

(1) Optional Prepayment. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section; provided, however, that voluntary prepayments (other than a prepayment in whole) shall be in the minimum amount of $1,000,000 and integral multiples of $100,000 in excess thereof.

(2) Mandatory Repayment of Revolving Loans.

(A) If on any day the total Revolving Credit Exposure exceeds the Borrowing Base Amount, the Borrower shall promptly (but in any event within three (3) Business Days of the occurrence thereof), in its discretion, (x) repay an aggregate principal amount of the Revolving Loans and LC Disbursements (or, if no (or insufficient) Revolving Loans or LC Disbursements are outstanding at such time, Cash Collateralize any issued and outstanding Letters of Credit) in an amount sufficient to cause the total Revolving Credit Exposure to be equal to or less than the Borrowing Base Amount and/or (y) provide additional Borrowing Base Assets in accordance with Section 7.14 that increase the Borrowing Base Amount by an amount sufficient to cause the total Revolving Credit Exposure to be equal to or less than the Borrowing Base Amount.

(B) If on any day the total Revolving Credit Exposure exceeds the aggregate Revolving Commitments of the Revolving Lenders, the Borrower shall promptly (but in any event within three (3) Business Days of the occurrence thereof) repay an aggregate principal amount of the Revolving Loans and LC Disbursements (or, if no (or insufficient) Revolving Loans or LC Disbursements are outstanding at such time, Cash Collateralize any issued and outstanding Letters of Credit) in an amount sufficient to cause the total Revolving Credit Exposure to be equal to or less than the aggregate Revolving Commitments of the Revolving Lenders.

(C) All repayments under this Section 1.9(2) shall be made together with accrued interest to the date of such repayment on the principal amount repaid.

1.10. Interest.

(1) Base Rate Loans. The Loans comprising each Base Rate Borrowing shall bear interest at a rate per annum equal to the Applicable Base Rate.

(2) Term SOFR Loans. The Loans constituting each Term SOFR Borrowing shall bear interest at a rate per annum equal to the Applicable Term SOFR Rate for the Interest Period for such Borrowing.

(3) Payment of Interest.

(A) The Borrower shall pay interest on Base Rate Borrowings monthly, in arrears, on the last Business Day of each calendar month, as set forth on an interest billing delivered by the Administrative Agent to the Borrower no later than the Business Day prior to the date such interest is due.

(B) The Borrower shall pay interest on the Term SOFR Borrowings on the last day of the applicable Interest Period or, in the case of Term SOFR Borrowings with an Interest Period ending later than three months after the date funded, converted or continued, at the end of each three month period from the date funded, converted or continued and on the last day of the applicable Interest Period, as set forth on an interest billing delivered by the Administrative Agent to the Borrower no later than the Business Day prior to the date such interest is due.

(4) Conforming Changes. In connection with the use or administration of Term SOFR or any other Benchmark, the Administrative Agent, in consultation with the Borrower, shall have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of the Borrower or any other party to this Agreement. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any such Conforming Changes in connection with the use or administration of Term SOFR or such other Benchmark.

1.11. Presumptions of Payment. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or the applicable Issuing Lenders, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the applicable Lenders or the applicable Issuing Lenders, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Rate.

1.12. Defaulting Lenders.

(1) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(A) Waivers and Amendments. Such Defaulting Lender shall be deemed not to be a “Lender” for purposes of any amendment, waiver or consent with respect to any provision of the Loan Documents that requires the approval of the Required Lenders.

(B) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 9 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.17 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Administrative Agent or the Collateral Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lenders hereunder; third, to Cash Collateralize the Issuing Lenders’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 1.4(11); fourth, as the Borrower may request (so long as no Potential Default or Event of Default is continuing other than any such Potential Default or Event of Default that is caused by or attributable to the default by the Defaulting Lender), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Lenders’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 1.4(11); sixth, to the payment of any amounts owing to the Lenders or the Issuing

Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any Issuing Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Potential Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Revolving Loans and funded and unfunded participations in LC Disbursements are held by the Revolving Lenders pro rata in accordance with the Revolving Commitments without giving effect to Section 1.12(1)(D). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 1.12(1)(B) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(C) Certain Fees.

(i) No Defaulting Lender shall be entitled to receive any Unused Line Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(ii) Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Revolving Lender is a Defaulting Lender only to the extent allocable to its Applicable Revolving Percentage of the Stated Amount of Letters of Credit for which such Defaulting Lender has provided cash collateral from its own funds with respect to such Defaulting Lender’s Applicable Revolving Percentage of the Stated Amount of Letters of Credit.

(iii) With respect to any Unused Line Fee or Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (i) or (ii) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LC Disbursements that has been reallocated to such Non-Defaulting Lender pursuant to clause (D) below, (y) pay to the applicable Issuing Lender the amount of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LC Disbursements that has not been reallocated to a Non-Defaulting Lender pursuant to clause (D) below but instead has been retained as Fronting Exposure by such Issuing Lender and (z) not be required to pay the remaining amount of any such fee.

(D) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in LC Exposure shall be reallocated among the Non-Defaulting Lenders which are Revolving Lenders in accordance with their respective Applicable Revolving Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. Subject to Section 11.24, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(E) Cash Collateral. If the reallocation described in clause (D) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the Issuing Lenders’ Fronting Exposure in accordance with the procedures set forth in Section 1.4(11).

(2) Defaulting Lender Cure. If the Borrower and the Administrative Agent (and, in the case of any Revolving Lender that is a Defaulting Lender, each Issuing Lender) agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Revolving Lenders in accordance with the Revolving Commitments (without giving effect to Section 1.12(1)(D)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(3) New Letters of Credit. So long as any Revolving Lender is a Defaulting Lender, no Issuing Lender shall be required to issue, extend or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

(4) Removal of Defaulting Lender. At the Borrower’s request, the Administrative Agent or an Eligible Assignee reasonably acceptable to the Administrative Agent shall have the right (but not the obligation) to purchase from any Defaulting Lender, and each Defaulting Lender shall, upon such request, sell and assign to the Administrative Agent or such Eligible Assignee, all of the Defaulting Lender’s outstanding Commitments and Loans hereunder. Such sale shall be consummated promptly after the Administrative Agent has arranged for a purchase by the Administrative Agent or an Eligible Assignee pursuant to an Assignment and Acceptance Agreement, and at a price equal to the outstanding principal balance of the Defaulting Lender’s Loans, plus accrued interest, without premium or discount.

ARTICLE 2. General Provisions Regarding Payments.

2.1. Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees or reimbursement of LC Disbursements, or under Section 2.7, 2.9 or 2.10, or otherwise) or under any other Loan Document (except to the extent otherwise provided therein) prior to 2:00 p.m. (New York time) (unless otherwise specified in this Agreement), on the date when due, in immediately available funds, without set-off or counterclaim; provided that if a new Loan is to be made by any Lender on a date the Borrower is to repay any principal of an outstanding Loan of such Lender, such Lender shall apply the proceeds of such new Loan to the payment of the principal to be repaid and only an amount equal to the difference between the principal to be borrowed and the principal to be repaid shall be made available by such Lender to the Administrative Agent as provided in Section 1.5 or paid by the Borrower to the Administrative Agent pursuant to this paragraph, as the case may be. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be wired to the Administrative Agent at the Contact Office, ABA No. 021-001-033, for further credit to Commercial Loan Division, Account No. 60200119, Reference: The Macerich Company (or such other account as may be designated in writing by the Administrative Agent to the Borrower from time to time at least five (5) Business Days prior to any date upon which a payment is due hereunder), except as otherwise expressly provided in the relevant Loan Document, and except payments to be made directly to an Issuing Lender as expressly provided herein and except that payments pursuant to Sections 2.7, 2.9, 2.10 and 11.14 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder or under any other Loan Document (except to the extent otherwise provided therein) shall be made in Dollars.

2.2. Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each Revolving Borrowing shall be made from the Revolving Lenders, each payment of the Unused Line Fee under Section 2.11 shall be made for account of the Revolving Lenders, each payment of the Letter of Credit Fees under Section 2.11 shall be made for account of the Revolving Lenders and each termination or reduction of the amount of the Revolving Commitments under Section 1.7 shall be applied to the respective Revolving Commitments of the Revolving Lenders, pro rata according to the amounts of their respective Revolving Commitments; (ii) each Revolving Borrowing shall be allocated pro rata among the Revolving Lenders according to the amounts of their respective Revolving Commitments (in the case of the making of Revolving Loans) or their respective Revolving Loans (in the case of conversions and continuations of Loans); (iii) each payment or prepayment of principal of Revolving Loans by the Borrower shall be made for account of the Revolving Lenders pro rata in accordance with the respective unpaid principal amounts of the Revolving Loans held by them; and (iv) each payment of interest on Revolving Loans by the Borrower shall be made for account of the Revolving Lenders pro rata in accordance with the amounts of interest on such Revolving Loans then due and payable to the respective Revolving Lenders. For the avoidance of doubt, (x) all of the Secured Obligations of the Borrower are guarantied by the Guarantors under Loan Documents on a pari passu basis and (y) all of the Secured Obligations are secured by all Collateral on a pari passu basis (subject to allocated loan amounts in certain cases).

2.3. [Reserved].

2.4. Inability to Determine Rates; Alternate Rate.

(1) In the event that the Administrative Agent shall have determined in its sole but good faith discretion (which determination shall be conclusive and binding upon the Borrower and the Lenders absent manifest error) that one or more Benchmark Transition Events shall have occurred, the Administrative Agent shall determine the corresponding Benchmark Replacement Date in accordance with the definition thereof, and the Administrative Agent shall, at any time after the Benchmark Replacement Date, have the sole and exclusive right at its election, to be exercised in its sole but good faith discretion, upon prior notice to the Borrower, to convert any Loan (or all Loans, including on a go-forward basis) from a Term SOFR Loan to an Alternate Rate Loan based on the applicable Benchmark Replacement selected by the Administrative Agent as provided in the definition thereof, or if such Loan had previously been converted to an Alternate Rate Loan based upon a Benchmark Replacement, to an Alternate Rate Loan based on the applicable alternative Benchmark Replacement selected by the Administrative Agent as provided in the definition thereof; provided in each case that such conversion shall be subject to satisfaction of the following conditions: (A) at the time of conversion, such applicable Benchmark Replacement is a floating rate index that is then, or the Administrative Agent anticipates will be, generally used by the Administrative Agent in its syndicated floating rate commercial real estate loans as an alternative to the then-current Benchmark, as determined by the Administrative Agent in its sole but good faith discretion, and (B) such applicable Benchmark Replacement is administratively and commercially reasonable for the Administrative Agent and each Lender to implement, as determined by the Administrative Agent in its sole but good faith discretion; provided further that the Borrower shall be entitled to direct that in lieu of conversion to an Alternate Rate Loan such Term SOFR Loans (or Alternate Rate Loans, as applicable) be converted to Base Rate Loans. In the event the foregoing conditions shall be satisfied and such Loan is converted to an Alternate Rate Loan as provided above, such Loan shall bear interest at the Applicable Alternate Rate effective as of the first day on which such Loan is converted to the applicable Alternate Rate Loan. The Administrative Agent will promptly notify the Borrower and the Lenders of the commencement of any Benchmark Unavailability Period and the conversion of any Loan to the applicable Alternate Rate Loan. Notwithstanding any provision of this Agreement to the contrary, in no event shall the Borrower have the right to convert (x) a Term SOFR Loan to an Alternate Rate Loan or (y) an Alternate Rate Loan accruing interest at a rate based upon the then-current Benchmark Replacement to an alternative Alternate Rate Loan accruing interest at a rate based upon any alternative Benchmark Replacement. For the avoidance of doubt, Borrower may borrow and continue Alternate Rate Loans once the Administrative Agent has established the applicable Alternate Index Rate as provided herein.

(2) In the event that the Administrative Agent shall have determined in its sole and absolute discretion (which determination shall be conclusive and binding upon the Borrower and the Lenders absent manifest error) that Term SOFR cannot be ascertained as provided in the definition of Term SOFR as set forth herein, or that the adoption of any Requirement of Law or any change therein or in the interpretation or application thereof, shall make it unlawful for any Lender to maintain a Term SOFR Loan as contemplated hereunder, or Term SOFR would be in excess of the maximum interest rate that the Borrower may by law pay, and such Loan has not been converted to an Alternate Rate Loan in accordance with Section 2.4(1) above, the Administrative Agent shall give notice thereof to the Borrower and the Lenders (which may be by telephone or e-mail, followed promptly by written notice). If such notice is given, each Term SOFR Loan shall be converted, as of the first day of the next succeeding Interest Period, or upon such earlier date as may be required by any Requirement of Law, at the Administrative Agent’s option (in the Administrative Agent’s sole and absolute discretion), to a Base Rate Loan bearing interest at the Applicable Base Rate. Notwithstanding any provision of this Agreement to the contrary, in no event shall the Borrower have the right to convert a Term SOFR Loan to an Alternate Rate Loan; provided that Borrower may borrow and continue Alternate Rate Loans once the Administrative Agent has established the applicable Alternate Index Rate as provided herein. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for an advance of, conversion to or continuation of a Term SOFR Loan to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to a Base Rate Loan.

(3) If, pursuant to Section 2.4(2), a Loan has been converted to or required to be maintained as a Base Rate Loan and the Administrative Agent thereafter determines in its sole but good faith discretion (which determination shall be conclusive and binding upon the Borrower and the Lenders absent manifest error) that the event(s) or circumstance(s) which resulted in such conversion or requirement shall no longer be applicable and Term SOFR can be determined as provided in the definition of Term SOFR as set forth herein, the Administrative Agent shall give notice thereof to the Borrower and the Lenders (which may be by telephone or e-mail, followed promptly by written notice) prior to the next succeeding Interest Determination Date. Upon the giving of such notice, such Loan may be converted, as of the first day of the next succeeding Interest Period, to a Term SOFR Loan.

(4) If, pursuant to the terms of Section 2.4(1), a Loan has been converted to an Alternate Rate Loan but the Administrative Agent thereafter determines in its sole but good faith discretion (which determination shall be conclusive and binding upon the Borrower and the Lenders absent manifest error) that the applicable Alternate Index Rate cannot be ascertained, or that the adoption of any Requirement of Law or any change therein or in the interpretation or application thereof, shall make it unlawful for any Lender to maintain an Alternate Rate Loan as contemplated hereunder, or the Applicable Alternate Rate would be in excess of the maximum interest rate that the Borrower may by law pay, the Administrative Agent shall give notice thereof to the Borrower and the Lenders (which may be by telephone or e-mail, followed promptly by written notice) prior to the next succeeding Interest Determination Date. If such notice is given, each Alternate Rate Loan shall be converted, as of the first day of the next succeeding Interest Period, or upon such earlier date as may be required by any Requirement of Law, to a Base Rate Loan bearing interest at the Applicable Base Rate.

(5) If, pursuant to the terms of this Section 2.4, a Loan has been converted to or required to be maintained as a Base Rate Loan and thereafter the Administrative Agent determines in its sole but good faith discretion that Term SOFR has been succeeded by a Benchmark Replacement and such Benchmark Replacement can be determined, then the Administrative Agent shall have the sole and exclusive right, to be exercised in its sole but good faith discretion, upon notice to the Borrower to convert such Loan from a Base Rate Loan to an Alternate Rate Loan in accordance with, and subject to satisfaction of the conditions set forth in, the provisions of Section 2.4(1) above, and the Administrative Agent shall give notice thereof to the Borrower and the Lenders (which may be by telephone or e-mail, followed promptly by written notice) prior to the next succeeding Interest Determination Date, and if such notice is given, the Loan shall be converted, as of the first day of the next succeeding Interest Period, to an Alternate Rate Loan; provided that the Borrower shall be entitled to direct that in lieu of conversion to an Alternate Rate Loan such Base Rate Loans be continued as Base Rate Loans.

(6) The Borrower hereby agrees to pay to each Lender, in accordance with Section 2.9, any additional amounts necessary to compensate such Lender for any costs incurred by such Lender in making any conversion pursuant to this Section 2.4.

(7) In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent, in consultation with Borrower, shall have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary contained herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any such Conforming Changes.

(8) Any determination, decision or election that may be made by the Administrative Agent pursuant to this Section 2.4, including, but not limited to, any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date, the calculation of any spread adjustment to achieve neutrality, any Conforming Changes, and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party to this Agreement or any other Loan Document, except consultation with the Borrower if and to the extent expressly required by this Section 2.4 and the definitions of terms used in this Section 2.4.

2.5. Illegality. If any Lender determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate or Term SOFR, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate or Term SOFR, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent) (an “Illegality Notice”), (a) any obligation of the Lenders to make Term SOFR Loans, and any right of the Borrower to continue Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans, shall be suspended, and (b) the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate”, in each case until each affected Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of an Illegality Notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Term SOFR Loans to Base Rate Loans (the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate”), on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such Term SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such Term SOFR Loans to such day. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.9.

2.6. [Reserved].

2.7. Increased Costs.

(1) Subject to the provisions of Section 2.10 (which shall be controlling with respect to the matters covered thereby), in the event that any Change in Law:

(A) Does or shall subject any Lender or any Issuing Lender to any Taxes of any kind whatsoever with respect to this Agreement or any Loan, or change the basis of determining the Taxes imposed on payments to such Lender or such Issuing Lender of principal, fee, interest or any other amount payable hereunder (except for Indemnified Taxes and Excluded Taxes);

(B) Does or shall impose, modify or hold applicable any reserve, capital or liquidity requirement, special deposit, compulsory loan or similar requirements against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender or such Issuing Lender which are not otherwise included in the determination of interest payable on the Obligations;

(C) Does or shall impose on any Lender or any Issuing Lender any other condition; or

(D) Does or shall impose on any Lender or any Issuing Lender or the applicable interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Term SOFR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing is to increase the cost to such Lender or such Issuing Lender of making, renewing or maintaining its Revolving Commitment or its Credit Exposure or to increase the cost of such Lender or such Issuing Lender of participating in, issuing or maintaining any Letter of Credit or to reduce any amount receivable in respect thereof or the rate of return on the capital of such Lender or such Issuing Lender or any corporation controlling such Lender or such Issuing Lender, then, in any such case, the Borrower shall, without duplication of amounts payable pursuant to Section 2.10, promptly (and in any event no later than 10 Business Days after receipt by the Borrower of notice from the applicable Lender or the applicable Issuing Lender pursuant to Section 2.7(2) below claiming additional amounts pursuant to this Section 2.7) pay to such Lender or such Issuing Lender, upon its written demand made through the Administrative Agent, any additional amounts necessary to compensate such Lender or such Issuing Lender for such additional cost or reduced amounts receivable or rate of return as determined by such Lender or such Issuing Lender with respect to this Agreement or such Lender’s or such Issuing Lender’s Revolving Commitment, Credit Exposure or Letter of Credit obligations.

(2) If a Lender or an Issuing Lender becomes entitled to claim any additional amounts pursuant to this Section 2.7, it shall promptly notify the Borrower of the event by reason of which it has become so entitled. A certificate as to any additional amounts so claimed payable containing the calculation thereof in reasonable detail submitted by a Lender or an Issuing Lender to the Borrower, accompanied by a certification that such Lender or such Issuing Lender has required substantially all obligors under other commitments of this type made available by such Lender or such Issuing Lender to similarly so compensate such Lender or such Issuing Lender, shall constitute prima facie evidence thereof; provided that the Borrower shall not be required to compensate a Lender or an Issuing Lender pursuant to this Section 2.7 for any increased cost or reduction in respect of a period occurring more than six months prior to the date that such Lender or such Issuing Lender notifies the Borrower of such Lender’s intention to claim compensation therefor unless the circumstances giving rise to such increased cost or reduction became applicable retroactively, in which case no such time limitation shall apply so long as such Lender requests compensation within six months from the date such circumstances become applicable.

(3) Other than as set forth in this Section 2.7, the failure or delay on the part of any Lender or any Issuing Lender to demand compensation pursuant to this Section 2.7 shall not constitute a waiver of such Lender’s or such Issuing Lender’s right to demand such compensation. The provisions of this Section 2.7 shall survive the termination of this Agreement and payment of the Loans and all other Obligations.

2.8. Obligation of Lenders to Mitigate; Replacement of Lenders. Each Lender agrees that:

(1) As promptly as reasonably practicable after the officer of such Lender responsible for administering such Lender’s Revolving Commitment and Credit Exposure becomes aware of any event or condition that would entitle such Lender to receive payments under Section 2.7 above or Section 2.10 below or to cease making or maintaining Term SOFR Loans under Section 2.5 above, such Lender will use reasonable efforts: (i) to maintain its Revolving Commitment and Credit Exposure through another lending office of such Lender or (ii) take such other measures as such Lender may deem reasonable, if as a result thereof the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.7 above or pursuant to Section 2.10 below would be materially reduced or eliminated or the conditions rendering such Lender incapable of making or maintaining Term SOFR Loans under Section 2.5 above no longer would be applicable, and if, as determined by such Lender in its sole discretion, the maintaining of such Term SOFR Loans through such other lending office or in accordance with such other measures, as the case may be, would not otherwise materially adversely affect such Term SOFR Loans or the interests of such Lender.

(2) If the Borrower receives a notice pursuant to Section 2.7 above or pursuant to Section 2.10 below or a notice pursuant to Section 2.5 above stating that a Lender is unable to make or maintain Term SOFR Loans (for reasons not generally applicable to the Required Lenders) or if any other circumstance exists hereunder which gives Borrower the right to replace a Lender as a party hereto pursuant to this Section, so long as (i) no Potential Default or Event of Default shall have occurred and be continuing, (ii) the Borrower has obtained a commitment from another Lender or an Eligible Assignee to purchase at par such Lender’s Revolving Commitment, its Credit Exposure at such time and accrued interest and fees and to assume all obligations of the Lender to be replaced under the Loan Documents and (iii) if applicable, such Lender to be replaced is unwilling to withdraw the notice delivered to the Borrower, upon the date following the date on which such Lender confirms in writing to the Borrower or the Administrative Agent that it is unwilling to withdraw such notice, or, if no such written confirmation has been given, five (5) Business Days’ prior written notice to such Lender and the Administrative Agent, the Borrower may require, at the Borrower’s expense, such Lender to assign, without recourse, all of its Revolving Commitment, Credit Exposure and accrued interest and fees to such other Lender or Eligible Assignee pursuant to the provisions of Section 11.8 below.

2.9. Funding Indemnification. In the event of (a) the payment of any principal of any Term SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Term SOFR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 1.8(2) and is revoked in accordance herewith), or (d) the assignment of any Term SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.8(2), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds or from any fees payable. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

2.10. Taxes.

(1) Any and all payments by or on account of any obligation of any Borrower Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Taxes except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Borrower Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the Lender, the Administrative Agent or the Collateral Agent, as applicable, receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(2) In addition, each Borrower Party shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent or the Collateral Agent, as applicable, timely reimburse it for the payment of, any Other Taxes.

(3) The Borrower Parties shall jointly and severally indemnify the Administrative Agent, the Collateral Agent or any Lender, as applicable, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Administrative Agent, Collateral Agent or Lender, or required to be withheld or deducted from a payment to such Administrative Agent, Collateral Agent or Lender, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent or the Collateral Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(4) Each Lender shall severally indemnify the Administrative Agent and the Collateral Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Borrower Party has not already indemnified the Administrative Agent or the Collateral Agent, as applicable, for such Indemnified Taxes and without limiting the obligation of the Borrower Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.8(5) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender that are payable or paid by the Administrative Agent or the Collateral Agent, as applicable, in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent or the Collateral Agent, as applicable, shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent and the Collateral Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent or the Collateral Agent, as applicable, to the Lender from any other source against any amount due to the Administrative Agent or the Collateral Agent, as applicable, under this paragraph (4).

(5) As soon as practicable after any payment of Taxes by any Borrower Party to a Governmental Authority, pursuant to this Section 2.10 such Borrower Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(6)(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.10(6)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 (or successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E (in each case, or successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E (in each case, or successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” or other applicable article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI (or successor form);

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E (in each case, or successor form); or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax

Compliance Certificate substantially in the form of Exhibit J-2 or J-3, IRS Form W-9 (in each case, or successor form), and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(7) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.10 (including by the payment of any additional amounts pursuant to this Section 2.10), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower Party under this Section 2.10 with respect to Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party incurred in order to obtain such refund and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (7) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (7), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (7) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(8) Each party’s obligations under this Section 2.10 shall survive the resignation or replacement of the Administrative Agent or the Collateral Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(9) For purposes of this Section 2.10, the term “Lender” shall include the Administrative Agent, the Collateral Agent and any Issuing Lender and the term “applicable law” includes FATCA.

2.11. Fees.

(1) Unused Line Fee. Until Payment in Full, the Borrower agrees to pay, on the first day of each month and on the Revolving Commitment Termination Date, to the Administrative Agent, for the ratable account of the Revolving Lenders, an unused line fee (the “Unused Line Fee”), for each day during the immediately preceding month or shorter period if calculated on the Revolving Commitment Termination Date, equal to (A) (x) if the average Daily Revolving Commitment Utilization (as defined below) during the applicable one month or shorter period is less than 50.0% of the average daily outstanding Revolving Commitments during such one month or shorter period, 0.25% per annum or (y) if the average Daily Revolving Commitment Utilization during the applicable one month or shorter period is greater than or equal to 50.0% of the average daily outstanding Revolving Commitments during such one month or shorter period, 0.20% per annum, multiplied by (B) the amount by which (i) the aggregate amount of the Revolving Lenders’ Revolving Commitments on such day exceeded (ii) the sum of (I) the outstanding amount of Revolving Loans on such day and (II) the undrawn available balance of all outstanding Letters of Credit on such day. The Unused Line Fee shall be computed on the basis of a 360-day year for the actual number of days elapsed. “Daily Revolving Commitment Utilization” shall mean, for any day, the result of (A) the sum of (i) the outstanding amount of Revolving Loans on such day and (ii) the undrawn available balance of all outstanding Letters of Credit on such day divided by (B) the aggregate amount of the Revolving Lenders’ Revolving Commitments on such day.

(2) Letter of Credit Fees and Costs. (A) The Borrower agrees to pay to the Administrative Agent for distribution to each Revolving Lender that is a Non-Defaulting Lender (based on their respective Applicable Revolving Percentage) in U.S. Dollars, a fee in respect of each Letter of Credit issued for the account of any Macerich Entity (the “Letter of Credit Fee”), in each case for the period from and including the date of issuance of the respective Letter of Credit to and including the date of termination of such Letter of Credit, computed at a rate per annum equal to the applicable “SOFR Spread” as listed in the definition of Applicable Term SOFR Rate on the daily Stated Amount of such Letter of Credit. Accrued Letter of Credit Fees shall be due and payable on the first Business Day of each August, November, February and May (for the calendar quarterly period most recently ended), and on the Revolving Commitment Termination Date or such earlier date upon which the Revolving Commitments are terminated.

(B) The Borrower agrees to pay the applicable Issuing Lender, for its own account, in U.S. Dollars, a facing fee in respect of each Letter of Credit issued for the account of any Macerich Entity by such Issuing Lender (the “Facing Fee”), for the period from and including the date of issuance of such Letter of Credit to and including the date of the termination of such Letter of Credit, computed at a rate equal to one-eighth of one percent (0.125%) per annum of the daily Stated Amount of such Letter of Credit; provided that in no event shall the annual Facing Fee with respect to any Letter of Credit be less than $500. Accrued Facing Fees shall be due and payable in arrears on the first Business Day of each August, November, February and May (for the calendar quarterly period most recently ended), and on the Revolving Commitment Termination Date or such earlier date upon which the Revolving Commitments are terminated.

(C) The Borrower shall pay, upon each payment under, issuance of, or amendment to, any Letter of Credit, such amount as shall at the time of such event be the administrative charge and the reasonable expenses which the applicable Issuing Lender is generally imposing for payment under, issuance of, or amendment to, Letters of Credit issued by it, not to exceed $500 per issuance or amendment.

(3) Administrative Agent Fee. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent in the Fee Letter.

(4) Payment of Fees. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (except the Facing Fee which shall be paid directly to the Issuing Lenders) for distribution, in the case of the Unused Line Fee and the Letter of Credit Fee, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

2.12. Default Interest. During such time as there shall have occurred and be continuing an Event of Default, all Obligations (including any accrued and unpaid interest) outstanding, shall, at the election of the Administrative Agent or the Required Lenders, bear interest at a per annum rate equal to two percent (2%) above the applicable rate of interest in effect during the applicable calculation period.

2.13. Computation. All computations of interest and fees payable hereunder shall be based upon a year of 360 days for the actual number of days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year).

2.14. Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest, fees and prepayment premiums then due under this Agreement and the other Loan Documents, such funds shall be applied (i) first, to pay interest, fees and prepayment premiums then due under this Agreement and the other Loan Documents, ratably among the parties entitled thereto in accordance with the amounts of interest, fees and prepayment premiums then due to such parties, and (ii) second, to pay principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

ARTICLE 3. Incremental Facility.

3.1. Incremental Facility Request Borrower may, by written notice to the Administrative Agent on one or more occasions prior to the Revolving Commitment Termination Date, elect to request an increase to the existing Revolving Commitments (any such increase, the “New Revolving Loan Commitments”) by an aggregate amount (the “Maximum Increase Amount”) that would result in the Revolving Commitments not exceeding $1,100,000,000 in the aggregate (each such amount in addition to the Revolving Commitments as of the Closing Date, a “Facility Increase”) and not less than $25,000,000 per request (or such lesser amount which shall be approved by Administrative Agent or such lesser amount that shall constitute the difference between the Maximum Increase Amount and the sum of all such New Revolving Loan Commitments obtained prior to such date), and integral multiples of $5,000,000 (or such other amount approved by the Administrative Agent) in excess of that amount. Each such notice shall specify (A) the date (each, an “Increased Amount Date”) on which the

Borrower proposes that the New Revolving Loan Commitments shall be effective, which shall be a date not less than 10 Business Days, nor more than 60 Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter or longer period as the Administrative Agent may agree in its sole discretion) and (B) the identity of each Lender or other Person that is an Eligible Assignee (each Lender or other Eligible Assignee who agrees to provide all or a portion of the New Revolving Loan Commitments being referred to herein as a “New Revolving Loan Lender”) to whom the Borrower proposes any portion of such New Revolving Loan Commitments be allocated and the amounts of such allocations; provided that any Lender or other Eligible Assignee approached to provide all or a portion of the New Revolving Loan Commitments may elect or decline, in its sole discretion, to provide a New Revolving Loan Commitment and any Lender that fails to respond to Borrower’s request shall be deemed to have declined such request.

3.2. Facility Increase Arrangers. Except as provided in Section 3.1 above, the Administrative Agent, Deutsche Bank Securities Inc., JPMorgan Chase Bank, N.A. and Goldman Sachs Bank USA, as joint lead arrangers and joint book runners (in such capacities, the “Facility Increase Arrangers”), unless any of them separately waives such right, will manage all aspects of the syndication of the proposed New Revolving Loan Commitments in consultation with the Borrower, including identifying each New Revolving Loan Lender to whom any portion of any Facility Increase shall be allocated, the timing of all offers to Lenders (or their respective Affiliates or Approved Funds) and other Eligible Assignees and the acceptance of commitments, the amounts offered and the compensation provided; provided, that (i) the Facility Increase Arrangers will consult with the Borrower with respect to the syndication of the proposed Facility Increase, (ii) any allocation to any Eligible Assignee that is not a Lender or an Affiliate or Approved Fund of a Lender shall be subject to the consent of the Borrower, the Administrative Agent and each Issuing Lender (in each case, such consent not to be unreasonably withheld or delayed) and (iii) in the event the Facility Increase Arrangers are unable to fully syndicate the proposed Facility Increase by the date which is 10 Business Days prior to the applicable Increased Amount Date, the Borrower may identify Persons who are Eligible Assignees to whom the Facility Increase Arrangers shall allocate any unsyndicated portion of the Facility Increase, subject to the consent rights set forth in subclause (ii) above. Subject to the immediately preceding sentence, the Facility Increase Arrangers and each Lender shall have the ongoing right to sell, assign, syndicate, participate, or transfer all or a portion of its Commitments or Loans or other Obligations owing to it to one or more investors as otherwise provided in Section 11.8. Without limitation on the Facility Increase Arrangers’ rights as set forth herein, in the event there are Lenders (or their respective Affiliates or Approved Funds) and Eligible Assignees that have committed to New Revolving Loan Commitments in excess of the maximum amount requested (or permitted), then the Facility Increase Arrangers shall have the right to allocate such commitments, first to Lenders (or their respective Affiliates or Approved Funds) and then to Eligible Assignees, on whatever basis the Facility Increase Arrangers determine is appropriate (except that no such allocation to any Eligible Assignee that is not a Lender or an Affiliate or Approved Fund of any Lender shall be in an amount less than $20,000,000 (or such lesser amount approved by the Administrative Agent) and the Facility Increase Arrangers will consult with the Borrower with respect to such allocations).

3.3. Conditions to Effectiveness of Facility Increase. Such New Revolving Loan Commitments shall become effective as of such Increased Amount Date, subject to the satisfaction of each of the following conditions precedent, as determined by the Administrative Agent in its good faith judgment:

(i) no Potential Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such Facility Increase;

(ii) the Borrower Parties shall be in pro forma compliance with each of the covenants set forth in Section 8.11 that are in effect as of such Increased Amount Date, as of the last day of the most recently ended Fiscal Quarter for which financial statements were required to be delivered under Section 7.1 after giving effect to such Facility Increase;

(iii) the New Revolving Loan Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrower, the New Revolving Loan Lender and the Administrative Agent, each of which shall be recorded in the Register, and each New Revolving Loan Lender shall be subject to the requirements set forth in Section 2.10(6) and Section 2.10(7), as applicable, and any New Revolving Loan Lender who is not already a Lender shall become a Lender hereunder;

(iv) the Borrower shall make any payments required pursuant to Section 2.9 in connection with the New Revolving Loan Commitments;

(v) the Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction (including, without limitation, (i) all mortgage amendments increasing the principal amount secured by the Affected Mortgaged Properties to an amount reasonably satisfactory to the Administrative Agent and such other amendments as reasonably required by the Administrative Agent, (ii) title insurance endorsements to the title insurance policies for each of the Affected Mortgaged Properties increasing the title insurance coverage to an amount reasonably satisfactory to, and as reasonably required by, the Administrative Agent and insuring that the insured’s Lien continues in full force and effect subject only to Permitted Encumbrances and (iii) evidence satisfactory to the Administrative Agent that all premiums in respect of any title insurance endorsements referred to in the foregoing clause (ii) and all charges for additional mortgage recording Taxes, if any, and all related expenses for each of the Affected Mortgaged Properties, as reasonably determined by the Administrative Agent, have been paid);

(vi) as requested by the Administrative Agent, the Borrower Parties shall have acknowledged and ratified that their obligations (including their guarantees and grants of security interests and Liens, as applicable) under the applicable Loan Documents remain in full force and effect after giving effect to the applicable Facility Increase and the implementation thereof;

(vii) the Borrower shall have paid (i) all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent and the Collateral Agent and (ii) all fees as may be agreed by the parties participating in such Facility Increase (including any arrangement or similar fees associated therewith), in each case, in connection with the applicable Facility Increase;

(viii) the representations and warranties made by the Borrower Parties in the Loan Documents shall be true and correct in all material respects (except for changes in factual circumstances not prohibited under the Loan Documents and except further that, in the event any exception or disclosure schedule provided to Administrative Agent in connection with such representations and warranties is proposed by Borrower to be updated, any such updates (other than to reflect changes in factual circumstances not prohibited under the Loan Documents) shall be non-material and shall be approved by the Administrative Agent in its good faith judgment) on and as of the date when made and on and as of the Increased Amount Date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); provided however, that any representation or warranty that is qualified as to materiality or Material Adverse Effect or similar language shall be true and correct in all respects subject to such qualifiers; and

(ix) after giving effect to any such Facility Increase, the total Revolving Credit Exposures shall not exceed the Borrowing Base Amount.

3.4. Additional Facility Increase Matters.

(1) On any Increased Amount Date on which New Revolving Loan Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (a) each of the Revolving Lenders shall assign to each of the New Revolving Loan Lenders, and each of the New Revolving Loan Lenders shall purchase from each of the Revolving Lenders, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by existing Revolving Lenders and New Revolving Loan Lenders ratably in accordance with their Revolving Commitments after giving effect to the addition of such New Revolving Loan Commitments to the Revolving Commitments, (b) each Revolving Lender shall automatically and without further act be deemed to have assigned to each of the New Revolving Loan Lenders, and each such New Revolving Loan Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit such that, after giving effect to each such deemed assignment and assumption of participations, the aggregate outstanding participations hereunder in Letters of Credit will be held by existing Revolving Lenders and New Revolving Loan Lenders ratably in accordance with their Revolving Commitments after giving effect to the addition of such New Revolving Loan Commitments to the Revolving Commitments, (c) each New Revolving Loan Commitment shall be deemed for all purposes a Revolving Commitment and each loan made thereunder (a “New Revolving Loan”) shall be deemed, for all purposes, a Revolving Loan and (d) each New Revolving Loan Lender shall become a Revolving Lender with respect to the New Revolving Loan Commitment and all matters relating thereto. The Administrative Agent and the Revolving Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to any of the transactions effected pursuant to this Article 3.

(2) The Administrative Agent shall notify the Lenders and the Issuing Lenders promptly upon receipt of the Borrower’s notice of each Increased Amount Date and in respect thereof (y) the New Revolving Loan Commitments and the New Revolving Loan Lenders and (z) in the case of each notice to any Lender with a Revolving Commitment, the respective interests in such Lender’s Revolving Loans, in each case subject to the assignments contemplated by this Section.

(3) The terms and provisions of the New Revolving Loan Commitments and New Revolving Loans (other than any upfront or similar fees on the New Revolving Loan Commitments, which shall be determined by the Borrower and the New Revolving Loan Lenders) shall be identical to the existing Revolving Commitments and Revolving Loans.

(4) Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the good faith judgment of the Administrative Agent, to effect the provisions of this Article 3; provided, however, that any amendments to Articles 4 through 10, inclusive, that adversely affect a Lender shall be subject to the provisions of Section 11.2. All such amendments entered into with the applicable Borrower Parties by the Agents shall be binding and conclusive on all Lenders.

ARTICLE 4. Credit Support.

4.1. REIT Guaranty. As credit support for the Secured Obligations, on or before the Closing Date, MAC shall execute and deliver to the Administrative Agent, for the benefit of the Lenders, the REIT Guaranty.

4.2. Guaranties. As credit support for the Secured Obligations, on or before the Closing Date, each of the Subsidiary Guarantors listed on Schedule IV and the Borrower shall execute and deliver to the Administrative Agent, for the benefit of the Lenders, the Subsidiary Guaranty.

4.3. Pledge Agreement. As credit support for the Secured Obligations, on or before the Closing Date, the Pledgors as of the Closing Date shall each execute and deliver to the Collateral Agent the Pledge Agreement, pursuant to which each of them shall pledge to the Collateral Agent, for the ratable benefit of the Secured Parties, all of the Collateral of such Pledgor described therein.

4.4. Mortgages. As credit support for the Secured Obligations, on or before the Closing Date, certain of the Subsidiary Guarantors shall execute and deliver to the Collateral Agent Mortgages, pursuant to which each of them shall grant a security interest in the applicable Mortgaged Property described therein.

ARTICLE 5. Conditions Precedent.

5.1. Conditions Precedent to Effectiveness. As conditions precedent to the Closing Date and the effectiveness of this Agreement:

(1) Except to the extent permitted to be delivered after the Closing Date pursuant to Section 7.17, the Borrower Parties shall have delivered or shall have caused to be delivered to the Administrative Agent, in form and substance satisfactory to the Administrative Agent, the Collateral Agent, the Lenders and their counsel and duly executed (if applicable) by the appropriate Persons (if requested, with sufficient copies for each of the Lenders), each of the following:

(A) This Agreement;

(B) To the extent requested by any applicable Lender at least three (3) Business Days prior to the Closing Date, a Revolving Loan Note payable to such Lender;

(C) The REIT Guaranty;

(D) The Subsidiary Guaranty;

(E) The Pledge Agreement;

(F) A certificate of the Secretary, Assistant Secretary or other Responsible Officer of each Borrower Party (or such Borrower Party’s general partner, managing member, manager or sole member, if applicable) attaching and certifying (i) the Certificate of Limited Partnership, Articles of Incorporation, Articles of Organization, Certificate of Formation or equivalent registered Organizational Document of such Borrower Party, certified by the Secretary of State of such Borrower Party’s state of incorporation or formation, (ii) the limited partnership agreement, bylaws, limited liability company agreement or equivalent Organizational Document of such Borrower Party, (iii) the resolutions duly adopted by the Board of Directors of such Borrower Party (or the general partner, managing member, manager or sole member of such Borrower Party, if applicable) approving the execution, delivery and performance of the Loan Documents on behalf of such Borrower Party, (iv) a certificate of good standing or analogous documentation for such Borrower Party dated as of a recent date from the Secretary of State of such Borrower Party’s state of incorporation or formation and (v) a certificate of incumbency containing the name, title and true signature of each officer of such Borrower Party (or the general partner, managing member, manager or sole member of such Borrower Party, if applicable) authorized to sign the Loan Documents to which such Borrower Party is a party on behalf of such Borrower Party;

(G) Mortgaged Property Deliverables as requested by the Collateral Agent with respect to each Mortgaged Property;

(H) Opinions of counsel for the Borrower Parties dated as of the Closing Date;

(I) From a Responsible Officer of MAC, a Closing Certificate dated as of the Closing Date;

(J) Evidence satisfactory to the Administrative Agent that all fees required to be paid by the Borrower on or before the Closing Date have been, or will upon the initial funding of the Loans on the Closing Date be, paid in full, including, without limitation, the Participating Lender Upfront Fee (as defined in the Fee Letter);

(K) Evidence satisfactory to the Administrative Agent that all reasonable costs and expenses of the Administrative Agent, the Collateral Agent, and the Joint Lead Arrangers, including, without limitation, fees of outside counsel and fees of third party consultants and appraisers, required to be paid by the Borrower on or prior to the Closing Date have been, or will upon the funding of the Loans on the Closing Date be, paid in full;

(L) The certificates representing the shares of Capital Stock pledged pursuant to the Pledge Agreement (to the extent certificated), together with an undated stock power for each such certificate executed in blank by a Responsible Officer of the pledgor thereof;

(M) The results of recent UCC, lien, judgment, litigation and bankruptcy searches (in the case of UCC searches, in each of the material jurisdictions in which Uniform Commercial Code financing statements or other filings or recordations should be made to evidence or perfect security interests in the assets of the Borrower Parties subject to the Security Documents), which shall be satisfactory to the Administrative Agent;

(N) The Administrative Agent and each Lender shall have received at least two (2) weeks before the Closing Date all documentation and other information about the Borrower and the Guarantors that shall have been reasonably requested by the Administrative Agent or such Lender in writing at least three (3) weeks prior to the Closing Date and that the Administrative Agent or such Lender reasonably determine is required by the Administrative Agent’s or such Lender’s internal policies and/or U.S. and/or any applicable foreign regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation PATRIOT Act and the Beneficial Ownership Regulation (including, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower as required by the Beneficial Ownership Regulation for each Lender that so requests (which request shall be made through the Administrative Agent)), and the Administrative Agent and the Lenders shall have completed and be satisfied with their “know your customer” due diligence and procedures, anti-financial crime compliance approvals and client on-boarding procedures;

(O) A Borrowing Base Certificate demonstrating that the Borrowing Base Amount as of such date will be greater than or equal to the total Revolving Credit Exposures (calculated on a pro forma basis after giving effect to the prepayments and extensions of credit on the Closing Date) on such date;

(P) A duly executed Borrowing Request for each Borrowing on the Closing Date (to the extent a Borrowing is so desired by Borrower);

(Q) Proper financing statements (Form UCC-1 or the equivalent) for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary to perfect the security interests purported to be created by the Pledge Agreement;

(R) [Reserved];

(S) A Compliance Certificate demonstrating that MAC and the Borrower are in compliance, on a pro forma basis after giving effect to the Transactions occurring on the Closing Date, with the covenants set forth in Section 8.11 that are in effect as of the Closing Date, as of the last day of the most recently ended Fiscal Quarter for which financial statements were required to have been delivered pursuant to Section 7.1 of the First Amended and Restated Credit Agreement; and

(T) Each Assignment and Subordination of Property Management Agreement referenced in clause (a) of the definition thereof.

(2) All representations and warranties of the Borrower Parties set forth herein and in the other Loan Documents shall be accurate and complete in all material respects as if made on and as of the Closing Date, unless any such representation and warranty speaks as of a particular date, in which case it shall be accurate and complete in all material respects as of such date; provided that, in each case, any representation or warranty that is qualified as to materiality or Material Adverse Effect or similar language shall be true and correct in all respects subject to such qualifiers.

(3) There shall not have occurred and be continuing as of the Closing Date any Event of Default or Potential Default.

(4) The Closing Date Payments shall have been consummated, or shall be consummated substantially concurrently with the initial funding of the Loans hereunder on the Closing Date.

(5) Since the Statement Date, there shall not have occurred any change, occurrence or development that could reasonably be expected, in the good faith opinion of the Administrative Agent or the Lenders, to have a Material Adverse Effect.

The making of the initial Loans by the Lenders hereunder on the Closing Date shall conclusively be deemed to constitute an acknowledgement by the Administrative Agent, the Collateral Agent, each Issuing Lender and each Lender that each of the conditions precedent set forth in this Section 5.1 shall have been satisfied in accordance with its respective terms or shall have been irrevocably waived by such Person.

5.2. Each Credit Event After the Closing Date. The obligation of each Lender to make a Loan on the occasion of any New Borrowing (and solely with respect to subsection (2) below, to continue or convert any Term SOFR Borrowing), and of the applicable Issuing Lender to issue, amend or extend any Letter of Credit, after the Closing Date is subject to the satisfaction of the following conditions:

(1) The representations and warranties of the Borrower Parties set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects (except for changes in factual circumstances not prohibited under the Loan Documents and, except further that, in the event any exception or disclosure schedule provided to Administrative Agent in connection with such representations and warranties is proposed by Borrower to be updated, any such updates (other than to reflect changes in factual circumstances not prohibited under the Loan Documents) shall be non-material and shall be approved by the Administrative Agent in its good faith judgment) on and as of the date of such New Borrowing or the date of issuance, amendment or extension of such Letter of Credit, as applicable (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); provided that any representation or warranty that is qualified as to materiality or Material Adverse Effect or similar language shall be true and correct in all respects subject to such qualifiers;

(2) Immediately after giving effect to a New Borrowing or any continuation of or conversion to a Term SOFR Borrowing or the issuance, amendment or extension of such Letter of Credit, as applicable, no Potential Default or Event of Default shall have occurred and be continuing;

(3) At the time of each New Borrowing or issuance, amendment or extension of such Letter of Credit, as applicable, a Responsible Officer shall certify that (i) no Potential Default or Event of Default shall have occurred and be continuing and (ii) after giving effect to such New Borrowing or issuance, amendment or extension of such Letter of Credit, as applicable, the Borrower Parties remain in compliance with the covenants set forth in Article 8 after giving effect to such New Borrowing or issuance, amendment or extension of such Letter of Credit, as applicable, including supporting documentation reasonably satisfactory to the Administrative Agent;

(4) The Administrative Agent and, if applicable, the relevant Issuing Lender, shall have received an executed Borrowing Request or Letter of Credit Request (and, if requested by such Issuing Lender, an executed letter of credit application on such Issuing Lender’s standard form), as applicable, in accordance with the requirements hereof; and

(5) Other than in the case of an amendment of a Letter of Credit that does not increase the Stated Amount or extend the expiration date thereof, the Administrative Agent shall have received an executed Borrowing Base Certificate, dated as of the date of such New Borrowing or issuance, amendment or extension of such Letter of Credit, as applicable, and demonstrating that the total Revolving Credit Exposures as of such date (calculated on a pro forma basis after giving effect to such New Borrowing and the use of proceeds thereof or issuance, amendment or extension of such Letter of Credit, as applicable) will be less than or equal to each of (x) the Borrowing Base Amount and (y) the total Revolving Commitments.

Each New Borrowing and each issuance, amendment or extension of such Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in the preceding sentence.

ARTICLE 6. Representations and Warranties. As an inducement to the Administrative Agent, the Collateral Agent, each Issuing Lender and each Lender to enter into this Agreement, each of the Borrower Parties, collectively and severally, represent and warrant as of the Closing Date (or such later date as otherwise expressly provided in this Agreement), to the Administrative Agent, the Collateral Agent, each Issuing Lender and each Lender:

6.1. Financial Condition. Complete and accurate copies of the following financial statements and materials have been delivered to the Administrative Agent: (i) audited financial statements of MAC for the Fiscal Year ended December 31, 2024 and (ii) unaudited financial statements of MAC for each Fiscal Quarter, if any, ended after December 31, 2024 and more than 60 days prior to the Closing Date (the materials described in clauses (i) and (ii) are referred to as the “Initial Financial Statements”). All financial statements included in the Initial Financial Statements were prepared in all material respects in conformity with GAAP, except as otherwise noted therein, and fairly present in all material respects the respective consolidated financial positions, and the consolidated results of operations and cash flows for each of the periods covered thereby of MAC and its consolidated Subsidiaries as at the respective dates thereof. None of the Borrower Parties or any of their Subsidiaries has any Contingent Obligation, contingent liability or liability for any taxes, long-term leases or commitments, not reflected in its audited financial statements delivered to the Administrative Agent on or prior to the Closing Date or otherwise disclosed to the Administrative Agent and the Lenders in writing, which will have or is reasonably likely to have a Material Adverse Effect.

6.2. No Material Adverse Effect. Since the Statement Date no event has occurred which has resulted in, or is reasonably likely to have, a Material Adverse Effect.

6.3. Compliance with Laws and Agreements. MAC and each of its Subsidiaries is in compliance with all Requirements of Law and Contractual Obligations, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

6.4. Organization, Powers; Authorization; Enforceability.

(1) The Borrower (A) is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, (B) is duly qualified to do business and is in good standing under the laws of each jurisdiction in which failure to be so qualified and in good standing will have or is reasonably likely to have a Material Adverse Effect, (C) has all requisite partnership power and authority to own, operate and encumber its Property and to conduct its business as presently conducted and (D) is a partnership for purposes of federal income taxation and for purposes of the tax laws of any state or locality in which the Borrower is subject to taxation based on its income.

(2) MAC (A) is a corporation or real estate investment trust duly organized, validly existing and in good standing under the laws of the State of Maryland, (B) is duly authorized and qualified to do business and is in good standing under the laws of each jurisdiction in which failure to be so qualified and in good standing will have or is reasonably likely to have a Material Adverse Effect, and (C) has all requisite corporate or other legal entity power and authority to own, operate and encumber its Property and to conduct its business as presently conducted.

(3) Each Subsidiary Guarantor (A) is either a corporation, a limited partnership, a limited liability company or a real estate investment trust duly incorporated, formed or organized, validly existing, and in good standing under the laws of the State of its incorporation, organization and/or formation, (B) is duly qualified to do business and is in good standing under the laws of each jurisdiction in which failure to be so qualified and in good standing will have or is reasonably expected to have a Material Adverse Effect, and (C) has all requisite partnership, limited liability company, corporate or other legal entity power and authority to own, operate and encumber its Property and to conduct its business as presently conducted.

(4) True, correct and complete copies of the Organizational Documents described in Section 5.1(1)(F) have been delivered to the Administrative Agent, each of which is in full force and effect, has not been Modified except to the extent indicated therein as of the Closing Date and, to the best knowledge of each of the Borrower Parties, there are no material defaults under such Organizational Documents and no events which, with the passage of time or giving of notice or both, would constitute a material default under such Organizational Documents.

(5) The Borrower Parties have the requisite partnership, limited liability company, corporate or other legal entity power and authority to execute, deliver and perform this Agreement and each of the other Loan Documents to which they are a party or which are required to be executed on their behalf. The execution, delivery and performance of each of the Loan Documents by the Borrower Parties and the consummation of the transactions contemplated thereby are within their partnership, limited liability company or corporate powers, as applicable, and have been duly authorized by all necessary partnership, limited liability company corporate or other legal entity action, as applicable, which such authorization has not been rescinded. No other partnership, limited liability company, corporate or other legal entity action or proceedings on the part of the Borrower Parties is necessary to consummate such transactions.

(6) Each of the Loan Documents to which each Borrower Party is a party has been duly executed and delivered on behalf of such Borrower Party and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (subject to bankruptcy, insolvency, reorganization, or other laws affecting creditors’ rights generally and to principles of equity, regardless of whether considered in a proceeding in equity or at law), and is in full force and effect, and all the terms, provisions, agreements and conditions set forth therein and required to be performed or complied with by such Borrower Party on or before the Closing Date have been performed or complied with, and no Potential Default or Event of Default exists thereunder.

6.5. No Conflict. The execution, delivery and performance of the Loan Documents, the borrowing hereunder and the use of the proceeds thereof, will not violate any material Requirement of Law or any Organizational Document or any material Contractual Obligation of MAC or any of its Subsidiaries, or create or result in the creation of any Lien on any material assets of any of the Borrower Parties (except for Liens created under the Loan Documents).

6.6. No Material Litigation. Except as disclosed on Schedule 6.6 hereto, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower Parties, threatened by or against MAC or any of its Subsidiaries or against any of such Persons’ Properties or revenues which, could reasonably be expected to have a Material Adverse Effect.

6.7. Taxes. All federal and other material tax returns, reports and similar statements or filings of MAC and its Subsidiaries have been timely filed. Except for Permitted Encumbrances, all Taxes upon such Persons and upon or relating to their respective Properties, assets, receipts, sales, use, payroll, employment, income, licenses and franchises which are shown in such returns or reports to be due and payable have been paid, except to the extent (i) such Taxes are subject to a Good Faith Contest; or (ii) the non-payment of such Taxes would not, individually or in the aggregate, result in a Material Adverse Effect. The Borrower Parties have no knowledge of any proposed tax assessment against MAC or any of its Subsidiaries that will have or is reasonably likely to have a Material Adverse Effect.

6.8. Investment Company Act. Neither the Borrower nor any other Borrower Party, nor any Person controlling such entities is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940 (as amended from time to time).

6.9. Subsidiary Entities. Schedule 6.9 (A) contains charts and diagrams reflecting the corporate structure of the Borrower Parties and their respective Subsidiary Entities indicating the nature of the corporate, partnership, limited liability company or other equity interest in each Person included in such chart or diagram; and (B) accurately sets forth (1) the correct legal name of such Person, the type of organization, and the jurisdiction of its incorporation or organization, and (2) the percentage thereof owned by the Borrower Parties and their Subsidiaries, in each case, as of the Closing Date. None of such issued and outstanding Capital Stock or Securities owned by any Borrower Party or its Subsidiaries is subject to any vesting, redemption, or repurchase agreement, and there are no warrants or options outstanding with respect to such Securities, in each case, as of the Closing Date, except as noted on Schedule 6.9. The outstanding Capital Stock of each Subsidiary Entity shown on Schedule 6.9 as being owned by a Borrower Party or its Subsidiary is duly authorized and validly issued. Except where failure may not have a Material Adverse Effect, each Subsidiary Entity of the Borrower Parties: (A) is a corporation, limited liability company, or partnership, as indicated on Schedule 6.9, duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its organization, (B) is duly qualified to do business and, if applicable, is in good standing under the laws of each jurisdiction in which failure to be so qualified and in good standing would limit its ability to use the courts of such jurisdiction to enforce Contractual Obligations to which it is a party, and (C) has all requisite partnership, limited liability company or corporate power and authority to own, operate and encumber its Property and to conduct its business as presently conducted and as proposed to be conducted hereafter.

6.10. Federal Reserve Board Regulations. Neither the Borrower nor any other Borrower Party is engaged or will engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “Margin Stock” within the respective meanings of such terms under Regulations U, T and X. No part of the proceeds of the Loans will be used, whether directly or indirectly, for “purchasing” or “carrying” “Margin Stock” as so defined for any purpose which violates, or which would be inconsistent with, the provisions of any Requirement of Law (including, without limitation, the Regulations of the Board of Governors of the Federal Reserve System).

6.11. ERISA Compliance. Except as disclosed on Schedule 6.11:

(1) Each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state law, except where the failure to do so individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and to the best knowledge of the Borrower Parties nothing has occurred which would cause the loss of such qualification.

(2) There are no pending or, to the best knowledge of the Borrower Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(3) No ERISA Event has occurred or is reasonably expected to occur with respect to any Pension Plan or, to the best knowledge of the Borrower Parties, any Multiemployer Plan, which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(4) No Pension Plan has any Unfunded Pension Liability, which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(5) None of the Borrower Parties or their respective Subsidiaries, nor any ERISA Affiliate has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA), which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(6) None of the Borrower Parties or their respective Subsidiaries, nor any ERISA Affiliate has incurred nor reasonably expects to incur any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan, which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(7) None of the Borrower Parties or their respective Subsidiaries, nor any ERISA Affiliate has transferred any Unfunded Pension Liability to any person or otherwise engaged in a transaction that is subject to Section 4069 or 4212(c) of ERISA, which has resulted or could reasonably be expected to result in a Material Adverse Effect.

6.12. Assets and Liens. Each of the Borrower Parties and their respective Subsidiary Entities has good and marketable fee or leasehold title to all Property and assets reflected in the financial statements referred to in Section 6.1 above in all material respects, except Property and assets sold or otherwise disposed of in transactions permitted by this Agreement. None of the Borrower Parties, nor their respective Subsidiary Entities, has outstanding Liens on any of its Properties or assets nor are there any security agreements to which it is a party, except for Liens permitted in accordance with Section 8.1.

6.13. Securities Acts. None of the Borrower Parties or their respective Subsidiary Entities has issued any unregistered securities in violation of the registration requirements of Section 5 of the Securities Act of 1933 (as amended from time to time, the “Act”) or any other law, nor are they in violation of any rule, regulation or requirement under the Act, or the Securities Exchange Act of 1934, (as amended from time to time) other than violations which could not reasonably be expected to have a Material Adverse Effect. None of the Borrower Parties is required to qualify an indenture under the Trust Indenture Act of 1939, (as amended from time to time) in connection with its execution and delivery of this Agreement or the incurrence of Indebtedness hereunder.

6.14. Consents, Etc. Except as disclosed in Schedule 6.14 (as such schedule may be updated in connection with the addition or release of Collateral and the Guarantors as contemplated by this Agreement; provided that, solely with respect to Borrowing Base Assets, any additions to Schedule 6.14 after the Closing Date shall require the prior written consent (including via email) of the Administrative Agent, which may be granted or withheld in its sole discretion) (and if such consent is denied, Borrower may undertake a release of said subject asset from the Borrowing Base Assets as contemplated herein) and except for Uniform Commercial Code financing statement filings and recording of Mortgages, no consent, approval or authorization of, or registration, declaration or filing with any Governmental Authority or any other Person is required on the part of MAC or any of its Subsidiaries in connection with the execution and delivery of the Loan Documents by the Borrower Parties, or the performance of or compliance with the terms, provisions and conditions thereof by such Persons, other than those that have been obtained or will be obtained by the legally required time.

6.15. Hazardous Materials. Except as otherwise disclosed in the reports identified on Schedule 6.15, to the best knowledge of the Borrower Parties: (1) as and to the extent that the same would have a Material Adverse Effect, no Hazardous Materials have been discharged, disposed of, or otherwise released on, under, or from the Retail/Other Properties in material violation of Hazardous Materials Laws; (2) the owners of the Retail/Other Properties have obtained all material environmental, health and safety permits and licenses necessary for their respective operations, and all such permits are in good standing and the holder of each such permit is currently in compliance with all terms and conditions of such permits, except to the extent the failure to obtain such permits or comply therewith is not reasonably expected to result in a Material Adverse Effect; (3) none of the Retail/Other Properties is listed or proposed for listing on the National Priorities List (“NPL”) pursuant to CERCLA or on the Comprehensive Environmental Response Compensation Liability Information System List (“CERCLIS”) or any

similar applicable state list of sites requiring remedial action under any Hazardous Materials Laws; (4) none of the owners of the Retail/Other Properties has sent or directly arranged for the transport of any hazardous waste to any site listed or proposed for listing on the NPL, CERCLIS or any similar state list (other than in the ordinary course of its business and as required by applicable law); (5) as and to the extent that the same would have a Material Adverse Effect, there is not now on or in any Retail/Other Property: (a) any landfill or surface impoundment; (b) any underground storage tanks; (c) any asbestos-containing material; or (d) any polychlorinated biphenyls (PCB), which in the case of any of clauses (a) through (d) is in material violation of any Hazardous Materials Laws; (6) no environmental Lien has attached (and remains in effect) to any Retail/Other Properties; and (7) no other event has occurred with respect to the presence of Hazardous Materials on or under any of the Properties of MAC or any of its Subsidiaries, which would reasonably be expected to result in a Material Adverse Effect. Notwithstanding the foregoing, except as otherwise disclosed in the reports identified on Schedule 6.15, to the best knowledge of the Borrower Parties, on the Closing Date all of the representations set forth above are true and correct with respect to all Real Properties of MAC and its Subsidiaries (and not only the Retail/Other Properties).

6.16. Regulated Entities. Neither MAC nor any of its Subsidiaries: (1) is subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness, or (2) is a “foreign person” within the meaning of Section 1445 of the Code.

6.17. Copyrights, Patents, Trademarks and Licenses, etc. To the best knowledge of the Borrower Parties, MAC and its Subsidiaries own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except to the extent that individually or in the aggregate, would not result, or be expected to result, in a Material Adverse Effect. To the best knowledge of the Borrower Parties, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by MAC or its Subsidiaries infringes upon any rights held by any other Person, except for any infringements, individually or in the aggregate, which would not result, or be expected to result, in a Material Adverse Effect.

6.18. REIT Status. MAC: (1) is a REIT, (2) has not revoked its election to be a REIT, (3) has not engaged in any material “prohibited transactions” as defined in Section 857(b)(6)(B)(iii) of the Code (or any successor provision thereto), and (4) for all prior tax years subsequent to the effective date of its election to be a REIT has been entitled to, and for its current tax year expects to be entitled to, a dividends paid deduction which meets the requirements of Section 857 of the Code.

6.19. Insurance. The Borrower Parties and their Subsidiaries maintain all insurance policies and coverage required under Section 7.8 hereof.

6.20. Full Disclosure. None of the representations or warranties made by the Borrower Parties in the Loan Documents as of the date such representations and warranties are made or deemed made, taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading; provided that with respect to representations and warranties related to any projected financial information, each of the Borrower Parties represents only that such information was prepared in good faith based on assumptions believed to be reasonable at the time made, it being recognized by the Administrative Agent, the Issuing Lenders and the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered thereby may differ from the projected results.

6.21. Indebtedness. Schedule 6.21 sets forth, as of September 30, 2025, all Indebtedness for borrowed money of each of MAC and its Subsidiaries, and, except as set forth on such Schedule 6.21, as of the Closing Date, there are no defaults in the payment of principal or interest on any such Indebtedness, and no payments thereunder have been deferred or extended beyond their stated maturity, and, except for the Closing Date Payments and the incurrence of Indebtedness hereunder on the Closing Date, there has been no material change in the type or amount of such Indebtedness since September 30, 2025.

6.22. Real Property. Set forth on Schedule 6.22 is a list, as of the date of this Agreement, of all of the Projects of MAC and its Subsidiaries, indicating in each case whether the respective property is owned or ground leased by such Persons, the identity of the owner or lessee and the location of the respective property.

6.23. Brokers. The Borrower Parties have not dealt with any broker or finder with respect to the transactions embodied in this Agreement and the other Loan Documents.

6.24. No Default. No Event of Default or Potential Default has occurred and is continuing.

6.25. Solvency. On the Closing Date and after giving effect to all loans made on the Closing Date, each Borrowing and each issuance, amendment or extension of any Letter of Credit, the Borrower Parties, taken as a whole, are and shall be Solvent.

6.26. Foreign Assets Control Regulations, FCPA, etc. None of the Macerich Entities or their Affiliates: (i) is or will be in violation of any Requirements of Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (“Patriot Act”) or any other applicable requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”); (ii) is or will become a “blocked” person listed in or subject to the Annex to the Executive Order; (iii) has been or will be designated as a Specially Designated National on any publicly available lists maintained by OFAC or any other publicly available list of terrorists or terrorist organizations maintained pursuant to the Patriot Act (any person regulated pursuant to clauses (ii) and (iii), a “Prohibited Person”); (iv) conducts or will conduct any business or engages or will engage in any transactions or dealings with any Prohibited Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Prohibited Person; or any transactions involving any property or interests in property blocked pursuant to the Executive Order or (v) has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder or any other applicable anticorruption law. The Macerich Entities and their Affiliates have conducted their businesses in compliance with applicable Anti-Terrorism Laws and anticorruption laws and have instituted and maintain and will continue to maintain policies and procedures designed to ensure compliance with such laws and with the representation and warranty contained herein. It is acknowledged and agreed that the Borrower is not making any representation or warranty under this Section 6.26 about Unaffiliated Partners or their Affiliates, or any of such Unaffiliated Partners’ or their Affiliates’ respective officers, directors, partners, members, shareholders or other beneficial interest holders.

6.27. Sanctions. None of the Macerich Entities or any of their Related Parties is, or is owned or controlled by Persons that are, (i) currently the subject of any Sanctions, or (ii) located, organized or residing in any Designated Jurisdiction. The Macerich Entities will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, or use any Letter of Credit (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Lender, any Agent, any Issuing Lender or any other Person participating in the Loans, whether as underwriter, advisor, investor, or otherwise). Each Macerich Entity and its Related Parties are in compliance with all applicable Sanctions in all material respects. Each Macerich Entity has instituted and maintains policies and procedures designed to ensure compliance with applicable Sanctions. It is acknowledged and agreed that the Borrower is not making any representation or warranty under this Section 6.27 about Unaffiliated Partners or their Affiliates, or any of such Unaffiliated Partners’ or their Affiliates’ respective officers, directors, partners, members, shareholders or other beneficial interest holders.

The sanctions-related representations in this Section 6.27 shall apply with respect to any Lender only if and to the extent that they do not result in a violation of Section 7 of the German Foreign Trade Ordinance, Council Regulation No. 2271/96 or any other applicable anti-boycott laws or regulations.

6.28. Borrowing Base Matters.

(1) Each Borrowing Base Asset satisfies all Borrowing Base Criteria applicable to such Borrowing Base Asset (other than (a) those Borrowing Base Criteria, if any, that have theretofore been waived by the Administrative Agent and the Required Lenders, to the extent of such waiver, and/or (b) the requirement that a ground lease qualify as a Qualifying Ground Lease if such failure is solely the result of the passage of time).

(2) Each Borrowing Base Mortgaged Property Asset is in compliance with all laws, rules and regulations applicable to such Borrowing Base Mortgaged Property Asset, including building, zoning, safety, fire and other health statutes, ordinances and codes, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Property-Level Material Adverse Effect.

(3) If, after the date on which a Property became a Borrowing Base Asset, the representations and warranties set forth above in this Section 6.28 cease to be true and accurate with respect to such Borrowing Base Asset, such failure shall not constitute a Potential Default or Event of Default. Rather, such Borrowing Base Asset shall (i) no longer qualify as a Borrowing Base Asset and shall automatically cease to be a Borrowing Base Asset (and cease to be included in the Borrowing Base Amount) on the earliest to occur of (x) the date on which a Responsible Officer of a Borrower Party obtains actual knowledge or (y) the date on which the Borrower receives written notice from the Administrative Agent, in each case of clauses (x) and (y), that any representation and warranty set forth above in this Section 6.28 is no longer true and accurate with respect to such Borrowing Base Asset and (ii) other than in the case of a former Borrowing Base Unencumbered Asset, thereafter continue to constitute Collateral (together with, in the case of a former Borrowing Base Mortgaged Property Asset, the related pledges of Capital Stock of the applicable Property Owner) until released in accordance with and subject to the requirements of Section 10.12. Notwithstanding the foregoing, the applicable Property may later be added as a Borrowing Base Asset in accordance with Section 7.14 if (i) such Property satisfies all applicable Borrowing Base Criteria and (ii) the representations and warranties set forth above in this Section 6.28 will be true and accurate with respect to such Property, in the case of each of the foregoing clauses (i) and (ii), on the date such Property becomes a Borrowing Base Asset again.

6.29. Security Documents.

(1) The Pledge Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof, in the case of enforceability, subject to Contractual Encumbrances. When any certificated securities or promissory notes representing such Collateral are delivered to the Collateral Agent, and in the case of the other Collateral described in the Pledge Agreement (other than deposit accounts and securities accounts (and cash and Cash Equivalents on deposit therein or for credit thereto)), when financing statements in appropriate form are filed in the offices specified on Schedule 6.29 (which financing statements have been duly completed and delivered to the Collateral Agent), the Lien created by the Pledge Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Pledgors in such Collateral and the proceeds thereof as security for the Secured Obligations, in each case that is prior and superior in right to any other Person. When executed and delivered by the parties thereto, the Account Control Agreements are effective to provide the Collateral Agent, for the benefit of the Secured Parties, with a perfected Lien, and to establish “control” (as such term is used in Article 9 of the UCC) over, the deposit account(s) described therein or “control” (as such term is used in Article 8 of the UCC) over, the securities entitlement(s) described therein, as the case may be. Each of the Mortgages is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable first priority Lien on, and security interest in, the Mortgaged Properties described therein and proceeds thereof subject only to Permitted Encumbrances, and each of the Mortgages when executed and delivered and when filed in the offices specified on Schedule 6.29 shall constitute, or in the case of any Mortgage to be executed and delivered pursuant to Section 7.14 when filed in the recording office designated by the Borrower, each such Mortgage shall constitute, a legal, valid and enforceable first priority Lien on, and perfected security interest in, all right, title and interest of the Borrower Parties in the Mortgaged Properties described therein and the proceeds thereof, as security for the Secured Obligations, in each case prior and superior in right to any other Person (subject only to Permitted Encumbrances).

(2) No Mortgage encumbers improved Real Property which is located in a Special Flood Hazard Area (except any Mortgaged Properties as to which Flood Insurance (as required by Regulation H) has been obtained and is in full force and effect as required by this Agreement).

(3) As of the Closing Date, the Macerich Entities (i) have provided Mortgages on all of their Unencumbered Properties (other than (x) Raw Land and/or Non-Income Producing Properties and (y) the Specified Unencumbered Property Assets) and (ii) have pledged under the Pledge Agreement all of the Capital Stock of the Macerich Entities (other than any Capital Stock identified on Schedule 6.29) that is not prohibited from being pledged to secure the Secured Obligations by any joint venture agreement, ground lease, or financing arrangements applicable to the Macerich Entities. As of the Closing Date, Schedule III contains a list of certain Raw Land and/or Non-Income Producing Properties of the Macerich Entities.

6.30. Outbound Investment Rules. None of the Borrower Parties nor any of their respective Subsidiaries is a “covered foreign person” as that term is used in the Outbound Investment Rules. None of the Borrower Parties nor any of their respective Subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered transaction”, as such term is defined in the Outbound Investment Rules, if any Borrower Party or any Subsidiary thereof were a U.S. Person or (iii) any other activity that would cause any Agent or Lender to be in violation of the Outbound Investment Rules or cause any Agent or Lender to be legally prohibited by the Outbound Investment Rules from performing or enforcing its rights under this Agreement or any other Loan Document.

ARTICLE 7. Affirmative Covenants. As an inducement to the Administrative Agent, the Collateral Agent, each Issuing Lender and each Lender to enter into this Agreement, each of the Borrower Parties, collectively and severally, hereby covenants and agrees with the Administrative Agent, the Collateral Agent, each Issuing Lender and each Lender that, from the Closing Date until Payment in Full:

7.1. Financial Statements. The Borrower Parties shall maintain, for themselves, and shall cause each of their respective Subsidiaries to maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of consolidated financial statements in conformity with GAAP. Each of the financial statements and reports described below shall be prepared from such system and records and in form reasonably satisfactory to the

Administrative Agent, and shall be provided to the Administrative Agent (and the Administrative Agent shall provide a copy to each requesting Lender):

(1) As soon as practicable, and in any event within ninety (90) days after the close of each Fiscal Year of MAC, the consolidated balance sheet of MAC and its Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flow of MAC and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the consolidated or combined figures, as the case may be, for the previous Fiscal Year, all in reasonable detail and accompanied by a report thereon of KPMG LLP or other independent certified public accountants of recognized national standing selected by the Borrower or otherwise reasonably satisfactory to the Administrative Agent, which report shall be without a “going concern” or like qualification, exception or explanation (unless due solely to the maturity of the Obligations) and without any qualification or exception as to the scope of such audit, and shall state that such consolidated financial statements fairly present in all material respects the financial position of MAC and its Subsidiaries as at the date indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP (except as otherwise stated therein) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(2) As soon as practicable, and in any event within sixty (60) days after the close of each of the first three Fiscal Quarters of each Fiscal Year of MAC, for MAC and its Subsidiaries, unaudited balance sheets as at the close of each such period and the related combined statements of income and cash flow of MAC and its Subsidiaries for such quarter and the portion of the Fiscal Year ended at the end of such quarter, setting forth in each case in comparative form the consolidated or combined figures, as the case may be, for the corresponding periods of the prior Fiscal Year, all in reasonable detail and in conformity with GAAP (except as otherwise stated therein), together with a representation by a Responsible Financial Officer, as of the date of such financial statements, that such financial statements have been prepared in accordance with GAAP (except as otherwise stated therein) (provided, however, that such financial statements may not include all of the information and footnotes required by GAAP for complete financial information) and reflect all adjustments that are, in the opinion of management, necessary for a fair presentation in all material respects of the financial information contained therein;

(3) Together with each delivery of any quarterly or annual report pursuant to subsections (1) through (2) of this Section 7.1, MAC shall deliver (i) a Compliance Certificate signed by a Responsible Financial Officer of MAC representing and certifying (A) that such Responsible Financial Officer signatory thereto has reviewed the terms of the Loan Documents, and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and consolidated financial condition of MAC and its Subsidiaries, during the Fiscal Quarter or Fiscal Year, as applicable, covered by such reports, that such review has not disclosed the existence during or at the end of such Fiscal Quarter or Fiscal Year, as applicable, and that such officer does not have knowledge of the existence as at the date of such Compliance Certificate, of any condition or event which constitutes an Event of Default or Potential Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Borrower, MAC or their Subsidiaries have taken, are taking and propose to take with respect thereto, (B) the calculations (with such specificity as the Administrative Agent may reasonably request) for the period then ended which demonstrate compliance with the covenants and financial ratios set forth in Section 8.11 that are in effect at such time; provided that calculations of the Total Leverage Ratio covenant set forth in Section 8.11 shall be included at all times, whether or not such covenant is then in effect (but, for the avoidance of doubt, shall be solely for informational purposes prior the time that such covenant is in effect), (C) a schedule of Total Liabilities in respect of borrowed money in the level of detail disclosed in MAC’s Form 10-Q filings with the Securities and Exchange Commission, as well as such other information regarding such Indebtedness as may be reasonably requested by the Administrative Agent, (D) a schedule of EBITDA and (E) that attached thereto is an updated Schedule III to the Pledge Agreement with respect to any Pledged Mortgage Loans (as defined in the Pledge Agreement) acquired during the period then ended (if any) and (ii) a Quarterly Pricing Certificate signed by a Responsible Financial Officer of MAC representing and certifying to the applicable Debt Yield or Total Leverage Ratio, as applicable, and corresponding “Base Rate Spread” pursuant to the definition of Applicable Base Rate, “SOFR Spread” pursuant to the definition of Applicable Term SOFR Rate and, if applicable at such time, “Alternate Rate Spread” pursuant to the definition of Applicable Alternate Rate as a result thereof;

(4) To the extent not otherwise delivered pursuant to this Section 7.1, copies of all financial statements and financial information delivered by the Borrower and MAC (or, upon Administrative Agent’s request, any Subsidiaries of such Persons) from time to time to the holders of any Indebtedness for borrowed money of such Persons;

(5) Copies of all proxy statements, financial statements, and reports which the Borrower or MAC sends to their respective stockholders or limited partners, and copies of all regular, periodic and special reports, and all registration statements under the Act which the Borrower or MAC file with the Securities and Exchange Commission or any Governmental Authority which may be substituted therefore, or with any national securities exchange; provided, however, that there shall not be required to be delivered hereunder such copies for any Lender of prospectuses relating to future series of offerings under registration statements filed under Rule 415 under the Act or other items which such Lender has indicated in writing to the Borrower or MAC from time to time need not be delivered to such Lender; and

(6) Together with each delivery of any quarterly or annual report pursuant to subsections (1) through (2) of this Section 7.1, the Borrower shall deliver (A) a Borrowing Base Certificate, as at the end of the most recently ended Fiscal Quarter covered by such financial statements and (B) financial information pertinent to the calculation of Borrowing Base Amount in respect of all Borrowing Base Assets for the period covered in such financial statements, in form and detail reasonably satisfactory to the Administrative Agent.

Notwithstanding the foregoing, it is understood and agreed that, for so long as MAC is publicly traded on the New York Stock Exchange, NYSE American or Nasdaq Stock Market, the Borrower Parties shall be deemed to have satisfied their obligations under subsections (1), (2), (3) (only with respect to subclause (C)), (4) and (5) of this Section 7.1 by, as applicable, timely filing MAC’s Form 10-Q and Form 10-K with the Securities and Exchange Commission for each applicable period and by filing its proxy statements with the Securities and Exchange Commission.

7.2. Certificates; Reports; Other Information. The Borrower Parties shall furnish or cause to be furnished to the Administrative Agent for distribution to each of the Issuing Lenders and each of the Lenders:

(1) From time to time upon reasonable request by the Administrative Agent, a rent roll, tenant sales report and income statement with respect to any Project;

(2) Upon request by the Administrative Agent, which request shall not be made by the Administrative Agent more than once in any calendar year, (i) a report in form and substance reasonably satisfactory to the Administrative Agent outlining all insurance coverage maintained as of the date of such report by MAC and its Subsidiaries and the duration of such coverage, (ii) evidence that all premiums with respect to such coverage have been paid when due and (iii) other evidence of compliance with Section 7.8 as the Administrative Agent may reasonably request, including insurance certificates and endorsements; and

(3) Promptly, such additional financial and other information, including, without limitation, information regarding MAC and/or its Subsidiaries and any of such entities’ assets and Properties as Administrative Agent or any Lender may from time to time reasonably request, including, without limitation, such information as is necessary for any Lender to participate out any of its interests in the Obligations.

7.3. Maintenance of Existence and Properties. The Borrower Parties shall, and shall cause each of their respective Subsidiaries to, at all times: (1) maintain or otherwise conduct its corporate existence or existence as a limited partnership, limited liability company or real estate investment trust, as applicable, in the case of any such Subsidiary (other than any Borrower Party), except to the extent the failure to do so would not reasonably be expected to cause a Material Adverse Effect; provided that (I) any Subsidiary of the Borrower (A) may change its form of organization from one type of legal entity to another to the extent otherwise not prohibited in this Agreement; and (B) may effect a dissolution if such actions are taken subsequent to a Disposition of substantially all of its assets as otherwise not prohibited under this Agreement (including Section 8.4); and (II) a Borrower Party and any Subsidiary may merge or consolidate with any Person as otherwise not prohibited by this Agreement (including Section 8.3); provided that, (a) if the Borrower or MAC is a party thereto, the Borrower or MAC, as applicable, shall be the surviving entity of such merger or consolidation, and (b) subject to the immediately preceding clause (a), if a Subsidiary Guarantor is a party thereto, either (i) the surviving entity of such merger or consolidation is, or shall substantially concurrently with such merger or consolidation become, a Subsidiary Guarantor or (ii) such Subsidiary Guarantor is released from its guarantee under the Subsidiary Guaranty pursuant to and subject to the requirements set forth in Section 10.12; (2) maintain in full force and effect all rights, privileges, licenses, approvals, franchises, Properties and assets material to the conduct of its business, in the case of any Borrower Party (other than MAC or the Borrower) or any such Subsidiary (other than the Borrower), except to the extent the failure to do so would not reasonably be expected to cause a Material Adverse Effect; (3) remain qualified to do business and maintain its good standing in each jurisdiction in which failure to be so qualified and in good standing will have a

Material Adverse Effect; (4) not permit, commit or suffer any waste or abandonment of any Project that will have a Material Adverse Effect; and (5) with respect to each Borrower Party, provide written notice to the Administrative Agent and the Collateral Agent of any change in its state of formation, legal name, type of organization or chief executive office address no later than ten (10) Business Days after the date on which such change becomes effective (or such later date as may be agreed to by the Administrative Agent).

7.4. Inspection of Property; Books and Records; Discussions. The Borrower Parties shall, and shall cause each of their respective Subsidiaries to, keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all material Requirements of Law shall be made of all dealings and transactions in relation to its business and activities, and shall permit representatives of the Administrative Agent, at Lenders’ cost and expense (except in the event that an Event of Default is then continuing), to visit and inspect any of its properties and examine and make copies or abstracts from any of its books and records at any reasonable time during normal business hours and as often as may reasonably be desired by the Administrative Agent and to discuss the business, operations, properties and financial and other condition of MAC and its Subsidiaries with officers and employees of such Persons, and with their independent certified public accountants (provided that representatives of such Persons may be present at and participate in any such discussion).

7.5. Notices. The Borrower shall promptly, but in any event within five Business Days after a Responsible Officer of Borrower obtains knowledge thereof, give written notice to the Administrative Agent for distribution to each Issuing Lender and each Lender of:

(1) The occurrence of any Potential Default or Event of Default and, in each case, what action the Borrower has taken, is taking, or is proposing to take in response thereto;

(2) The institution of, or written threat of, any action, suit, proceeding, governmental investigation or arbitration against or affecting MAC or any of its Subsidiaries and not previously disclosed, which action, suit, proceeding, governmental investigation or arbitration (i) exposes, or in the case of multiple actions, suits, proceedings, governmental investigations or arbitrations arising out of the same general allegations or circumstances expose, such Persons, in the Borrower’s reasonable judgment, to liability in an amount aggregating $100,000,000 or more which is not covered by insurance, or (ii) seeks injunctive or other relief which, if obtained, may have a Material Adverse Effect, and shall provide such other information as may be reasonably available to enable the Administrative Agent and its counsel to evaluate such matters. The Borrower, upon request of the Administrative Agent, shall promptly give written notice of the status of any such action, suit, proceeding, governmental investigation or arbitration;

(3) Any labor dispute to which MAC or any of its Subsidiaries becomes a party (including, without limitation, any strikes, lockouts or other disputes relating to any Property of such Persons’ and other facilities) which could result in a Material Adverse Effect;

(4) The bankruptcy or cessation of operations of any tenant to which greater than 5% of either the Borrower’s or MAC’s share of consolidated minimum rent is attributable;

(5) The occurrence of any ERISA Event, specifying the nature thereof, what action any Consolidated Entity or any ERISA Affiliate has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

(6) Any condition or event which causes any Borrowing Base Asset to (i) fail to satisfy any of the Borrowing Base Criteria (other than (a) those Borrowing Base Criteria, if any, that did not apply at the time the subject asset became a Borrowing Base Asset or have theretofore been waived by the Administrative Agent and the Required Lenders, to the extent of such waiver, and/or (b) the passage of time, which would cause a ground leased property to no longer qualify as a Qualifying Ground Lease) or (ii) otherwise cease to be a Borrowing Base Asset pursuant to Section 6.28(3), Section 7.16(8) or Section 9.9; or

(7) Any event not disclosed pursuant to subsections (1) through (6) above which could reasonably be expected to result in either (i) a Material Adverse Effect or (ii) in the case of any Borrowing Base Mortgaged Property Asset, any Borrowing Base Unencumbered Asset, any other Mortgaged Property or any Retail/Other Property directly or indirectly owned by any Person whose Capital Stock constitutes a Borrowing Base Equity Interest Asset, a Borrowing Base Unencumbered Equity Interest Asset or an Additional Equity Interest Asset, a Property-Level Material Adverse Effect.

7.6. Expenses. The Borrower shall pay all reasonable and documented out-of-pocket expenses (including reasonable fees and disbursements of outside counsel): (1) of the Administrative Agent and the Collateral Agent incident to the preparation, negotiation and administration of the Loan Documents, including any proposed Modifications or waivers with respect thereto, the syndication of the Commitments (but such expenses shall not include any fees paid to the syndicate members), and the preservation and protection of the rights of the Lenders, the Issuing Lenders, the Administrative Agent and the Collateral Agent under the Loan Documents (including in respect of the Collateral), and (2) of the Administrative Agent, the Collateral Agent, each of the Issuing Lenders and each of the Lenders incident to the enforcement of payment of the Secured Obligations and/or the exercise of remedies in respect of the Collateral, whether by judicial proceedings or otherwise, including, without limitation, in connection with bankruptcy, insolvency, liquidation, reorganization, moratorium or other similar proceedings involving any Borrower Party or a “workout” of the Secured Obligations; provided that only one property inspection or site visit performed pursuant to Section 7.4 shall be paid for by the Borrower each year, unless a Potential Default or Event of Default has occurred and is continuing, in which case there shall be no limit to property inspections or site visits performed pursuant to Section 7.4, and the Borrower shall pay the costs associated with each such inspection and visit performed during such periods; provided further that the Borrower shall only be responsible for fees and disbursements of one primary outside counsel (unless there is an actual or perceived conflict of interest, in which case another primary outside counsel shall be permitted for each group of similarly situated Persons) for the Administrative Agent, the Collateral Agent, each Issuing Lender, and the Lenders, taken as a whole, and, if reasonably necessary, one special or local counsel (unless there is an actual or perceived conflict of interest, in which case another special or local counsel shall be permitted for each group of similarly situated Persons) for the Administrative Agent, Collateral Agent, each Issuing Lender and the Lenders, taken as a whole, in each relevant material jurisdiction (which may include a single special counsel acting in multiple jurisdictions). The obligations of the Borrower under this Section 7.6 shall survive payment of all other Secured Obligations.

7.7. Payment of Taxes and Charges. The Borrower Parties shall, and shall cause each of their respective Subsidiaries to, file all federal and other material tax returns required to be filed in any jurisdiction and, if applicable, with respect to such federal and other material tax returns, except with respect to Taxes subject to any Good Faith Contest, pay and discharge all Taxes imposed upon it or any of its Properties or in respect of any of its franchises, business, income or property before any material penalty shall be incurred with respect to such Taxes.

7.8. Insurance. The Borrower Parties shall, and shall cause each of their respective Subsidiaries to, maintain, to the extent commercially available, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks (including, without limitation, fire, extended coverage, vandalism, malicious mischief, flood, earthquake, public liability, product liability, business interruption and terrorism) as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower Parties or their respective Subsidiaries engage in business or own properties. Unless otherwise agreed in writing by the Administrative Agent, insurance policies shall provide for ten (10) days prior written notice to the Administrative Agent of any cancelation for nonpayment of premiums. Subject to Section 7.17 with respect to insurance endorsements, the Administrative Agent and Collateral Agent, for the benefit of the Secured Parties, shall be named as lender’s loss payee on all insurance policies that the Borrower Parties maintain with respect to any Mortgaged Property and improvements on such Mortgaged Property and as additional insured on all liability insurance policies maintained by the Borrower Parties (except as otherwise agreed by the Administrative Agent with respect to certain liability insurance policies); provided that, unless a Potential Default or an Event of Default has occurred and is continuing, if Administrative Agent or Collateral Agent receives any such proceeds as loss payee, it shall promptly deliver the same to Borrower for Borrower’s use in connection with the operations or restoration of the subject Property. At all times, Borrower is entitled to receive and collect directly from the insurer any business interruption and rental loss insurance proceeds. Notwithstanding any provision in the Credit Agreement or the other Loan Documents to the contrary, solely in the case of the Mortgage by each of Macerich Stonewood, LLC, a Delaware limited liability company, and Macerich Stonewood Holdings, LLC, a Delaware limited liability company, with respect to the Real Property commonly referred to as “Stonewood Center (including Stonewood - Kohls)” (the “Stonewood Mortgage”), the holding, application and disbursement of any and all insurance policies and proceeds may, in lieu of compliance with the foregoing provisions of this Section 7.8, be effected in accordance with Section 3.7 of the Stonewood Mortgage.

7.9. Hazardous Materials. The Borrower Parties shall, and shall cause each of their respective Subsidiaries to, do the following:

(1) Keep and maintain all Retail/Other Properties in material compliance with any Hazardous Materials Laws unless the failure to so comply would not be reasonably expected to result in a Material Adverse Effect.

(2) Diligently remediate in accordance with and as required by applicable Hazardous Material Laws any Hazardous Materials discharged, disposed of, or otherwise released in, on or under any Retail/Other Properties that are in violation of any Hazardous Materials Laws and which would be reasonably expected to result in a Material Adverse Effect, and cause any remediation required by any Hazardous Material Laws or Governmental Authority to be performed, though no such action shall be required if any action is subject to a good faith contest. In the course of carrying out such actions, the Borrower shall provide the Administrative Agent with such periodic information and notices regarding the status of investigation, removal, and remediation, as the Administrative Agent may reasonably require.

(3) Promptly advise the Administrative Agent, each Issuing Lender and each Lender in writing of any of the following: (i) any Hazardous Material Claims known to the Borrower Parties which would be reasonably expected to result in a Property-Level Material Adverse Effect to any Real Property or a material adverse effect on the owner thereof; (ii) the receipt of any notice of any alleged violation of Hazardous Materials Laws with respect to any Real Property (and the Borrower shall promptly provide the Administrative Agent, the Issuing Lenders and the Lenders with a copy of such notice of violation), provided that such alleged violation, if true (and if any release of the Hazardous Materials alleged therein were not promptly remediated), would result in a breach of subsections (1) or (2) above; and (iii) the discovery of any occurrence or condition on any Retail/Other Properties that could reasonably be expected to cause such Retail/Other Properties or any part thereof to be in violation of subsections (1) or, if not promptly remediated, (2) above. If the Administrative Agent, any Issuing Lender and/or any Lender shall be joined in any legal proceedings or actions initiated in connection with any Hazardous Materials Claims, each Borrower Party shall indemnify, defend, and hold harmless such Person with respect to any liabilities and out-of-pocket expenses arising with respect thereto, including reasonable attorneys’ fees and disbursements.

(4) Comply with each of the covenants set forth in subsections (1), (2) and (3) of this Section 7.9 with respect to all other Properties of the Borrower and its Subsidiaries unless the failure to so comply would not reasonably be expected to result in a Material Adverse Effect.

7.10. Compliance with Laws and Contractual Obligations. The Borrower Parties: (1) shall, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, comply, in all respects, with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business, and (2) shall, except to the extent that the failure of the same either (x) would not have a Material Adverse Effect or (y) in the case of Contractual Obligations in respect of Indebtedness for borrowed money only, would not result in an Event of Default under either Section 9.5 or Section 9.9, comply, in all respects, with all Contractual Obligations. The Borrower Parties shall, except to the extent that the failure of the same either (x) would not have a Material Adverse Effect or (y) in the case of Contractual Obligations in respect of Indebtedness for borrowed money only (and only for purposes of clause (2) below), would not result in an Event of Default under either Section 9.5 or Section 9.9, cause each of their respective Subsidiaries (other than the Subsidiary Guarantors) to: (1) comply, in all respects, with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business, and (2) comply, in all respects, with all Contractual Obligations.

7.11. REIT Status. MAC shall maintain its status as a REIT and (i) all of the representations and warranties set forth in subsections (1), (2) and (4) of Section 6.18 shall remain true and correct at all times and (ii) all of the representations and warranties set forth in subsection (3) of Section 6.18 shall remain true and correct in all material respects. MAC will do or cause to be done all things necessary to maintain the listing of its Capital Stock on the New York Stock Exchange, NYSE American or Nasdaq Stock Market (or any successor thereof), and the Borrower will do or cause to be done all things necessary to cause it to be treated as a partnership for purposes of federal income taxation and the tax laws of any state or locality in which the Borrower is subject to taxation based on its income.

7.12. Use of Proceeds. The Letters of Credit and the proceeds of the Loans will be used for the Closing Date Payments and for other general corporate purposes, including the financing of working capital needs, in each case, in a manner that would not result in the representation and warranty set forth in the second sentence of Section 6.27 to cease to be true and correct in any respect.

7.13. Management of Projects; Management Agreements. Except as set forth on Schedule 7.13, all Wholly-Owned Projects shall be managed by Subsidiaries of MAC pursuant to agreements that are either (x) substantially similar to the Master Management Agreements or (y) on terms no less favorable in totality to the Borrower Parties than would be obtained in a comparable arm’s-length transaction with a third party manager that is not a Macerich Entity. The Borrower Parties shall at all times ensure that each Affiliate of any Borrower Party that manages and/or operates a Borrowing Base Mortgaged Property Asset has executed and delivered to the Administrative Agent an Assignment and Subordination of Property Management Agreement. From time to time, the Borrower may replace the subject property manager with another manager that is a Macerich Entity, and/or amend and replace the subject management agreement (so long as the same is no less favorable in totality to the Borrower Parties than would be obtained in a comparable arm’s-length transaction with a third party manager that is not a Macerich Entity), provided the applicable Borrower Party and the applicable manager amend the existing Assignment and Subordination of Property Management Agreement to reflect such new property manager and the applicable property management agreement or enter into a new Assignment and Subordination of Property Management Agreement. Notwithstanding the foregoing, in no event shall the management fees (not including expense recoveries, leasing commissions and/or construction supervisory fees) payable to any Macerich Entity under any property management agreement for Wholly-Owned Projects exceed 3.0% of gross revenues (less customary exclusions from such capped amount such as leasing commission and construction supervision fees) from the applicable Property.

7.14. Borrowing Base Additions. Borrower may, from time to time, propose to add Real Property or Capital Stock as a Borrowing Base Asset, provided such Real Property or Capital Stock satisfies the Borrowing Base Criteria at the time such Real Property or Capital Stock would become a Borrowing Base Asset (a “Proposed Borrowing Base Asset”). Borrower’s proposal to the Administrative Agent shall be in writing and include a Borrowing Base Asset Proposal Package with respect to such Proposed Borrowing Base Asset. Within ten (10) Business Days after receipt of a complete Borrowing Base Asset Proposal Package, the Administrative Agent shall give notice to the Borrower of its determination of whether such Proposed Borrowing Base Asset will, subject to the delivery of all applicable Borrowing Base Deliverables pursuant to the following sentence, satisfy the applicable Borrowing Base Criteria (any such notice comprising an approval, a “Conditional Approval Notice”); provided that (i) if the Administrative Agent does not respond to the Borrower within ten (10) Business Days after receipt of a written proposal with a complete Borrowing Base Asset Proposal Package, the Borrower may deliver a second written notice to the Administrative Agent with respect to such Proposed Borrowing Base Asset, and the Administrative Agent shall, within five (5) Business Days after receipt of such second written notice, give notice to the Borrower of its determination of whether such Proposed Borrowing Base Asset will, subject to the delivery of all applicable Borrowing Base Deliverables pursuant to the following sentence, satisfy the applicable Borrowing Base Criteria and (ii) if the Administrative Agent does not respond to the Borrower within five (5) Business Days after receipt of such second written notice with respect to such Proposed Borrowing Base Asset, a Conditional Approval Notice shall be deemed to have been issued by the Administrative Agent with respect to such Proposed Borrowing Base Asset on the sixth (6th) Business Day after the Administrative Agent’s receipt of such second written notice. Within forty five (45) days after receipt by the Borrower of a Conditional Approval Notice (which period may be extended in the discretion of the Administrative Agent), the Borrower shall, at its sole cost and expense, as a condition to such Proposed Borrowing Base Asset becoming a Borrowing Base Asset, deliver (or cause to be delivered) to the Administrative Agent and the Collateral Agent (i) all applicable Borrowing Base Deliverables and (ii) if such Proposed Borrowing Base Asset is a proposed Borrowing Base Mortgaged Property Asset that is managed or operated by an Affiliate of any Borrower Party, an Assignment and Subordination of Property Management Agreement executed by each Borrower Party that owns such Proposed Borrowing Base Asset and each Affiliate of a Borrower Party that manages and/or operates the applicable Proposed Borrowing Base Asset. The Borrower’s failure to deliver the same within said forty-five (45) day period shall not constitute a Potential Default or Event of Default by the Borrower; rather, until the same are delivered, such Proposed Borrowing Base Asset shall not constitute a Borrowing Base Asset. Notwithstanding the foregoing, the failure of any Proposed Borrowing Base Asset to comply with one or more of the Borrowing Base Criteria shall not preclude the addition of such Proposed Borrowing Base Asset as a Borrowing Base Asset so long as the Administrative Agent and the Required Lenders shall have expressly consented in writing to the addition of such Proposed Borrowing Base Asset as a Borrowing Base Asset notwithstanding the failure to satisfy such conditions.

7.15. Borrowing Base Leases. All Borrowing Base Leases (and all renewals thereof) executed after the Closing Date shall provide for rental rates obtained through arm’s-length negotiations, shall be on commercially reasonable terms, and shall not contain any terms which could reasonably be expected to have a Material Adverse Effect.

7.16. Specified Ground Leases. With respect to any Specified Ground Lease of any applicable Borrower Party:

(1) Performance; Modifications. Each applicable Borrower Party shall:

(A) Pay all rents, additional rents and other sums required to be paid by the applicable Borrower Party, as tenant under and pursuant to the provisions of the Specified Ground Lease as and when such rent or other sums are due and payable;

(B) Promptly and faithfully observe, perform and comply with all the material terms, covenants and provisions of the Specified Ground Leases on the part of an applicable Borrower Party to be observed, performed and complied with, at the times set forth therein and to do all things necessary to preserve unimpaired its rights thereunder, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Property-Level Material Adverse Effect;

(C) Not do, permit, suffer or refrain from doing anything, the result of which could be a material default under any of the terms thereof beyond the giving of any required notice and the expiration of any applicable cure period or a breach of any of the terms thereof (it being agreed that any default that would permit any party thereto other than the applicable Borrower Party to terminate the applicable Specified Ground Lease shall be deemed to be material);

(D) Unless the Administrative Agent has consented thereto in writing, not voluntarily cancel, surrender, or modify any of the material terms thereof, release any party thereto (other than the applicable Borrower Party) from any material obligation imposed upon it thereby or surrender, terminate or cancel such Specified Ground Lease; and

(E) Give Administrative Agent prompt written notice of any material default by anyone thereunder of which the applicable Borrower Party becomes aware and promptly deliver to Administrative Agent copies of each notice of material default.

(2) Termination or Cancellation; Administrative Agent’s Right to Cure. The applicable Borrower Party hereby assigns to the Collateral Agent, as further security for the payment and performance of the Secured Obligations, its right as tenant under the Specified Ground Lease, to surrender the leasehold estate created by the Specified Ground Lease or to terminate, cancel, or modify the Specified Ground Lease in a manner in violation of Section 7.16(1)(D), and any such action without the prior written consent of Administrative Agent shall be void and of no force and effect. If the applicable Borrower Party shall default in the performance or observance of any material term, covenant or condition of such Specified Ground Lease on the part of the applicable Borrower Party, as tenant thereunder, to be performed or observed where the failure to do so, individually or in the aggregate, could reasonably be expected to result in a Property-Level Material Adverse Effect, then, without limiting the generality of the other provisions of the Mortgage and this Agreement and without waiving or releasing the applicable Borrower Party from any of its obligations hereunder, Administrative Agent shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all of the material terms, covenants and conditions of the Specified Ground Lease on the part of the applicable Borrower Party, as tenant thereunder, to be performed or observed or to be promptly performed or observed on behalf of the applicable Borrower Party, to the end that the rights of the applicable Borrower Party in, to and under such Specified Ground Lease shall be kept unimpaired as a result thereof and free from default, even though the existence of such event of default or the nature thereof may be questioned or denied by the applicable Borrower Party or by any party on behalf of the applicable Borrower Party.

(3) Payments by Administrative Agent. If the Administrative Agent shall make any payment or perform any act or take action in accordance with the preceding section, the Administrative Agent will promptly notify the applicable Borrower Party of the making of any such payment, the performance of any such act, or the taking of any such action. In any such event, subject to the rights of tenants, subtenants and other occupants under the leases or of parties to any reciprocal easement agreements, the Administrative Agent and any Person designated as the Administrative Agent’s agent by the Administrative Agent shall have, and are hereby granted, the right to peaceably enter upon the Mortgaged Property at any reasonable time, on reasonable notice for the purpose of taking any such action. The Administrative Agent may pay and expend such sums of money as the Administrative Agent deems necessary for any such purpose and upon so doing shall be subrogated to any and all rights of the landlord under the Specified Ground Lease. The Borrower hereby agrees to pay to the Administrative Agent within five (5) Business Days after demand, all such sums so paid and expended by the Administrative Agent, together with interest thereon from the day of such payment at an interest rate that is 2% per annum in excess of the interest rate that is otherwise payable hereunder for Revolving Loans that are Base Rate Loans. All sums so paid and expended by the Administrative Agent and the interest thereon shall be secured by the legal operation and effect of the Mortgage and the other Security Documents. If the ground lessor under the Specified Ground Lease shall deliver to the Administrative Agent a copy of any notice of default sent by said ground lessor to the applicable Borrower Party, as tenant under the Specified Ground Lease, such notice shall constitute full protection to the Administrative Agent for any action taken or omitted to be taken by the Administrative Agent in reliance thereon.

(4) Exercise of Extensions. The applicable Borrower Party shall exercise each individual option, if any, to extend or renew the term of the Specified Ground Lease upon demand by the Administrative Agent made at any time within one (1) year of the last day upon which any such option may be exercised, and if the applicable Borrower Party shall fail to do so, the applicable Borrower Party hereby expressly authorizes and appoints the Administrative Agent its attorney-in-fact to exercise any such option in the name of and upon behalf of the applicable Borrower Party, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest. The applicable Borrower Party shall not subordinate or consent to the subordination of the Specified Ground Lease to any mortgage, security deed, lease or other interest on or in the landlord’s interest in all or any part of the Property, unless, in each such case, the written consent of the Administrative Agent shall have been first had and obtained, which approval shall not unreasonably be withheld.

(5) No Merger of Fee and Leasehold Estates; Releases. Prior to Payment in Full, unless the Administrative Agent shall otherwise consent, the fee title to that portion of the Mortgaged Property subject to the Specified Ground Lease and the leasehold estate therein created pursuant to the provisions of the Specified Ground Lease shall not merge but shall always be kept separate and distinct, notwithstanding the union of such estates in the applicable Borrower Party, the Administrative Agent, or in any other person by purchase, operation of law or otherwise. The Collateral Agent reserves the right, at any time, to release portions of the Mortgaged Property, including, but not limited to, the leasehold estate created by the Specified Ground Lease, with or without consideration, at the Collateral Agent’s election, without waiving or affecting any of its or the Administrative Agent’s rights hereunder or under the other Loan Documents, and any such release shall not affect the Collateral Agent’s rights in connection with the portion of the Mortgaged Property not so released.

(6) Acquisition of Fee Estate. In the event that the applicable Borrower Party, prior to Payment in Full, shall become the owner and holder of the fee title to that portion of the Mortgaged Property subject to the Specified Ground Lease, the Lien of the Mortgage shall be spread to cover the applicable Borrower Party’s fee title to such portion of the Mortgaged Property and said fee title shall be deemed to be included in the Mortgaged Property and no consent of the Administrative Agent is required for the applicable Borrower Party to acquire fee title to that portion of the Mortgaged Property subject to the Specified Ground Lease. The applicable Borrower Party agrees, at its sole cost and expense, including without limitation the Administrative Agent’s and Collateral Agent’s reasonable attorneys’ fees, to execute any and all documents or instruments necessary to subject its fee title to such portion of the Mortgaged Property to the lien of the Mortgage. Notwithstanding the foregoing, if the Specified Ground Lease is for any reason whatsoever terminated prior to the natural expiration of its term, and if, pursuant to any provisions of the Specified Ground Lease or otherwise, the Administrative Agent, the Collateral Agent or their respective designees shall acquire from the landlord thereunder another lease of the Mortgaged Property, the applicable Borrower Party shall have no right, title or interest in or to such other lease or the leasehold estate created thereby so long as any Obligations remain outstanding.

(7) Rejection of the Specified Ground Lease.

(A) In the event of the rejection or disaffirmance of the Specified Ground Lease by the landlord thereunder pursuant to the Bankruptcy Code or any other law affecting creditor’s rights, (i) the applicable Borrower Party, promptly after obtaining notice thereof, shall give notice thereof to the Administrative Agent, (ii) the applicable Borrower Party, without the prior written consent of the Administrative Agent, shall not elect to treat the Specified Ground Lease as terminated pursuant to Section 365(h) of the Bankruptcy Code or any comparable federal or state statute or law, and any election by the applicable Borrower Party made without such consent shall be void and (iii) the Mortgage and all the Liens, terms, covenants and conditions of the Mortgage shall extend to and cover the applicable Borrower Party’s possessory rights under Section 365(h) of the Bankruptcy Code and to any claim for damages due to the rejection of the Specified Ground Lease or other termination of the Specified Ground Lease. In addition, the applicable Borrower Party hereby assigns irrevocably to the Administrative Agent, the applicable Borrower Party’s rights to treat the Specified Ground Lease as terminated pursuant to Section 365(h) of the Bankruptcy Code and to offset rents under the Specified Ground Lease in the event any case, proceeding or other action is commenced by or against the landlord under the Bankruptcy Code or any comparable federal or state statute or law, provided that the Administrative Agent shall not exercise such rights and shall permit the applicable Borrower Party to exercise such rights with the prior written consent of the Administrative Agent, not to be unreasonably withheld, conditioned or delayed, unless an Event of Default shall have occurred and be continuing.

(B) The applicable Borrower Party hereby assigns to the Administrative Agent the applicable Borrower Party’s right to seek an extension of the sixty (60) day period within which the applicable Borrower Party must accept or reject the Specified Ground Lease under Section 365 of the Bankruptcy Code or any comparable federal or state statute or law with respect to any case, proceeding or other action commenced by or against the applicable Borrower Party under the Bankruptcy Code or comparable federal or state statute or law, provided the Administrative Agent shall not exercise such right, and shall permit the applicable Borrower Party to exercise such right with the prior written consent of Administrative Agent, not to be unreasonably withheld, unless an Event of Default shall have occurred and be continuing. Further, if the applicable Borrower Party shall desire to so reject the Specified Ground Lease, at the Administrative Agent’s request, to the extent not prohibited by the terms of the Specified Ground Lease and applicable law, the applicable Borrower Party shall assign its interest in the Specified Ground Lease to the Administrative Agent or its designee in lieu of rejecting such Specified Ground Lease as described above, upon receipt by the applicable Borrower Party of written notice from the Administrative Agent of such request.

(C) The applicable Borrower Party hereby agrees that if the Specified Ground Lease is terminated for any reason in the event of the rejection or disaffirmance of the Specified Ground Lease pursuant to the Bankruptcy Code or any other law affecting creditor’s rights, any property of the applicable Borrower Party not removed from the Mortgaged Property by the applicable Borrower Party as permitted or required by the Specified Ground Lease, shall at the option of the Administrative Agent be deemed abandoned by the applicable Borrower Party, provided that the Administrative Agent, the Collateral Agent or their respective designees may remove any such property required to be removed by the applicable Borrower Party pursuant to the Specified Ground Lease and all reasonable out-of-pocket costs and expenses associated with such removal shall be paid by the applicable Borrower Party within five (5) Business Days of receipt by the applicable Borrower Party of an invoice for such removal costs and expenses.

(8) Failure to Comply with Section 7.16. A Borrower Party’s failure to comply with this Section 7.16 with respect to any Borrowing Base Mortgaged Property Asset shall not constitute a Potential Default or Event of Default. Rather, such Borrowing Base Mortgaged Property Asset shall (i) no longer qualify as a Borrowing Base Mortgaged Property Asset and shall automatically cease to be a Borrowing Base Mortgaged Property Asset (and cease to be included in the Borrowing Base Amount as a Borrowing Base Mortgaged Property Asset) on the date on which an Event of Default would have resulted under this Agreement in the absence of this Section 7.16(8) and (ii) thereafter continue to constitute Collateral (together with the related pledges of Capital Stock of the applicable Property Owner) until released in accordance with and subject to the requirements of Section 10.12. Notwithstanding the foregoing, the applicable Property may later be added as a Borrowing Base Asset in accordance with Section 7.14 if such Property (i) satisfies all applicable Borrowing Base Criteria and (ii) in the case of a Borrowing Base Mortgaged Property Asset, satisfies the requirements set forth above in this Section 7.16, in the case of each of the foregoing clauses (i) and (ii), on the date such Property becomes a Borrowing Base Mortgaged Property Asset again.

7.17. Post-Closing Matters. The Borrower Parties shall satisfy the requirements set forth on Schedule 7.17 on or before the date specified for such requirement or such later date as agreed to by the Administrative Agent in its sole discretion.

7.18. Additional Guarantors, Collateral, Etc.

(1) In the event that any Proposed Borrowing Base Asset is added as a Borrowing Base Asset in accordance with Section 7.14 or if the direct or indirect ownership of a Borrowing Base Asset is transferred among Macerich Entities, the Borrower Parties shall, in each case substantially concurrently with or prior to such addition or transfer, (i) (A) in the case of a Borrowing Base Mortgaged Property Asset, cause each of (I) the Property Owner and (II) the Property Owner Parent, in each case, if not MAC, the Borrower, or already a Subsidiary Guarantor, to become a Subsidiary Guarantor under the Subsidiary Guaranty and a party to this Agreement and to the Environmental Indemnity Agreement by executing and delivering to the Administrative Agent a joinder agreement in the form attached to the Subsidiary Guaranty, (B) in the case of a Borrowing Base Equity Interest Asset, cause the Borrowing Base Equity Interest Asset Owner of such Proposed Borrowing Base Asset, if not the Borrower, MAC, or already a Subsidiary Guarantor, to become a Subsidiary Guarantor under the Subsidiary Guaranty and a party to this Agreement and to the Environmental Indemnity Agreement by executing and delivering to the Administrative Agent a joinder agreement in the form attached to the Subsidiary Guaranty, and (C) in the case of a Borrowing Base Unencumbered Equity Interest Asset, cause the Borrowing Base Unencumbered Equity Interest Asset Owner of such Proposed Borrowing Base Asset, if not the Borrower, MAC, or already a Subsidiary Guarantor, to become a Subsidiary Guarantor under the Subsidiary Guaranty and a party to this Agreement and to the Environmental Indemnity Agreement by executing and delivering to the Administrative Agent a joinder agreement in the form attached to the Subsidiary Guaranty, (ii) cause each Property Owner Parent, Borrowing Base Equity Interest Asset Owner and Borrowing Base Unencumbered Equity Interest Asset Owner, as applicable, if not already a party to the Pledge Agreement, to become a party to the Pledge Agreement by executing and delivering a joinder thereto to the Collateral Agent or, if such Person is already a party to the Pledge Agreement, to deliver a supplement to the schedules to the Pledge Agreement to the Collateral Agent, and, in each case, to deliver or cause to be delivered any and all certificates representing (x) Capital Stock (to the extent certificated) of the applicable Property Owner, (y) the Borrowing Base Equity Interest Asset (to the extent certificated) or (z) the Borrowing Base Unencumbered Equity Interest Asset (to the extent certificated), as applicable, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and appropriate UCC financing statements or amendments, as applicable, (iii) in the case of a Borrowing Base Mortgaged Property Asset, execute (as applicable) and deliver the Mortgaged Property Deliverables and (iv) take all such further actions and execute and deliver, or cause to be executed and delivered, all such other documents, instruments, agreements, certificates and opinions reasonably requested by Administrative Agent.

(2) With respect to any Additional Equity Interest Asset described in clause (b) of the definition thereof, the Borrower Parties shall, within the time period set forth in the applicable clause of the definition of “Permitted Investment”, (i) cause the Additional Equity Interest Asset Owner of such Additional Equity Interest Asset, if not the Borrower, MAC, or already a Subsidiary Guarantor, to become a Subsidiary Guarantor under the Subsidiary Guaranty and a party to this Agreement and to the Environmental Indemnity Agreement by executing and delivering to the Administrative Agent a joinder agreement in the form attached to the Subsidiary Guaranty, (ii) cause each Additional Equity Interest Asset Owner, if not already a party to the Pledge Agreement, to become a party to the Pledge Agreement by executing and delivering a joinder thereto to the Collateral Agent or, if such Person is already a party to the Pledge Agreement, to deliver a supplement to the schedules to the Pledge Agreement to the Collateral Agent, and, in each case, to deliver or cause to be delivered any and all certificates representing the Additional Equity Interest Asset (to the extent certificated), accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and appropriate UCC financing statements or amendments, as applicable, and (iii) take all such further actions and execute and deliver, or cause to be executed and delivered, all such other documents, instruments, agreements, certificates and opinions reasonably requested by Administrative Agent. For the avoidance of doubt, this Section 7.18(2) shall not apply to the extent the actions required to be taken hereunder are instead taken, and permitted to be taken, pursuant to Section 7.18(1) above. If and to the extent any of the foregoing is prohibited by any joint venture agreement or ground lease relating to the subject asset, then the Borrower Parties shall not be obligated to perform the prohibited act and such non-performance shall not constitute a Potential Default or Event of Default hereunder.

7.19. Further Assurances. The Borrower Parties shall from time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take such actions, as the Administrative Agent or the Collateral Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent, the Collateral Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by the Borrower Parties or any of their respective Subsidiary Entities which may be deemed to be part of the Collateral) pursuant hereto or thereto, including without limitation, information and documentation reasonably requested by the Administrative Agent any Issuing Lender, or any Lender for purposes of compliance with applicable “know your customer” requirements under the Patriot Act or other applicable anti-money laundering laws. Upon the exercise by the Administrative Agent, the Collateral Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrower Parties will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent, the Collateral Agent or such Lender may be required to obtain from any Borrower Party or Subsidiary Entity thereof to obtain such governmental consent, approval, recording, qualification or authorization.

7.20. Account Control Agreements; Cash Management.

(1) The Borrower shall execute and deliver (and cause the applicable depositary bank or securities intermediary, as the case may be, to execute and deliver) to the Collateral Agent Account Control Agreements with respect to all deposit accounts and securities accounts held in the name of the Borrower (other than any (i) such accounts that are used solely to fund payroll and payroll taxes and other employee wage and benefit payments in the ordinary course of business on a current basis, (ii) escrow accounts (to the extent maintained exclusively by the Borrower for the purpose of establishing or maintaining escrow amounts for third parties that are not Affiliates of any Borrower Parties or any Wholly-Owned Subsidiary of a Borrower Party), (iii) trust accounts (to the extent maintained exclusively by the Borrower for the purpose of establishing or maintaining trust amounts for third parties that are not Affiliates of any Borrower Parties or any Wholly-Owned Subsidiary of a Borrower Party) and (iv) dedicated cash collateral accounts to the extent subject to a Lien permitted by Section 8.1(1)) (each, a “Controlled Account”) (x) in the case of Controlled Accounts existing on the Closing Date, either (A) on or prior to the Closing Date or (B) within the time period set forth in Schedule 7.17 and (y) in the case of Controlled Accounts arising after the Closing Date, within thirty (30) days of such account becoming a Controlled Account (or such later date as may be agreed to by the Administrative Agent in its sole discretion), and shall thereafter maintain in effect such Account Control Agreements. Each Controlled Account shall be a cash collateral account, with all cash, Cash Equivalents, securities entitlements, checks and other similar items in such account securing payment of the Secured Obligations, and in which the Borrower shall have granted a first priority Lien to the Collateral Agent, on behalf of the Secured Parties, pursuant to the Pledge Agreement.

(2) MAC, the Borrower and their Wholly-Owned Subsidiaries shall maintain their cash management systems and practices in a manner (including the zero balance account nature of deposit accounts of Wholly-Owned Subsidiaries of MAC and the Borrower that sweep the balance on deposit in such accounts (less a reserve for reasonably anticipated operating expenses consistent with past practice and in the ordinary course of business) on a daily basis to one or more Controlled Accounts) that is consistent in all material respects with their respective cash management systems and practices as in effect on the Closing Date (which, for the avoidance of doubt, is consistent with past practice of MAC, the Borrower and their Wholly-Owned Subsidiaries) unless otherwise consented to by the Administrative Agent (in its sole discretion) in writing.

7.21. Sanctions. Each Macerich Entity shall maintain in effect policies and procedures designed to ensure compliance by such Macerich Entity, its Subsidiaries, and its and their directors, officers, employees, agents and advisors with applicable Sanctions. It is acknowledged and agreed that the Borrower Parties are not making any covenant under this Section 7.21 with respect to Unaffiliated Partners or their Affiliates, or any of such Unaffiliated Partners’ or their Affiliates’ respective officers, directors, partners, members, shareholders or other beneficial interest holders.

ARTICLE 8. Negative Covenants. As an inducement to the Administrative Agent, the Collateral Agent, each Issuing Lender and each Lender to enter into this Agreement, each Borrower Party, jointly and severally, hereby covenants and agrees with the Administrative Agent, the Collateral Agent, each Issuing Lender and each Lender that, from the Closing Date until Payment in Full:

8.1. Liens.

(1) The Borrower Parties shall not, and shall not permit any of their respective Subsidiaries to, create, incur, assume or suffer to exist, any Lien upon any of their Property except:

(A) Liens that secure Permitted Indebtedness that is permitted to be (or not otherwise prohibited from being) secured under this Agreement;

(B) Permitted Encumbrances;

(C) Liens created pursuant to the Security Documents; and

(D) Liens listed on Schedule 8.1.

(2) No Liens shall be created, incurred, assumed or suffered to exist:

(A) on the Capital Stock held by MAC in the Borrower (other than Contractual Encumbrances);

(B) on any Pledged Equity Interests (for so long as the subject interests remain as Pledged Equity Interests), except for (x) Liens securing the Secured Obligations pursuant to the Pledge Agreement and (y) Contractual Encumbrances;

(C) on the Capital Stock of any Subsidiary or Joint Venture of any Person whose Capital Stock constitutes a Borrowing Base Equity Interest Asset (or formerly constituted a Borrowing Base Equity Interest Asset and continues to constitute Collateral at such time), any Person whose Capital Stock constitutes a Borrowing Base Unencumbered Equity Interest Asset (or formerly constituted a Borrowing Base Unencumbered Equity Interest Asset and continues to constitute Collateral at such time) or any Person whose Capital Stock constitutes an Additional Equity Interest Asset for so long as such Person’s Capital Stock, directly or indirectly, is a Borrowing Base Equity Interest Asset (or in the case of a former Borrowing Base Equity Interest Asset, is Collateral), a Borrowing Base Unencumbered Equity Interest Asset (or in the case of a former Borrowing Base Unencumbered Equity Interest Asset, is Collateral) or an Additional Equity Interest Asset) (other than any Pledged Equity Interests, which are addressed by clause (B) above), except for (x) Liens securing the Secured Obligations pursuant to the Pledge Agreement, (y) Liens securing Permitted Indebtedness that is permitted to be secured under this Agreement, and (z) Contractual Encumbrances;

(D) on any Mortgaged Property (for so long as the subject Property remains a Mortgaged Property), or the Capital Stock of any Property Owner (for so long as such entity is a Property Owner), except for (w) with respect to such Capital Stock only, Contractual Encumbrances, (x) with respect to such Mortgaged Property only, Permitted Encumbrances, (y) Liens securing the Secured Obligations, and (z) any UCC financing statements related to any of the Liens described in the immediately preceding subclauses (w), (x) and (y) of this clause (D); and

(E) on any Borrowing Base Unencumbered Asset or the Capital Stock of any Macerich Entity that directly or indirectly owns such Borrowing Base Unencumbered Asset (for so long as the subject asset remains a Borrowing Base Unencumbered Asset), except for (x) in the case of any such Borrowing Base Unencumbered Asset, Permitted Encumbrances, (y) in the case of such Capital Stock, Contractual Encumbrances and (z) Liens securing the Secured Obligations.

(3) In addition, at no time shall any Borrower Party or any direct or indirect Subsidiary of the Borrower incur Indebtedness that is secured by a Lien on the Capital Stock of the Borrower or any direct or indirect Wholly-Owned Subsidiary of the Borrower, other than Liens on the Capital Stock of Subsidiaries of the Borrower securing Permitted Indebtedness that is permitted (or not otherwise prohibited) to be secured under this Agreement and Contractual Encumbrances, unless such Borrower Party has or has caused the applicable Subsidiary to have (i) caused the Secured Obligations to be secured by a Lien that is equal and ratable with any and all other Indebtedness thereby secured, (ii) entered into valid and binding security agreements and executed and delivered such other documents (including UCC-1 financing statements) and instruments as the Administrative Agent deems appropriate in its sole good faith judgment to effect the rights set forth in clause (i) of this sentence above, and (iii) caused the holder of such Indebtedness secured by such Lien to have entered into intercreditor arrangements with the Administrative Agent, for the benefit of the Lenders, in a form satisfactory to the Administrative Agent in its sole good faith judgment, to effect the rights set forth in clause (i) of this sentence above.

8.2. Indebtedness.

(1) The Borrower Parties shall not incur, assume or suffer to exist, and shall not permit their respective Subsidiaries to incur, assume or suffer to exist, any (i) Indebtedness, (ii) Capital Stock (other than Disqualified Capital Stock) that is required to be accounted for as Indebtedness in accordance with GAAP or (iii) Disqualified Capital Stock, in each case, other than Permitted Indebtedness.

~~(2) The terms and conditions (other than pricing and similar economic terms (it being understood and agreed that amortization, maturity and financial covenants are not economic terms)) of any unsecured Indebtedness of the type referred to in clauses (a)(i) and (ii) of the definition of “Indebtedness” that is recourse to any Borrower Party (excluding any Indebtedness that is recourse to a Borrower Party solely as a result of a Permitted Guarantee by such Borrower Party) may not be materially more restrictive, when taken as a whole, than the terms and conditions under this Agreement and the other Loan Documents.~~

(2) If, as of the closing date of any Material Credit Document or the closing date of any amendment, supplement or other modification in respect of any such Material Credit Document, such Material Credit Document shall include any Material Covenant that is not included herein or that is more restrictive, taken as a whole, than the analogous provision contained herein (any such covenant, together with any related definitions (including any components of such definitions), an “Additional or More Restrictive Covenant”), then effective from and after the occurrence of the Mortgage

Security Release Event, this Agreement, unless waived in writing by the Required Lenders and without any further action on the part of MAC, the Borrower, any Subsidiary Guarantor, the Administrative Agent, any Lender or any other Person, shall be, and shall be deemed to be, automatically amended to include such Additional or More Restrictive Covenant (for the avoidance of doubt, together with any grace, cure or other similar provisions applicable thereto) as of such closing date; provided that, if the applicable Material Credit Document is subsequently amended, modified or otherwise no longer in effect, and/or as a result such Additional or More Restrictive Covenant is modified, waived, excluded or no longer in effect, then such Additional or More Restrictive Covenant shall automatically be modified, waived, excluded or no longer in effect in the same manner in this Agreement. For the avoidance of doubt, any Additional or More Restrictive Covenant that exists prior to the occurrence of the Mortgage Security Release Event shall not be subject to this clause (2) until such time, if any, that the Mortgage Security Release Event occurs (and then shall only apply on a prospective basis, subject to the proviso in the immediately preceding sentence). As of the date hereof, it is acknowledged and agreed that no such Additional or More Restrictive Covenants exist in the agreements described in the 2026 QCI OM.

8.3. Fundamental Change.

(1) Neither MAC nor the Borrower shall do any or all of the following: merge, liquidate, wind-up or consolidate with any Person, or sell, assign, lease or otherwise effect a Disposition, whether in one transaction or in a series of transactions, of all or substantially all of its Properties and assets, whether now owned or hereafter acquired, unless, MAC or the Borrower, as applicable, is the surviving Person in any such merger or consolidation.

(2) None of the Borrower Parties shall, nor shall they permit any of their respective Subsidiaries to, engage to any material extent in any business other than such Person’s business as conducted on the date hereof and businesses which are substantially similar, related or incidental thereto or other additional businesses that would not have a Material Adverse Effect.

8.4. Dispositions. The Borrower Parties shall not permit any of the following to occur:

(1) Any Disposition by MAC of any of the Capital Stock of the Borrower; provided that the foregoing shall not prohibit Borrower from issuing partnership units as consideration for the acquisition of a Project otherwise permitted under this Agreement, profit participation units in connection with an employee ownership or similar plan and other Capital Stock to the extent not prohibited by this Agreement or redeeming and/or repurchasing Capital Stock of the Borrower;

(2) Any Disposition by any Borrower Party or any of its Subsidiaries of any of their respective Properties (or any portion thereof) if such Disposition would cause the Borrower Parties to be in violation of any of (a) the covenants set forth in Section 8.11 that are in effect at such time or (b) the limitations on Investments set forth in Section 8.5; and

(3) Any Disposition of Collateral (or any portion thereof) (other than (i) any such Disposition of cash or Cash Equivalents in the ordinary course of business and (ii) any such Disposition among Borrower Parties or Macerich Entities who become Borrower Parties concurrently with such Disposition and such Collateral continues to constitute Collateral hereunder (and the transferee executes any necessary Security Documents in connection with the foregoing)) unless the following conditions are satisfied:

(A) immediately prior to and after giving effect to such Disposition, no Specified Default or Event of Default shall exist (or, if a Specified Default or Event of Default is then continuing, the underlying events or circumstances that resulted in the occurrence of such Specified Default or Event of Default are effectively cured after giving effect thereto (for example, if an Event of Default shall have occurred as a result of the Borrower’s failure to make a payment that is required hereunder, and the consummation of the applicable Disposition results in net cash proceeds that are used to make such required payment) and at such time no other Specified Default or Event of Default is then continuing);

(B) the Borrowing Base Amount (calculated on a pro forma basis after giving effect to such Disposition and to any repayment of any Revolving Loans or LC Disbursements, and Cash Collateralization of any outstanding Letters of Credit, at the time thereof) is greater than or equal to the total Revolving Credit Exposures;

(C) such Disposition shall constitute a bona fide sale to either (i) a Joint Venture or non-Wholly-Owned Subsidiary in connection with the capitalization thereof, (ii) a Person that is not an Affiliate of any Macerich Entity or (iii) a Person who is a Macerich Entity or an Affiliate of a Macerich Entity, provided that such Affiliate complies with the requirements hereunder and under the Security Documents with respect to Collateral; and

(D) MAC shall have delivered to the Administrative Agent and the Collateral Agent (i) a certificate of a Responsible Officer of MAC (I) certifying compliance with the foregoing clauses (A) and (C) and (ii) a Borrowing Base Certificate demonstrating compliance with the foregoing clause (B).

Upon the consummation of any Disposition of Collateral pursuant to this Section 8.4(3) that was a Borrowing Base Asset immediately prior to the consummation thereof (other than a Disposition of Collateral where such Collateral continues to constitute Collateral hereunder), such Borrowing Base Asset shall cease to constitute a Borrowing Base Asset hereunder and such Collateral shall be released from the Liens under the Loan Documents in accordance with Section 10.12. Notwithstanding the foregoing, the applicable Property may later be added as a Borrowing Base Asset in accordance with Section 7.14 and the other provisions hereof.

8.5. Investments. The Borrower Parties shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly make any Investment, except Permitted Investments.

8.6. Transactions with Partners and Affiliates. The Borrower Parties shall not, and shall not permit any of their respective Subsidiaries to directly or indirectly enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with a holder or holders of more than five percent (5%) of any class of equity Securities of MAC, or with any Affiliate of MAC which is not its Subsidiary (a “Transactional Affiliate”), except as set forth on Schedule 8.6 or except upon fair and reasonable terms no less favorable to the Borrower Parties than would be obtained in a comparable arm’s-length transaction with a Person not a Transactional Affiliate, taken as a whole; provided that any management agreement substantially in the form of the Master Management Agreements shall be deemed to satisfy the criteria set forth in this Section 8.6. This Section 8.6 shall not prohibit the entry into any Qualified Bond Hedge Transaction or Qualified Warrant Transaction.

8.7. Margin Regulations; Securities Laws. Neither MAC nor any of its Subsidiaries shall use all or any portion of the proceeds of any credit extended under this Agreement to purchase or carry Margin Stock for any purpose which violates, or which would be inconsistent with, any Requirements of Law (including, without limitation, the provisions of the regulations of the Board of Governors of the Federal Reserve System).

8.8. Organizational Documents. Without the prior written consent of Administrative Agent, which shall not be unreasonably withheld, the Borrower Parties shall not Modify any of the terms or provisions in any of their respective Organizational Documents as in effect as of the Closing Date which would change in any material manner the rights and obligations of the parties to such Organizational Documents, except (a) any Modifications necessary for the Borrower Parties to issue, redeem or repurchase Capital Stock (provided such issuance, redemption and/or repurchase does not otherwise violate the terms of this Agreement) and (b) any Modifications which would not have a Material Adverse Effect on the Borrower Parties or a material adverse effect on the rights or interests of the Secured Parties in conjunction with the Loans or under the Loan Documents (it being understood that, without limitation, modifications solely to the extent necessary to reflect mergers, consolidations, and changes in legal entity form, name, jurisdiction and ownership, in each case of the foregoing, which are permitted under (or not in violation of) this Agreement would not have a Material Adverse Effect on the Borrower Parties or a material adverse effect on the rights or interests of the Secured Parties in conjunction with the Loans or under the Loan Documents).

8.9. Fiscal Year. Without the prior written consent of Administrative Agent, none of the Borrower Parties or Consolidated Entities (other than a De Minimis Subsidiary) shall change its Fiscal Year for accounting or tax purposes from a period consisting of the 12-month period ending on December 31 of each calendar year.

8.10. Distributions. Neither MAC nor the Borrower shall make any Distribution unless either (A) such Distribution constitutes a REIT Status Maintenance Dividend or (B) no Specified Default or Event of Default has occurred and is continuing or would result from such Distribution; provided that, the foregoing shall not prohibit the Borrower from (i) so long as no Potential Default or Event of Default is continuing, issuing partnership units as consideration for the acquisition of a Project otherwise permitted under this Agreement, (ii) exchanging limited partnership units for common stock in MAC, or (iii) issuing profit participation units in connection with an employee ownership or similar plan.

8.11. Financial Covenants of Borrower Parties.

(1) Minimum Total Debt Yield. As of the last day of each Fiscal Quarter occurring on or prior to the date that the Mortgage Security Release Event occurs, commencing with the Fiscal Quarter ended December 31, 2025, the Debt Yield shall not be less than 10.00%.

(2) Minimum Fixed Charge Coverage Ratio. As of the last day of each Fiscal Quarter, commencing with the Fiscal Quarter ended December 31, 2025, the Fixed Charge Coverage Ratio shall not be less than 1.50 to 1:00.

(3) ~~Maximum Floating Rate Debt. The Borrower Parties shall maintain Hedging Obligations on a notional amount of Total Liabilities in respect of Borrowed Indebtedness so that such notional amount, when added to the aggregate principal amount of such Total Liabilities which bears interest at a fixed rate, equals or exceeds 65% of the aggregate principal amount of all Total Liabilities in respect of Borrowed Indebtedness.~~[Reserved].

(4) Maximum Total Leverage Ratio. On and after the date on which the Mortgage Security Release Event occurs, the Total Leverage Ratio shall not, at any time, exceed 6.50:1.00.

(5) Maximum Secured Leverage Ratio. On and after the date on which the Mortgage Security Release Event occurs, the Secured Leverage Ratio shall not, at any time, exceed 52.50%.

(6) Maximum Unsecured Leverage Ratio. On and after the date on which the Mortgage Security Release Event occurs, the Unsecured Leverage Ratio shall not, at any time, exceed 60%.

(7) Minimum Unsecured Interest Coverage Ratio. As of the last day of each Fiscal Quarter, commencing with the first Fiscal Quarter ending on or after the date that the Mortgage Security Release Event occurs, the Unsecured Interest Coverage Ratio shall not be less than 1.50 to 1.00.

(8) Minimum Net Worth. On and after the date on which the Mortgage Security Release Event occurs, Net Worth shall not, at any time, be less than the sum of (i) 75% of Net Worth as reported in the Form 10-Q or 10-K of MAC most recently filed on or prior to the date on which the Mortgage Security Release Event occurs, plus (ii) 75% of the aggregate amount of net cash proceeds received by MAC from issuances or sales of any equity or other ownership interests of MAC after the date of the Form 10-Q or 10-K, as applicable, referred to in the immediately preceding clause (i). For the avoidance of doubt, the proceeds from the issuance of any Qualified Convertible Indebtedness and/or Qualified Warrant Transaction shall not be included in Net Worth, including the amount referred to in clause (ii) of the preceding sentence.

(9) Unencumbered Pool Properties. On and after the date on which the Mortgage Security Release Event occurs, the Unencumbered Pool Properties Value shall not, at any time, be less than $750,000,000.

(10) In the event the Borrower Parties fail to comply with the financial covenants set forth in this Section 8.11 at any time following the date on which the Mortgage Security Release Event occurs, it shall not be an Event of Default under this Agreement unless such failure continues for a period of ten (10) Business Days (it being understood that Borrower may repay Indebtedness during such ten (10) Business Day period and such prepayment will reduce Total Liabilities, Secured Indebtedness and/or Unsecured Indebtedness, as applicable, for the purposes of determining compliance with the financial covenants in this Section 8.11).

8.12. Outbound Investment Rules. None of the Borrower Parties will, nor will they permit any of their respective Subsidiaries to, (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered transaction”, as such term is defined in the Outbound Investment Rules, if any Borrower Party or any Subsidiary thereof were a U.S. Person or (iii) any other activity that would cause any Agent or Lender to be in violation of the Outbound Investment Rules or cause any Agent or Lender to be legally prohibited by the Outbound Investment Rules from performing or enforcing its rights under this Agreement or any other Loan Document.

ARTICLE 9. Events of Default. Upon the occurrence of any of the following events (an “Event of Default”):

9.1. Any Borrower Party shall fail to make any payment of principal or interest on the Loans or pay any reimbursement obligation in respect of any LC Disbursement on the date when due or shall fail to pay any other Obligation within three days of the date when due; or

9.2. Any representation or warranty made by the Borrower Parties in any Loan Document or in connection with any Loan Document shall be inaccurate or incomplete in any material respect on or as of the date made or deemed made (except as otherwise provided in Section 6.28(3) or otherwise contemplated herein); or

9.3. Any of the Borrower Parties shall default in the observance or performance of any covenant or agreement contained in Section 1.4(11), Article 8 (with respect to any Additional or More Restrictive Covenant that is included in this Agreement pursuant to and in accordance with Section 8.2(2), after giving effect to any grace, cure or other similar provisions applicable thereto) or Sections 7.3(1) (with respect only to the Borrower and MAC), 7.5(1), 7.11, or 7.12; or

9.4. Any of the Borrower Parties shall fail to observe or perform any other term or provision contained in the Loan Documents and such failure shall continue for thirty (30) days following the date a Responsible Officer of such Borrower Party knew of such failure or Borrower Party received notice thereof from Administrative Agent; provided that if such failure is capable of being cured but is not capable of being cured within thirty (30) days, such thirty (30) day period will be extended to sixty (60) days provided the Borrower is diligently seeking to cure the same (other than as provided in Section 7.16); or

9.5. Any of the Borrower Parties, or any of their respective Subsidiaries, shall default in any payment of principal of or interest on any recourse Indebtedness (other than (x) the Obligations or (y) solely in the case of a Subsidiary that is not a Borrower Party, any Specified Indebtedness) in an aggregate unpaid amount for all such Persons in excess of $150,000,000, and, prior to the election of the Lenders to accelerate the Obligations hereunder, such recourse Indebtedness is not paid or the payment thereof waived or cured in accordance with the terms of the documents, instruments and agreements evidencing the same; provided that any Borrowing Base Asset that ceases to satisfy the Borrowing Base Criteria applicable to such Borrowing Base Asset as a result of any Specified Debt Default shall (i) no longer qualify as a Borrowing Base Asset and shall automatically cease to be a Borrowing Base Asset (and cease to be included in the Borrowing Base Amount) on the date of such Specified Debt Default (and the Borrower shall make any mandatory repayment required under Section 1.9(2)(A), if any, as a result of any such reduction of the Borrowing Base Amount as and when required under Section 1.9(2)(A)) and (ii) other than in the case of a Borrowing Base Unencumbered Asset, continue to constitute Collateral (together with any related pledges of Capital Stock) until released in accordance with and subject to the requirements of Section 10.12; or

9.6. [Reserved]; or

9.7. (1) Any of the Borrower Parties or any Consolidated Entities (other than a De Minimis Subsidiary), shall commence any case, proceeding or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or making a general assignment for the benefit of its creditors; or (2) there shall be commenced against any of the Borrower Parties or any Consolidated Entities (other than a De Minimis Subsidiary) any case, proceeding or other action of a nature referred to in clause (1) above which (i) results in the entry of an order for relief or any such adjudication or appointment, or (ii) remains undismissed, undischarged or unbonded for a period of ninety (90) days; or (3) there shall be commenced against any of the Borrower Parties or any Consolidated Entities (other than a De Minimis Subsidiary) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or substantially all of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed, satisfied or bonded pending appeal within ninety (90) days from the entry thereof; or (4) any of the Borrower Parties or any Consolidated Entities (other than a De Minimis Subsidiary) shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in (other than in connection with a final settlement), any of the acts set forth in clause (1), (2) or (3) above; or (5) any of the Borrower Parties or any Consolidated Entities (other than a De Minimis Subsidiary) shall generally not, or shall be unable to, or shall admit in writing in any proceeding identified in (1), (2) or (3) its inability to, pay its debts as they become due, in each case unless such action relates to Permitted Indebtedness of a Macerich Entity that is not a Borrower Party (including, without limitation, Specified Indebtedness); or

9.8. (1) An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any of the Borrower Parties in an aggregate amount in excess of $125,000,000, (2) the commencement or increase of contributions to, or the adoption of or the amendment of a Pension Plan by any of the Borrower Parties or an ERISA Affiliate which has resulted or could reasonably be expected to result in an increase in Unfunded Pension Liability among all Pension Plans in an aggregate amount in excess of $125,000,000 or (3) any of the Borrower Parties or an ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan, which has resulted or could reasonably be expected to result in a Material Adverse Effect; or

9.9. One or more judgments or decrees in an aggregate unpaid amount in excess of $150,000,000 (excluding (i) judgments and decrees covered by insurance, without giving effect to self-insurance or deductibles and (ii) judgments and decrees with respect to the exercise of remedies by mortgage and mezzanine lenders in relation to Permitted Indebtedness (including, without limitation, Specified Indebtedness) and for which such judgment or decree is not enforced against any assets directly owned by a Borrower Party (other than any collateral for the subject mortgage loan or mezzanine loan) (such judgments or decrees, “Excepted Judgments”); provided that any Borrowing Base Asset that ceases to satisfy the Borrowing Base Criteria applicable to such Borrowing Base Asset as a result of an Excepted Judgment shall (i) no longer qualify as a Borrowing Base Asset and shall automatically cease to be a Borrowing Base Asset (and cease to be included in the Borrowing Base Amount) on the date such Excepted Judgment is entered (and the Borrower shall make any mandatory repayment required under Section 1.9(2)(A), if any, as a result of any such reduction of the Borrowing Base Amount as and when required under Section 1.9(2)(A)) and (ii) other than in the case of a Borrowing Base Unencumbered Asset, continue to constitute Collateral (together with any related pledges of Capital Stock) until released in accordance with and subject to the requirements of Section 10.12) shall be entered and be outstanding at any date against any of the Borrower Parties or any Consolidated Entities (other than a De Minimis Subsidiary) and all such judgments or decrees shall not have been vacated, discharged, stayed, satisfied or bonded pending appeal (or otherwise secured in a manner satisfactory to Administrative Agent in its reasonable judgment) within sixty (60) days from the entry thereof or in any event later than five days prior to the date of any proposed sale thereunder; or

9.10. MAC shall attempt to rescind or revoke the REIT Guaranty or a Subsidiary Guarantor attempts to rescind or revoke a Subsidiary Guaranty, with respect to future transactions or otherwise; or any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than (i) as expressly permitted hereunder or thereunder, (ii) as a result of acts or omissions by the Administrative Agent or the Collateral Agent, or (iii) Payment in Full, ceases to be in full force and effect in all respects in order for the principal benefit thereunder to be realized; or any Borrower Party contests in writing the validity or enforceability of any provision of any Loan Document or the validity or priority of a Lien as required by the Security Documents on a material portion of the Collateral; or any Borrower Party denies in writing that it has any or further liability or obligation under any Loan Document (other than (i) as a result of Payment in Full, (ii) as a result of acts or omissions by the Administrative Agent or the Collateral Agent, or (iii) in accordance with its terms), or purports in writing to revoke or rescind any Loan Document (other than in accordance with its terms); or

9.11. MAC shall fail to maintain its status as a REIT; or

9.12. The Capital Stock of MAC is no longer listed on the New York Stock Exchange, NYSE American or Nasdaq Stock Market; or

9.13. Any Event of Default shall occur under any of the other Loan Documents; or

9.14. There shall occur a Change of Control;

THEN,

automatically upon the occurrence of an Event of Default under Section 9.7 above, and in all other cases at the option of the Administrative Agent or at the request or with the consent of the Required Lenders: (i) the Commitments shall terminate; (ii) the Administrative Agent and the Collateral Agent may exercise, on behalf of the Lenders and the other Secured Parties, all rights and remedies under the REIT Guaranty, the Subsidiary Guaranty, the Security Documents and the other Loan Documents; (iii) the outstanding principal balance of the Loans and interest accrued but unpaid thereon and all other Obligations shall become immediately due and payable, without demand upon or presentment to any of the Borrower Parties, which are expressly waived by the Borrower Parties; and (iv) the Administrative Agent, the Collateral Agent and the Secured Parties may immediately exercise all rights, powers and remedies available to them at law, in equity or otherwise, including, without limitation, under the Loan Documents, all of which rights, powers and remedies are cumulative and not exclusive.

Subject to any applicable intercreditor or subordination agreement, following the occurrence of an Event of Default and acceleration of the Obligations, all amounts received by the Administrative Agent and/or the Collateral Agent on account of the Secured Obligations shall be promptly disbursed by the Administrative Agent or Collateral Agent, as applicable, as follows:

(1) first, to the payment of (x) any and all sums advanced by the Collateral Agent in order to preserve the Collateral (or any other security or collateral for the Secured Obligations) or preserve its security interest in the Collateral (or any other security or collateral for the Secured Obligations); and (y) the reasonable expenses incurred by the Collateral Agent in connection with the retaking, holding, preparing for sale or lease, selling or otherwise disposing or realizing on the Collateral or any other collateral or security for the Secured Obligations, or in connection with the exercise by the Collateral Agent of any of its rights or remedies hereunder or under any other Loan Document, together with attorneys’ fees and court costs;

(2) second, to the extent proceeds remain after the application pursuant to the preceding clause (1), to the payment of (x) any and all sums advanced by the Administrative Agent in order to preserve the Collateral (or any other security or collateral for the Secured Obligations) or preserve its security interest in the Collateral (or any other security or collateral for the Secured Obligations) and (y) the reasonable expenses incurred by the Administrative Agent in connection with the retaking, holding, preparing for sale or lease, selling or otherwise disposing or realizing on the Collateral or any other collateral or security for the Secured Obligations, or in connection with the exercise by the Administrative Agent of any of its rights or remedies hereunder or under any other Loan Document, together with attorneys’ fees and court costs;

(3) third, to the extent proceeds remain after the application pursuant to the preceding clauses (1) and (2), to the payment of out-of-pocket third party expenses incurred by the Administrative Agent and the Collateral Agent in the performance of their duties and the enforcement of the rights of the Lenders and the other Secured Parties under the Loan Documents, including, without limitation, all costs and expenses of collection, “workout”, attorneys’ fees, court costs and other amounts payable as provided in Section 10.7;

(4) fourth, to the extent proceeds remain after the application pursuant to the preceding clauses (1), (2) and (3), to the payment of any other fees payable to the Collateral Agent, the Administrative Agent and/or the Issuing Lenders in accordance with this Agreement or under any other Loan Document;

(5) fifth, to the extent proceeds remain after the application pursuant to the preceding clauses (1) through (4) inclusive, to the applicable Secured Parties in payment of all outstanding accrued and unpaid interest and fees with respect to the Loans and the Letters of Credit and all fees, premiums and scheduled periodic payments due under Secured Treasury Services Agreements and Secured Hedge Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause (5) held by them;

(6) sixth, to the extent proceeds remain after the application pursuant to the preceding clauses (1) through (5) inclusive, to the applicable Secured Parties in payment of the outstanding principal amount of all Loans and unreimbursed LC Disbursements (and, in the case of undrawn Letters of Credit, payment of the amount that would be owing if the maximum amount under such Letter of Credit were drawn, which amount shall be held in accordance with the immediately following paragraph of this Article 9) and any breakage, termination or other payments under Secured Treasury Services Agreements and Secured Hedge Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause (6) held by them;

(7) seventh, to the extent proceeds remain after the application pursuant to the preceding clauses (1) through (6) inclusive, to the payment of all other Secured Obligations of the Borrower Parties that are due and payable to the Administrative Agent, the Collateral Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Secured Obligations owing to the Administrative Agent, the Collateral Agent and the other Secured Parties on such date; and

(8) Last, the balance, if any, after all of the Secured Obligations then due and payable have been paid in full, to the Borrower or as otherwise required by Requirements of Law.

If any Issuing Lender is to receive a distribution in accordance with the procedures set forth above in the immediately preceding paragraph on account of undrawn amounts with respect to Letters of Credit issued hereunder, such amounts shall be paid to the Collateral Agent as Cash Collateral, for the equal and ratable benefit of the Secured Parties, and shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Secured Obligations, if any, in the order set forth above and, if no Secured Obligations remain outstanding, to the Borrower or as otherwise required by any applicable intercreditor or subordination agreement or Requirement of Law. Notwithstanding the foregoing, amounts received from any Guarantor that is not an “Eligible Contract Participant” (as defined in the Commodity Exchange Act) shall not be applied to its Secured Obligations that are Excluded Swap Obligations.

The order of priority set forth in this Article 9 and the related provisions of this Agreement are set forth solely to determine the rights and priorities of the Agents, the Lenders and the other Secured Parties as among themselves.

ARTICLE 10. The Agents.

10.1. Appointment. Each of the Lenders and the Issuing Lenders hereby irrevocably designates and appoints the Administrative Agent and the Collateral Agent as the agents of such Lender under the Loan Documents and each such Lender hereby irrevocably authorizes the Administrative Agent and the Collateral Agent, as the agents for such Lender, to take such action on its behalf under the provisions of the Loan Documents and to exercise such powers and perform such duties as are expressly delegated to each such Agent by the terms of the Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in the Loan Documents, neither the Administrative Agent nor the Collateral Agent shall have any duties or responsibilities, except those expressly set forth herein or therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Loan Documents or otherwise exist against any of the Agents. Each Lender acknowledges and agrees that it shall be bound by all terms and conditions of the Pledge Agreement and the Guaranties.

10.2. Delegation of Duties. The Administrative Agent and the Collateral Agent may execute any of their respective duties under the Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

10.3. Exculpatory Provisions. None of the Administrative Agent, the Collateral Agent, the other Agents, nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (1) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with the Loan Documents (except for its or such Person’s own gross negligence or willful misconduct), or (2) responsible in any manner to any of the Lenders or the Issuing Lenders for any recitals, statements, representations or warranties made by the Borrower Parties or any officer thereof contained in the Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or the Collateral Agent under or in connection with the Loan Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Loan Documents or for any failure of the Borrower Parties to perform their obligations thereunder. The Administrative Agent and all other Agents shall not be under any obligation to any Lender or any Issuing Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, the Loan Documents or to inspect the properties, books or records of the Borrower Parties.

10.4. Reliance by the Agents. Each of the Agents shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certification, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by such Agent. As to the Lenders and the Issuing Lenders: (1) the Administrative Agent shall be fully justified in failing or refusing to take any action under the Loan Documents unless it shall first receive such advice or concurrence of one hundred percent (100%) of the Lenders and the Issuing Lenders (or, if a provision of this Agreement expressly provides that a lesser number of the Lenders may direct the action of the Administrative Agent, such lesser number of Lenders) or it shall first be indemnified to its satisfaction by the Lenders and the Issuing Lenders ratably in accordance with their respective Applicable Percentages against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any action (except for liabilities and expenses resulting from the Administrative Agent’s gross negligence or willful misconduct (as determined by a final and non-appealable judgment of a court of competent jurisdiction)); (2) the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under the Loan Documents in accordance with a request of one hundred percent (100%) of the Lenders (or, if a provision of this Agreement expressly provides that the Administrative Agent shall be required to act or refrain from acting at the request of a lesser number of the Lenders, such lesser number of Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders; (3) the Collateral Agent shall be fully justified in failing or refusing to take any action under the Loan Documents unless it shall first receive such advice or concurrence of the Required Lenders (or, if a provision of any Loan Document expressly provides that a greater percentage of Lenders are required to direct the action of the Collateral Agent, such greater number of Lenders) or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any action (except for liabilities and expenses resulting from the Collateral Agent’s gross negligence or willful misconduct (as determined by a final and non-appealable judgment of a court of competent jurisdiction)), and (4) the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under the Loan Documents in accordance with a request of the Required Lenders (or, if a provision of any Loan Document expressly provides that a greater percentage of Lenders are required to direct the action of the Collateral Agent, such greater number of Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all Lenders.

10.5. Notice of Default. Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Potential Default or Event of Default hereunder unless the Administrative Agent or the Collateral Agent, as the case may be, has received notice from a Lender or the Borrower referring to the Loan Documents, describing such Potential Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice and a Potential Default has occurred, the Administrative Agent shall promptly give notice thereof to the Collateral Agent and the Lenders. The Administrative Agent shall take such action with respect to such Potential Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Potential Default or Event of Default as it shall deem advisable in the best interest of the Lenders (except to the extent that this Agreement or the other Loan Documents expressly require that such action be taken or not taken by the Administrative Agent with the consent or upon the authorization of the Required Lenders or such other group of Lenders, in which case such action will be taken or not taken as directed by the Required Lenders or such other group of Lenders). The Collateral Agent shall take such action with respect to such Potential Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that, unless and until the Collateral Agent shall have received such directions, the Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Potential Default or Event of Default as it shall deem advisable in the best interest of the Lenders (except to the extent that this Agreement or the other Loan Documents expressly require that such action be taken or not taken by the Collateral Agent with the consent or upon the authorization of the Required Lenders, in which case such action will be taken or not taken as directed by the Required Lenders).

10.6. Non-Reliance on Agents and Other Lenders. Each of the Lenders and the Issuing Lenders expressly acknowledges that none of the Administrative Agent, the other Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent or the other Agents hereinafter taken, including any review of the affairs of the Borrower Parties, shall be deemed to constitute any representation or warranty by the Administrative Agent or the other Agents to any Lender or any Issuing Lender. Each of the Lenders and the Issuing Lenders represents to the Administrative Agent and the other Agents that it has, independently and without reliance upon the Administrative Agent, the other Agents or any other Lender or any other Issuing Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower Parties and made its own decision to make its loans hereunder and enter into this Agreement. Each Lender and each Issuing Lender also represents that it will, independently and without reliance upon the Administrative Agent, the other Agents or any other Lender or any other Issuing Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this

Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders or the Issuing Lenders by the Administrative Agent hereunder, the Administrative Agent, the other Agents shall not have any duty or responsibility to provide any Lender or any Issuing Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower or other Borrower Parties which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

10.7. Indemnification; Reimbursement.

(1) The Lenders and the Issuing Lenders agree to indemnify the Administrative Agent and the other Agents in their respective capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Applicable Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment of the Obligations) be imposed on, incurred by or asserted against the Administrative Agent or the other Agents in any way relating to or arising out of the Loan Documents or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by the Administrative Agent or the other Agents under or in connection with any of the foregoing; provided that no Lender nor any Issuing Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s or any other Agent’s gross negligence or willful misconduct (as determined by a final and non-appealable judgment of a court of competent jurisdiction), respectively. The provisions of this Section 10.7 shall survive Payment in Full, the Revolving Commitment Termination Date and the termination of this Agreement.

(2) If the Administrative Agent or the Collateral Agent incurs any reasonable costs or expenses (including, without limitation, those for legal services) after the date of this Agreement and with respect to any actual or proposed Modification or waiver of any term of the Loan Documents or restructuring or refinancing thereof or with any effort to enforce or protect Lenders’ or Issuing Lenders’ rights or interests with respect thereto (including any protective advances made in accordance with any Loan Document), or otherwise with respect to the performance of its role as Administrative Agent or Collateral Agent, as applicable, under this Agreement, each in accordance with the terms of this Agreement, then, if such costs are not reimbursed by or on behalf of Borrower, Lenders shall reimburse the Administrative Agent and/or the Collateral Agent, as applicable, for their respective Applicable Percentages of such costs promptly after request therefor. If the Administrative Agent or the Collateral Agent, as applicable, recovers any amounts for which it has previously been reimbursed by Lenders hereunder, the Administrative Agent or the Collateral Agent, as applicable, shall promptly distribute to Lenders their respective Applicable Percentages thereof.

10.8. Agents in Their Individual Capacity. The Administrative Agent, the other Agents and their affiliates may make loans to, accept deposits from and generally engage in any kind of business with any of the Borrower Parties or any of their respective Subsidiary Entities and Affiliates as though the Administrative Agent and the other Agents were not, respectively, the Administrative Agent, the Collateral Agent, a Co-Syndication Agent or another Agent hereunder. With respect to such loans made or renewed by them and any Note issued to them, the Administrative Agent and the other Agents shall have the same rights and powers under the Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, the Collateral Agent, a Co-Syndication Agent or another Agent, respectively, and the terms “Lender” and “Lenders” shall include the Administrative Agent, the Collateral Agent, each Co-Syndication Agent and each other Agent in its individual capacity.

10.9. Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent under the Loan Documents upon thirty (30) days’ notice to the Lenders. If the Administrative Agent shall resign, then the Required Lenders shall (with, so long as there shall not exist and be continuing an Event of Default, the consent of the Borrower, such consent not to be unreasonably withheld or delayed) appoint from among the Lenders a successor agent or, if the Required Lenders are unable to agree on the appointment of a successor agent, the Administrative Agent shall appoint a successor agent for the Lenders and the Issuing Lenders whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon its appointment, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any of the Loan Documents or successors thereto. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of the Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents.

10.10. Successor Collateral Agent. The Collateral Agent may resign as Collateral Agent under the Loan Documents upon thirty (30) days’ notice to the Lenders. If the Collateral Agent shall resign, then the Required Lenders shall (with, so long as there shall not exist and be continuing an Event of Default, the consent of the Borrower, such consent not to be unreasonably withheld or delayed) appoint a successor agent or, if such Required Lenders are unable to agree on the appointment of a successor agent, the Collateral Agent shall appoint a successor agent for the Lenders whereupon such successor agent shall succeed to the rights, powers and duties of the Collateral Agent, and the term “Collateral Agent” shall mean such successor agent effective upon its appointment, and the former Collateral Agent’s rights, powers and duties as Collateral Agent shall be terminated, without any other or further act or deed on the part of such former Collateral Agent or any of the parties to this Agreement or any of the Loan Documents or successors thereto. After any retiring Collateral Agent’s resignation hereunder as Collateral Agent, the provisions of the Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent under the Loan Documents.

10.11. Limitations on Agents’ Liability. None of the Co-Syndication Agents, the Co-Documentation Agents, or the Joint Lead Arrangers, in such capacities, shall have any right, power, obligation, liability, responsibility or duty under this Agreement.

10.12. Collateral Matters and Releases; Mortgage Security Release Event; Designation of Non-Borrowing Base Assets; Protective Advances.

(1) Each Lender hereby authorizes each of the Administrative Agent and the Collateral Agent, without the necessity of any notice to or further consent from any Lender to take any action with respect to any Collateral or Loan Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to any of the Loan Documents.

(2) The Lenders and other Secured Parties hereby authorize and direct, without the necessity of any notice to or further consent from any Lender or any other Secured Party:

(A) the Collateral Agent to release any Lien granted to or held by the Collateral Agent on any Collateral (i) upon Payment in Full, (ii) as otherwise expressly permitted by the terms of the applicable Loan Document, including (a) release of Liens on any Replaced Asset upon delivery by MAC of the applicable Release Request Certificate (and the satisfaction of all other Borrowing Base Asset Substitution Conditions in connection therewith; provided that no Agent shall be responsible for or have any liability in connection with determining whether or not such conditions are satisfied) (it being acknowledged and agreed that such a release is expressly permitted by this Agreement), (b) a release of Liens on Collateral subject to a Disposition permitted under Section 8.4(3) upon the consummation of such Disposition (provided that no Agent shall be responsible for or have any liability in connection with determining whether or not the conditions set forth therein are satisfied), (c) a release of Liens on Collateral subject to a Financing or Joint Venture Transaction upon delivery of the applicable officer’s certificate described in clause (v) of the definition of “Financing or Joint Venture Transaction Release Conditions” (and the satisfaction of all other Financing or Joint Venture Transaction Release Conditions in connection therewith; provided that no Agent shall be responsible for or have any liability in connection with determining whether or not such conditions are satisfied) (it being acknowledged and agreed that such a release is expressly permitted by this Agreement) and (d) release of all Mortgages (with the release of such Mortgages resulting in the applicable Mortgaged Properties simultaneously and automatically ceasing to constitute Borrowing Base Mortgaged Property Assets (to the extent they did prior to the release of such Mortgages) and ceasing to be included in the Borrowing Base Amount as Borrowing Base Mortgaged Property Assets (to the extent they were included in the Borrowing Base Amount prior to the release of such Mortgages)) upon delivery of the officer’s certificate described in clause (iv) of the definition of “Mortgage Security Release Event” (and the satisfaction of all other conditions set forth in the definition of “Mortgage Security Release Event” in connection therewith; provided that no Agent shall be responsible for or have any liability in connection with determining whether or not such conditions are satisfied) (it being acknowledged and agreed that such a release is expressly permitted by this Agreement); provided that, notwithstanding anything to the contrary herein, the occurrence of the Mortgage Security Release Event and the release of the Mortgages in connection therewith will not result in either (A) the release of any Capital Stock that is Collateral under the Loan Documents and such Capital Stock shall be included in the Borrowing Base as a Borrowing Base Unencumbered Equity Interest Asset (unless such Capital Stock does not meet the Borrowing Base Criteria for a Borrowing Base Unencumbered Equity Interest Asset) or the termination of any pledge in respect thereof or (B) the release or termination of the unconditional guaranty of any owner of such Capital Stock, or (iii) if approved, authorized or ratified in writing by the Required Lenders (or such greater number of Lenders as this Agreement or any other Loan Document may expressly provide); and

(B) the Administrative Agent and the Collateral Agent to release any Guarantor from its guarantee under the applicable Guaranty (i) upon Payment in Full, (ii) other than in the case of MAC, as expressly permitted by the terms of the applicable Loan Document, including (a) if all of the Collateral of such Subsidiary Guarantor is released in accordance with clause (A) above or (b) if such Subsidiary Guarantor ceases to be a Subsidiary of the Macerich Entities pursuant to a transaction that is permitted under the Loan Documents (it being acknowledged and agreed that such the releases contemplated by the foregoing clauses (a) and (b) are expressly permitted by this Agreement) or (iii) if approved, authorized or ratified in writing by the Required Lenders (or such greater number of Lenders as this Agreement or any other Loan Document may expressly provide). For the avoidance of doubt, upon any Guarantor’s release as described in the preceding sentence, such Person shall cease to be a Guarantor, Borrower Party, Borrowing Base Equity Interest Asset Owner, Borrowing Base Unencumbered Equity Interest Asset Owner, Additional Equity Interest Asset Owner, Property Owner, Property Owner Parent and/or Pledgor under this Agreement or any of the other Loan Documents and shall have no obligations hereunder or thereunder in such capacity (including any obligation to comply with covenants applicable solely to a Guarantor, Borrower Party, Borrowing Base Equity Interest Asset Owner, Borrowing Base Unencumbered Equity Interest Asset Owner, Additional Equity Interest Asset Owner, Property Owner, Property Owner Parent or Pledgor and not to other Macerich Entities). Upon request by the Collateral Agent or the Administrative Agent at any time, the Lenders will confirm in writing the Collateral Agent’s or the Administrative Agent’s, as applicable, authority to release particular types or items of Collateral or particular Guarantors pursuant to this Section 10.12. In each case as specified in this Section 10.12, each of the Administrative Agent and the Collateral Agent will (and each Lender and other Secured Party irrevocably authorizes each of the Administrative Agent and the Collateral Agent to), at the Borrower’s expense, execute and deliver to the applicable Borrower Party such documents as such Borrower Party may reasonably request to evidence any release of such item of Collateral from the security interest granted under the Security Documents or to evidence any release of such Guarantor from its obligations under the applicable Guaranty and as a Pledgor under the Pledge Agreement (and in connection with therewith, release as a Borrower Party, Borrowing Base Equity Interest Asset Owner, Borrowing Base Unencumbered Equity Interest Asset Owner, Additional Equity Interest Asset Owner, Property Owner and/or Property Owner Parent under the Loan Documents), as applicable, in each case in accordance with the terms of the Loan Documents and this Section 10.12.

(3) Any such release of guarantee obligations or other obligations shall be deemed subject to the provision that such obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower Party, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower Party or any substantial part of its property, or otherwise, all as though such payment had not been made.

(4) The Collateral Agent shall have no obligation whatsoever to any Secured Party or to any other Person to assure that the Collateral exists or is owned by the Borrower, any other Borrower Party or any other Subsidiary or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Article 10 or in any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, and that the Collateral Agent shall have no duty or liability whatsoever to the Lenders or the other Secured Parties, except to the extent resulting from its gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment.

(5) Each Lender and other Secured Party (a) agrees that it will be bound by and will take no actions contrary to the provisions of any applicable intercreditor or subordination agreements permitted under this Agreement and (b) authorizes and instructs the Administrative Agent and Collateral Agent to enter into any applicable intercreditor or subordination agreements permitted under this Agreement as Administrative Agent and Collateral Agent on behalf of such Lender or other Secured Party. In the event of any conflict or inconsistency between the provisions of any applicable intercreditor or subordination agreement permitted under this Agreement and this Agreement, the provisions of such intercreditor or subordination agreement shall control.

(6) Without limiting the other provisions of the Loan Documents, the Administrative Agent and the Collateral Agent may make, and shall be reimbursed by the Lenders to the extent not reimbursed by the Borrower for, Protective Advances with respect to each Mortgaged Property in an aggregate amount per calendar year not to exceed the sum of (i) amounts expended to pay real estate Taxes, assessments and governmental charges or levies imposed upon such Mortgaged Property; (ii) amounts expended to pay insurance premiums for policies of insurance related to such Mortgaged Property; and (iii) $1,000,000. The Borrower agrees to pay on demand all Protective Advances.

(7) The Borrower may designate a Borrowing Base Unencumbered Asset that is subject to a Financing or Joint Venture Transaction described in clause (iii) of the definition thereof as a non-Borrowing Base Asset by delivering the applicable officer’s certificate described in clause (v) of the definition of “Financing or Joint Venture Transaction Release Conditions” (and the satisfaction of all other applicable Financing or Joint Venture Transaction Release Conditions in connection therewith; provided that no Agent shall be responsible for or have any liability in connection with determining whether or not such conditions are satisfied), and upon delivery of such certificate and satisfaction of such conditions, such Borrowing Base Unencumbered Asset shall no longer constitute a Borrowing Base Unencumbered Asset or a Borrowing Base Asset hereunder.

(8) Notwithstanding anything to the contrary contained herein or in any other Loan Document (i) neither the Administrative Agent nor the Collateral Agent shall be required to take any action under this Section 10.12 which, in such Agent’s opinion, would expose such Agent to personal liability or create any obligation or entail any consequence other than the release of Liens and guarantees without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of the Borrower or any other Borrower Party in respect of) all interests retained by the Borrower or any other Borrower Party. In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, the Collateral Agent shall be authorized to deduct all of the expenses reasonably incurred by the Collateral Agent from the proceeds of any such sale, transfer or foreclosure.

10.13. Secured Treasury Services Agreements and Secured Hedge Agreements. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower Parties, the Agents and each Secured Party hereby agree that no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under each Guaranty may be exercised solely by the Administrative Agent, on behalf of the Secured Parties, in accordance with the terms hereof and thereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent, in each case, on behalf of the Secured Parties. No Specified Counterparty that obtains the benefits of the payment “waterfall” set forth in Article 9, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article 10 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Secured Treasury Services Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Specified Counterparty. The Specified Counterparties hereby authorize the Administrative Agent to enter into any intercreditor or subordination agreement permitted under this Agreement and any amendment, modification, replacement, extension, supplement or joinder with respect thereto, and any such intercreditor agreement is binding upon the Specified Counterparties.

10.14. Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under the Bankruptcy Code or any other judicial proceeding relative to any Borrower Party, the Administrative Agent (irrespective of whether any Credit Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(1) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposure and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lenders, the Collateral Agent, the Administrative Agent and the other Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Secured Parties and their respective agents and counsel and all other amounts due the Secured Parties) allowed in such judicial proceeding; and

(2) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Secured Parties, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel and any other amounts due the Administrative Agent.

10.15. Erroneous Payments.

(1) If the Administrative Agent notifies a Lender, Issuing Lender or other Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Lender or other Secured Party (any such Lender, Issuing Lender, other Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under the immediately succeeding clause (2)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Lender, other Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 10.15 and held in trust for the benefit of the Administrative Agent, and such Lender, Issuing Lender or other Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (1) shall be conclusive, absent manifest error.

(2) Without limiting the immediately preceding clause (1), each Lender, Issuing Lender or other Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Lender or other Secured Party (and each of their respective successors and assigns), hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Issuing Lender or other Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(A) it acknowledges and agrees that (I) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (II) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(B) such Lender, Issuing Lender or other Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 10.15(2).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 10.15(2) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 10.15(1) or on whether or not an Erroneous Payment has been made.

(3) Each Lender, Issuing Lender or other Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Lender or other Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Issuing Lender or other Secured Party under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under the immediately preceding clause (1).

(4) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with the immediately preceding clause (1), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time (with the consideration therefor being acknowledged by the parties hereto), (i) such Lender (the “Erroneous Payment Assigning Lender”) shall be deemed to have assigned its Loans (but not its Commitments) of the relevant class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower and, to the extent such Person’s consent would otherwise be required hereunder, each Issuing Lender) deemed to execute and deliver an Assignment and Acceptance Agreement (or, to the extent applicable, an agreement incorporating an Assignment and Acceptance Agreement by reference pursuant to an electronic platform approved by the Administrative Agent as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (ii) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender and (iv) the Administrative Agent, each Issuing Lender and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (v) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment.

(5) Subject to Section 11.8 (but excluding, in all events, any assignment consent or approval requirements other than with respect to a Disqualified Institution), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

(6) The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, Issuing Lender or other Secured Party, to the rights and interests of such Lender, Issuing Lender or other Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Borrower Parties’ Secured Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Secured Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Secured Obligations owed by the Borrower or any other Borrower Party; provided that this Section 10.15 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Secured Obligations of the Borrower relative to the amount (and/or timing for payment) of the Secured Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Borrower Party for the purpose of making a payment on the Secured Obligations.

(7) In the event that a Revolving Loan is assigned pursuant to clause (4) above, then (i) for purposes of determining “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, (x) the unused Revolving Commitment of the applicable class of an Erroneous Payment Assigning Lender shall be deemed to be reduced by the Erroneous Payment Assigned Amount (as defined below) of such Erroneous Payment Assigning Lender and (y) the Erroneous Payment Assigned Amount held by the Administrative Agent shall be included as Revolving Loans of the applicable class in any determination under such defined terms or provisions, (ii) the amount of the Unused Line Fee payable to any Lender shall not be increased as a result of such assignment, (iii) the amount available to be borrowed by the Borrower from the Erroneous Payment Assigning Lender in respect of the affected class of Revolving Commitments shall not be increased as a result of such assignment, (iv) to the extent appropriate and relating to the determination of the proper recipient of any payment attributable to the applicable Erroneous Payment Assigned Amount, such Erroneous Payment Assigned Amount shall be treated as a part of the Revolving Credit Exposure of the Administrative Agent with respect to the affected class and (v) otherwise, such Erroneous Payment Assigned Amount shall be treated as a part of the Revolving Credit Exposure of the Erroneous Payment Assigning Lender, including for purposes of determining participations in Letters of Credit. For purposes hereof, “Erroneous Payment Assigned Amount” shall mean, as to any Erroneous Payment Assigning Lender, the principal amount assigned in accordance with clause (4) above (taking into account any prepayment or repayment from time to time of such principal amount in accordance with the terms of this Agreement). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Revolving Commitments of any Lender and such Revolving Commitments shall remain available in accordance with the terms of this Agreement.

(8) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation any defense based on “discharge for value” or any similar doctrine.

(9) Each party’s obligations, agreements and waivers under this Section 10.15 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, Issuing Lender or other Secured Party, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Secured Obligations (or any portion thereof) under any Loan Document.

ARTICLE 11. Miscellaneous Provisions.

11.1. No Assignment by the Borrower or MAC. Neither the Borrower nor MAC may assign its rights or obligations under this Agreement or the other Loan Documents without the prior written consent of the Administrative Agent, the Collateral Agent, and one hundred percent (100%) of the Lenders and the Issuing Lenders. Subject to the foregoing, all provisions contained in this Agreement and the other Loan Documents and in any document or agreement referred to herein or therein or relating hereto or thereto shall inure to the benefit of the Administrative Agent, the Collateral Agent, each Issuing Lender and each Lender, their respective successors and assigns, and shall be binding upon each of the Borrower Parties and such Person’s successors and assigns.

11.2. Modification.

(1) Subject to Section 2.4 and to the additional requirements of Section 11.2(2) and 11.2(3), neither this Agreement nor any other Loan Document may be Modified or waived unless such Modification or waiver is in writing and signed by the Administrative Agent, MAC, the Borrower and the Required Lenders; provided that Administrative Agent may, with the consent of the Borrower only, (i) Modify this Agreement or any other Loan Document to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or any Issuing Lender; (ii) Modify this Agreement or any other Loan Document to permit additional affiliates of the Borrower to guarantee the Secured Obligations and/or provide collateral therefor; and (iii) Modify this Agreement and other Loan Documents to add Collateral and/or Mortgaged Properties and to effectuate releases of Subsidiary Guarantors and Collateral as contemplated by Section 10.12 hereof; provided further that this Agreement may be amended by any Joinder Agreements as contemplated by Article 3 hereof; provided further that the Revolving Commitment Termination Date may be extended as provided in Section 1.7(5).

(2) Notwithstanding the foregoing, no such Modification or waiver shall, without the prior written consent of each Lender that would be directly and adversely affected thereby (for the avoidance of doubt, in addition to the consents required under Section 11.2(1)): (i) reduce the principal of, or rate of interest on, any Loan or any LC Disbursement or interest or fees payable hereunder; provided, no (w) repayment of the Loans at par, (x) waiver of any post-default increase in interest rates, condition precedent, Potential Default, Specified Default, Event of Default or mandatory prepayment or repayment required under Section 1.9 or any other principal repayment obligation under any Loan Document (other than, for the avoidance of doubt, any payment required under Section 1.8(1)), (y) amendment or modification of the financial covenants or defined terms used in the financial covenants in this Agreement or (z) replacement of the then-current Benchmark pursuant to Section 2.4, in each case, shall constitute a reduction in the principal of, or rate of interest on, any Loan or any LC Disbursement or interest or fees, (ii) except as expressly contemplated by this Section 11.2 and Section 11.8 below, increase the Commitment of any Lender over the amount thereof then in effect or extend the expiration date of any Commitment of any Lender; provided, no amendment, modification or waiver of any condition precedent (other than any condition precedent under Section 1.7(5), which shall constitute an extension of the expiration date of the Commitment of the applicable Lenders and shall require the consent of such Lenders), covenant (including any financial covenant (including the defined terms used therein) or covenant relating to Borrowing Base Assets), Potential Default, Specified Default, Event of Default or mandatory prepayment or repayment required under Section 1.9 or any other principal repayment obligation under any Loan Document shall constitute an increase in any Commitment of any Lender or an extension of the expiration date of any Commitment of any Lender, (iii) Modify the definition of “Required Lenders” or the percentage of Lenders which shall be required for Lenders to take any action hereunder (provided that additional extensions of credit pursuant hereto may be included in the determination of “Required Lenders” on substantially the same basis as the Commitments, the Loans and the other Revolving Credit Exposure are included on the Closing Date), (iv) extend or waive any scheduled payment date for any principal, interest or fees, including any payment required under Section 1.8(1); provided, no amendment, modification or waiver of any post-default increase in interest rates, condition precedent, covenant (including any financial covenant (including the defined terms used therein) or covenant relating to Borrowing Base Assets), Potential Default, Specified Default, Event of Default or mandatory prepayment or repayment under Section 1.9 or any other principal repayment obligation (other than, for the avoidance of doubt, any payment required under Section 1.8(1)) under any Loan Document shall constitute an extension or waiver of any scheduled payment date for any principal, interest or fees, (v) (A) release MAC from its obligations under the REIT Guaranty, (B) release the Borrower from its obligation to repay the Loans and LC Disbursements hereunder or (C) release all or substantially all of the Guarantors or the Collateral, except, in the case of this clause (C), to the extent such release is otherwise permitted under the Loan Documents, (vi) Modify this Section 11.2, (vii) Modify any provision of the Loan Documents which by its terms requires the consent or approval of all affected Lenders, (viii) Modify any pro rata sharing provision of any Loan Document or the payment “waterfall” in Article 9 or (ix) subordinate (A) any of the Liens securing the Obligations to Liens securing any other Indebtedness or (B) the payment of any Obligations to the payment of any other Indebtedness; provided that, for the avoidance of doubt, all Lenders shall be deemed directly and adversely affected thereby with respect to any amendment described in clauses (iii), (v), (vi) and (viii).

(3) No Modification of any provision of the Loan Documents, or consent to any departure by any Borrower Party therefrom, shall: (i) Modify any provision of the Loan Documents relating to the Administrative Agent without the written consent of the Administrative Agent; (ii) Modify any provision of the Loan Documents relating to the Collateral Agent without the written consent of the Collateral Agent; (iii) Modify any obligation of Lenders relating to the purchase of participations in Letters of Credit as provided in Section 1.4 or the limitations on amounts of Letters of Credit of the applicable Issuing Lenders set forth in Section 1.4(3), in each case, without the written consent of Administrative Agent and the Issuing Lenders; (iv) Modify or waive any provision hereof relating to the Letter of Credit Commitment of any Issuing Lender, extend or waive any scheduled payment date for any reimbursement of any LC Disbursement or any pledge or deposit of Cash Collateral or extend the LC Commitment Expiry Date of any Issuing Lender, in each case, without the consent of such Issuing Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Potential Default or Event of Default shall constitute a modification of the Letter of Credit Commitment of any Issuing Lender; or (v) Modify any provision of the Loan Documents relating to any Agent without the written consent of such Agent.

(4) Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Borrower may enter into Joinder Agreements in accordance with Article 3 and such Joinder Agreements shall be effective to amend the terms of this Agreement and the other applicable Loan Documents, in each case, without any further action or consent of any other party to any Loan Document.

(5) If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to this Agreement or any other Loan Document that requires the consent of each Lender that would be directly and adversely affected thereby or the consent of all Lenders, as the case may be, the Borrower may replace such non-consenting Lender in accordance with Section 2.8(2); provided that (i) such proposed amendment, waiver, consent or release has otherwise been approved by the Required Lenders and (ii) such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

Further, it is expressly agreed and understood that the failure by the Required Lenders to elect to accelerate amounts outstanding hereunder and/or to terminate the Commitments of the Lenders and the Issuing Lenders hereunder shall not constitute a Modification or waiver of any term or provision of this Agreement.

11.3. Cumulative Rights; No Waiver. The rights, powers and remedies of the Administrative Agent, the Collateral Agent, the Issuing Lenders and the Lenders hereunder and under the other Loan Documents are cumulative and in addition to all rights, power and remedies provided under any and all agreements among the Borrower Parties, the Administrative Agent, the Collateral Agent, the Issuing Lenders and the Lenders relating hereto, at law, in equity or otherwise. Any delay or failure by Administrative Agent, the Collateral Agent, the Issuing Lenders and the Lenders to exercise any right, power or remedy shall not constitute a waiver thereof by the Administrative Agent, the Collateral Agent, the Issuing Lenders or the Lenders, and no single or partial exercise by the Administrative Agent, the Collateral Agent, the Issuing Lenders or the Lenders of any right, power or remedy shall preclude other or further exercise thereof or any exercise of any other rights, powers or remedies.

11.4. Entire Agreement. This Agreement, the other Loan Documents and the schedules, appendices, documents and agreements referred to herein and therein embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings relating to the subject matter hereof and thereof.

11.5. Survival. All representations, warranties, covenants and agreements contained in this Agreement and the other Loan Documents on the part of the Borrower Parties shall survive the termination of this Agreement and shall be effective until the Obligations are paid and performed in full or longer as expressly provided herein.

11.6. Notices.

(1) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (2) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, in each case, addressed to the party at the address set forth on Schedule 11.6 attached hereto. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (2) below, shall be effective as provided in said paragraph (2). Notices may be provided on behalf of the Borrower Parties by their legal counsel and delivery of such notices shall be deemed delivery by the Borrower Parties.

(2) Electronic Communications. Notices and other communications to the Lenders and the Issuing Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any Issuing Lender pursuant to Section 1.5 if such Lender or such Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefore; provided that, for both clauses (i) and (ii) of this paragraph, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(3) Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto; provided that, in the case of the Administrative Agent, the Collateral Agent or an Issuing Lender, such physical address for notice is an address maintained in the continental United States.

(4) Platform.

(A) Each Borrower Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Lenders and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(B) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Borrower Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any other Borrower Party’s or the Administrative Agent’s transmission of Communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material that any Borrower Party provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or any Issuing Lender by means of electronic communications pursuant to this Section, including through the Platform.

11.7. Governing Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (IN THE CASE OF THE SECURITY DOCUMENTS, EXCEPT AS OTHERWISE SET FORTH THEREIN) AND ANY CLAIMS, CONTROVERSIES, DISPUTES OR CAUSES OF ACTION (WHETHER IN CONTRACT, TORT OR OTHERWISE AND IN LAW OR EQUITY) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICTS OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

11.8. Assignments, Participations, Etc.

(1) With the prior written consent of the Administrative Agent, the Issuing Lenders (with respect to assignments of Revolving Commitments and Revolving Credit Exposure only) and, but only if there has not occurred and is continuing an Event of Default or Potential Default, MAC, in each case such consents not to be unreasonably withheld or delayed, any Lender may at any time assign and delegate to one or more Eligible Assignees (provided that (i) no written consent of MAC or the Administrative Agent shall be required in connection with any assignment and delegation by a Lender to an Affiliate of such Lender or to another Lender or its Affiliate or an Approved Fund, (ii) MAC shall be deemed to have consented to any such assignment and delegation unless it shall have objected thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof and (iii) MAC’s refusal to consent to an assignment to an assignee on the basis that MAC would be obligated to pay to the assignee pursuant to Section 2.7 an amount in excess of the amount payable to the applicable assignor pursuant to Section 2.7 immediately prior to such assignment is deemed to be reasonable) (each an “Assignee”) all or any part of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) and the other Obligations held by such Lender hereunder, in a minimum amount of $5 million (or (A) if such Assignee is another Lender or an Affiliate or Approved Fund of a Lender, $1 million, or such lesser amount as agreed by the Administrative Agent; and (B) if such Lender’s Commitment (or, after the Revolving Commitments have terminated, Revolving Credit Exposure) is less than $5 million, one hundred percent (100%) thereof); provided, however, that MAC, the Borrower, the Issuing Lenders, the Collateral Agent and the Administrative Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Borrower, the Issuing Lenders and the Administrative Agent by such Lender and the Assignee and such assignment shall have been recorded in the Register in accordance with Section 11.8(1)(B); (ii) such Lender and its Assignee shall have delivered to the Borrower and the Administrative Agent an Assignment and Acceptance Agreement; and (iii) the Assignee has paid to the Administrative Agent a processing fee in the amount of $3,500. Notwithstanding anything herein to the contrary, unless a Potential Default or an Event of Default has occurred and is continuing, no assignment, transfer or participation may be made to a Disqualified Institution absent the prior written consent of MAC (which consent may be made in its sole and absolute discretion). The Administrative Agent and its Related Parties shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce compliance with the provisions hereof relating to Disqualified Institutions; provided that the list of Disqualified Institutions shall be posted for all Lenders or made available to any Lender upon request.

(A) From and after the date that the Administrative Agent notifies the assignor Lender and the Borrower that it has received an executed Assignment and Acceptance Agreement and payment of the above-referenced processing fee: (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned to it pursuant to such Assignment and Acceptance Agreement, shall have the rights and obligations of a Lender under the Loan Documents, (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance Agreement, relinquish its rights and be released from its obligations under the Loan Documents (but shall be entitled to indemnification as otherwise provided in this Agreement with respect to any events occurring prior to the assignment) and (iii) this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments and Credit Exposures resulting therefrom.

(B) Borrower, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until receipt by Administrative Agent of a fully executed Assignment and Acceptance Agreement effecting the assignment or transfer thereof, together with the required forms and certificates regarding tax matters and any fees payable in connection with such assignment, in each case, as provided in Section 11.8(1). Each assignment shall be recorded in the Register promptly following receipt by the Administrative Agent of the fully executed Assignment and Acceptance Agreement and all other necessary documents and approvals, prompt notice thereof shall be provided to Borrower and a copy of such Assignment and Acceptance Agreement shall be maintained, as applicable. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding absent manifest error on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans. The Administrative Agent will deliver to the Borrower a copy of the Register within five (5) Business Days after the Administrative Agent’s receipt of the Borrower’s written request therefor.

(2) Within five Business Days after its receipt of notice by the Administrative Agent that it has received an executed Assignment and Acceptance Agreement and payment of the processing fee (which notice shall also be sent by the Administrative Agent to each Lender), the Borrower shall, if requested by the Assignee, execute and deliver to the Administrative Agent, a new Note evidencing such Assignee’s Revolving Commitment.

(3) Any Lender may at any time, without notice to or the consent of any other Person, sell to one or more commercial banks or other Persons not Affiliates of the Borrower (other than, unless a Potential Default or an Event of Default has occurred and is continuing, a Disqualified Institution without the prior written consent of MAC) (a “Participant”) participating interests in all or any portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitments and the Loans owing to it) (the “Originating Lender”); provided, however, that (i) the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, and (iii) the Borrower, the Issuing Lenders, the Collateral Agent and the Administrative Agent shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents. In the case of any such participation, the Participant shall be entitled to the benefit of Sections 2.5, 2.6 and 2.7 (and subject to the burdens of Sections 2.8 and 11.8 above), and the benefits of Section 2.10 (subject to the requirements and limitations therein, including the requirements under Section 2.10(6) (it being understood that the documentation required under Section 2.10(6) shall be delivered to the participating Lender)) as though it were also a Lender thereunder, and if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, and Section 11.10 of this Agreement shall apply to such Participant as if it were a Lender party hereto.

(4) Notwithstanding any other provision contained in this Agreement or any other Loan Document to the contrary, any Lender may pledge and/or assign all or any portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitments and the Loans owing to it) to any Federal Reserve Bank or other central bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank or other central bank, provided that any payment in respect of such pledged and assigned interests made by the Borrower to or for the account of the assigning and/or pledging Lender in accordance with the terms of this Agreement shall satisfy the Borrower’s obligations hereunder in respect to such assigned interests to the extent of such payment. No such pledge or assignment shall release the assigning Lender from its obligations hereunder.

(5) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain at one of its offices a register on which it enters the names and addresses of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(6) No Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (1) of this Section 11.8, (ii) by way of participation in accordance with the provisions of paragraphs (3) and (5) of this Section 11.8, or (iii) by way of assignment of a security interest subject to the restrictions of paragraph (4) of this Section 11.8 (and any other attempted assignment or transfer by any party hereto shall be null and void).

(7) A Participant shall not be entitled to receive any greater payment under Section 2.7 or 2.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with MAC’s prior written consent.

11.9. Counterparts; Electronic Execution. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement and the other Loan Documents shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. The Administrative Agent may also require that any such documents and signatures delivered by facsimile or other electronic transmission be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by facsimile or other electronic transmission.

11.10. Sharing of Payments. If any Lender or any Issuing Lender shall receive and retain any payment, whether by setoff, application of deposit balance or security, or otherwise, in respect of the Obligations in excess of such Lender’s or such Issuing Lender’s Applicable Revolving Percentage, then such Lender or such Issuing Lender shall purchase from the other Revolving Lenders, for cash and at face value and without recourse, such participation in the Obligations held by them as shall be necessary to cause such excess payment to be shared ratably as aforesaid with each of them; provided, that if such excess payment or part thereof is thereafter recovered from such purchasing Lender or Issuing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest. Each Lender, each Issuing Lender and each Agent is hereby authorized by the Borrower Parties to exercise any and all rights of setoff, counterclaim or bankers’ lien against the full amount of the Obligations, whether or not held by such Lender, such Issuing Lender or such Agent. Each of the Lenders and the Issuing Lenders hereby agree to exercise any such rights first against the Obligations and only then to any other Indebtedness of the Borrower to such Lender or such Issuing Lender.

11.11. Confidentiality. Each Lender and each Issuing Lender agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information provided to it by any of the Borrower Parties or by the Administrative Agent on the Borrower Parties’ behalf, in connection with this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information for any purpose or in any manner other than pursuant to the terms contemplated by this Agreement, except to the extent such information: (1) was or becomes generally available to the public other than as a result of a disclosure by any Lender or any Issuing Lender or any prospective Lender, or (2) was or becomes available from a source other than the Borrower Parties not known to the Lenders or the Issuing Lenders to be in breach of an obligation of confidentiality to the Borrower Parties in the disclosure of such information. Nothing contained herein shall restrict any Lender or any Issuing Lender from disclosing such information (i) at the request or pursuant to any requirement of any Governmental Authority or self-regulatory authority; (ii) pursuant to subpoena or other court process; (iii) when required to do so in accordance with the provisions of any applicable Requirement of Law; (iv) to the extent reasonably required in connection with any litigation or proceeding to which the Administrative Agent, the Collateral, Agent, any Issuing Lender, any Lender or their respective Affiliates may be party; (v) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (vi) to such Lender’s or such Issuing Lender’s Affiliates and to their and their Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential); (vii) to the extent such disclosure is otherwise consented to by the Borrower; (viii) to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Borrower Parties received by it from any Agent or any Lender; (ix) to the other parties to this Agreement; (x) to bank trade publications (in the case of this clause (x), such information limited to deal terms and other information customarily found in such publications); (xi) to any permitted pledgee under Section 11.8(4); or (xii) to any Participant or Assignee and to any prospective Participant or Assignee (other than any Disqualified Institution unless an assignment or participation to such Disqualified Institution would be permitted at such time) or to any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap, derivative or insurance transaction, or other transaction under which payments are to be made by reference to the Borrower Parties and their obligations hereunder, this Agreement or payments hereunder, provided that each Participant and Assignee, prospective Participant or Assignee or contractual counterparty first agrees to be bound by the provisions of this Section 11.11 or to confidentiality provisions that are at least as restrictive as this Section 11.11. For the avoidance of doubt, nothing in this Section 11.11 shall prohibit any Person from voluntarily disclosing or providing any information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 11.11 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

11.12. Consent to Jurisdiction. SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER LOAN DOCUMENTS, ANY OF THE OBLIGATIONS, AND/OR ANY CLAIMS, CONTROVERSIES, DISPUTES OR CAUSES OF ACTION (WHETHER IN CONTRACT, TORT OR OTHERWISE AND IN LAW OR EQUITY) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND THE

TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT AND/OR THE OTHER LOAN DOCUMENTS, EACH BORROWER PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS (OTHER THAN WITH RESPECT TO ACTIONS BY ANY AGENT IN RESPECT OF RIGHTS UNDER ANY SECURITY AGREEMENT GOVERNED BY A LAW OTHER THAN THE LAWS OF THE STATE OF NEW YORK OR WITH RESPECT TO ANY COLLATERAL SUBJECT THERETO); (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE BORROWER PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 11.6; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE BORROWER PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY BORROWER PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY LOAN DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

11.13. Waiver of Jury Trial. EACH OF THE BORROWER PARTIES, THE ADMINISTRATIVE AGENT, THE ISSUING LENDERS AND THE LENDERS EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIMS, CONTROVERSIES, DISPUTES OR CAUSES OF ACTION (WHETHER IN CONTRACT, TORT OR OTHERWISE AND IN LAW OR EQUITY) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY PARTICIPANT OR ASSIGNEE. EACH OF THE BORROWER PARTIES, THE ADMINISTRATIVE AGENT, THE ISSUING LENDERS AND THE LENDERS EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, EACH OF SUCH PARTIES FURTHER AGREES THAT ITS RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

11.14. Indemnity. Whether or not the transactions contemplated hereby are consummated, each of the Borrower Parties shall, jointly and severally, indemnify and hold the Administrative Agent, the other Agents, each Issuing Lender and each Lender and each of their respective Related Parties (each, an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including reasonable attorney’s fees and expenses) of any kind or nature whatsoever which may at any time (including at any time following the Revolving Commitment Termination Date and the termination, resignation or replacement of the Administrative Agent, the Collateral Agent or any Issuing Lender or replacement of any Lender) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any insolvency proceeding or appellate proceeding) related to or arising out of this Agreement or the Loans or Letters of Credit (including any refusal by an Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that the Borrower Parties shall only be responsible for fees and disbursements of one primary outside counsel (unless there is an actual or perceived conflict of interest, in which case another primary outside counsel shall be permitted for each group of similarly situated Persons) for the Indemnified Persons, taken as a whole, and, if reasonably necessary, one special or local counsel (unless there is an actual or perceived conflict of interest, in which case another special or local counsel shall be permitted for each group of similarly situated Persons) for the Indemnified Persons, taken as a whole, in each relevant material jurisdiction (which may include a single special counsel acting in multiple jurisdictions); provided, further, that the Borrower Parties shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities resulting solely from (i) the gross negligence or willful misconduct of such Indemnified Person as finally determined in a nonappealable judgment by a court of competent jurisdiction, (ii) a claim not involving an act or omission of the Borrower Parties that is brought by an Indemnified Person against another Indemnified Person (provided that this clause (ii) shall not apply to any claim brought against any Agent in its capacity as such) or (iii) a claim brought by the Borrower against an Indemnified Person for a material breach of such Person’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction; provided further, however, that in no event shall any officer, director, employee, agent, consultant, investor, manager or other Person (except only the Borrower Parties) have any indemnification obligation or liability of any kind to any Indemnified Person under this Section 11.14. To the extent permitted by applicable law, no Borrower Party or, subject to the proviso at the end of this sentence, no Lender Party shall assert, and each Borrower Party hereby waives, any claim against each Lender Party, and each Lender Party hereby waives, any claim against each Borrower Party, in each case, in respect of any Punitive Damages and each Borrower Party and each Lender Party hereby waives, releases and agrees not to sue upon any such claim or any such Punitive Damages, whether or not accrued and whether or not known or suspected to exist in its favor; provided, however, that the foregoing is not in any way intended to affect the rights of the Lender Parties with respect to Punitive Damages awarded to a third party that are otherwise subject to indemnification pursuant to this Section 11.14. The agreements in this Section 11.14 shall survive payment of all other Obligations. This Section 11.14 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

11.15. Telephonic Instruction. Any agreement of the Administrative Agent, the Collateral Agent, the Issuing Lenders and the Lenders herein to receive certain notices by telephone is solely for the convenience and at the request of the Borrower. The Administrative Agent, the Collateral Agent, the Issuing Lenders and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Administrative Agent, the Collateral Agent, the Issuing Lenders and the Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Administrative Agent, the Collateral Agent, the Issuing Lenders or the Lenders in reliance upon such telephonic notice. The obligation of the Borrower to repay the Loans and the LC Disbursements shall not be affected in any way or to any extent by any failure by the Administrative Agent, the Collateral Agent, the Issuing Lenders and the Lenders to receive written confirmation of any telephonic notice or the receipt by the Administrative Agent, the Collateral Agent, the Issuing Lenders and the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent, the Collateral Agent, the Issuing Lenders and the Lenders to be contained in the telephonic notice.

11.16. Marshalling; Payments Set Aside. Neither the Administrative Agent, any other Agent, any Issuing Lender nor the Lenders shall be under any obligation to marshal any assets in favor of any of the Borrower Parties or any other Person or against or in payment of any or all of the Secured Obligations. To the extent that any of the Borrower Parties makes a payment or payments to the Administrative Agent, the Collateral Agent, the Issuing Lenders or the Lenders, or the Administrative Agent, any other Agent, any Issuing Lender or the Lenders enforce their Liens or exercise their rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent in its discretion) to be repaid to a trustee, receiver or any other party in connection with any insolvency proceeding, or otherwise, then (1) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred, and (2) each Lender and each Issuing Lender severally agrees to pay to the Administrative Agent and/or the Collateral Agent, as applicable upon demand its ratable share of the total amount so recovered from or repaid by the Administrative Agent or the Collateral Agent, as applicable.

11.17. Set-off. In addition to any rights and remedies of the Agents, the Lenders and the Issuing Lenders provided by law, if an Event of Default exists, each Agent, each Lender and each Issuing Lender is authorized at any time and from time to time, without prior notice to the Borrower Parties, any such notice being waived by the Borrower Parties to the fullest extent permitted by law, to set off and apply in favor of the Secured Parties any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Agent, such Lender or such Issuing Lender to or for the credit or the account of the Borrower Parties against any and all Obligations owing to the Secured Parties, now or hereafter existing, irrespective of whether or not the Administrative Agent, any other Agent or such Lender or such Issuing Lender shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. Each Agent, each Lender and each Issuing Lender agrees promptly to (i) notify the Borrower Parties, the Administrative Agent and the Collateral Agent after any such set-off and application made by such Agent, such Lender or such Issuing Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application and (ii) pay such amounts that are set-off to the Collateral Agent for the ratable benefit of the Secured Parties.

11.18. Severability. The illegality or unenforceability of any provision of this Agreement or any other Loan Document or any instrument or agreement required hereunder or thereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions hereof or thereof.

11.19. No Third Parties Benefited. This Agreement and the other Loan Documents are made and entered into for the sole protection and legal benefit of the Borrower Parties, the Lenders, the Indemnified Persons, the Issuing Lenders and the Agents, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

11.20. No Fiduciary Duty. Each Agent, each Lender, each Issuing Lender and their Affiliates (collectively, the “Lender Parties”), may have economic interests that conflict with those of the Borrower Parties, their stockholders and/or their affiliates. Each Borrower Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender Party, on the one hand, and such Borrower Party, its stockholders or its affiliates, on the other. The Borrower Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lender Parties, on the one hand, and the Borrower Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender Party has assumed an advisory or fiduciary responsibility in favor of any Borrower Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender Party has advised, is currently advising or will advise any Borrower Party, its stockholders or its Affiliates on other matters) or any other obligation to any Borrower Party except the obligations expressly set forth in the Loan Documents and (y) each Lender Party is acting solely as principal and not as the agent or fiduciary of any Borrower Party, its management, stockholders, creditors or any other Person. Each Borrower Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Borrower Party agrees that it will not claim that any Lender Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Borrower Party, in connection with such transaction or the process leading thereto.

11.21. PATRIOT Act; Beneficial Ownership Regulation. Each Lender, each Issuing Lender, the Collateral Agent and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower Party that pursuant to the requirements of the Patriot Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies each Borrower Party, which information includes the name and address of each Borrower Party and other information that will allow such Lender, such Issuing Lender, Collateral Agent or Administrative Agent, as applicable, to identify such Borrower Party in accordance with the Patriot Act and the Beneficial Ownership Regulation. Additionally, the Patriot Act, the Beneficial Ownership Regulation and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, a Lender, an Issuing Lender, Collateral Agent or Administrative Agent may from time-to-time request, and the Borrower Parties shall provide to such Lender, such Issuing Lender, Collateral Agent or Administrative Agent, as applicable, such Borrower Party’s name, address, tax identification number and/or such other identification information as shall be necessary for such Lender, such Issuing Lender, Collateral Agent or Administrative Agent, as applicable, to comply with federal law. An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.

11.22. Time. Time is of the essence as to each term or provision of this Agreement and each of the other Loan Documents.

11.23. Effectiveness of Agreement. This Agreement shall become effective upon satisfaction of all of the conditions set forth in Section 5.1 of this Agreement.

11.24. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(1) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(2) the effects of any Bail-in Action on any such liability, including, if applicable: liability;

(A) a reduction in full or in part or cancellation of any such

(B) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(C) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

11.25.	Certain ERISA Matters.

(1) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agents and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Borrower Party, that at least one of the following is and will be true:

(A) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(B) the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(C) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(D) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(2) In addition, unless either (i) sub-clause (A) in the immediately preceding clause (1) is true with respect to a Lender or (ii) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (D) in the immediately preceding clause (1), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agents and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Borrower Party, that none of the Agents or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by any Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

11.26. Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, agreements in respect of Hedging Obligations or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(1) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(2) As used in this Section 11.26, the following terms have the following meanings:

“BHC Act Affiliate” of a party shall mean an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” shall mean any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

11.27. Exculpation. In no event shall any officer, director, employee, agent, consultant, investor or manager of any Borrower Party nor any other Person (except only each Borrower Party) have any indemnification obligation or liability of any kind under the Loan Documents.

11.28. Amendment and Restatement. It is the intention of each of the parties hereto that (a) the First Amended and Restated Credit Agreement be amended and restated in its entirety pursuant to this Agreement so as to preserve the perfection and priority of all Liens and security interests securing indebtedness and obligations under the First Amended and Restated Credit Agreement, (b) all Indebtedness, Obligations and Secured Obligations of the Borrower Parties hereunder and under the other Loan Documents shall be secured by the Liens and security interests evidenced under the Loan Documents (as defined in the First Amended and Restated Credit Agreement) as Modified and that such Loan Documents (as defined in the First Amended and Restated Credit Agreement) shall continue in full force and effect as so Modified, (c) each “Letter of Credit” (as defined in the First Amended and Restated Credit Agreement) that is outstanding on the Closing Date shall be continued as a Letter of Credit under this Agreement, (d) this Agreement does not constitute a novation or termination of the obligations and liabilities existing under the First Amended and Restated Credit Agreement (or serve to terminate Sections 7.6 and 11.14 of the First Amended and Restated Credit Agreement or any of the Borrower Parties’ obligations thereunder with respect to the Agents (as defined in the First Amended and Restated Credit Agreement) or the Lenders (as defined in the First Amended and Restated Credit Agreement) or any other Indemnified Persons (as defined in the First Amended and Restated Credit Agreement)) and (e) any Subsidiary that was a party to the First Amended and Restated Credit Agreement as a “Subsidiary Guarantor” and is not a signatory to this Agreement is released from any obligations under the First Amended and Restated Credit Agreement and has no obligations under this Agreement. The parties hereto further acknowledge and agree that this Agreement constitutes a Modification of the First Amended and Restated Credit Agreement made under and in accordance with the terms of Section 11.2 of the First Amended and Restated Credit Agreement. In addition, unless specifically Modified hereby or in connection herewith, each of the Loan Documents (as defined in the First Amended and Restated Credit Agreement) shall continue in full force and effect. This Agreement restates and replaces, in its entirety, the First Amended and Restated Credit Agreement; from and after the Closing Date, any reference in any of the other Loan Documents to the “Credit Agreement” or any like term shall be deemed to refer to this Agreement. Each Lender with a Revolving Commitment on the Closing Date shall be deemed to have agreed that its Revolving Commitment set forth on Schedule II hereto replaces in its entirety such Lender’s “Revolving Commitment” under the First Amended and Restated Credit Agreement (if any) and each such Lender shall further be deemed to agree (a) that the repayment in full of all outstanding “Revolving Loans” (as defined in the First Amended and Restated Credit Agreement) together with all interest, fees and other amounts accrued and payable thereon and all fees and other amounts accrued and payable in respect of all “Letters of Credit” (as defined in the First Amended and Restated Credit Agreement) under the First Amended and Restated Credit Agreement, in each case, to such date on the Closing Date constitutes the payment in full of all Obligations (as defined in the First Amended and Restated Credit Agreement) owed to it under the First Amended and Restated Credit Agreement (other than any unasserted contingent obligations that would survive the termination of the First Amended and Restated Credit Agreement), (b) to the continuance of the outstanding “Letters of Credit” (as defined in the First Amended and Restated Credit Agreement) as Letters of Credit under this Agreement, (c) that such Lender waives the right to any compensation due under Section 2.9 of the First Amended and Restated Credit Agreement solely as a result of the early repayment in full of all outstanding “Revolving Loans” (as defined in the First Amended and Restated Credit Agreement) on the Closing Date and (d) to the release of the Mortgage with respect to that certain Deed of Trust, Security Agreement, Assignment of Rents and Leases and Fixture Filing, dated April 14, 2021, as amended or modified prior to the date hereof, executed by Macerich Fresno Adjacent LP, a limited partnership organized under the laws of the state of Delaware, in favor of Commonwealth Land Title Company, as trustee for the benefit of DBNY, as collateral agent under the First Amended and Restated Credit Agreement and related Loan Documents (as defined therein), which release shall occur automatically on the Closing Date and shall be evidenced, reasonably promptly after the Closing Date, by such documents as are reasonably agreed between the Collateral Agent and the Borrower.

ARTICLE 12. Definitions.

12.1. Defined Terms. For purposes of this Agreement and, except as otherwise set forth therein, the other Loan Documents, the terms set forth below shall have the following meanings:

“2026 QCI OM” shall mean the offering memorandum in respect of the Qualified Convertible Indebtedness, Qualified Bond Hedge transaction and Qualified Warrant Transaction anticipated to be entered into in August or September 2026.

“6.0% Cap Rate Property” shall mean each of the Real Properties identified on Schedule I under the heading “6.0% Cap Rate Properties” on the Closing Date.

“7.0% Cap Rate Property” shall mean each of the Real Properties identified on Schedule I under the heading “7.0% Cap Rate Properties” on the Closing Date.

“10.0% Cap Rate Property” shall mean each of the Real Properties identified on Schedule I under the heading “10.0% Cap Rate Properties” on the Closing Date.

“Account Control Agreement” shall mean any tri-party agreement by and among the Borrower, the Collateral Agent and a depositary bank or securities intermediary at which the Borrower maintains a Controlled Account, in each case in form and substance satisfactory to the Collateral Agent.

“Acquisition/Appraisal Capitalization Rate” shall mean (a) with respect to any Borrowing Base Asset acquired following the Closing Date (for a period of two years following such acquisition), (i) if the Average Appraisal Capitalization Rate for such Borrowing Base Asset is lower than the Implied Cap Rate for such Borrowing Base Asset, the sum of (x) the Implied Cap Rate for such Borrowing Base Asset, plus (y) 1.00% and (ii) otherwise, the Adjusted Appraisal Capitalization Rate for such Borrowing Base Asset and (b) with respect to any Borrowing Base Asset (other than any Borrowing Base Asset described in the foregoing clause (a)), the Adjusted Appraisal Capitalization Rate.

“Act” shall have the meaning given such term in Section 6.13.

“Additional Equity Interest Asset” shall mean (a) any Capital Stock that is a Pledged Equity Interest but not (x) a Borrowing Base Asset, (y) the Capital Stock of a Person that owns a Borrowing Base Mortgaged Property Asset or (z) an Additional Equity Interest Asset pursuant to the immediately following clause (b) and (b) any Capital Stock that is stated to be an “Additional Equity Interest Asset” pursuant to the definition of “Permitted Investments.” The Capital Stock of each Person that owns a Borrowing Base Mortgaged Property Asset that ceases to constitute a Borrowing Base Mortgaged Property Asset upon the occurrence of the Mortgage Security Release Event and the release of the Mortgage thereon, if such Capital Stock does not meet the Borrowing Base Criteria for a Borrowing Base Unencumbered Equity Interest Asset, shall thereafter constitute an Additional Equity Interest Asset under clause (a) of the first sentence of this definition until it becomes a Borrowing Base Asset or is released in accordance with, and subject to the conditions set forth in, Section 10.12 hereof (and, for the avoidance of doubt, shall not be released solely as a result of the occurrence of the Mortgage Security Release Event and the release of the Mortgage on the applicable Borrowing Base Mortgaged Property Asset).

“Additional Equity Interest Asset Owner” shall mean the Person that owns and provides a pledge of the applicable Additional Equity Interest Asset.

“Additional or More Restrictive Covenant” shall have the meaning given such term in Section 8.2(2).

“Adjusted Appraisal Capitalization Rate” shall mean, with respect to any applicable Borrowing Base Asset, the sum of (x) the Average Appraisal Capitalization Rate for such Borrowing Base Asset, plus (y) 1.00%.

“Administrative Agent” shall have the meaning given such term in the introductory paragraph of this Agreement.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Mortgaged Property” shall mean (a) any Mortgaged Property located in a jurisdiction that requires (i) any Mortgage filed with respect to such Mortgaged Property to set forth the principal amount secured thereby and the payment of a recording Tax or other similar Tax based on such principal amount or (ii) any Mortgage filed with respect to such Mortgaged Property to set forth the maturity date of the Secured Obligations secured thereby or (b) any other Mortgaged Property as reasonably determined by the Administrative Agent.

“Affiliate” shall mean, as to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. “Control” as used herein shall mean the power to direct the management and policies of such Person. In the case of a Lender which is a fund that invests in loans, any other fund that invests in loans which is managed by the same investment advisor as such Lender, or by another Affiliate of such Lender or such investment advisor, shall be deemed an Affiliate of such Lender.

“Agent Accepted Ground Lease” shall mean, with respect to assets proposed to be added as Borrowing Base Mortgaged Property Assets, a ground lease that satisfies all of the requirements set forth in the definition of Qualifying Ground Lease other than clause (i) thereof so long as such ground lease has a remaining term that is acceptable to, and approved by, the Administrative Agent in its sole discretion.

“Agent Accepted Ground Lease Borrowing Base Mortgaged Property Asset” shall mean, with respect to a Borrowing Base Mortgaged Property Asset, any wholly-owned (pursuant to an Agent Accepted Ground Lease) Unencumbered Property (other than with respect to Liens securing the Secured Obligations).

“Agent Parties” shall have the meaning given such term in Section 11.6(4).

“Agents” shall mean the Administrative Agent, the Collateral Agent, the Joint Lead Arrangers, the Co-Syndication Agents, the Co-Documentation Agents and any other Persons acting in the capacity of an agent for the Lenders or the Secured Parties under this Agreement, together with their permitted successors and assigns.

“Alternate Index Rate” shall mean, with respect to each Interest Period, the per annum rate of interest of the Benchmark Replacement, determined as of the Interest Determination Date with respect to, or on a daily basis during, as applicable, such Interest Period; provided that in no event will the Alternate Index Rate be less than the Index Floor.

“Alternate Rate Loan”, when used in reference to any Loan, refers to whether the Loans comprising such Borrowing are bearing interest at a rate determined by reference to the Applicable Alternate Rate.

“Anti-Terrorism Laws” shall have the meaning given such term in Section 6.26.

“Applicable Alternate Rate” shall mean, with respect to any Alternate Rate Loan for the Interest Period applicable to such Alternate Rate Loan, (a) from the Closing Date until the first day of the first Interest Period commencing after the date that the Mortgage Security Release Event occurs, the per annum rate equal to the Alternate Index Rate plus the percentage (per annum) set forth below which corresponds to the applicable Debt Yield as measured at the end of each Fiscal Quarter:

Pricing Level	Debt Yield	Alternate Rate Spread
I	Greater than or equal to 14.00%	1.80%
II	Less than 14.00% and greater than or equal to 12.00%	1.90%
III	Less than 12.00%	2.20%

and (b) from and after the first day of the first Interest Period commencing after the date that the Mortgage Security Release Event occurs, the per annum rate equal to the Alternate Index Rate plus the percentage (per annum) set forth below which corresponds to the applicable Total Leverage Ratio as measured at the end of each Fiscal Quarter:

Pricing Level	Total Leverage Ratio	Alternate Rate Spread
I	Less than 5.50:1.00	1.35%
II	Greater than or equal to 5.50:1.00 and less than 6.00:1.00	1.45%
III	Greater than or equal to 6.00:1.00	1.65%

The Debt Yield or Total Leverage Ratio, as applicable, and the applicable “Alternate Rate Spread” shall be determined by the Administrative Agent based on the Compliance Certificate and related Quarterly Pricing Certificate delivered for each Fiscal Quarter. Notwithstanding the foregoing, (i) if the Compliance Certificate or related Quarterly Pricing Certificate are not delivered pursuant to this Agreement for purposes of calculating the Debt Yield or Total Leverage Ratio, as applicable, and determining the “Alternate Rate Spread” (or if such calculation and determination cannot be made for any other reason), then the “Alternate Rate Spread” above shall be determined based on Pricing Level III under the applicable pricing grid set forth above until such Compliance Certificate and related Quarterly Pricing Certificate are delivered and such calculation and determination can be made, at which time the “Alternate Rate Spread” shall be based on the Debt Yield or Total Leverage Ratio, as applicable, under the applicable pricing grid set forth above and (ii) the “Alternate Rate Spread” shall be determined based on Pricing Level III under the applicable pricing grid set forth above from the date of occurrence of any Event of Default until the date (if any) on which both (A) such Event of Default has been waived by the applicable Lenders in accordance with Section 11.2 and (B) no other Event of Default is then continuing. The Applicable Alternate Rate in effect from the Closing Date until delivery to the Administrative Agent of the Compliance Certificate and related Quarterly Pricing Certificate for the Fiscal Quarter ending March 31, 2026 shall be determined based on Pricing Level II under the pricing grid based on the Debt Yield set forth in clause (a) above. Upon the occurrence of the Mortgage Security Release Event, the initial “Alternate Rate Spread” under clause (b) above shall be determined based on the Compliance Certificate and Quarterly Pricing Certificate delivered to and received by the Administrative Agent pursuant to the definition of “Mortgage Security Release Event”, and the “Alternate Rate Spread” shall thereafter be adjusted in accordance with this definition. Any change in the Applicable Alternate Rate resulting from a change in the Debt Yield or Total Leverage Ratio, as applicable, shall not take effect until the fifth Business Day after the Compliance Certificate and related Quarterly Pricing Certificate with respect to a Fiscal Quarter are (or are required to be) delivered to the Administrative Agent.

Notwithstanding anything to the contrary contained above in this definition or elsewhere in this Agreement, if it is subsequently determined that the Debt Yield or Total Leverage Ratio set forth in any Compliance Certificate and related Quarterly Pricing Certificate delivered to the Administrative Agent is inaccurate for any reason and the result thereof is that the Lenders received interest or fees for any period based on an “Alternate Rate Spread” that is greater or less than that which would have been applicable had the Debt Yield or Total Leverage Ratio, as applicable, been accurately determined (regardless of whether this Agreement or the Commitments are in effect or any Loans are outstanding when such inaccuracy is discovered), then, for all purposes of this Agreement, the “Alternate Rate Spread” for any day occurring within the applicable period shall retroactively be deemed to be the relevant percentage as based upon the accurately determined Debt Yield or Total Leverage Ratio, as applicable, for such period, and (A) any excess in the interest or fees theretofore paid by the Borrower for the relevant periods as a result of the miscalculation of the Debt Yield or Total Leverage Ratio, as applicable, shall reduce (but not below $0) the interest payment due on the first interest payment date pursuant to Section 1.10(3) that occurs immediately following the date of delivery of written notice from the Borrower to the Administrative Agent of such inaccuracy (and, for the avoidance of doubt, shall not reduce any other payment hereunder or otherwise be required to be paid by the Administrative Agent, the Lenders or any other Secured Party to the Borrower) and (B) any shortfall in the interest or fees theretofore paid by the Borrower for the relevant periods as a result of the miscalculation of the Debt Yield or Total Leverage Ratio, as applicable, shall be deemed to be (and shall be) due and payable within five (5) Business Days after the earlier to occur of (x) discovery of such inaccuracy by the Borrower Parties and (y) delivery of written notice from the Administrative Agent to the Borrower Parties of such inaccuracy (and shall remain due and payable until paid in full in accordance with the terms of this Agreement); provided that, for the avoidance of doubt, no Potential Default or Event of Default shall be deemed to have occurred with respect to such deficiency unless and until the Borrower fails to make such payment required by this sentence.

“Applicable Base Rate” shall mean, with respect to any Base Rate Loan for the Interest Period applicable to such Base Rate Loan, (a) from the Closing Date until the first day of the first Interest Period commencing after the date that the Mortgage Security Release Event occurs, the floating rate per annum equal to the daily average Base Rate in effect during the applicable calculation period plus the percentage (per annum) set forth below which corresponds to the applicable Debt Yield as measured at the end of each Fiscal Quarter:

Pricing Level	Debt Yield	Base Rate Spread
I	Greater than or equal to 14.00%	0.80%
II	Less than 14.00% and greater than or equal to 12.00%	0.90%
III	Less than 12.00%	1.20%

and (b) from and after the first day of the first Interest Period commencing after the date that the Mortgage Security Release Event occurs, the floating rate per annum equal to the daily average Base Rate in effect during the applicable calculation period plus the percentage (per annum) set forth below which corresponds to the applicable Total Leverage Ratio as measured at the end of each Fiscal Quarter:

Pricing Level	Total Leverage Ratio	Base Rate Spread
I	Less than 5.50:1.00	0.35%
II	Greater than or equal to 5.50:1.00 and less than 6.00:1.00	0.45%
III	Greater than or equal to 6.00:1.00	0.65%

The Debt Yield or Total Leverage Ratio, as applicable, and the applicable “Base Rate Spread” shall be determined by the Administrative Agent based on the Compliance Certificate and related Quarterly Pricing Certificate delivered for each Fiscal Quarter. Notwithstanding the foregoing, (i) if the Compliance Certificate or related Quarterly Pricing Certificate are not delivered pursuant to this Agreement for purposes of calculating the Debt Yield or Total Leverage Ratio, as applicable, and determining the “Base Rate Spread” (or if such calculation and determination cannot be made for any other reason), then the “Base Rate Spread” above shall be determined based on Pricing Level III under the applicable pricing grid set forth above until such Compliance Certificate and related Quarterly Pricing Certificate are delivered and such calculation and determination can be made, at which time the “Base Rate Spread” shall be based on the Debt Yield or Total Leverage Ratio, as applicable, under the applicable pricing grid set forth above and (ii) the “Base Rate Spread” shall be determined based on Pricing Level III under the applicable pricing grid set forth above from the date of occurrence of any Event of Default until the date (if any) on which both (A) such Event of Default has been waived by the applicable Lenders in accordance with Section 11.2 and (B) no other Event of Default is then continuing. The Applicable Base Rate in effect from the Closing Date until delivery to the Administrative Agent of the Compliance Certificate and related Quarterly Pricing Certificate for the Fiscal Quarter ending March 31, 2026 shall be determined based on Pricing Level II under the pricing grid based on the Debt Yield set forth in clause (a) above. Upon the occurrence of the Mortgage Security Release Event, the initial “Base Rate Spread” under clause (b) above shall be determined based on the Compliance Certificate and Quarterly Pricing Certificate delivered to and received by the Administrative Agent pursuant to the definition of “Mortgage Security Release Event”, and the “Base Rate Spread” shall thereafter be adjusted in accordance with this definition. Any change in the Applicable Base Rate resulting from a change in the Debt Yield or Total Leverage Ratio, as applicable, shall not take effect until the fifth Business Day after the Compliance Certificate and related Quarterly Pricing Certificate with respect to a Fiscal Quarter are (or are required to be) delivered to the Administrative Agent.

Notwithstanding anything to the contrary contained above in this definition or elsewhere in this Agreement, if it is subsequently determined that the Debt Yield or Total Leverage Ratio set forth in any Compliance Certificate and related Quarterly Pricing Certificate delivered to the Administrative Agent is inaccurate for any reason and the result thereof is that the Lenders received interest or fees for any period based on a “Base Rate Spread” that is greater or less than that which would have been applicable had the Debt Yield or Total Leverage Ratio, as applicable, been accurately determined (regardless of whether this Agreement or the Commitments are in effect or any Loans are outstanding when such inaccuracy is discovered), then, for all purposes of this Agreement, the “Base Rate Spread” for any day occurring within the applicable period shall retroactively be deemed to be the relevant percentage as based upon the accurately determined Debt Yield or Total Leverage Ratio, as applicable, for such period, and (A) any excess in the interest or fees theretofore paid by the Borrower for the relevant periods as a result of the miscalculation of the Debt Yield or Total Leverage Ratio, as applicable, shall reduce (but not below $0) the interest payment due on the first interest payment date pursuant to Section 1.10(3) that occurs immediately following the date of delivery of written notice from the Borrower to the Administrative Agent of such inaccuracy (and, for the avoidance of doubt, shall not reduce any other payment hereunder or otherwise be required to be paid by the Administrative Agent, the Lenders or any other Secured Party to the Borrower) and (B) any shortfall in the interest or fees theretofore paid by the Borrower for the relevant periods as a result of the miscalculation of the Debt Yield or Total Leverage Ratio, as applicable, shall be deemed to be (and shall be) due and payable within five (5) Business Days after the earlier to occur of (x) discovery of such inaccuracy by the Borrower Parties and (y) delivery of written notice from the Administrative Agent to the Borrower Parties of such inaccuracy (and shall remain due and payable until paid in full in accordance with the terms of this Agreement); provided that, for the avoidance of doubt, no Potential Default or Event of Default shall be deemed to have occurred with respect to such deficiency unless and until the Borrower fails to make such payment required by this sentence.

“Applicable Term SOFR Rate” shall mean, with respect to any Term SOFR Loan for the Interest Period applicable to such Term SOFR Loan, (a) from the Closing Date until the first day of the first Interest Period commencing after the date that the Mortgage Security Release Event occurs, the per annum rate equal to Term SOFR plus the percentage (per annum) set forth below which corresponds to the applicable Debt Yield as measured at the end of each Fiscal Quarter:

Pricing Level	Debt Yield	SOFR Spread
I	Greater than or equal to 14.00%	1.80%
II	Less than 14.00% and greater than or equal to 12.00%	1.90%
III	Less than 12.00%	2.20%

and (b) from and after the first day of the first Interest Period commencing after the date that the Mortgage Security Release Event occurs, the per annum rate equal to Term SOFR plus the percentage (per annum) set forth below which corresponds to the applicable Total Leverage Ratio as measured at the end of each Fiscal Quarter:

Pricing Level	Total Leverage Ratio	SOFR Spread
I	Less than 5.50:1.00	1.35%
II	Greater than or equal to 5.50:1.00 and less than 6.00:1.00	1.45%
III	Greater than or equal to 6.00:1.00	1.65%

The Debt Yield or Total Leverage Ratio, as applicable, and the applicable “SOFR Spread” shall be determined by the Administrative Agent based on the Compliance Certificate and related Quarterly Pricing Certificate delivered for each Fiscal Quarter. Notwithstanding the foregoing, (i) if the Compliance Certificate or related Quarterly Pricing Certificate are not delivered pursuant to this Agreement for purposes of calculating the Debt Yield or Total Leverage Ratio, as applicable, and determining the “SOFR Spread” (or if such calculation and determination cannot be made for any other reason), then the “SOFR Spread” above shall be determined based on Pricing Level III under the applicable pricing grid set forth above until such Compliance Certificate and related Quarterly Pricing Certificate are delivered and such calculation and determination can be made, at which time the “SOFR Spread” shall be based on the Debt Yield or Total Leverage Ratio, as applicable, under the applicable pricing grid set forth above and (ii) the “SOFR Spread” shall be determined based on Pricing Level III under the applicable pricing grid set forth above from the date of occurrence of any Event of Default until the date (if any) on which both (A) such Event of Default has been waived by the applicable Lenders in accordance with Section 11.2 and (B) no other Event of Default is then continuing. The Applicable Term SOFR Rate in effect from the Closing Date until delivery to the Administrative Agent of the Compliance Certificate and related Quarterly Pricing Certificate for the Fiscal Quarter ending March 31, 2026 shall be determined based on Pricing Level II under the pricing grid based on the Debt Yield set forth in clause (a) above. Upon the occurrence of the Mortgage Security Release Event, the initial “SOFR Spread” under clause (b) above shall be determined based on the Compliance Certificate and Quarterly Pricing Certificate delivered to and received by the Administrative Agent pursuant to the definition of “Mortgage Security Release Event”, and the “SOFR Spread” shall thereafter be adjusted in accordance with this definition. Any change in the Applicable Term SOFR Rate resulting from a change in the Debt Yield or Total Leverage Ratio, as applicable, shall not take effect until the fifth Business Day after the Compliance Certificate and related Quarterly Pricing Certificate with respect to a Fiscal Quarter are (or are required to be) delivered to the Administrative Agent.

Notwithstanding anything to the contrary contained above in this definition or elsewhere in this Agreement, if it is subsequently determined that the Debt Yield or Total Leverage Ratio set forth in any Compliance Certificate and related Quarterly Pricing Certificate delivered to the Administrative Agent is inaccurate for any reason and the result thereof is that the Lenders received interest or fees for any period based on a “SOFR Spread” that is greater or less than that which would have been applicable had the Debt Yield or Total Leverage Ratio, as applicable, been accurately determined (regardless of whether this Agreement or the Commitments are in effect or any Loans are outstanding when such inaccuracy is discovered), then, for all purposes of this Agreement, the “SOFR Spread” for any day occurring within the applicable period shall retroactively be deemed to be the relevant percentage as based upon the accurately determined Debt Yield or Total Leverage Ratio, as applicable, for such period, and (A) any excess in the interest or fees theretofore paid by the Borrower for the relevant periods as a result of the miscalculation of the Debt Yield or Total Leverage Ratio, as applicable, shall reduce (but not below $0) the interest payment due on the first interest payment date pursuant to Section 1.10(3) that occurs immediately following the date of delivery of written notice from the Borrower to the Administrative Agent of such inaccuracy (and, for the avoidance of doubt, shall not reduce any other payment hereunder or otherwise be required to be paid by the Administrative Agent, the Lenders or any other Secured Party to the Borrower) and (B) any shortfall in the interest or fees theretofore paid by the Borrower for the relevant periods as a result of the miscalculation of the Debt Yield or Total Leverage Ratio, as applicable, shall be deemed to be (and shall be) due and payable within five (5) Business Days after the earlier to occur of (x) discovery of such inaccuracy by the Borrower Parties and (y) delivery of written notice from the Administrative Agent to the Borrower Parties of such inaccuracy (and shall remain due and payable until paid in full in accordance with the terms of this Agreement); provided that, for the avoidance of doubt, no Potential Default or Event of Default shall be deemed to have occurred with respect to such deficiency unless and until the Borrower fails to make such payment required by this sentence.

“Applicable Percentage” shall mean Applicable Revolving Percentage.

“Applicable Revolving Percentage” shall mean, with respect to any Revolving Lender, (i) prior to the termination of the Revolving Commitments in accordance with this Agreement, the percentage obtained by dividing (x) the Revolving Commitment of that Revolving Lender by (y) the aggregate Revolving Commitments of all Revolving Lenders and (ii) after the termination of the Revolving Commitments in accordance with this Agreement, the percentage obtained by dividing (x) the Revolving Credit Exposure of that Revolving Lender by (y) the aggregate Revolving Credit Exposures of all Revolving Lenders.

“Appraisal” shall mean, with respect to any Real Property, an M.A.I. appraisal (commissioned by and addressed to the Administrative Agent), reasonably acceptable to the Administrative Agent as to form, methodology employed and appraisal date, prepared by a professional appraiser reasonably acceptable to the Administrative Agent (an “Appraiser”), which shall have at least the minimum qualifications required under applicable law governing the Administrative Agent and the Lenders, including without limitation, FIRREA.

“Appraiser” shall have the meaning given such term in the definition of “Appraisal”.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Rationalization” shall mean transactions consisting of internal reorganizations and/or restructurings of the Macerich Entities, including mergers, dissolutions and asset transfers and related activities related to tax planning, organizational chart simplification, and other corporate governance and efficiency measures, in each case, in connection with a Borrowing Base Asset Substitution, that directly or indirectly affects the ownership of a Borrowing Base Asset.

“Assignee” shall have the meaning given such term in Section 11.8.

“Assignment and Acceptance Agreement” shall mean an Assignment and Acceptance Agreement substantially in the form of Exhibit E, with such amendments or modifications as may be approved by the Administrative Agent.

“Assignment and Subordination of Property Management Agreements” shall mean, collectively, (a) the Second Amended and Restated Assignment and Subordination of Property Management Agreements, dated as of the Closing Date, executed and delivered by each Affiliate of any Borrower Party that manages or operates a Borrowing Base Mortgaged Property Asset as of the Closing Date and each Borrower Party that is an owner of such a Borrowing Base Mortgaged Property Asset as of the Closing Date and (b) each other assignment and subordination of property management agreement executed and delivered by each Affiliate of any Borrower Party that manages or operates a Borrowing Base Mortgaged Property Asset and each Borrower Party that is an owner of such a Borrowing Base Mortgaged Property Asset, in each case, substantially in the form of Exhibit O and as Modified from time to time.

“Availability Period” shall mean the period from and including the Closing Date to but excluding the earlier of the Revolving Commitment Termination Date and the date of termination of the Revolving Commitments.

“Average Appraisal Capitalization Rate” shall mean, with respect to any applicable Borrowing Base Asset, the average of (i) the capitalization rate for such Borrowing Base Asset as determined based on an appraisal prepared at the request of the Borrower and/or its Affiliates in connection with MAC’s audit requirements as a publicly traded company and (ii) the capitalization rate with respect to such Borrowing Base Asset as determined based on an Appraisal prepared at the request of the Administrative Agent and the Lenders; provided, that until such time as the Appraisals described in the foregoing clauses (i) and (ii) are available, such Average Appraisal Capitalization Rate shall be deemed to be equal to the Implied Cap Rate for such Borrowing Base Asset.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” shall mean, for any day, a rate per annum equal to the highest of: (a) the Prime Rate in effect on such day, (b) the sum of the Federal Funds Rate in effect on such day plus 0.50%, (c) the sum of Term SOFR calculated for such day based on an Interest Period of one month plus 1.00% and (d) the Index Floor. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or Term SOFR shall be effective on the effective day of such change in the Prime Rate, the Federal Funds Rate or Term SOFR, respectively.

“Base Rate Borrowing”, when used in reference to any Borrowing, refers to whether the Loans comprising such Borrowing are bearing interest at a rate determined by reference to the Applicable Base Rate.

“Base Rate Loan”, when used in reference to any Loan, refers to whether the Loans comprising such Borrowing are bearing interest at a rate determined by reference to the Applicable Base Rate.

“Benchmark” shall mean, (i) initially, and continuing unless and until replaced by a Benchmark Replacement pursuant to Section 2.4 of this Agreement, the Term SOFR Reference Rate, and (ii) if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then the applicable Benchmark Replacement to the extent such Benchmark Replacement has replaced such prior Benchmark pursuant to Section 2.4 of this Agreement.

“Benchmark Replacement” shall mean, for any Interest Period, the first alternative set forth in the order below that can be determined by the Administrative Agent as of the date that a Loan is converted to an Alternate Rate Loan pursuant to Section 2.4 of this Agreement:

(a) subject to the proviso at the end, and the last sentence, of this definition, the sum of: (i) Daily Simple SOFR and (ii) the related Benchmark Replacement Adjustment; or

(b) the sum of: (i) the floating rate index that the Administrative Agent determines in its sole but good faith discretion in consultation with the Borrower (giving due consideration to the recommendations of the Relevant Governmental Body and any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for U.S. dollar-denominated floating rate syndicated loans) and that is then, or the Administrative Agent anticipates will be, generally used by the Administrative Agent in its syndicated floating rate commercial real estate loans similar to the subject Loan as an alternative to the then-current Benchmark, as determined by the Administrative Agent in its sole but good faith discretion and (ii) the related Benchmark Replacement Adjustment;

provided that if the index rate set forth in clause (a) above is not then commonly used by the Administrative Agent in its syndicated floating rate commercial real estate loans similar to the subject Loan as an alternative to the then-current Benchmark, as determined by the Administrative Agent in its sole but good faith discretion, then the Benchmark Replacement shall be determined per clause (b) above.

Notwithstanding the foregoing or anything herein to the contrary, if the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Index Floor, the Benchmark Replacement will be deemed to be the Index Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” shall mean, for any Interest Period, the first alternative set forth in the order below that can be determined by the Administrative Agent as of the date that a Loan is converted to an Alternate Rate Loan pursuant to Section 2.4 of this Agreement:

(a) the rate adjustment, or method for calculating or determining such rate adjustment (which may be a positive or negative value or zero) that has been selected, endorsed or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement; or

(b) the rate adjustment (which may be a positive or negative value or zero) that has been determined by the Administrative Agent in its sole but good faith discretion in consultation with the Borrower, giving due consideration to any industry-accepted index rate adjustment, or method for calculating or determining such rate adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate syndicated loans.

“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark permanently or indefinitely ceases to provide such Benchmark (or the published component used in the calculation thereof);

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that, such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) even if such Benchmark continues to be provided on such date;

(3) in the case of clause (4) of the definition of “Benchmark Transition Event”, the date of the Change in Law Determination; or

(4) in the case of clause (5) of the definition of “Benchmark Transition Event”, the date of the Benchmark Unavailability Determination.

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof);

(3) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that such Benchmark (or such component thereof) is not, or as of a specified future date will not be, representative;

(4) a Change in Law that the Administrative Agent determines (which determination shall be conclusive and binding for all purposes absent manifest error) prohibits, restricts or limits the use of such Benchmark (upon such determination “Change in Law Determination”); or

(5) a Benchmark Unavailability Period has occurred or exists with respect to such Benchmark, and the Administrative Agent determines in its sole and absolute discretion that such circumstance is unlikely to be temporary (a “Benchmark Unavailability Determination”).

“Benchmark Unavailability Period” shall mean each (if any) Interest Period for which the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Interest Rate for the applicable Interest Period (including, if the Benchmark is Term SOFR or Daily Simple SOFR, that Term SOFR or Daily Simple SOFR, as applicable, cannot be determined in accordance with the definition thereof).

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board of Directors” shall mean, with respect to any person, (i) in the case of any corporation, the board of directors of such person, (ii) in the case of any limited liability company, the board of managers of such person, (iii) in the case of any partnership, the Board of Directors of the general partner of such person and (iv) in any other case, the functional equivalent of the foregoing.

“Book Value” shall mean the book value of such asset or property, without regard to any related Indebtedness.

“Borrowed Indebtedness” of any Person shall mean, without duplication, (A) all obligations for borrowed money of such Person, (B) all liabilities and obligations, contingent or otherwise, evidenced by a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit, (C) all obligations payable in cash (excluding obligations payable in cash or Capital Stock, at the option of a Borrower Party) for the deferred purchase price of Real Property acquired by such Person (excluding obligations arising in the ordinary course of business but including all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to any Real Property acquired by such Person), (D) all obligations for borrowed money secured by any Lien upon or in any Real Property owned by such Person whether or not such Person has assumed or become liable for the payment of such obligations for borrowed money and (E) all obligations of the type described in any of clauses (A) through (D) above which are guaranteed, directly or indirectly, or endorsed (otherwise than for collection or deposit in the ordinary course of business) or discounted with recourse by such Person. Borrowed Indebtedness shall not include (i) Indebtedness incurred for the purpose of acquiring one or more items of personal property, (ii) Permitted Guaranties, (iii) Indebtedness with respect to any Real Property that is the subject of a Specified Change of Control Event, (iv) Indebtedness which is cash collateralized (but only to the extent of such cash collateral) solely for so long as such cash is restricted for payment to such Indebtedness, (v) Indebtedness which has been defeased (but only to the extent of such defeasance), (vi) Indebtedness owing to a Macerich Entity, (vii) cash redemption or repurchase obligations with respect to Capital Stock issued in compliance with this Agreement so long as any such obligations are not required to be shown on such Person’s balance sheet in accordance with GAAP ~~and~~, (viii) redemption or repurchase obligations with respect to Capital Stock issued in compliance with this Agreement, so long as such obligations are not required to be (and the Person to whom such obligations are owed does not have the right to require that such obligations be) satisfied with any payments other than non-cash payments in the form of Capital Stock, and (ix) that portion of any obligation that is payable in cash or Capital Stock, at the option of a Borrower Party.

“Borrower” shall have the meaning given such term in the preamble to this Agreement.

“Borrower Parties” shall mean, jointly and severally, each of the Borrower and the Guarantors.

“Borrowing” shall mean (a) all Base Rate Loans made, converted or continued on the same date, or (b) all Term SOFR Loans of the same Interest Period. For purposes hereof, the date of a Borrowing comprising one or more Loans that have been converted or continued shall be the effective date of the most recent conversion or continuation of such Loan or Loans.

“Borrowing Base Amount” shall mean, at any date of determination, the sum of (i) the Borrowing Base Value of all Borrowing Base Equity Interest Assets, plus (ii) the product of (x) the Borrowing Base Value of all Borrowing Base Mortgaged Property Assets multiplied by (y) 65.0%, plus (iii) the product of (x) the Borrowing Base Value of all Borrowing Base Unencumbered Assets multiplied by (y) 65.0%, plus (iv) solely from and after the occurrence of the Mortgage Security Release Event, the Borrowing Base Value of all Borrowing Base Unencumbered Equity Interest Assets; provided that to the extent the aggregate Borrowing Base Value of all Borrowing Base Unencumbered Assets exceeds 20% of the aggregate Borrowing Base Value of all Borrowing Base Assets at the applicable time of determination, such excess over 20% shall be excluded from the calculation of the Borrowing Base Amount.

“Borrowing Base Asset Proposal Package” shall mean, with respect to any Proposed Borrowing Base Asset, the following items, each in form and substance reasonably satisfactory to the Administrative Agent: (i) a description of the applicable Real Property (either the proposed Borrowing Base Mortgaged Property Asset, the proposed Borrowing Base Unencumbered Asset or the Real Property directly or indirectly owned by the proposed Borrowing Base Equity Interest Asset Owner or the Borrowing Base Unencumbered Equity Interest Asset Owner) and the Capital Stock, Indebtedness and businesses of the relevant Persons, (ii) a projected cash flow analysis of such Real Property, (iii) a statement of operating expenses for such Real Property for the immediately preceding 36 consecutive calendar months (or such shorter period as such Real Property has been operational); provided that if such Real Property was acquired during such period, this requirement shall only apply to that portion of such period prior to such acquisition to the extent such statements are available to the Borrower Parties and their Subsidiaries after use of commercially reasonable efforts to obtain such statements, (iv) an operating expense and capital expenditures budget for such Real Property for the next succeeding 12 consecutive months, (v) if such Real Property is then the subject of an acquisition transaction, (A) a complete, executed copy of the letter of intent (or similar instrument) and (B) once available, a complete, executed copy of the purchase agreement with respect thereto and a schedule of the proposed sources and uses of funds for such transaction (provided that it is acknowledged and agreed that delivery of the purchase agreement shall not be required for the Administrative Agent to begin its review of the applicable Borrowing Base Asset Proposal Package), (vi) complete, executed copies of any applicable joint venture or financing agreements related to such Real Property and the relevant Persons who directly or indirectly own such Real Property, (vii) a recent rent roll for such Real Property and (viii) if such Real Property is subject to a ground lease, a complete, executed copy of such ground lease.

“Borrowing Base Asset Substitution” shall mean the substitution or swap of any Borrowing Base Assets (the “Replaced Assets”) for other assets of the Macerich Entities that satisfy the applicable Borrowing Base Criteria (the “Replacement Assets”) so long as the Borrowing Base Asset Substitution Conditions with respect to such substitution or swap have been satisfied. Upon the consummation of any Borrowing Base Asset Substitution, (x) if the Replaced Asset subject to such Borrowing Base Asset Substitution is a Borrowing Base Mortgaged Property Asset, such Replaced Asset shall cease to constitute a Borrowing Base Asset and, unless MAC shall have delivered a Release Request Certificate in connection therewith, shall thereafter continue to constitute Collateral hereunder (together with the related pledges of Capital Stock of the applicable Property Owner) and (y) if the Replaced Asset subject to such Borrowing Base Asset Substitution is a Borrowing Base Equity Interest Asset or a Borrowing Base Unencumbered Equity Interest Asset, such Replaced Asset shall cease to constitute a Borrowing Base Asset and, unless MAC shall have delivered a Release Request Certificate in connection therewith, shall thereafter continue to constitute Collateral hereunder (it being understood, for purposes of the foregoing clauses (x) and (y), that if MAC shall have delivered a Release Request Certificate in connection therewith, such Replaced Assets (and/or related pledged Capital Stock, as applicable) shall be released in accordance with, and subject to the conditions set forth in, Section 10.12 hereof).

“Borrowing Base Asset Substitution Conditions” shall mean, in respect of any Borrowing Base Asset Substitution, each of the following conditions:

(1) immediately prior to and after giving effect to such Borrowing Base Asset Substitution, no Specified Default or Event of Default shall exist;

(2) the Borrower Parties shall have complied with Section 7.14 with respect to the Replacement Assets to the extent applicable;

(3) immediately after giving effect to such Borrowing Base Asset Substitution, the remaining Borrowing Base Assets (including the Replacement Assets) shall satisfy (or continue to satisfy) the requirements set forth in the definition of Borrowing Base Criteria;

(4) the Borrowing Base Amount (calculated on a pro forma basis after giving effect to such Borrowing Base Asset Substitution and to any repayment of any Revolving Loans or LC Disbursements, and Cash Collateralization of any outstanding Letters of Credit, at the time thereof) is greater than or equal to the total Revolving Credit Exposures;

(5) if the Borrower Parties are requesting that the Replaced Assets (and/or related pledged Capital Stock, as applicable) in respect of such Borrowing Base Asset Substitution be released from the Collateral in connection with such Borrowing Base Asset Substitution, the Borrowing Base Asset Substitution shall be made in connection with (a) a Financing or Joint Venture Transaction with respect to such Replaced Assets (and/or related pledged Capital Stock, as applicable), (b) a Disposition of such Replaced Assets (and/or related pledged Capital Stock, as applicable) that is permitted under Section 8.4(3) and/or (c) an Asset Rationalization;

(6) solely in the case of an Asset Rationalization, the Replacement Asset shall be the same as (or the functional equivalent of) the Replaced Asset; and

(7) MAC shall have delivered to the Administrative Agent and the Collateral Agent (i) a certificate of a Responsible Officer of MAC (I) certifying compliance with the foregoing clauses (1), (2) and (3) and (II) if the Borrower Parties are requesting that such the Replaced Assets in respect of such Borrowing Base Asset Substitution be released from the Collateral, requesting such release and certifying, in reasonable detail and with such supporting documentation as the Administrative Agent or Collateral Agent may reasonably request, compliance with the foregoing clause (5) (and, solely in the case of an Asset Rationalization, the foregoing clause (6)) (any such certificate that includes the request described in this subclause (II), a “Release Request Certificate”) and (ii) a Borrowing Base Certificate demonstrating compliance with the foregoing clause (4).

“Borrowing Base Assets” shall mean each (i) Borrowing Base Equity Interest Asset, (ii) Borrowing Base Mortgaged Property Asset, (iii) Borrowing Base Unencumbered Asset and (iv) Borrowing Base Unencumbered Equity Interest Asset.

“Borrowing Base Certificate” shall mean a certificate in substantially the form of Exhibit N hereto, duly certified by the chief financial officer (or other Responsible Officer performing similar functions) of MAC.

“Borrowing Base Criteria” shall mean:

(1) with respect to any Borrowing Base Mortgaged Property Asset or Proposed Borrowing Base Asset that would constitute a Borrowing Base Mortgaged Property Asset, such Borrowing Base Mortgaged Property Asset or Proposed Borrowing Base Asset must be:

(A) a Retail/Other Property,

(B) located in the United States,

(C) Wholly-Owned by the Borrower or a Subsidiary Guarantor either in fee simple or subject to a ground lease, or for those Borrowing Base Assets which are ground leased and added as a Borrowing Base Mortgaged Property Asset after the Closing Date, subject to a Qualifying Ground Lease or an Agent Accepted Ground Lease (it being understood, for the avoidance of doubt, that ground leases with respect to Borrowing Base Mortgaged Property Assets that are Borrowing Base Assets on the Closing Date, including without limitation the Stonewood Ground Lease, are not, and will not in the future be, required to be a Qualifying Ground Lease or an Agent Accepted Ground Lease to satisfy the Borrowing Base Criteria),

(D) subject to a valid and enforceable first priority Mortgage (subject to Permitted Encumbrances) in favor of the Collateral Agent for the benefit of the Secured Parties, and the related Capital Stock of the Property Owner must be subject to a valid and enforceable first priority pledge in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to the Pledge Agreement,

(E) free of any structural defect, title defect, environmental issue, and/or condemnation proceeding, in each case, that individually or in the aggregate has had, or is reasonably expected to have, a Property-Level Material Adverse Effect,

(F) free of any Indebtedness or Liens other than (I) Liens in favor of the Collateral Agent for the benefit of the Secured Parties and (II) Permitted Encumbrances and Indebtedness (excluding any Indebtedness for borrowed money) in respect of such Permitted Encumbrances (and the related Capital Stock of the Property Owner shall not be subject to any Indebtedness or Liens other than Liens in favor of the Collateral Agent for the benefit of the Secured Parties and Contractual Encumbrances), and

(G) either (x) a Borrowing Base Mortgaged Property Asset on the Closing Date or (y) added as a Borrowing Base Mortgaged Property Asset pursuant to Section 7.14 (whether as a Borrowing Base Asset Substitution or otherwise);

(2) with respect to any Borrowing Base Equity Interest Asset or Proposed Borrowing Base Asset that would constitute a Borrowing Base Equity Interest Asset, such Borrowing Base Equity Interest Asset or Proposed Borrowing Base Asset must be:

(A) Capital Stock of a Person that (I) is organized in the United States or any state thereof, (II) is either (x) Wholly-Owned by the Macerich Entities or (y) a member of a Joint Venture, or the holder of an indirect interest in a Joint Venture and (III) directly or indirectly owns or ground leases a Retail/Other Property that is located in the United States,

(B) with respect to such Retail/Other Property, (I) free of any structural defect, title defect, environmental issue, and/or condemnation proceeding, in each case, that individually or in the aggregate has had, or is reasonably expected to have, a Property-Level Material Adverse Effect and (II) if such Retail/Other Property is Wholly-Owned, is collateral for and subject to Liens securing Permitted Indebtedness (other than the Secured Obligations) that is permitted to be secured under this Agreement,

(C) in the case of such Capital Stock of such Person (and not, for the avoidance of doubt, the Capital Stock of Subsidiaries and Joint Ventures of such Person) and such Retail/Other Property, free of any Indebtedness or Liens other than (I) Liens in favor of the Collateral Agent for the benefit of the Secured Parties, (II) with respect to such Retail/Other Property only, Permitted Indebtedness that is permitted to be secured under this Agreement, (III) with respect to such Capital Stock only, Contractual Encumbrances, and (IV) with respect to such Retail/Other Property only, Permitted Encumbrances,

(D) in the case of such Capital Stock of such Person (and the Capital Stock of Subsidiaries and Joint Ventures of such Person) and such Retail/Other Property, not the subject of any Excepted Judgment or any Specified Debt Default,

(E) subject to a valid and enforceable first priority pledge in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to the Pledge Agreement, which is permitted pursuant to any applicable joint venture agreement and the definitive documents governing any applicable Indebtedness, subject to Contractual Encumbrances, and

(F) either (x) a Borrowing Base Equity Interest Asset on the Closing Date or (y) added as a Borrowing Base Equity Interest Asset pursuant to Section 7.14 (whether as a Borrowing Base Asset Substitution or otherwise);

(3) with respect to any Borrowing Base Unencumbered Asset or Proposed Borrowing Base Asset that would constitute a Borrowing Base Unencumbered Asset, such Borrowing Base Unencumbered Asset or Proposed Borrowing Base Asset must be:

(A) a Retail/Other Property,

(B) located in the United States,

(C) free of any structural defect, environmental issue, and/or condemnation proceeding, in each case, that individually or in the aggregate has had, or is reasonably expected to have, a Property-Level Material Adverse Effect,

(D) free of any Indebtedness or Liens other than (I) Liens in favor of the Collateral Agent for the benefit of the Secured Parties and (II) Permitted Encumbrances and Indebtedness (excluding any Indebtedness for borrowed money) in respect of such Permitted Encumbrances,

(E) not the subject of any Excepted Judgment or Specified Debt Default,

(F) owned by a non-Wholly-Owned Subsidiary or Joint Venture of the Macerich Entities that is (I) party to a joint venture agreement that prohibits a pledge to the Collateral Agent, and to any agent, trustee or other representative for any other non-property level Indebtedness, of the Capital Stock of such Subsidiary or Joint Venture and the Capital Stock of all direct or indirect parent companies of such Subsidiary or Joint Venture that constitute Macerich Entities (which prohibition was entered into for bona fide business purposes and not by the Macerich Entities for the purpose of avoiding a pledge thereof under the Loan Documents) and (II) not the subject of an Excepted Judgment or a Specified Debt Default, and

(G) either (x) a Borrowing Base Unencumbered Asset on the Closing Date or (y) added as a Borrowing Base Unencumbered Asset pursuant to Section 7.14 (whether as a Borrowing Base Asset Substitution or otherwise); and

(4) with respect to any Borrowing Base Unencumbered Equity Interest Asset or any Proposed Borrowing Base Asset that would constitute a Borrowing Base Unencumbered Equity Interest Asset, such Borrowing Base Unencumbered Equity Interest Asset or Proposed Borrowing Base Asset must be:

(A) Capital Stock of a Person that (I) is organized in the United States or any state thereof, (II) is Wholly-Owned by the Macerich Entities and (III) directly owns or ground leases a Retail/Other Property that is located in the United States,

(B) with respect to such Retail/Other Property, free of any structural defect, title defect, environmental issue, and/or condemnation proceeding, in each case, that individually or in the aggregate has had, or is reasonably expected to have, a Property-Level Material Adverse Effect,

(C) in the case of such Capital Stock of such Person and such Retail/Other Property, free of any Indebtedness or Liens other than (I) with respect to such Capital Stock only, Liens in favor of the Collateral Agent for the benefit of the Secured Parties and (II) with respect to such Retail/Other Property only, Permitted Encumbrances and Indebtedness (excluding any Indebtedness for borrowed money) in respect of such Permitted Encumbrances,

(D) in the case of such Capital Stock of such Person and such Retail/Other Property, not the subject of any Excepted Judgment or Specified Debt Default,

(E) subject to a valid and enforceable first priority pledge in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to the Pledge Agreement, and

(F) added as a Borrowing Base Unencumbered Equity Interest Asset (which shall be deemed to have occurred automatically, without further action of the Parties, if the Capital Stock of its direct or indirect parent is already pledged pursuant to the Pledge Agreement) thereafter pursuant to Section 7.14 (whether as a Borrowing Base Asset Substitution or otherwise) solely after the occurrence of the Mortgage Security Release Event.

“Borrowing Base Deliverables” shall mean, with respect to any Proposed Borrowing Base Asset, the following items, each in form and substance satisfactory to the Administrative Agent (unless otherwise specified):

(i) a certificate of the chief financial officer (or other Responsible Officer) of MAC, dated the date of the addition of such Proposed Borrowing Base Asset to the Collateral as a Borrowing Base Asset, confirming that (A) the Proposed Borrowing Base Asset satisfies all Borrowing Base Criteria, (B) no Potential Default or Event of Default has occurred and is continuing, and the addition of such Proposed Borrowing Base Asset as a Borrowing Base Asset will not cause or result in a Potential Default or Event of Default, (C) the representations and warranties made by the Borrower Parties in the Loan Documents with respect to the asset proposed to be added as a Borrowing Base Asset are true and correct in all material respects (except for changes in factual circumstances not prohibited under the Loan Documents and except further that, in the event any exception or disclosure schedule provided to Administrative Agent in connection with such representations and warranties is proposed by the Borrower to be updated, any such updates shall be non-material and shall be approved by the Administrative Agent in its good faith judgment) on and as of the date when made and on and as of the date of the addition of such Proposed Borrowing Base Asset (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); provided however, that any representation or warranty that is qualified as to materiality or Material Adverse Effect or similar language shall be true and correct in all respects subject to such qualifiers, and (D) the Borrower Parties are in compliance with the covenants contained in Section 8.11 that are in effect at such time (both immediately before and on a pro forma basis immediately after the addition of such Proposed Borrowing Base Asset as a Borrowing Base Asset), together with supporting information demonstrating such compliance;

(ii) a Borrowing Base Certificate demonstrating that the Borrowing Base Amount (calculated on a pro forma basis after giving effect to the addition of such Proposed Borrowing Base Asset to the Collateral as a Borrowing Base Asset and to any Revolving Loans made and Letters of Credit issued, amended or extended at the time thereof) will be greater than or equal to the aggregate Revolving Credit Exposures of all Revolving Lenders;

(iii) each of the items set forth in Sections 5.1, 7.14 and 7.18, in each case to the extent applicable for the Proposed Borrowing Base Asset and for any Subsidiary Guarantor to the extent not previously satisfied with respect to such Subsidiary Guarantor;

(iv) reports supplementing Schedules I and III hereto, including descriptions of such changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete, certified as correct and complete by a Responsible Officer of the Borrower; provided that for purposes of the definition of the terms Borrowing Base Assets and Borrowing Base Amount, the supplement to Schedule I shall become effective only upon delivery of all Borrowing Base Deliverables and approval thereof by the Administrative Agent; and

(v) such other approvals, opinions or documents as the Administrative Agent may reasonably request.

“Borrowing Base Equity Interest Asset” shall mean Capital Stock that at all times satisfies the Borrowing Base Criteria applicable to Borrowing Base Equity Interest Assets (unless waived by the Administrative Agent and the Required Lenders) and (i) either (A) is listed on Schedule I hereto under the heading “Borrowing Base Equity Interest Assets” on the Closing Date, (B) for which the applicable conditions in Section 7.14 have been satisfied (as may be reasonably determined by the Administrative Agent) or (C) is the result of a Borrowing Base Asset Substitution and (ii) excluding, in each case, any such Borrowing Base Equity Interest Asset that ceases to be a Borrowing Base Asset pursuant to Section 8.4(3), a Borrowing Base Asset Substitution or a release under Section 10.12 in connection with a Financing or Joint Venture Transaction.

“Borrowing Base Equity Interest Asset Owner” shall mean the Person that directly owns and provides a pledge of the applicable Borrowing Base Equity Interest Asset.

“Borrowing Base Leases” shall mean Leases entered into by a Borrower Party (as landlord) with respect to a Borrowing Base Mortgaged Property Asset.

“Borrowing Base Mortgaged Property Asset” shall mean each Mortgaged Property that at all times satisfies the applicable Borrowing Base Criteria (unless waived by the Administrative Agent and the Required Lenders) and (i) either (A) is listed on Schedule I hereto under the heading “Borrowing Base Mortgaged Property Assets” on the Closing Date, (B) for which the applicable conditions in Section 7.14 have been satisfied (as may be determined by the Administrative Agent in accordance therewith) or (C) is the result of a Borrowing Base Asset Substitution and (ii) excluding, in each case, any such Borrowing Base Mortgaged Property Asset that ceases to be a Borrowing Base Asset pursuant to Section 8.4(3), a Borrowing Base Asset Substitution or a release under Section 10.12 in connection with a Financing or Joint Venture Transaction.

“Borrowing Base Ownership Share” shall mean (i) with respect to any Cap Rate Property, the percentage of such Cap Rate Property directly or indirectly owned by the applicable Borrowing Base Equity Interest Asset Owner through its ownership of (or its right to distributable cash from) the applicable Borrowing Base Equity Interest Asset (for purposes of illustration, if the applicable Borrowing Base Equity Interest Asset constitutes 60.00% of the Capital Stock of a Person who in turn owns 50.00% of the applicable Cap Rate Property, the Borrowing Base Ownership Share is 30.00%) and (ii) with respect to any Borrowing Base Unencumbered Asset, the percentage of such Borrowing Base Unencumbered Asset that is directly or indirectly owned by the Macerich Entities (or the percentage of distributable cash from such Borrowing Base Unencumbered Asset to which the applicable MAC controlled Person is entitled).

“Borrowing Base Unencumbered Asset” shall mean any Retail/Other Property for which at all times the Borrowing Base Criteria applicable to Borrowing Base Unencumbered Assets are satisfied (unless waived by the Administrative Agent and the Required Lenders) and (i) either (A) is listed on Schedule I hereto under the heading “Borrowing Base Unencumbered Assets” on the Closing Date, (B) for which the applicable conditions in Section 7.14 have been satisfied (as may be reasonably determined by the Administrative Agent) or (C) is the result of a Borrowing Base Asset Substitution and (ii) excluding, in each case, any such Borrowing Base Unencumbered Asset that ceases to be a Borrowing Base Asset pursuant to Section 8.4(3), a Borrowing Base Asset Substitution or a designation as a non-Borrowing Base Asset under Section 10.12 in connection with a Financing or Joint Venture Transaction described in clause (iii) of the definition thereof.

“Borrowing Base Unencumbered Equity Interest Asset” shall mean Capital Stock that at all times satisfies the Borrowing Base Criteria applicable to Borrowing Base Unencumbered Equity Interest Assets (unless waived by the Administrative Agent and the Required Lenders) and (i) either (A) for which the applicable conditions in Section 7.14 have been satisfied (as may be reasonably determined by the Administrative Agent) or (B) is the result of a Borrowing Base Asset Substitution and (ii) excluding, in each case, any such Borrowing Base Unencumbered Equity Interest Asset that ceases to be a Borrowing Base Asset pursuant to Section 8.4(3), a Borrowing Base Asset Substitution or a release under Section 10.12 in connection with a Financing or Joint Venture Transaction; provided for the avoidance of doubt, that no Capital Stock (or other property) shall constitute or otherwise be eligible to constitute a Borrowing Base Unencumbered Equity Interest Asset until the occurrence of the Mortgage Security Release Event.

“Borrowing Base Unencumbered Equity Interest Asset Owner” shall mean the Person that directly owns and provides a pledge of the applicable Borrowing Base Unencumbered Equity Interest Asset.

“Borrowing Base Value” shall mean, as of any date of determination:

(a) in the case of (I) any Borrowing Base Mortgaged Property Asset (including the Stonewood Property while it is a Borrowing Base Mortgaged Property Asset) (other than the Specified Borrowing Base Mortgaged Property Assets and any Borrowing Base Mortgaged Property Asset acquired following the Closing Date), an amount equal to (i) the Property NOI of such Borrowing Base Mortgaged Property Asset divided by (ii) 12.00% and (II) any Borrowing Base Mortgaged Property Asset acquired following the Closing Date), an amount equal to (i) the Property NOI of such Borrowing Base Mortgaged Property Asset divided by (ii) a percentage capitalization rate equal to the Acquisition/Appraisal Capitalization Rate;

(b) in the case of any Former Mervyn’s Box Borrowing Base Mortgaged Property Asset, an amount equal to (i) the Property NOI of such Former Mervyn’s Box Borrowing Base Mortgaged Property Asset divided by (ii) 20.00%;

(c) in the case of any Agent Accepted Ground Lease Borrowing Base Mortgaged Property Asset, a value to be agreed between the Borrower and the Administrative Agent;

(d) in the case of any Borrowing Base Equity Interest Asset that constitutes the Capital Stock of the direct or indirect owner of an interest in a 6.0% Cap Rate Property, an amount, if positive, equal to (i) an amount equal to (A) the Property NOI of such 6.0% Cap Rate Property divided by (B) 6.00% multiplied by (C) 75.00% minus (ii) an amount equal to (A) the aggregate principal amount of Indebtedness secured by such 6.0% Cap Rate Property multiplied by (B) the Borrowing Base Ownership Share with respect to such 6.0% Cap Rate Property;

(e) in the case of any Borrowing Base Equity Interest Asset that constitutes the Capital Stock of the direct or indirect owner of an interest in a 7.0% Cap Rate Property, an amount, if positive, equal to (i) an amount equal to (A) the Property NOI of such 7.0% Cap Rate Property divided by (B) 7.0% multiplied by (C) 75.00% minus (ii) an amount equal to (A) the aggregate principal amount of Indebtedness secured by such 7.0% Cap Rate Property multiplied by (B) the Borrowing Base Ownership Share with respect to such 7.0% Cap Rate Property;

(f) in the case of any Borrowing Base Equity Interest Asset that constitutes the Capital Stock of the direct or indirect owner of an interest in a 10.0% Cap Rate Property, an amount, if positive, equal to (i) an amount equal to (A) the Property NOI of such 10.0% Cap Rate Property divided by (B) 10.00% multiplied by (C) 75.00% minus (ii) an amount equal to (A) the aggregate principal amount of Indebtedness secured by such 10.0% Cap Rate Property multiplied by (B) the Borrowing Base Ownership Share with respect to such 10.0% Cap Rate Property;

(g) in the case of any Borrowing Base Equity Interest Asset that constitutes the Capital Stock of the direct or indirect owner of an interest in an Other Cap Rate Property, an amount, if positive, equal to (i) an amount equal to (A) the Property NOI of such Other Cap Rate Property divided by (B) a percentage capitalization rate equal to the Acquisition/Appraisal Capitalization Rate multiplied by (C) 75.00% minus (ii) an amount equal to (A) the aggregate principal amount of Indebtedness secured by such Other Cap Rate Property multiplied by (B) the Borrowing Base Ownership Share with respect to such Other Cap Rate Property;

(h) in the case of any Borrowing Base Unencumbered Asset, an amount equal to (i) the Property NOI of such Borrowing Base Unencumbered Asset divided by (ii) 12.00% multiplied by (iii) the Borrowing Base Ownership Share with respect to such Borrowing Base Unencumbered Asset; and

(i) in the case of any Borrowing Base Unencumbered Equity Interest Asset that constitutes the Capital Stock of the direct owner of an interest in an Unencumbered Pool Property, an amount, if positive, equal to (i) an amount equal to (A) the Property NOI of such Unencumbered Pool Property divided by (B) a percentage capitalization rate for such Unencumbered Pool Property that, if applicable, applied when such Borrowing Base Unencumbered Equity Interest Asset was a Borrowing Base Mortgaged Property Asset, or otherwise, a percentage capitalization rate equal to the Acquisition/Appraisal Capitalization Rate multiplied by (ii) 65.00%;

provided that the Borrowing Base Value with respect to any Real Property that is the subject of a Specified Change of Control Event shall be excluded in the calculation of Borrowing Base Value. If and to the extent Borrowing Base Ownership Share is used in the above, Property NOI shall be adjusted to avoid discounting the Borrower Parties’ pro rata share twice.

“Borrowing Request” shall mean a request by the Borrower for a Borrowing in accordance with Section 1.3.

“Bullet Payment” shall mean any payment of the entire unpaid balance of any Indebtedness at its final maturity other than the final payment with respect to a loan that is fully amortized over its term.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in Los Angeles, California or New York, New York are authorized or obligated to close their regular banking business; provided that the term “Business Day” as used with respect to the Letter of Credit provisions of this Agreement (including, without limitation, Section 1.4) shall be defined as otherwise set forth above but shall not include the reference to “Los Angeles, California”; provided, further, when the term “Business Day” is used in connection with a Term SOFR Loan or Term SOFR Borrowing (including the definition of “Interest Period” as it relates to Term SOFR Loans), the term “Business Day” shall also exclude any day that is not a U.S. Government Securities Business Day.

“Capitalization Value” shall mean, as of any date of determination, the sum of (without duplication) (i) Property NOI of all Real Property (other than Real Property Under Construction, Material Acquisition Assets and undeveloped land) of the Macerich Entities for the twelve months then most recently ended on or prior to such date, divided by 8.00%, plus (ii) the aggregate amount of all cash and Cash Equivalents (other than Restricted Cash) of the Borrower Parties and other Consolidated Entities (excluding, for the avoidance of doubt, any tenant security or other restricted deposits owned by others) as of such date, plus (iii) the aggregate value of all Real Property Under Construction of the Borrower Parties and other Consolidated Entities as of such date at cost, plus (iv) the aggregate value of all undeveloped land of the Borrower Parties and other Consolidated Entities as of such date determined in accordance with GAAP, at the lower of cost or market, plus (v) Property NOI of all Material Acquisition Assets of the Borrower Parties and other Consolidated Entities for the twelve months then most recently ended on or prior to such date, divided by the sum of (x) a percentage capitalization rate equal to the Implied Cap Rate for such Material Acquisition Assets plus (y) 1.00%; provided, however, that in no event shall the aggregate value attributable to non-controlling Joint Venture assets included in Capitalization Value as of any date of determination exceed 20% of Capitalization Value in the aggregate as of such date. For purposes hereof, the amount of cash and Cash Equivalents (other than Restricted Cash) of any non-Wholly-Owned Subsidiary or Joint Venture of MAC (i) shall be deemed to be an amount equal to the product of (x) the cash and Cash Equivalents (other than Restricted Cash) of such Person, multiplied by (y) the percentage of the total outstanding common Capital Stock of such Person directly or indirectly owned by MAC, expressed as a decimal (or the percentage of distributable cash to which the applicable MAC controlled Person is entitled), and (ii) shall only be available to increase the Capitalization Value to the extent in excess of that portion of Secured Indebtedness that is attributable to the applicable Macerich Entity in respect of such Person.

“Capitalization Value (Unencumbered Property)” shall mean, as of any date of determination, the sum of (without duplication) (i) Property NOI of all Unencumbered Property (other than Real Property Under Construction, Material Acquisition Assets and undeveloped land) for the twelve months then most recently ended on or prior to such date, divided by 8.00%, plus (ii) the aggregate amount of all cash and Cash Equivalents (other than Restricted Cash) of the Borrower Parties and other Consolidated Entities (excluding, for the avoidance of doubt, any tenant security or other restricted deposits owned by others) as of such date, plus (iii) the aggregate value of all Unencumbered Property that constitutes Real Property Under Construction as of such date at cost, plus (iv) the aggregate value of all Unencumbered Property that constitutes undeveloped land as of such date determined in accordance with GAAP, at the lower of cost or market, plus (v) Property NOI of all Unencumbered Property that constitutes Material

Acquisition Assets of the Borrower Parties and other Consolidated Entities for the twelve months then most recently ended on or prior to such date, divided by the sum of (x) a percentage capitalization rate equal to the Implied Cap Rate for such Material Acquisition Assets plus (y) 1.00%; provided, however, that in no event shall the aggregate value attributable to non-controlling Joint Venture assets included in Capitalization Value (Unencumbered Property) as of any date of determination exceed 20% of Capitalization Value (Unencumbered Property) in the aggregate as of such date. For purposes hereof, the amount of cash and Cash Equivalents (other than Restricted Cash) of any non-Wholly-Owned Subsidiary or Joint Venture of MAC (i) shall be deemed to be an amount equal to the product of (x) the cash and Cash Equivalents (other than Restricted Cash) of such Person, multiplied by (y) the percentage of the total outstanding common Capital Stock of such Person directly or indirectly owned by MAC, expressed as a decimal (or the percentage of distributable cash to which the applicable MAC controlled Person is entitled), and (ii) shall only be available to increase the Capitalization Value (Unencumbered Property) to the extent in excess of that portion of Unsecured Indebtedness that is attributable to the applicable Macerich Entity in respect of such Person.

“Capitalized Lease” of a Person shall mean any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Lease Obligations” of a Person shall mean the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Loan Fees” shall mean, with respect to the Macerich Entities, and with respect to any period, any upfront, closing or similar fees paid by such Person in connection with the incurrence or refinancing of Indebtedness during such period that are capitalized on the balance sheet of such Person.

“Capital Stock” shall mean (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including, without limitation, each class or series of common stock and preferred stock of such Person and (ii) with respect to any Person that is not a corporation, any and all investment units, partnership, membership or other equity interests of such Person. For the avoidance of doubt, Capital Stock shall not include any Qualified Convertible Indebtedness, Qualified Bond Hedge Transaction or Qualified Warrant Transaction.

“Cap Rate Property” shall mean each 6.0% Cap Rate Property, each 7.0% Cap Rate Property, each 10.0% Cap Rate Property and each Other Cap Rate Property.

“Cash Collateralize” shall mean, to pledge and deposit in the LC Collateral Account, as collateral for the LC Exposure (and Obligations in respect thereof) or obligations of Lenders to fund participations in respect thereof, cash or deposit account balances or, if the Administrative Agent and the applicable Issuing Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and such Issuing Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” shall mean, with respect to any Person: (a) securities issued, guaranteed or insured by the United States of America or any of its agencies with maturities of not more than one year from the date acquired; (b) certificates of deposit with maturities of not more than one year from the date acquired by a United States federal or state chartered commercial bank of recognized standing, which has capital and unimpaired surplus in excess of $500,000,000 and which bank or its holding company has a short-term commercial paper rating of at least A-2 or the equivalent by S&P or at least P-2 or equivalent by Moody’s; (c) reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in clause (a) above and entered into only with commercial banks having the qualifications described in clause (b) above; (d) commercial paper issued by any Person incorporated under the laws of the United States of America or any State thereof and rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof of Moody’s, in each case with maturities of not more than one year from the date acquired; and (e) investments in money market funds registered under the Investment Company Act of 1940, which have net assets of at least $500,000,000 and at least 85% of whose assets consist of securities and other obligations of the type described in clauses (a) through (d) above.

“Cash Management Services” shall mean any one or more of the following types of services or facilities: (a) ACH transactions, (b) treasury and/or cash management services, including, controlled disbursement services, depository, overdraft and electronic funds transfer services, (c) foreign exchange facilities, (d) deposit and other accounts, and (e) merchant services (other than those constituting a line of credit). For the avoidance of doubt, Cash Management Services do not include Hedging Obligations.

“CERCLIS” shall have the meaning given such term in Section 6.15.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or any Issuing Lender (or by any lending office of such Lender or such Issuing Lender or by such Lender’s or such Issuing Lender’s holding company, if any) with any guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided, however, that (i) no Change in Law shall be deemed to have occurred with respect to any Assignee or Participant until after the date on which such Assignee or Participant acquired its interest as an Assignee or Participant under this Agreement and (ii) clause (i) of this proviso shall not apply to any Change in Law with respect to (x) any Assignee to the extent such Change in Law was applicable to the assignor Lender on the effective date of the Assignment and Acceptance Agreement pursuant to which such assignee became a Lender or (y) any Participant to the extent such Change in Law was applicable to the Originating Lender on the effective date of the agreement pursuant to which such Participant became a Participant; provided, further, however that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case in respect of this clause (ii) pursuant to Basel III, shall, in each case, be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” shall mean occurrence of any of the following: (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any “person” or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of Capital Stock representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of MAC or (ii) during any period of 12 consecutive months, individuals who at the beginning of such period constituted the Board of Directors of MAC (together with any new or replacement directors whose election by the Board of Directors, or whose nomination for election, was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for reelection was previously so approved) cease for any reason to constitute a majority of the directors then in office, unless otherwise approved in advance in writing by the Required Lenders.

“Closing Certificate” shall mean a certificate substantially in the form of Exhibit F.

“Closing Date” shall mean the date as of which all conditions set forth in Section 5.1 shall have been satisfied or waived.

“Closing Date Payments” shall mean the payment in full, on the Closing Date, of all (a) Revolving Loans (as defined in the First Amended and Restated Credit Agreement) outstanding under the First Amended and Restated Credit Agreement as of the Closing Date, together with all accrued interest thereon, (b) accrued Unused Line Fees (as defined in the First Amended and Restated Credit Agreement) under the First Amended and Restated Credit Agreement as of the Closing Date and (c) accrued fees (including Letter of Credit Fees (as defined in the First Amended and Restated Credit Agreement)) and other amounts payable in respect of all “Letters of Credit” (as defined in the First Amended and Restated Credit Agreement) under the First Amended and Restated Credit Agreement as of the Closing Date.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, as from time to time in effect.

“Collateral” shall mean all Property of the Borrower Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Agent” shall have the meaning given such term in the introductory paragraph of this Agreement.

“Commencement of Construction” shall mean with respect to any Real Property, the commencement of material on-site work (including grading) or the commencement of a work of improvement of such property.

“Commitment” shall mean Revolving Commitment.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” shall have the meaning given such term in Section 11.6(4).

“Compliance Certificate” shall mean a certificate substantially in the form of Exhibit G.

“Conditional Approval Notice” shall have the meaning given such term in Section 7.14.

“Conforming Changes” shall mean, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Alternate Index Rate, any technical, administrative or operational changes (including, without limitation, changes to the definitions of “Business Day”, “Interest Determination Date”, “Interest Period” and “U.S. Government Securities Business Day”, preceding and succeeding business day conventions, rounding of amounts, the timing and frequency of determining rates and making payments of interest, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent determines, in consultation with the Borrower, from time to time, may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent or its designee determines that no market practice for the use and administration of such rate exists, in such other manner as the Administrative Agent determines is reasonably necessary).

“Consolidated Entities” shall mean, collectively, (i) the Borrower Parties, (ii) all other Subsidiaries of MAC and (iii) any other Person the accounts of which are consolidated with those of MAC in the consolidated financial statements of MAC in accordance with GAAP.

“Consolidated Total Assets” shall mean, as of any date of determination, the total property and assets of the Consolidated Entities, determined in accordance with GAAP, as set forth on the consolidated balance sheet of the Consolidated Entities most recently delivered (or required to be delivered) pursuant to Section 7.1(1) or (2), as applicable (on a pro forma basis after giving effect to any Investments or Dispositions permitted hereunder or by the other Loan Documents made after the date of such balance sheet and on or prior to such date of determination).

“Construction-in-Process” shall mean, with respect to any Real Property Under Construction, the aggregate amount of expenditures classified as “construction-in-process” on the balance sheet of the Consolidated Entities, with respect thereto.

“Contact Office” shall mean the office of the Administrative Agent identified on Schedule 11.6 attached hereto, or such other offices in the United States as the Administrative Agent may notify the Borrower, the Lenders and the Issuing Lenders from time to time in writing.

“Contingent Obligation” as to any Person shall mean, without duplication, (i) any contingent obligation of such Person required to be shown on such Person’s balance sheet in accordance with GAAP, and (ii) any obligation required to be disclosed in the footnotes to such Person’s financial statements in accordance with GAAP, guaranteeing partially or in whole any non-recourse Indebtedness, lease, dividend or other obligation, exclusive of contractual indemnities (including, without limitation, any indemnity or price-adjustment provision relating to the purchase or sale of securities or other assets), of such Person or of any other Person. The amount of any Contingent Obligation described in clause (ii) above shall be deemed to be (a) with respect to a guaranty of interest or interest and principal, or operating income guaranty, the sum of all payments required to be made thereunder (which in the case of an operating income guaranty shall be deemed to be equal to the debt service for the note secured thereby), calculated at the interest rate applicable to such Indebtedness, through (1) in the case of an interest or interest and principal guaranty, the stated date of maturity of the obligation (and commencing on the date interest could first be payable thereunder), or (2) in the case of an operating income guaranty, the date through which such guaranty will remain in effect, and (b) with respect to all guarantees not covered by the preceding clause (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as recorded on the balance sheet and on the footnotes to the most recent financial statements of the applicable Person required to be delivered pursuant hereto. Notwithstanding anything contained herein to the contrary, (x) Permitted Guaranties shall not be deemed to be Contingent Obligations unless and until a claim for payment has been made thereunder, at which time any such Permitted Guaranty shall be deemed to be a Contingent Obligation in an amount equal to any such claim and (y) Contingent Obligations of a Borrower Party which is attributable to a non-Wholly-Owned Subsidiary or a Joint Venture will be equal to the amount that such Borrower Party may be liable for pursuant to the relevant guaranty or other applicable agreement (without taking into account any offset by any partner’s contribution or indemnification obligations with respect thereto other than those offsets for contribution and indemnification obligations with the partners identified on Schedule 8.21). Subject to the preceding sentence, (i) in the case of a joint and several guaranty given by such Person and another Person (but only to the extent such guaranty is recourse, directly or indirectly to the applicable Borrower Party or their respective Subsidiaries), the amount of the guaranty shall be deemed to be 100% thereof unless and only to the extent that (X) such other Person has delivered a letter of credit, cash or Cash Equivalents to secure all or any part of such Person’s guaranteed obligations or (Y) such other Person holds an investment grade credit rating from either Moody’s or S&P, and (ii) in the case of a guaranty (whether or not joint and several) of an obligation otherwise constituting Indebtedness of such Person, the amount of such guaranty shall be deemed to be only that amount in excess of the amount of the obligation constituting Indebtedness of such Person.

“Contractual Encumbrance” has the meaning given to it in the definition of Permitted Encumbrances.

“Contractual Obligation” as to any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

“Controlled Account” shall have the meaning given such term in Section 7.20(1).

“Co-Documentation Agents” shall mean Goldman Sachs Bank USA, BMO Bank N.A, TD Securities (USA) LLC and Morgan Stanley Senior Funding, Inc., in their respective capacities as the co-documentation agents for the credit facility evidenced by this Agreement, together with their respective permitted successors and assigns.

“Co-Syndication Agents” shall mean Deutsche Bank Securities Inc. and JPMorgan Chase Bank, N.A., in their respective capacities as co-syndication agents for the credit facility evidenced by this Agreement, together with their respective permitted successors and assigns.

“Credit Exposure” shall mean, with respect to any Lender at any time, such Lender’s Revolving Credit Exposure.

“Daily Simple SOFR” shall mean, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion; provided, further, that if the Administrative Agent determines that Daily Simple SOFR is not administratively feasible for the Administrative Agent (after giving effect to the immediately preceding proviso), then Daily Simple SOFR will be deemed unable to be determined for purposes of the definition of “Benchmark Replacement”.

“DBNY” shall have the meaning given such term in the preamble to this Agreement.

“Debt Service” shall mean, with respect to any Person for any period, the sum (without duplication) of scheduled payments made during such period on account of principal of Indebtedness (other than balloon payments of principal due upon the stated maturity of any such Indebtedness or similar principal payment which repays or discharges such Indebtedness in full or, to the extent not pursuant to an amortization schedule which requires two or more periodic payments of principal, an amount equal to at least 80% of the initial aggregate principal amount of such Indebtedness, and mandatory reductions of principal associated with any loan modifications, loan extensions or exercise of rights thereunder which are contingent on ratios that would not otherwise be satisfied but for the repayment of principal). For purposes hereof, the amount of Debt Service of any non-Wholly-Owned Subsidiaries or Joint Ventures of MAC shall be deemed to be an amount equal to the product of (x) the Debt Service of such Person, multiplied by (y) the percentage of the total outstanding common Capital Stock of such Person directly or indirectly owned by MAC, expressed as a decimal (or the percentage of distributable cash to which the applicable MAC controlled Person is entitled).

“Debt Yield” shall mean, as of the date such calculation is made, the ratio, expressed as a percentage, of (a) the aggregate Property NOI with respect to all Retail/Other Properties of the Macerich Entities for the four Fiscal Quarter period then most recently ended, to (b) an amount equal to (A) the aggregate principal amount of all Total Liabilities in respect of Borrowed Indebtedness minus (B) the aggregate amount of cash and Cash Equivalents (other than

Restricted Cash) and cash collateralized letters of credit of the Macerich Entities. For purposes hereof, the amount of cash and Cash Equivalents (other than Restricted Cash) and cash collateralized letters of credit of any non-Wholly-Owned Subsidiary or Joint Venture of MAC (i) shall be deemed to be an amount equal to the product of (x) the cash and Cash Equivalents (other than Restricted Cash) and cash collateralized letters of credit of such Person, multiplied by (y) the percentage of the total outstanding common Capital Stock of such Person directly or indirectly owned by MAC, expressed as a decimal (or the percentage of distributable cash to which the applicable MAC controlled Person is entitled), and (ii) shall only be available to reduce that portion of the Total Liabilities in respect of Borrowed Indebtedness that is attributable to the applicable Macerich Entity in respect of such Person.

“Defaulting Lender” shall mean, subject to Section 1.12(2), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Issuing Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under the Bankruptcy Code, any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 1.12(2)) upon delivery of written notice of such determination to the Borrower, each Issuing Lender and each Lender.

“De Minimis Subsidiary” shall mean any Subsidiary or Subsidiaries which in the aggregate represents less than one percent of Consolidated Total Assets.

“Depreciation and Amortization Expense” shall mean (without duplication), for any period, the sum for such period of (i) total depreciation and amortization expense, whether paid or accrued, of the Consolidated Entities, plus (ii) any Consolidated Entity’s pro rata share of depreciation and amortization expenses of Joint Ventures. For purposes of this definition, MAC’s pro rata share of depreciation and amortization expense of any Joint Venture shall be deemed equal to the product of (i) the depreciation and amortization expense of such Joint Venture, multiplied by (ii) the percentage of the total outstanding Capital Stock of such Person held by any Consolidated Entity, expressed as a decimal (or the percentage of distributable cash to which the applicable MAC controlled Person is entitled).

“Designated Jurisdiction” shall mean any country, region or territory to the extent that such country, region or territory itself is the subject of any Sanction.

“Disposition” shall mean the sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition, whether voluntary or involuntary, direct or indirect, of any legal or beneficial interest in any Property and shall include any issuance of Capital Stock; provided, however, that Disposition shall not include (a) the grant or assignment by any Person of a security interest, Lien or encumbrance in or on any Property ~~or~~, (b) the leasing of a Property (or any portion thereof) in the ordinary course of business~~.~~, (c) any entry into and any unwind, settlement or termination of any Qualified Bond Hedge Transaction or Qualified Warrant Transaction and any payments in relation thereto, or (d) the payment of interest or premium in connection with and the repayment, redemption, repurchase, or exchange (including any issuance of Capital Stock of MAC in settlement of any exchange right) of any Indebtedness of a Borrower Party that is permitted to be incurred hereunder, including the payment of cash, delivery of Capital Stock of MAC, or any combination thereof, in settlement of any conversion, exchange, redemption, or repurchase of or with respect to such Indebtedness.

“Disqualified Capital Stock” shall mean with respect to any Person any Capital Stock of such Person (other than preferred stock of MAC issued and outstanding on the Closing Date) that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or otherwise (including upon the occurrence of any event), (i) matures or is mandatorily redeemable (other than solely for Capital Stock that does not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or similar event are subject to the prior Payment in Full), (ii) is redeemable at the option of the holder thereof (other than (a) solely for Capital Stock that does not constitute Disqualified Capital Stock or (b) as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or similar event are subject to the prior Payment in Full), in whole or in part, or (iii) is or becomes convertible into or exchangeable for Indebtedness or any other Capital

Stock that would constitute Disqualified Capital Stock, in each case of clauses (i)-(iii) above, prior to the date that is 91 days after the Extended Revolving Commitment Termination Date; provided that if such Capital Stock is issued pursuant to a plan for the benefit of employees, officers, directors, managers or consultants of MAC or any of its Subsidiaries or by any such plan to such employees, officers, directors, managers or consultants, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by MAC and its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of the termination, death or disability of such officers, directors, managers or consultants.

“Disqualified Institution” shall mean (i) each Person who is a competitor of MAC and/or any other Macerich Entity that is designated as a “Disqualified Competitor Party” by the Borrower to the Administrative Agent from time to time in writing, which designation shall become effective three (3) Business Days after the delivery of each such written designation to the Administrative Agent (each Person in this clause (i), a “Disqualified Competitor Party”), (ii) each other Person designated as a “Disqualified Institution” by the Borrower to the Administrative Agent prior the Closing Date, and (iii) the Subsidiaries and controlled Affiliates and Affiliates that are under common control with the Persons identified in the foregoing clauses (i) and (ii), in each case under this clause (iii), that are readily identifiable as such according to their names or would otherwise be evident from customary know your customer due diligence conducted by Lenders. Any such designation shall not apply retroactively to disqualify any persons that have previously acquired, or entered into a trade to acquire, an assignment or participation interest in the Commitments or Credit Exposure.

“Disqualified Competitor Party” shall have the meaning given such term in the definition of Disqualified Institution.

“Distribution” shall mean with respect to MAC or the Borrower: (i) any distribution of cash or Cash Equivalents, directly or indirectly, to the partners or holders of Capital Stock of such Persons, or any other distribution on or in respect of any partnership, company or equity interests of such Persons (including any stock repurchases or buybacks), other than distributions payable solely in shares of Capital Stock of MAC or the Borrower; and (ii) the declaration or payment of any dividend on or in respect of any shares of any class of Capital Stock of such Persons, other than dividends payable solely in shares of Capital Stock of MAC or the Borrower. For the avoidance of doubt, (a) the reference to “equity interests” in the foregoing clause (i) shall not include any Qualified Convertible Indebtedness and (b) “Distribution” shall not include (x) any payments in connection with any Qualified Bond Hedge Transaction or (y) any settlement, unwind or termination of all or any portion of any Qualified Warrant Transaction (I) with proceeds from the settlement, unwind or other termination of all or any portion of any related Qualified Bond Hedge Transaction, (II) by delivery of common stock or (III) by a cash payment not to exceed the amount received upon any exercise, settlement, unwinding or termination of a related Qualified Bond Hedge Transaction (solely to the extent an equivalent cash amount is not being paid to holders of the related Qualified Convertible Indebtedness).

“Dollar” shall mean lawful currency of the United States of America.

“EBITDA” shall mean, for the twelve months then most recently ended, solely with respect to the Consolidated Entities, Net Income, plus (without duplication) (A) Interest Expense, (B) Tax Expense, (C) Depreciation and Amortization Expense and (D) noncash compensation charges, including any such charges arising from stock options, restricted stock grants and other equity incentive programs, in each case for such period.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” shall mean any Person other than a natural Person that is:

(a) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000;

(b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000 (provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD);

(c) a Person that is engaged in the business of commercial banking and that is: (1) an Affiliate of a Lender or an Issuing Lender, (2) an Affiliate of a Person of which a Lender or an Issuing Lender is an Affiliate, or (3) a Person of which a Lender or an Issuing Lender is a Subsidiary;

(d) an insurance company, mutual fund or other financial institution organized under the laws of the United States, any state thereof, any other country which is a member of the OECD or a political subdivision of any such country which invests in bank loans and has a net worth of $500,000,000; or

(e) a Fund (other than a mutual fund) which invests in bank loans and whose assets exceed $100,000,000;

provided, however, that (i) no Person shall be an “Eligible Assignee” unless at the time of the proposed assignment to such Person: (x) in the case of an assignment of Revolving Commitments and Revolving Loans, such Person is able to make its Applicable Revolving Percentage of the Revolving Commitments in U.S. dollars, and (y) such Person is exempt from withholding of tax on interest and is able to deliver the documents related thereto pursuant to Section 2.10(5), (ii) no Borrower Party nor any Affiliate of any Borrower Party shall be an “Eligible Assignee” and (iii) no Defaulting Lender shall be an “Eligible Assignee” so long as such Lender remains a Defaulting Lender.

“Environmental Indemnity Agreement” shall mean the Second Amended and Restated Environmental Indemnity Agreement, dated as of the Closing Date, executed and delivered by each Borrower Party in favor of the Administrative Agent, as Modified from time to time.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as Modified, and the rules and regulations promulgated thereunder as from time to time in effect.

“ERISA Affiliate” shall mean any entity, trade or business (whether or not incorporated) that, together with any Consolidated Entity, would be deemed a “single employer” within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” shall mean (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Consolidated Entity or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal (within the meanings of Sections 4203 and 4205 of ERISA) by any Consolidated Entity or any ERISA Affiliate from a Multiemployer Plan or receipt by any Consolidated Entity or any ERISA Affiliate of notice from any Multiemployer Plan that it is in “reorganization” (within the meaning of Section 4241 of ERISA), “insolvency” (within the meaning of Section 4245 of ERISA), or “endangered or critical status” (within the meaning of Section 305 of ERISA); (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) a failure by any Consolidated Entity or any ERISA Affiliate to meet the funding requirements of Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA with respect to any Pension Plan, whether or not waived, or the failure to make by its due date a required installment under Section 430(j) of the Code or Section 303(j) of ERISA with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (f) an event or condition which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Consolidated Entity or any ERISA Affiliate; or (h) the filing of an application for a waiver of the minimum funding standard pursuant to Section 412(c) of the Code or Section 303(c) of ERISA with respect to any Pension Plan.

“Erroneous Payment” shall have the meaning given such term in Section 10.15(1).

“Erroneous Payment Assigned Amount” shall have the meaning given such term in Section 10.15(7).

“Erroneous Payment Assigning Lender” shall have the meaning given such term in Section 10.15(4).

“Erroneous Payment Deficiency Assignment” shall have the meaning given such term in Section 10.15(4).

“Erroneous Payment Impacted Class” shall have the meaning given such term in Section 10.15(4).

“Erroneous Payment Return Deficiency” shall have the meaning given such term in Section 10.15(4).

“Erroneous Payment Subrogation Rights” shall have the meaning given such term in Section 10.15(6).

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall have the meaning given such term in Article 9.

“Excepted Judgment” shall have the meaning given such term in Section 9.9.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any obligation (a “Swap Obligation”) to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act, if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” shall mean, with respect to any recipient of any payment on account of any obligation of any Borrower Party hereunder or under any other Loan Document, any of the following Taxes imposed on or with respect to such recipient or required to be withheld or deducted from a payment to such recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment requested by the Borrower under Section 2.8(2)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.10, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such recipient’s failure to comply with Section 2.10(6) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Executive Order” shall have the meaning given such term in Section 6.26.

“Existing Letters of Credit” shall mean those letters of credit issued under that certain Second Amended and Restated Credit Agreement, dated as of July 6, 2016, as Modified prior to the Original Closing Date, by and among the Borrower, MAC, the lenders from time to time party thereto, DBNY, as administrative agent and the other agents named therein, which remained outstanding as of the Original Closing Date and are listed on Schedule 1.4.

“Extended Revolving Commitment Termination Date” shall have the meaning given such term in Section 1.7(5)(A).

“Extension Notice” shall have the meaning given such term in Section 1.7(5)(A).

“Extension Notice Date” shall have the meaning given such term in Section 1.7(5)(A).

“Extension Option” shall have the meaning given such term in Section 1.7(5)(A).

“Facility Increase” shall have the meaning given such term in Section 3.1.

“Facility Increase Arrangers” shall have the meaning given such term in Section 3.2.

“Facing Fee” shall have the meaning given such term in Section 2.11(2)(B).

“FATCA” shall mean Sections 1471 through 1474 of the Code as of the date hereof (and any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such sections of the Code.

“Federal Flood Insurance” shall mean federally backed Flood Insurance available under the NFIP to owners of real property improvements located in Special Flood Hazard Areas in a community participating in the NFIP.

“Federal Funds Rate” shall mean for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average rate (rounded, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as reasonably determined by the Administrative Agent.

“Fee Letter” shall mean that certain Fee Letter dated as of the Closing Date entered into by the Borrower, Deutsche Bank Securities Inc., DBNY and JPMorgan Chase Bank, N.A.

“FEMA” shall mean the Federal Emergency Management Agency, a component of the U.S. Department of Homeland Security that administers the NFIP.

“Financing or Joint Venture Transaction” shall mean:

(i) an incurrence of Indebtedness of the type set forth in clauses (a) and/or (b) of the definition thereof that is to be secured by Liens on (x) assets that constitute Collateral immediately prior to the release of such assets from the Collateral or (y) in the case of Collateral that is Capital Stock, either a Real Property or Capital Stock owned by a Subsidiary or Joint Venture of the Person whose Capital Stock constitutes Collateral, which Indebtedness and Liens are permitted hereunder after giving effect to such release and are incurred substantially concurrently with such release;

(ii) a contribution of (x) Collateral or (y) in the case of Collateral that is Capital Stock, either a Real Property or Capital Stock owned by a Subsidiary or Joint Venture of the Person whose Capital Stock constitutes Collateral, in each case of clauses (x) and (y), to a Joint Venture or non-Wholly-Owned Subsidiary in a transaction that is permitted hereunder; and/or

(iii) an incurrence of Indebtedness of the type set forth in clauses (a) and/or (b) of the definition thereof that is to be secured by Liens on a Borrowing Base Unencumbered Asset (and/or on the Capital Stock of a direct or indirect owner of such Borrowing Base Unencumbered Asset) substantially concurrently with the designation of such Borrowing Base Unencumbered Asset as a non-Borrowing Base Asset, which Indebtedness and Liens are permitted hereunder after giving effect to such designation;

and, in each case of clauses (i), (ii) and (iii), such Financing or Joint Venture Transaction is undertaken for bona fide business purposes (i.e., and not with the primary purpose of obtaining release of such Collateral (in the case of clauses (i) and (ii)) or designation of such Borrowing Base Unencumbered Asset as a non-Borrowing Base Asset (in the case of clause (iii))) and either (x) a release of such Collateral (in the case of clauses (i) and (ii)) or designation of such Borrowing Base Unencumbered Asset as a non-Borrowing Base Asset (in the case of clause (iii)) is required in order to consummate such incurrence of Indebtedness or Joint Venture transaction or (y) the lack of release of such Collateral (in the case of clauses (i) and (ii)) or designation of such Borrowing Base Unencumbered Asset as a non-Borrowing Base Asset (in the case of clause (iii)) would adversely affect the terms of such Indebtedness or Joint Venture transaction in any material respect.

“Financing or Joint Venture Transaction Release Conditions” shall mean, with respect to the release of any Collateral in connection with a Financing or Joint Venture Transaction or the designation of a Borrowing Base Unencumbered Asset as a non-Borrowing Base Asset in connection with a Financing or Joint Venture Transaction described in clause (iii) of the definition thereof, the following conditions: (i) immediately prior to and after giving effect to such release or designation, as applicable, no Specified Default or Event of Default shall exist

(or, if a Specified Default or Event of Default is then continuing, the underlying events or circumstances that resulted in the occurrence of such Specified Default or Event of Default are effectively cured after giving effect thereto (for example, if an Event of Default shall have occurred as a result of the Borrower’s failure to make a payment that is required hereunder, and the consummation of the applicable Financing or Joint Venture Transaction results in net cash proceeds that are used to make such required payment) and at such time no other Specified Default or Event of Default is then continuing), (ii) such release or designation, as applicable, is being consummated as part of and substantially concurrently with a Financing or Joint Venture Transaction, (iii) if such release or designation relates to a Borrowing Base Asset, immediately after giving effect to such release or designation, as applicable, the remaining Borrowing Base Assets shall satisfy (or continue to satisfy) the requirements set forth in the definition of Borrowing Base Criteria, (iv) if such release or designation relates to a Borrowing Base Asset, the Borrowing Base Amount (calculated on a pro forma basis after giving effect to such release and to any repayment of any Revolving Loans or LC Disbursements, and Cash Collateralization of any outstanding Letters of Credit, at the time thereof) is greater than or equal to the total Revolving Credit Exposures and (v) MAC shall have delivered to the Administrative Agent and the Collateral Agent (A) a certificate of a Responsible Officer of MAC certifying compliance with the foregoing clauses (i) through (iii), in reasonable detail and with such supporting documentation as the Administrative Agent or Collateral Agent may reasonably request, and requesting such release and (B) if such release or designation relates to a Borrowing Base Asset, a Borrowing Base Certificate demonstrating compliance with the foregoing clause (iv).

“FIRREA” shall mean the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA), as amended.

“First Amended and Restated Credit Agreement” shall have the meaning given such term in the recitals to this Agreement.

“First Amendment and Restatement Closing Date” shall mean September 11, 2023.

“Fiscal Quarter” or “fiscal quarter” shall mean any three-month period ending on March 31, June 30, September 30 or December 31 of any Fiscal Year.

“Fiscal Year” or “fiscal year” shall mean the 12-month period ending on December 31 in each year or such other period as MAC may designate and the Administrative Agent may approve in writing.

“Fixed Charge Coverage Ratio” shall mean, at any time, the ratio of (i) EBITDA for the twelve months then most recently ended (except that, with respect to any Project that has not achieved Stabilization, EBITDA for such Project shall be calculated for the most recent Fiscal Quarter and annualized), to (ii) Fixed Charges for such period (except that, with respect to any Project that has not achieved Stabilization, Fixed Charges for such Project shall be calculated for the most recent Fiscal Quarter and annualized).

“Fixed Charges” shall mean, for any period, solely with respect to the Consolidated Entities, the sum of the amounts for such period of (i) scheduled payments of principal of Indebtedness of the Consolidated Entities (other than any Bullet Payment and mandatory reductions of principal associated with any loan modifications, loan extensions or exercise of rights thereunder which are contingent on ratios that would not otherwise be satisfied but for the repayment of principal) to the extent such Indebtedness constitutes Borrowed Indebtedness, (ii) the Consolidated Entities’ pro rata share of scheduled payments of principal of Indebtedness of non-Wholly-Owned Subsidiaries or Joint Ventures (other than any Bullet Payment and mandatory reductions of principal associated with any loan modifications, loan extensions or exercise of rights thereunder which are contingent on ratios that would not otherwise be satisfied but for the repayment of principal) that does not otherwise constitute Indebtedness of and is not otherwise recourse to the Consolidated Entities or their assets to the extent such Indebtedness constitutes Borrowed Indebtedness, (iii) Interest Expense, (iv) dividends in respect of Disqualified Capital Stock that are paid, or are payable, in cash or Cash Equivalents, and (v) to the extent not otherwise included in Interest Expense, dividends and other Distributions that are paid, or are payable, in cash or Cash Equivalents during such period by the Borrower or MAC with respect to preferred stock or preferred operating units (excluding distributions on convertible preferred units of MACWH in accordance with the MACWH Partnership Agreement). For purposes of clauses (ii) and (v), the Consolidated Entities’ pro rata share of payments by any non-Wholly-Owned Subsidiary or Joint Venture shall be deemed equal to the product of (a) the payments made by such Person, multiplied by (b) the percentage of the total outstanding Capital Stock of such Person held by any Consolidated Entity, expressed as a decimal (or the percentage of distributable cash to which the applicable MAC controlled Person is entitled).

“Flood Insurance” shall mean, for any improved Mortgaged Property located in a Special Flood Hazard Area, Federal Flood Insurance or private insurance reasonably satisfactory to the Administrative Agent, in either case, that (a) meets the requirements set forth by FEMA in its Mandatory Purchase of Flood Insurance Guidelines, (b) shall include a deductible not to exceed $10,000 and (c) shall have a coverage amount equal to an amount as the Administrative Agent may from time to time require, and otherwise comply with the NFIP.

“Flood Notice” shall have the meaning given such term in clause (viii) of the definition of Mortgaged Property Deliverables.

“Foreign Lender” shall mean any Lender or any Issuing Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Former Mervyn’s Box” shall mean the following Real Property which was formerly owned by, or leased to, Mervyn’s: that certain parcel sub-leased to Kohl’s as of the date hereof, located at the shopping center commonly known as “Whittwood Town Center” in Whittier, California, and leased as of the date hereof by Macerich Whittwood Holdings LP, a Delaware limited partnership.

“Former Mervyn’s Box Borrowing Base Mortgaged Property Asset” shall mean a Former Mervyn’s Box to the extent constituting a Borrowing Base Mortgaged Property Asset.

“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, with respect to each Issuing Lender, such Defaulting Lender’s LC Exposure other than LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect on the Closing Date; provided that “GAAP” will exclude (i) the impact of expensing leasing costs which were previously capitalized as a result of changes in lease accounting standards prior to the Original Closing Date and (ii) the impact from mark-to-market and other adjustments to interest expense that are not related to interest expense from loans, including, but not limited to, such amounts in respect of loans made to (i) Chandler Fashion Center, located in Chandler, Arizona and owned as of the Closing Date by TWC Chandler LLC, a Delaware limited liability company, and/or (ii) Freehold Raceway Mall, located in Freehold, New Jersey, and owned as of the Closing Date by Freemall Associates, LLC, a Delaware limited liability company.

“Good Faith Contest” shall mean the contest of an item if (1) the item is diligently contested in good faith, and, if appropriate, by proceedings timely instituted, (2) adequate reserves are established if required by, and in accordance with, GAAP with respect to the contested item, (3) during the period of such contest, the enforcement of any contested item is effectively stayed and (4) the failure to pay or comply with the contested item during the period of the contest is not likely to result in a Material Adverse Effect.

“Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank (or similar monetary or regulatory authority) or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Gross Leasable Area” shall mean the total leasable square footage of buildings situated on Real Properties, excluding the square footage of any department stores.

“Guarantors” shall mean each of MAC and each Subsidiary Guarantor.

“Guaranty” shall mean each of the Subsidiary Guaranty and the REIT Guaranty.

“Hazardous Materials” shall mean any flammable materials, explosives, radioactive materials, hazardous wastes, toxic substances or related materials, including, without limitation, any substances defined as or included in the definitions of “hazardous substances,” “hazardous wastes,” “hazardous materials,” or “toxic substances” under any applicable federal, state, or local laws or regulations.

“Hazardous Materials Claims” shall mean any enforcement, cleanup, removal or other governmental or regulatory action or order with respect to the Property, pursuant to any Hazardous Materials Laws, and/or any claim asserted in writing by any third party relating to damage, contribution, cost recovery compensation, loss or injury resulting from any Hazardous Materials.

“Hazardous Materials Laws” shall mean any applicable federal, state or local laws, ordinances or regulations relating to Hazardous Materials.

“Hedging Obligations” of a Person shall mean any and all obligations of such Person or any of its Subsidiaries, whether absolute or contingent and howsoever and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, commodity prices, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

“Implied Cap Rate” shall mean, with respect to any applicable Real Property as of any date of determination, a percentage equal to the (i) the trailing twelve (12) month Property NOI of such Real Property as reported to the applicable Macerich Entity in connection with the acquisition of such Real Property by such Macerich Entity divided by (ii) the purchase price for such Real Property.

“Increased Amount Date” shall have the meaning given such term in Section 3.1.

“Indebtedness” of any Person shall mean without duplication, (a) all liabilities and obligations of such Person, whether consolidated or representing the proportionate interest in any other Person, (i) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof, and including construction loans), (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) representing the balance deferred and unpaid of the purchase price of any property or services, except those incurred in the ordinary course of its business that would constitute a trade payable to trade creditors (but specifically excluding from such exception the deferred purchase price of real property), (iv) evidenced by bankers’ acceptances, (v) consisting of obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person (in an amount equal to the lesser of the obligation so secured and the fair market value of such property), (vi) consisting of Capitalized Lease Obligations (including any Capitalized Leases entered into as a part of a sale/leaseback transaction), (vii) consisting of liabilities and obligations under any receivable sales transactions, (viii) consisting of a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit, or (ix) consisting of Net Hedging Obligations, (b) all Contingent Obligations that constitute guarantees by such Person of or other obligations of such Person in respect of Indebtedness of the kind described in the preceding clause (a) (without double-counting the

Contingent Obligation and the underlying Indebtedness)), and (c) except to the extent either (x) such obligations are not required to be shown on such Person’s balance sheet in accordance with GAAP or (y) such obligations are not required to be (and the Person to whom such obligations are owed does not have the right to require that such obligations be) satisfied with any consideration other than non-cash consideration in the form of Capital Stock that does not constitute Disqualified Capital Stock or which are payable in cash or Capital Stock, at the option of a Borrower Party, (i) all obligations to purchase, redeem or acquire for cash or non-cash consideration any Capital Stock or other equity interest and (ii) all obligations of such Person to purchase for cash or non-cash consideration Securities or other property arising out of or in connection with the sale of the same or substantially similar securities or property. For the avoidance of doubt, Indebtedness of any water, sewer, or other improvement district that is payable from assessments or taxes on property located within such district shall not be deemed to be Indebtedness of any Person owning property located within such district; provided that such Person has not otherwise obligated itself in respect of the repayment of such Indebtedness on a recourse basis. Notwithstanding anything to the contrary in this definition, Indebtedness shall not include any Qualified Bond Hedge Transaction or Qualified Warrant Transaction. In the case of a guaranty (whether or not joint and several) of an obligation otherwise constituting Indebtedness of such Person, the amount of such guaranty shall be deemed to be only that amount in excess of the amount of the obligation constituting Indebtedness of such Person.

“Indemnified Liabilities” shall have the meaning given such term in Section 11.14.

“Indemnified Person” shall have the meaning given such term in Section 11.14.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Index Floor” shall mean 0.25% per annum.

“Initial Financial Statements” shall have the meaning given such term in Section 6.1.

“Initial Revolving Commitment Termination Date” shall mean March 1, 2029.

“Interest Determination Date” shall mean, (i) with respect to each Interest Period that occurs while a Loan is a Term SOFR Loan, the date that is two (2) U.S. Government Securities Business Days prior to the first day of the applicable Interest Period, and (ii) with respect to any Interest Period that occurs while a Loan is an Alternate Rate Loan, the date that is two (2) U.S. Government Securities Business Days prior to the first day of the applicable Interest Period (or the time determined by the Administrative Agent in accordance with the Conforming Changes).

“Interest Expense” shall mean, for any period, solely with respect to the Consolidated Entities, the sum (without duplication) for such period of: (i) total interest expense, whether paid or accrued, of the Consolidated Entities, including fees payable in connection with the Loan Documents, charges in respect of letters of credit and the portion of any Capitalized Lease Obligations allocable to interest expense, including the Consolidated Entities’ share of interest expenses in non-Wholly-Owned Subsidiaries and Joint Ventures but excluding amortization or write-off of debt discount and expense (except as provided in clause (ii) below), giving effect to interest rate protection and hedging contracts, (ii) amortization of costs related to interest rate protection contracts and rate buydowns (other than the costs associated with the interest rate buydowns completed in connection with the initial public offering of MAC), (iii) capitalized interest, provided that capitalized interest may be excluded from this clause (iii) to the extent (A) such interest is paid or reserved out of any interest reserve established under a loan facility; or (B) consists of interest imputed under GAAP in respect of ongoing construction activities, but only to the extent such interest has not actually been paid, and the amount thereof does not exceed $40,000,000, (iv) for purposes of determining Interest Expense as used in the Fixed Charge Coverage Ratio (both numerator and denominator) only, amortization of Capitalized Loan Fees, (v) to the extent not included in clauses (i), (ii), (iii) and (iv), any Consolidated Entities’ pro rata share of interest expense and other amounts of the type referred to in such clauses of non-Wholly-Owned Subsidiaries and Joint Ventures, and (vi) interest incurred on any liability or obligation that constitutes a Contingent Obligation of any Consolidated Entity; provided that during any period that a Retail/Other Property is subject to a Specified Change of Control Event, the accrued and unpaid interest with respect to Indebtedness incurred in respect of such Retail/Other Property shall also be excluded from Interest Expense. For purposes of clause (v), any Consolidated Entities’ pro rata share of interest expense or other amount of any non-Wholly-Owned Subsidiary or Joint Venture shall be deemed equal to the product of (a) the interest expense or other relevant amount of such Person, multiplied by (b) the percentage of the total outstanding Capital Stock of such Person held by any Consolidated Entity, expressed as a decimal (or the percentage of distributable cash to which the applicable MAC controlled Person is entitled). For the avoidance of doubt, all net payments received from interest rate protection and/or hedging counterparties on interest rate swaps, caps and similar instruments shall be netted from the calculation and all such payments made to such counterparties shall be included in the calculation of Interest Expense.

“Interest Period” shall mean:

(a) for any Base Rate Borrowing, the period commencing on the date of such borrowing and ending on the last day of the calendar month in which made; provided, that if any Base Rate Borrowing is converted to a Term SOFR Borrowing, the applicable Base Rate Interest Period shall end on such date;

(b) for any Term SOFR Loan, the period commencing on the date of such Loan and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter, as specified in the applicable Borrowing Request or Rate Request; and

(c) for any Alternate Rate Loan, the period commencing on the date of such Loan and ending on the date determined by the Administrative Agent in accordance with the Conforming Changes;

provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Term SOFR Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Term SOFR Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Loan initially shall be the date on which such Loan is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan.

“Investment” shall mean, with respect to any Person, (i) any purchase or other acquisition by that Person of Securities, or of a beneficial interest in Securities, issued by any other Person, (ii) any purchase by that Person of a Property or the assets of a business conducted by another Person, and (iii) any loan (other than loans to employees), advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable, advances to employees and similar items made or incurred in the ordinary course of business) or capital contribution by that Person to any other Person, including, without limitation, all Indebtedness to such Person arising from a sale of property by such Person other than in the ordinary course of its business. “Investment” shall not include (a) any promissory notes or other consideration paid to it or by a tenant or other occupant in connection with Project leasing and operating activities, (b) any purchase or other acquisition of Securities of, or a loan, advance or capital contribution (including of assets) to, a Macerich Entity by another Macerich Entity in the ordinary course of business (including in connection with internal reorganizations and/or restructurings of the Macerich Entities) or to effect a Permitted Investment ~~or~~, (c) any entry into and any unwind, settlement or termination of any Qualified Bond Hedge Transaction or Qualified Warrant Transaction, and any payment in relation thereto, or (d) any redemption, repurchase and/or exchange obligations in respect of any Capital Stock of any Macerich Entity otherwise undertaken in accordance herewith. The amount of any Investment shall be the original cost of such Investment, plus the cost of all additions thereto less the amount of any return of capital or principal to the extent such return is in cash with respect to such Investment without any adjustments for increases or decreases in value or write-ups, write-downs or write-offs with respect to such Investment. Notwithstanding the foregoing, Investments shall not include any promissory notes (and related instruments) received by a Person in connection with a Disposition.

“IRS” shall mean the United States Internal Revenue Service.

“Issuing Lender” shall mean (i) DBNY, JPMorgan Chase Bank, N.A. and Goldman Sachs Bank USA, each in its capacity as an issuer of Letters of Credit hereunder and (ii) each other Revolving Lender or Affiliate of a Revolving Lender that is designated, with the consent of such Revolving Lender or Affiliate, as applicable, the Borrower, and the Administrative Agent, as an issuer of Letters of Credit hereunder, together with their respective successors in such capacity.

“Joinder Agreement” shall mean a Joinder Agreement substantially in the form of Exhibit K.

“Joint Lead Arrangers” shall mean Deutsche Bank Securities Inc., JPMorgan Chase Bank, N.A., Goldman Sachs Bank USA, BMO Capital Markets Corp., TD Securities (USA) LLC and Morgan Stanley Senior Funding, Inc. in their respective capacities as joint lead arrangers and joint book runners for the credit facility evidenced by this Agreement, together with their respective permitted successors and assigns.

“Joint Venture” shall mean, as to any Person: (i) any corporation fifty percent (50%) or less of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization fifty percent (50%) or less of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Notwithstanding the foregoing, a Joint Venture of MAC shall include each Person, other than a Subsidiary, in which MAC owns a direct or indirect equity interest. Unless otherwise expressly provided, all references in the Loan Documents to a “Joint Venture” shall mean a Joint Venture of MAC.

“LC Collateral Account” shall have the meaning given such term in Section 1.4(11).

“LC Commitment Expiry Date” shall have the meaning given such term in Section 1.4(1).

“LC Disbursement” shall mean a payment made by an Issuing Lender pursuant to a Letter of Credit.

“LC Exposure” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Revolving Percentage of the total LC Exposure at such time.

“Lender Parties” shall have the meaning given such term in Section 11.20.

“Lenders” shall mean each of the lenders from time to time party to this Agreement (whether as a direct signatory thereto or as a signatory to a Joinder Agreement), including any Assignee permitted pursuant to Section 11.8. Unless the context requires otherwise, the term “Lenders” includes each Issuing Lender.

“Letter of Credit” shall mean any standby letter of credit issued pursuant to this Agreement. For the avoidance of doubt, each Existing Letter of Credit shall be deemed to be a Letter of Credit issued pursuant to this Agreement by DBNY, in its capacity as an Issuing Lender for the account of the Borrower from and after the Original Closing Date.

“Letter of Credit Commitment” shall mean, as to any Issuing Lender, (i) the amount set forth opposite such Issuing Lender’s name on Schedule II or (ii) if such Issuing Lender has entered into an Assignment and Acceptance Agreement that has been consented to by MAC and the Administrative Agent, the amount set forth for such Issuing Lender as its Letter of Credit Commitment in the Register.

“Letter of Credit Fee” shall have the meaning given such term in Section 2.11(2)(A).

“Letter of Credit Request” shall have the meaning given such term in Section 1.4(2).

“Lien” shall mean any security interest, mortgage, pledge, lien, claim on property, charge or encumbrance (including any conditional sale or other title retention agreement), any lease in the nature thereof, and any agreement to give any security interest.

“Loans” shall mean Revolving Loans.

“Loan Documents” shall mean this Agreement, each Joinder Agreement, if any, the Notes, each Guaranty, the Security Documents, the Environmental Indemnity Agreement and each other instrument, certificate or agreement executed by any Borrower Party in connection herewith, as any of the same may be Modified from time to time.

“MAC” shall have the meaning given such term in the preamble to this Agreement.

“Macerich Core Entities” shall mean collectively, (i) the Consolidated Entities, and (ii) any Joint Venture in which any Consolidated Entity is a general partner or in which any Consolidated Entity owns more than 50% of the Capital Stock.

“Macerich Entities” shall mean the Borrower Parties, and all Subsidiary Entities of the Borrower Parties.

“Macerich Entity” shall mean any one of the Macerich Entities.

“MACWH” shall mean MACWH, LP, a Delaware limited partnership.

“MACWH Partnership Agreement” shall mean the 2005 Amended and Restated Agreement of Limited Partnership of MACWH, dated as of April 25. 2005, by and between Walleye Retail Investments LLC, a Delaware limited liability company (as successor to MACWPI Corp., a Delaware corporation), as general partner, and certain limited partners party thereto from time to time, as the same may be amended, modified and/or supplement from time to time.

“Management Companies” shall mean Macerich Property Management Company, LLC a Delaware limited liability company, Macerich Management Company, a California corporation, Macerich Arizona Partners, LLC, an Arizona limited liability company, Macerich Partners of Colorado LLC, a Colorado limited liability company, Macerich Arizona Management LLC, a Delaware limited liability company, MACW Property Management, LLC, a New York limited liability company, and MACW Mall Management, Inc., a New York corporation, and includes their respective successors.

“Management Contracts” shall mean any contract between any Management Company, on the one hand, and any other Macerich Entity, on the other hand, relating to the management of any Macerich Entity or any Joint Venture or any of the properties of such Person, as the same may be amended from time to time.

“Margin Stock” shall mean “margin stock” as defined in Regulation U.

“Master Management Agreements” shall mean Management Contracts between a Macerich Entity, as owner of a Project, and a Wholly-Owned Subsidiary in the form of Exhibit H with such Modifications to such form as may be made by the Macerich Entities in their reasonable judgment so long as such Modifications are fair, reasonable, and no less favorable to the owner than would be obtained in a comparable arm’s-length transaction with a Person not a Transactional Affiliate.

“Material Acquisition Assets” shall mean new assets acquired as a result of Investments in Projects including new Subsidiaries, Joint Ventures or non-Wholly-Owned Subsidiaries for any one acquisition or series of acquisitions.

“Material Adverse Effect” shall mean with respect to (a) MAC and its Subsidiaries on a consolidated basis taken as a whole or (b) the Borrower and its Subsidiaries on a consolidated basis taken as a whole, any of the following (1) a material adverse change in, or a material adverse effect upon, the operations, business, properties or condition (financial or otherwise) of such Persons, taken as a whole, from and after the Statement Date, (2) a material impairment of the ability of such Persons, taken as a whole, to otherwise perform their obligations under any Loan Document, or (3) a material adverse effect upon the legality, validity, binding effect or enforceability against such Persons, taken as a whole, of any Loan Document.

“Material Credit Document” shall mean any agreement in respect of the incurrence or issuance of any unsecured Indebtedness of the type referred to in clauses (a)(i) and (ii) of the definition of “Indebtedness” that is recourse to any Borrower Party (excluding any Indebtedness that is recourse to a Borrower Party solely as a result of a Permitted Guarantee by such Borrower Party) (it being understood that no such documentation evidencing any property-level financing shall constitute a Material Credit Document).

“Material Covenant” shall mean any financial covenant (whether set forth as a covenant, undertaking, event of default, restriction or other such provision) in any Material Credit Document that is applicable to MAC and/or the Borrower that requires MAC and/or the Borrower, on a consolidated basis, to achieve or maintain a stated level of financial condition or performance based on the measurement of financial data. For an abundance of clarity, it is understood and agreed that “Material Covenant” does not include, without limitation, the following terms and conditions that may exist with respect to any Material Credit Document: (a) the borrowing cost thereunder, including fees of any type, charges, original issue discounts, and the interest rate applicable thereto, or the manner in which it is determined, such as by reference to a performance metric; (b) the loan amount thereunder, or the manner in which it is determined, such as by reference to an “advance rate”, or “loan to value”, or as a measure of net operating income or debt service coverage or fixed charge coverage thereunder or similar loan sizing metric; (c) the term of such debt, any extension rights, and the fees and conditions thereto; (d) the repayment terms of such indebtedness, including whether such indebtedness is amortizing and the applicable amortization schedule, interest only, accruing, to be repaid in discrete amounts over time, or subject to prepayment penalties, fees or other expenses; (e) the imposition of cash management or cash controls, including when and to the extent the same are triggered, cured or otherwise applicable, and the relevant Borrower’s access to funds subject thereto; (f) terms, covenants and/or conditions that are specific to one or more properties owned by the applicable Borrower Part(ies), such as occupancy levels, tenant quality, leasing rates, lease term or other rental guidelines, environmental or physical condition of the subject property, and the terms upon which properties may be relied upon for “borrowing base” purposes thereunder, and the release and/or substitution mechanisms applicable to such borrowing base assets; (g) representations and warranties; (h) conditions to funding, and the revolving or non-revolving nature thereof; (i) notice and cure periods for events of default; (j) the permitted use of loan funds in relation thereto; (k) the amount and terms and conditions applicable to any “accordion” feature thereunder; (l) the terms and conditions relating to amendments of, or waivers with respect to, the subject facility, including when unanimous, majority or affected lender consents are necessary thereunder; (m) the scope and extent of recourse thereunder; (n) restrictions on distributions or new investments by the Borrower Parties thereunder; (o) financial reporting requirements thereunder; (p) insurance, casualty and condemnation provisions thereunder; (q) releases and indemnities thereunder; and (r) in each case of the foregoing clauses (a) through (q), the definitions that apply with respect thereto.

“Maximum Increase Amount” shall have the meaning given such term in Section 3.1.

“Modifications” shall mean any amendments, restatements, amendment and restatements, supplements, modifications, renewals, replacements, consolidations, severances, substitutions and extensions of any document or instrument from time to time; “Modify”, “Modified,” or related words shall have meanings correlative thereto.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“Mortgage Loans” shall mean all loans owned or held by any of the Macerich Entities secured by mortgages or deeds of trust on Retail/Other Properties.

“Mortgaged Properties” shall mean the Real Properties listed on Schedule I under the heading “Borrowing Base Mortgaged Property Assets” and each other Real Property as to which the Collateral Agent for the benefit of the Secured Parties has been, or shall be, granted a valid and enforceable first priority Lien, free and clear of all defects, encumbrances and Liens other than Permitted Encumbrances (some of which, for the avoidance of doubt, may be prior and superior in right to the Lien of such Mortgage) pursuant to one or more Mortgages, as updated from time to time in connection with the addition of any new Borrowing Base Mortgaged Property Assets pursuant to Section 7.14 and the release of any Mortgage pursuant to Section 10.12.

“Mortgaged Property Deliverables” shall mean, with respect to each Mortgaged Property,

(i)(x) unless the immediately succeeding clause (y) applies, a Mortgage in form and substance reasonably satisfactory to the Administrative Agent, duly executed by the appropriate Borrower Party or, (y) for purposes of Section 5.1 only, if a Mortgage in favor of, or for the benefit of, the Collateral Agent was previously recorded against such Mortgaged Property and is in effect as of the Closing Date, a modification to such Mortgage in form and substance reasonably satisfactory to the Administrative Agent (a “Mortgage Modification”), duly executed by the appropriate Borrower Party;

(ii) evidence that (x) counterparts of such Mortgage or such Mortgage Modification, as applicable, have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem necessary or desirable in order to create or maintain, as applicable, a valid and enforceable first priority Lien on the Mortgaged Property described therein in favor of, or for the benefit of, the Collateral Agent, subject only to Permitted Encumbrances (some of which, for the avoidance of doubt, may be prior and superior in right to the Lien of such Mortgage) and (y) all required affidavits, tax forms and filings pertaining to any applicable documentary stamp, intangible and mortgage recordation taxes have been executed and delivered by all appropriate parties and are in form suitable for filing with all applicable Governmental Authorities;

(iii) to the extent available in the applicable jurisdiction, fully paid American Land Title Association Lender’s Extended Coverage title insurance policies or unconditional commitment therefor (or, in the case of a Mortgage Modification pursuant to clause (i)(y) above, mortgage modification and date down endorsements to the related title insurance policy), issued by a title insurance company reasonably satisfactory to the Administrative Agent (the “Title Company”), in an amount, form and substance reasonably satisfactory to the Administrative Agent, with endorsements or affirmative insurance as required by the Administrative Agent and available in the applicable jurisdiction, naming the Administrative Agent as the insured and insuring such Mortgage to be a valid and enforceable first priority Lien on the Mortgaged Property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only Permitted Encumbrances (some of which, for the avoidance of doubt, may be prior and superior in right to the Lien of such Mortgage) (each such policy or unconditional commitment, a “Title Policy”), and evidence that all premiums in respect of such Title Policy have been paid;

(iv) American Land Title Association surveys dated no more than ninety (90) days (or such longer period as may be acceptable to the Administrative Agent together with a survey “no change” affidavit satisfactory to the Administrative Agent and the Title Company) before the date of their delivery to the Administrative Agent, certified to the Administrative Agent and the Title Company in a manner satisfactory to the Administrative Agent by a land surveyor duly registered and licensed in the jurisdiction in which the applicable Mortgaged Property described in such survey is located and acceptable to the Administrative Agent, in form and substance reasonably satisfactory to Administrative Agent;

(v) property condition, engineering and, as reasonably required by Administrative Agent, seismic assessments as to the applicable Mortgaged Property, each in form and substance and from professional firms reasonably acceptable to the Administrative Agent;

(vi) a Phase I environmental site assessment and, if recommended in such assessment, a Phase II environmental site assessment, with respect to the applicable Mortgaged Property in each case in form and substance and from professional firms reasonably acceptable to the Administrative Agent;

(vii) evidence of the insurance required by Section 8.5;

(viii)(x) a completed “Life of Loan” standard flood hazard determination form as to any improved Mortgaged Property, (y) if the improvements located on the applicable Mortgaged Property are located in a Special Flood Hazard Area, a Flood Notice and (if applicable) notification to the applicable Borrower Party (the “Flood Notice”) that flood insurance coverage under the NFIP is not available because the community in which such improved Mortgaged Property is located does not participate in the NFIP, and (z) if the Flood Notice is required to be given (i) documentation evidencing the applicable Borrower Party’s receipt of the Flood Notice (e.g., a countersigned Flood Notice) and (ii) copy of one of the following: the Flood Insurance policy, the applicable Borrower Party’s application for a Flood Insurance policy plus proof of premium payment, a declaration page confirming that Flood Insurance has been issued, or such other evidence of Flood Insurance required by Section 7.8;

(ix) an Appraisal with respect to the applicable Mortgaged Property described in such Mortgage;

(x) estoppel and consent agreements, in form and substance reasonably satisfactory to the Administrative Agent, executed by each of the lessors in the event the applicable Mortgaged Property is subject to a ground lease;

(xi) a certified rent roll for the Mortgaged Property; and

(xii) such other consents, assignment of leases and rents, security agreements, fixture filings, and agreements and confirmations of lessors and third parties as the Administrative Agent may reasonably deem necessary or desirable and evidence that all other actions that the Administrative Agent may reasonably deem necessary or desirable in order to create valid and enforceable Liens on the Mortgaged Property described in such Mortgage (subject to Permitted Encumbrances, some of which, for the avoidance of doubt, may be prior and superior in right to the Lien of such Mortgage) have been taken.

“Mortgage Modification” shall have the meaning given such term in the definition of Mortgaged Property Deliverables.

“Mortgages” shall mean each of the mortgages, deeds to secure debt, and deeds of trust made by any Borrower Party in favor of, or for the benefit of, the Collateral Agent for the benefit of the Secured Parties and in form and substance reasonably satisfactory to the Collateral Agent, as Modified from time to time (including by any applicable Mortgage Modifications).

“Mortgage Security Release Event” shall mean the time at which all of the following conditions have been satisfied:

(i) the Total Leverage Ratio as of the last day of each of the two most recently ended consecutive Fiscal Quarters for which financial statements were required to have been delivered pursuant to Section 7.1 does not exceed 6.50:1.00 (as demonstrated in the Compliance Certificate delivered with respect to each such Fiscal Quarter);

(ii) the Borrower is in pro forma compliance with each of the financial covenants set forth in Section 8.11 (regardless of whether compliance with such financial covenants is otherwise required prior to or after the occurrence of the Mortgage Security Release Event) as of the last day of the most recently ended Fiscal Quarter for which financial statements were required to have been delivered pursuant to Section 7.1;

(iii) no Potential Default or Event of Default shall have occurred that is then continuing at such time, or would result after giving effect to the release of Mortgages occurring as a result of the Mortgage Security Release Event;

(iv) the Borrower shall have delivered an officer’s certificate from a Responsible Officer to the Administrative Agent and the Collateral Agent (A) certifying as to (I) satisfaction of the conditions described in the foregoing clauses (i) through (iii) and (II) the “Base Rate Spread” pursuant to the definition of Applicable Base Rate, “SOFR Spread” pursuant to the definition of Applicable Term SOFR Rate and, if applicable at such time, “Alternate Rate Spread” pursuant to the definition of Applicable Alternate Rate, in each case, in effect following the occurrence of the Mortgage Security Release Event, (B) confirming the occurrence of the Mortgage Security Release Event and (C) requesting that the Mortgages be released; and

(v) to the extent that, after giving effect to the occurrence of the Mortgage Security Release Event and the release of the Mortgages in connection therewith (with the release of such Mortgages resulting in the applicable Mortgaged Properties simultaneously and automatically ceasing to constitute Borrowing Base Mortgaged Property Assets (to the extent they did prior to the release of such Mortgages) and ceasing to be included in the Borrowing Base Amount as Borrowing Base Mortgaged Property Assets (to the extent they were included in the Borrowing Base Amount prior to the release of such Mortgages)) and after giving effect to the automatic addition of the Capital Stock of each Person that owns a Borrowing Base Mortgaged Property Asset that ceases to constitute a Borrowing Base Mortgaged Property Asset upon the occurrence of the Mortgage Security Release as a Borrowing Base Unencumbered Equity Interest Asset (unless such Capital Stock does not meet the Borrowing Base Criteria for a Borrowing Base Unencumbered Equity Interest Asset), Revolving Credit Exposure on a pro forma basis would exceed the Borrowing Base Amount on a pro forma basis, the Borrower shall (x) repay the Revolving Loans (or, if no (or insufficient) Revolving Loans are outstanding at such time, Cash Collateralize any issued and outstanding Letters of Credit) and/or (y) provide additional Borrowing Base Assets to eliminate such pro forma excess.

“Multiemployer Plan” shall mean a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA) to which any Consolidated Entity or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding five (5) plan years, has made, or been obligated to make, contributions.

“National Flood Insurance Program” or “NFIP” shall mean the program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994, the Flood Insurance Act of 2004 and the Biggert-Waters Flood Insurance Reform Act of 2012, in each case as now and hereafter in effect or any successor statute thereto and together with all statutory and regulatory provisions consolidating, amending, replacing, supplementing, implementing or interpreting any of the foregoing, as amended or modified from time to time, that mandates the purchase of flood insurance to cover real property improvements located in Special Flood Hazard Areas in participating communities and provides protection to property owners through a federal insurance program.

“Net Hedging Obligations” shall mean, as of any date of determination, the excess (if any) of all “unrealized losses” over all “unrealized profits” of such Person arising from Hedging Obligations as substantiated in writing by the Borrower and approved by the Administrative Agent. “Unrealized losses” shall mean the fair market value of the cost to such Person of replacing such Hedging Obligation as of the date of determination (assuming the Hedging Obligation were to be terminated as of that date), and “unrealized profits” shall mean the fair market value of the gain to such Person of replacing such Hedging Obligation as of the date of determination (assuming such Hedging Obligation were to be terminated as of that date). Notwithstanding the foregoing, “Net Hedging Obligations” shall not include, and “Hedging Obligations” shall be deemed for all purposes of this Agreement not to include, any obligations of such Person under any call option, warrant, forward stock purchase transaction, capped call transaction, bond hedge transaction or other transaction relating to shares of Capital Stock of MAC (or securities exchangeable into or convertible into shares of Capital Stock of MAC), including any such transaction entered into by MAC or the Borrower in connection with the issuance of convertible or exchangeable Indebtedness, in each case, to the extent such transaction (i) is classified, or intended to be classified, as an equity instrument (and not as a derivative liability) under GAAP, or (ii) does not require cash settlement except at the election of MAC or the Borrower, as applicable.

“Net Income” shall mean, for any period, the net income (or loss), after provision for taxes, of the Consolidated Entities determined on a consolidated basis for such period taken as a single accounting period as determined in accordance with GAAP, and including the Consolidated Entities’ pro rata share of the net income (or loss) of any non-Wholly-Owned Subsidiary and Joint Venture for such period, but excluding (i) any recorded losses and gains and other extraordinary items for such period and any losses or gains in connection with the early extinguishment of debt or the impairment of assets, (ii) other non-cash charges and expenses (including non-cash charges resulting from accounting changes), (iii) any gains or losses arising outside of the ordinary course of business, and (iv) any charges for minority interests in the Borrower held by Unaffiliated Partners. For purposes hereof the Consolidated Entities’ pro rata share of the net income (or loss) of any non-Wholly-Owned Subsidiary or Joint Venture shall be deemed equal to the product of (i) the income (or loss) of such Person, multiplied by (ii) the percentage of the total outstanding Capital Stock of such Person held by any Consolidated Entity, expressed as a decimal (or the percentage of distributable cash to which the applicable MAC controlled Person is entitled).

“Net Worth” shall mean, as of any date of determination, (i) the consolidated stockholders’ equity of MAC as of such date determined in accordance with GAAP, plus (ii) accumulated depreciation and accumulated amortization of MAC as of such date determined on a consolidated basis in accordance with GAAP.

“New Borrowing” shall mean any new advance of funds by the applicable Lenders to the Borrower constituting either a Base Rate Loan or a Term SOFR Loan.

“New Revolving Loan” shall have the meaning given such term in Section 3.4(1).

“New Revolving Loan Commitments” shall have the meaning given such term in Section 3.1.

“New Revolving Loan Lender” shall have the meaning given such term in Section 3.1.

“Non-Defaulting Lender” shall mean, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” shall mean a Revolving Loan Note.

“NPL” shall have the meaning given such term in Section 6.15.

“Obligations” shall mean any and all debts, obligations and liabilities of the Borrower Parties to the Administrative Agent, the Collateral Agent, any Issuing Lender, the other Agents, any of the Lenders or any other Secured Party (whether now existing or hereafter arising, voluntary or involuntary, whether or not jointly owed with others, direct or indirect, absolute or contingent, liquidated or unliquidated, and whether or not from time to time decreased or extinguished and later increased, created or incurred), arising out of or related to the Loan Documents.

“OFAC” shall have the meaning given such term in Section 6.26.

“Organizational Documents” shall mean: (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, and all applicable resolutions of the Board of Directors (or any committee thereof) of such corporation, (b) for any partnership, the partnership agreement, any certificate of formation, and any other instrument or agreement relating to the rights between the partners or pursuant to which such partnership is formed, (c) for any limited liability company, the operating agreement, any articles of organization or formation, and any other instrument or agreement relating to the rights between the members, pertaining to the manager, or pursuant to which such limited liability company is formed, and (d) for any trust, the trust agreement and any other instrument or agreement relating to the rights between the trustors, trustees and beneficiaries, or pursuant to which such trust is formed.

“Original Closing Date” shall mean April 14, 2021.

“Original Credit Agreement” shall have the meaning given such term in the recitals to this Agreement.

“Originating Lender” shall have the meaning given such term in Section 11.8.

“Other Cap Rate Property” shall mean each Real Property (other than a 6.0% Cap Rate Property, a 7.0% Cap Rate Property or a 10.0% Cap Rate Property) that is directly or indirectly owned by a Person whose Capital Stock is a Borrowing Base Equity Interest Asset.

“Other Connection Taxes” shall mean, with respect to any recipient of any payment under this Agreement, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.8(2)).

“Outbound Investment Rules” shall mean the regulations administered and enforced, together with any related public guidance issued, by the U.S. Department of the Treasury under U.S. Executive Order 14105, “Addressing United States Investments in Certain National Security Technologies and Products in Countries of Concern” (August 9, 2023), as of the Closing Date, and as codified at 31 C.F.R. § 850.101 et seq.

“Outside L/C Maturity Date” shall mean the date six calendar months after the Initial Revolving Commitment Termination Date; provided that at any time prior to the extension of the Initial Revolving Commitment Termination Date in accordance with the terms and conditions of Section 1.7(5), if the Borrower has notified the Administrative Agent in writing that it will exercise the option to extend the Initial Revolving Commitment Termination Date until the Extended Revolving Commitment Termination Date, such date shall be extended to eighteen calendar months after the Initial Revolving Commitment Termination Date.

“Participant” shall have the meaning given such term in Section 11.8(3).

“Participant Register” shall have the meaning given such term in Section 11.8(5).

“Patriot Act” shall have the meaning given such term in Section 6.26.

“Payment in Full” shall mean the (i) termination of all Commitments, (ii) payment in full, in cash, of all of the Obligations (other than any contingent indemnity or similar obligations for which no claim has been made), (iii) Cash Collateralization of, or making of other arrangements satisfactory to the applicable Issuing Lenders with respect to, all Letters of Credit and (iv) termination of all Secured Hedge Agreements (or the making of arrangements with respect thereto that are reasonably satisfactory to the applicable Specified Counterparties).

“Payment Recipient” shall have the meaning given such term in Section 10.15(4).

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any of its principal functions under ERISA.

“Pension Plan” shall mean a “pension plan” (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA which any Consolidated Entity or any ERISA Affiliate sponsors, maintains, or to which any Consolidated Entity or any ERISA Affiliate makes, is making, or is obligated to make contributions, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years, but excluding any Multiemployer Plan.

“Permitted Encumbrances” shall mean any Liens with respect to the assets of the Macerich Entities consisting of the following:

(a) Liens (other than environmental Liens and Liens in favor of the PBGC) with respect to the payment of taxes, assessments or governmental charges in all cases which are not yet due or which are being contested in good faith and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

(b) statutory liens of carriers, warehousemen, mechanics, materialmen, landlords, repairmen or other like Liens arising by operation of law in the ordinary course of business for amounts which, if not resolved in favor of the Macerich Entities, could not reasonably be expected to result in a Material Adverse Effect;

(c) Liens securing the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(d) other Liens incidental to the conduct of the business of the Macerich Entities, including Liens arising with respect to zoning restrictions, easements, reciprocal easement agreements and related separate or supplemental agreements, covenants, conditions and restrictions, licenses, reservations, covenants, rights-of-way, encroachments, building restrictions, minor defects, irregularities in title, tax and developmental incentives, and other similar charges or encumbrances on the use of the assets of the Macerich Entities which do not interfere with the ordinary conduct of the business of the Macerich Entities and that are not incurred (i) in violation of any terms and conditions of this Agreement, (ii) in connection with the borrowing of money or the obtaining of advances or credit, or (iii) in a manner which could reasonably be expected to result in a Material Adverse Effect;

(e) Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance and other types of social security;

(f) any attachment or judgment Lien not constituting an Event of Default;

(g) Licenses (with respect to intellectual property and other property), capital leases, leases or subleases granted to third parties;

(h) any (i) interest or title of a lessor or sublessor under any lease not prohibited by this Agreement, (ii) Lien or restriction that the interest or title of such lessor or sublessor may be subject to, or (iii) subordination of the interest of the lessee or sublessee under such lease to any Lien or restriction referred to in the preceding clause (ii), so long as the holder of such Lien or restriction agrees to recognize the rights of such lessee or sublessee under such lease;

(i) Liens arising from filing UCC financing statements relating solely to leases not prohibited by this Agreement;

(j) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(k) Liens on personal property (other than the Collateral (as defined in the Pledge Agreement));

(l) other Liens which are the subject of a Good Faith Contest and do not secure Indebtedness for borrowed money;

(m) Liens reflecting the interest of a purchaser pursuant to a contract to purchase Property, including in the form of a memorandum of purchase contract recorded in the title records for the subject Property;

(n) Liens in respect of rights of redemption, put and call rights, buy-sell rights, first offer rights, rights of first refusal, forced sale rights, drag-to-market rights, tag-along rights, restrictions on transfer and similar encumbrances, in each case, that are in favor of Persons who are not Affiliates of any Macerich Entity and set forth in the organizational documentation of a non-Wholly-Owned entity (whether on the Closing Date or, to the extent entered into for bona fide business purposes and not in contravention of the Loan Documents, in the future) (each of the foregoing in this clause (n), a “Contractual Encumbrance”);

(o) Liens (i) of a collection bank arising under Section 4-210 of the UCC, or any comparable or successor provision, on items in the course of collection; (ii) attaching to pooling, commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business; and (iii) in favor of banking or other financial institutions or entities, or electronic payment service providers, arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking or finance industry; and

(p) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other Persons not given in connection with the issuance of Indebtedness; or (ii) relating to pooled deposit or sweep accounts of the Borrower Parties to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower Parties.

“Permitted Guaranties” shall mean any of the following, provided such guaranties are not secured by any assets directly owned by any Borrower Party:

(a) guaranties of principal repayment customarily undertaken in the ordinary course ~~(“~~Principal Repayment Guaranties~~”); provided that the aggregate maximum potential liability of the Borrower Parties in respect of all such Principal Repayment Guaranties pursuant to this clause (a) shall not at any time exceed an amount equal to the greater of (i) 6% of Consolidated Total Assets and (ii) $550,000,000; provided further that if and to the extent either (x) a payment is made under a Principal Repayment Guaranty that reduces the remaining obligations under such Principal Repayment Guaranty or (y) the amount of such Principal Repayment Guaranty is increased, the amount of such Principal Repayment Guaranty for purposes of the cap set forth in the immediately preceding proviso shall be reduced or increased, as applicable, in a corresponding amount so that the amount of such Principal Repayment Guaranty for purposes of this definition matches the actual amount of such Principal Repayment Guaranty at all times;~~in respect of Permitted Indebtedness;

(b) guaranties of performance (including completion guarantees), “carry” guaranties and guaranties of mandatory equity contributions (excluding any equity contributions that are or are required to be used to make principal repayments), in each case, customarily undertaken in the ordinary course, but excluding guaranties of principal repayment;

(c) guaranties of environmental indemnification obligations and “non-recourse carveouts” customarily undertaken in connection with mortgage and mezzanine financings, debt-like preferred equity investments by third parties, and similar financing or debt-like transactions for which the repayment thereof is primarily based on the income from one or more Real Properties;

(d) guaranties of a Macerich Entity’s obligations (other than obligations in respect of Indebtedness for borrowed money) to Unaffiliated Partners with respect to a Subsidiary Entity, such as guaranties of a Macerich Entity’s capital contribution obligations to a partnership with such Unaffiliated Partner(s);

(e) guaranties in favor of tenants and occupants of a Real Property, or others in relation to a lease or occupancy agreement in respect of a Real Property, of contribution amounts to, and allowances for, a tenant’s improvements or the performance of landlord’s work under a lease, or amounts to be paid to an occupant such as an anchor retailer in relation to a proposed activity at a subject Real Property (such as redevelopment) or with respect to obligations to a governmental agency such as under a development agreement, tax incentive financing arrangement or the like, in each case undertaken in the ordinary course;

(f) guaranties provided in relation to the issuance of title insurance, the bonding of mechanics’ and other statutory liens, and for the provision of utility services; and

(g) Guaranties listed on Schedule 8.2.

Further, in the case of any such guarantee in respect of which a Borrower Party or a Subsidiary of a Borrower Party is jointly and severally liable with a Person that is not an Affiliate of the Borrower Parties, any calculation with respect thereto shall include the entirety of such guarantee obligations without taking into account any related joint and several liability or contribution, indemnity or similar rights of any Borrower Party or any Subsidiary of a Borrower

Party against such non-Affiliated Person unless such non-Affiliated Person (x) is listed on Schedule 8.21, (y) has delivered a letter of credit, cash or Cash Equivalents to secure all or any part of such non-Affiliated Person’s guaranteed obligations or (z) holds an investment grade credit rating from either Moody’s or S&P. For the avoidance of doubt, guaranties of principal repayment shall only be permitted under clause (a) of this definition and not any other clause of this definition (it being agreed, however, that any principal repayment obligations arising under a “non-recourse carveout” guaranty are addressed by clause (c) and not clause (a)).

“Permitted Indebtedness” shall mean any of the following:

(a) Indebtedness consisting of the Secured Obligations;

(b) Indebtedness (other than (i) Indebtedness that is recourse to the Borrower Parties and (ii) Indebtedness of the type described in clauses (a), (c), (d), (e) and (f) of this definition), which for the avoidance of doubt, may be secured, including Indebtedness incurred in connection with a Financing or Joint Venture Transaction; provided that after giving effect thereto, the Borrower Parties maintain compliance with the financial covenants set forth in Section 8.11 that are in effect at such time;

(c) Permitted Guaranties and Indebtedness consisting of reimbursement obligations in respect of letters of credit (in each case other than Indebtedness of the type described in clauses (d), (e) and (f) of this definition); provided that after giving effect thereto, the Borrower Parties maintain compliance with the financial covenants set forth in Section 8.11 that are in effect at such time;

(d) (i) Indebtedness (other than Indebtedness of the type described in clauses (c), (e) and (f) of this definition) that is recourse to the Borrower Parties on an unsecured basis, (ii) Disqualified Capital Stock (including preferred Capital Stock which constitutes or is convertible into Disqualified Capital Stock) of any Borrower Party that is unsecured and redemption, repurchase and exchange obligations in respect of such Disqualified Capital Stock, ~~and~~ (iii) Indebtedness that may be converted into or exchanged for any Capital Stock (including Disqualified Capital Stock) of the Borrower Parties that is unsecured~~, in an aggregate outstanding principal amount under this clause (d) not to exceed $550,000,000~~ and (iv) Qualified Convertible Indebtedness; provided that (A) after giving effect thereto, the Borrower Parties maintain compliance with the financial covenants set forth in Section 8.11 that are in effect at such time and (B) Indebtedness of a Borrower Party which is attributable to a non-Wholly-Owned Subsidiary or Joint Venture will be equal to the amount that such Borrower Party may be liable for (i.e., on a recourse basis to such Borrower Party) pursuant to the relevant guaranty or other applicable agreement (without taking into account any offset by any non-Affiliated Person’s joint and several liability or contribution or indemnification obligations with respect thereto unless such non-Affiliated Person (x) is listed on Schedule 8.21, (y) has delivered a letter of credit, cash or Cash Equivalents to secure all or any part of such non-Affiliated Person’s guaranteed obligations or (z) holds an investment grade credit rating from either Moody’s or S&P);

(e) obligations with respect to Capital Stock including preferred Capital Stock (other than Disqualified Capital Stock) that is required to be accounted for as Indebtedness in accordance with GAAP and redemption, repurchase and exchange obligations in respect of such Capital Stock and other Capital Stock (other than Disqualified Capital Stock) to the extent such other Capital Stock is not prohibited hereunder; provided that after giving effect thereto, the Borrower Parties maintain compliance with the financial covenants set forth in Section 8.11 that are in effect at such time; and

(f) Indebtedness listed on Schedule 8.2.

“Permitted Investments” shall mean any of the following:

(a)~~(i)~~ Investments (x) in ~~individual~~one or more Projects (including, for the avoidance of doubt, (A) any ~~individual~~ Projects in which any Macerich Entity is already an investor and (B) any new ~~individual Projects), including new Subsidiaries, Joint Ventures or non-Wholly-Owned Subsidiaries and loans to Joint-Ventures and non-Wholly Owned Subsidiaries (or the unaffiliated equityholders in a Joint Venture or non-Wholly-Owned Subsidiary), in connection with the funding of capital needs where the unaffiliated equityholders thereof are not obligated to fund the same, or fail to fund the same in default of their obligations, or (y) pursuant to which a Macerich Entity acquires Capital Stock in one or more Joint Ventures or non-Wholly-Owned Subsidiaries in which a Macerich Entity is already an investor and which own an individual Project; provided that any such Investment under this clause (i) that is made in a single transaction or series of related transactions and for which the Macerich Entities’ entitlement to the newly-acquired Property NOI is in an aggregate amount for such Investment that exceeds 10% of the aggregate Property NOI with respect to all Retail/Other Properties of the Macerich Entities for the four Fiscal Quarter period then most recently ended shall require the consent of the Administrative Agent and the Required Lenders; provided further that solely for the purposes of determining compliance with the immediately preceding proviso, any Investment under this clause (i) in the form of a loan shall be added to the equity capitalization of the applicable Joint Venture or Subsidiary and result in newly acquired Property NOI based on the increased percentage of the combined equity and equityholder loan capitalization of such Joint Venture or Subsidiary held by the Macerich Entities (for example, if the Macerich Entities own 50% of a Person with a total equity capitalization of $10,000,000 and make a loan to such Person or unaffiliated equityholders in such Person in an amount equal to $5,000,000 (resulting in the Macerich Entities holding two thirds of the total equity and equityholder loan capitalization of such Person), the Macerich Entities would be deemed to be entitled to two thirds of the Property NOI of such Person and have newly acquired one sixth of the Property NOI of such Person for purposes of the immediately preceding proviso (and not for any other purposes hereunder or under any other Loan Document unless the relevant documentation is to the contrary)), (ii) Investments (x) in one or more Portfolios of Two Projects (including, for the avoidance of doubt, (A) any Portfolio of Two Projects in which any Macerich Entity is already an investor and (B) any new Portfolio of Two Projects), including new Subsidiaries, Joint Ventures or non-Wholly-Owned Subsidiaries and loans to Joint-Ventures and non-Wholly Owned Subsidiaries (or the unaffiliated equityholders in a Joint Venture or non-Wholly-Owned Subsidiary) in connection with the funding of capital needs where the unaffiliated equityholders thereof are not obligated to fund the same, or fail to fund the same in default of their obligations or (y) pursuant to which a Macerich Entity acquires~~

~~Capital Stock in one or more Joint Ventures or non-Wholly-Owned Subsidiaries in which a Macerich Entity is already an investor and which own a Portfolio of Two Projects; provided that any single Investment under this clause (ii) that is made in a single transaction or series of related transactions and for which the Macerich Entities’ entitlement to the newly-acquired Property NOI is in an aggregate amount for such Investment that exceeds 15% of the aggregate Property NOI with respect to all Retail/Other Properties of the Macerich Entities for the four Fiscal Quarter period then most recently ended shall require the consent of the Administrative Agent and the Required Lenders; provided further that solely for the purposes of determining compliance with the immediately preceding proviso, any Investment under this clause (ii) in the form of a loan shall be added to the equity capitalization of the applicable Joint Venture or Subsidiary and result in newly acquired Property NOI based on the increased percentage of the combined equity and equityholder loan capitalization of such Joint Venture or Subsidiary held by the Macerich Entities (for example, if the Macerich Entities own 50% of a Person with a total equity capitalization of $10,000,000 and make a loan to such Person or unaffiliated equityholders in such Person in an amount equal to $5,000,000 (resulting in the Macerich Entities holding two thirds of the total equity and equityholder loan capitalization of such Person), the Macerich Entities would be deemed to be entitled to two thirds of the Property NOI of such Person and have newly acquired one sixth of the Property NOI of such Person for purposes of the immediately preceding proviso (and not for any other purposes hereunder or under any other Loan Document unless the relevant documentation is to the contrary)) and (iii) Investments (x) in one or more Portfolios of Three or More Projects (including, for the avoidance of doubt, (A) any Portfolio of Three or More Projects in which any Macerich Entity is already an investor and (B) any new Portfolio of Three or More~~ Projects), including new Subsidiaries, Joint Ventures or non-Wholly-Owned Subsidiaries and loans to Joint-Ventures and non-Wholly Owned Subsidiaries (or the unaffiliated equityholders in a Joint Venture or non-Wholly-Owned Subsidiary), in connection with the funding of capital needs where the unaffiliated equityholders thereof are not obligated to fund the same, or fail to fund the same in default of their obligations or (y) pursuant to which a Macerich Entity acquires Capital Stock in one or more Joint Ventures or non-Wholly-Owned Subsidiaries in which a Macerich Entity is already an investor and which own a ~~Portfolio of Three or More Projects~~Project; provided that any ~~single~~such Investment under this clause (~~iii~~a ) that is made in a single transaction or series of related transactions and for which the Macerich Entities’ entitlement to the newly-acquired Property NOI is in an aggregate amount for such Investment that exceeds 25% of the aggregate Property NOI with respect to all Retail/Other Properties of the Macerich Entities for the four Fiscal Quarter period then most recently ended shall require the consent of the Administrative Agent and the Required Lenders; provided further that solely for the purposes of determining compliance with the immediately preceding proviso, any Investment under this clause (~~iii~~a ) in the form of a loan shall be added to the equity capitalization of the applicable Joint Venture or Subsidiary and result in newly acquired Property NOI based on the increased percentage of the combined equity and equityholder loan capitalization of such Joint Venture or Subsidiary held by the Macerich Entities (for example, if the Macerich Entities own 50% of a Person with a total equity capitalization of $10,000,000 and make a loan to such Person or unaffiliated equityholders in such Person in an amount equal to $5,000,000 (resulting in the Macerich Entities holding two thirds of the total equity and equityholder loan capitalization of such Person), the Macerich

Entities would be deemed to be entitled to two thirds of the Property NOI of such Person and have newly acquired one sixth of the Property NOI of such Person for purposes of the immediately preceding proviso (and not for any other purposes hereunder or under any other Loan Document unless the relevant documentation is to the contrary)); provided further that, with respect to any acquisition of (1) additional Capital Stock in a Joint Venture or non-Wholly-Owned Subsidiary in which a Macerich Entity is already an investor or (2) Capital Stock in a new Joint Venture or non-Wholly-Owned Subsidiary that owns an interest in a Project in which a Macerich Entity is already an investor, in each case of clauses (1) and (2), the Borrower shall use commercially reasonable efforts to obtain approval, if needed, from the applicable Joint Venture or non-Wholly-Owned Subsidiary partners, underlying mortgage lender and/or ground lessee, as applicable, to permit a pledge of the applicable Capital Stock in order to cause such Capital Stock to constitute a Borrowing Base Equity Interest Asset (if such Capital Stock satisfies the applicable Borrowing Base Criteria), a Borrowing Base Unencumbered Equity Interest Asset (if such Capital Stock satisfies the applicable Borrowing Base Criteria) or an Additional Equity Interest Asset (if such Capital Stock does not satisfy the applicable Borrowing Base Criteria), and if such approval is not required or is obtained, such Capital Stock shall be added by the Borrower as a Borrowing Base Equity Interest Asset (if such Capital Stock satisfies the applicable Borrowing Base Criteria), or an Additional Equity Interest Asset (if such Capital Stock does not satisfy the applicable Borrowing Base Criteria), as applicable, in accordance with Section 7.14 and/or Section 7.18, as applicable, within thirty (30) days (or such later date as may be agreed to by the Administrative Agent in its sole discretion) after (x) the date of acquisition thereof (if no approvals are required) or (y) the date the required approvals are obtained (if such approvals are required); provided further that if such approval is required but not obtained after the Borrower’s use of commercially reasonable efforts, the Investment is still permitted, but the acquired Capital Stock shall not be required to become a Borrowing Base Equity Interest Asset (if such Capital Stock satisfies the applicable Borrowing Base Criteria), or an Additional Equity Interest Asset (if such Capital Stock does not satisfy the applicable Borrowing Base Criteria), as applicable, pursuant to this clause (a);

(b) Investments consisting of seller notes and other seller financings provided by a Borrower Party or any Subsidiary thereof to a Person who is not an Affiliate of a Borrower Party in connection with a Disposition to such Person so long as (i) such Disposition is otherwise permitted under the Loan Documents (or not otherwise prohibited under the Loan Documents) and (ii) if such Disposition is a Disposition of Collateral, the sole payees in respect of such seller notes or other seller financings are Borrower Parties (or, if such Subsidiary is the seller of such Collateral, a Subsidiary of a Borrower Party);

(c) Investments consisting of first lien priority Mortgage Loans, mezzanine loans, preferred equity, commercial mortgage backed securities and the public or private Indebtedness of other real estate companies acquired by the Borrower, MAC or any Wholly-Owned Subsidiary of MAC that are pledged to the Collateral Agent as Collateral for the Secured Obligations pursuant to the Pledge Agreement within thirty (30) days after the acquisition thereof;

(d) Investments pursuant to which a Borrower Party or any Subsidiary thereof acquires the Capital Stock in a Joint Venture or non-Wholly-Owned Subsidiary (or all or a portion of the assets of any such Joint Venture or non-Wholly-Owned Subsidiary) in which a Borrower Party or any Subsidiary thereof is already an investor solely to the extent (x) in response to, or in anticipation of (as reasonably determined by the Borrower acting in good faith (and not for purposes of otherwise circumventing the limitations described in clause (a) above)), (i) a proposed sale, buy-sell, or forced sale of the assets owned by such Joint Venture or non-Wholly-Owned Subsidiary, or similar rights exercised by the un-Affiliated equityholders, by the other un-Affiliated equityholders of such Joint Venture or non-Wholly-Owned Subsidiary or (ii) a default by the un-Affiliated equityholders of such Joint Venture or non-Wholly-Owned Subsidiary under its organizational documents or loan agreement or the bankruptcy or insolvency of the un-Affiliated equityholders of such Joint Venture or non-Wholly-Owned Subsidiary or (y) as required by the terms of the Joint Venture’s or non-Wholly-Owned Subsidiary’s organizational documents (so long as such requirement in such organizational documents was not created for purposes of circumventing the limitations described in clause (a) above); provided that the Borrower shall use commercially reasonable efforts to obtain approval, if needed, from the applicable Joint Venture or non-Wholly-Owned Subsidiary equityholders, underlying mortgage lender and/or ground lessee, as applicable, to permit a pledge of the applicable Capital Stock in order to cause such Capital Stock to constitute a Borrowing Base Equity Interest Asset (if such Capital Stock satisfies the applicable Borrowing Base Criteria), or an Additional Equity Interest Asset (if such Capital Stock does not satisfy the applicable Borrowing Base Criteria), and if such approval is not required or is obtained, such Capital Stock shall be added by the Borrower as a Borrowing Base Equity Interest Asset (if such Capital Stock satisfies the applicable Borrowing Base Criteria), or an Additional Equity Interest Asset (if such Capital Stock does not satisfy the applicable Borrowing Base Criteria), as applicable, in accordance with Section 7.14 and/or Section 7.18, as applicable, within thirty (30) days (or such later date as may be agreed to by the Administrative Agent in its sole discretion) after (x) the date of acquisition thereof (if no approvals are required) or (y) the date the required approvals are obtained (if such approvals are required); provided further that if such approval is required but not obtained after the Borrower’s use of commercially reasonable efforts, the Investment is still permitted, but the acquired Capital Stock shall not be required to become a Borrowing Base Equity Interest Asset (if such Capital Stock satisfies the applicable Borrowing Base Criteria), a Borrowing Base Unencumbered Equity Interest Asset (if such Capital Stock satisfies the applicable Borrowing Base Criteria) or an Additional Equity Interest Asset (if such Capital Stock does not satisfy the applicable Borrowing Base Criteria), as applicable, pursuant to this clause (d);

(e) Investments in the nature of asset swaps with existing partners; provided that, in the case of an asset swap in which Capital Stock is received by the Macerich Entities, the Borrower shall use commercially reasonable efforts to obtain approval, if needed, from the applicable Joint Venture or non-Wholly-Owned Subsidiary partners, underlying mortgage lender and/or ground lessee, as applicable, to permit a pledge of the applicable Capital Stock in order to cause such Capital Stock to constitute a Borrowing Base Equity Interest Asset (if such Capital Stock satisfies the applicable Borrowing Base Criteria), or an Additional Equity Interest Asset (if such Capital Stock does not satisfy the applicable Borrowing Base Criteria), and if such approval is not required or is obtained, such Capital Stock shall be added by the Borrower as a Borrowing Base Equity Interest Asset (if such Capital Stock satisfies the applicable Borrowing Base Criteria), or an Additional Equity Interest Asset (if such Capital Stock does not satisfy the applicable Borrowing Base Criteria), as applicable, in accordance with Section 7.14 and/or Section 7.18, as applicable, within thirty (30) days (or such later date as may be agreed to by the Administrative Agent in its sole discretion) after (x) the date of acquisition thereof (if no approvals are required) or (y) the date the required approvals are obtained (if such approvals are required); provided further that if such approval is required but not obtained after the Borrower’s use of commercially reasonable efforts, the Investment is still permitted, but the acquired Capital Stock shall not be required to become a Borrowing Base Equity Interest Asset (if such Capital Stock satisfies the applicable Borrowing Base Criteria), or an Additional Equity Interest Asset (if such Capital Stock does not satisfy the applicable Borrowing Base Criteria), as applicable, pursuant to this clause (e);

(f) Investments in development and capital expenditures (including Investments in Land and Investments in Real Property Under Construction);

(g) [reserved];

(h) Investments in connection with Permitted Indebtedness, including the repayment or defeasance thereof;

(i) Investments consisting of Cash and Cash Equivalents;

(j) Investments that are existing, committed and/or contemplated as of the Closing Date and, in each case, set forth on Schedule 8.5;

(k) Investments in a “taxable REIT Subsidiary” for purposes of maintaining the Company’s tax status as a REIT; ~~and~~

~~(l)~~ Investments in connection with (including, for the avoidance of doubt, the entry into, payment of any premium with respect to, and the settlement or unwind of) any Qualified Bond Hedge Transaction, Qualified Warrant Transaction, Qualified Convertible Indebtedness, or other Permitted Indebtedness, including any repayment, redemption, repurchase or exchange (including the issuance of Capital Stock of MAC in settlement of any exchange right) thereof or with respect thereto; and

~~(m)(l)~~ other Investments in an aggregate outstanding amount not to exceed $~~150,000,000~~250,000,000 .

“Permitted Liens” shall mean Liens permitted under Section 8.1.

“Person” shall mean any corporation, natural person, firm, joint venture, partnership, trust, unincorporated organization, government or any department or agency of any government.

“Plan” shall mean any “employee benefit plan” (as defined in Section 3(3) of ERISA) which any Consolidated Entity or any ERISA Affiliate establishes, sponsors or maintains or to which any Consolidated Entity or any ERISA Affiliate makes, is making, or is obligated to make contributions, or with respect to which any Consolidated Entity or any ERISA Affiliate may have any liability (whether actual or contingent), but excluding any Multiemployer Plan.

“Platform” as defined in Section 11.6(4).

“Pledge Agreement” shall mean the Second Amended and Restated Pledge and Security Agreement dated as of the Closing Date made by the Pledgors in favor of the Collateral Agent in substantially the form of Exhibit D, as the same may be Modified from time to time.

“Pledged Equity Interests” shall mean the Capital Stock pledged by the Pledgors in favor of the Collateral Agent pursuant to the Pledge Agreement.

“Pledgors” shall have the meaning set forth in the Pledge Agreement.

~~“Portfolio of Two Projects” shall mean a portfolio of two Projects (excluding, solely for purposes of determining whether such portfolio consists of two Projects, outparcels) that (a) with respect to Investments by the Macerich Entities pursuant to clause (a)(ii)(x) of the definition of Permitted Investment, are acquired in a single transaction or series of related transactions from a single Person or from multiple Persons who are Affiliates of each other and (b) with respect to Investments by the Macerich Entities pursuant to clause (a)(ii)(y) of the definition of Permitted Investment, are owned by a single Person or multiple Persons who are Affiliates of each other.~~

~~“Portfolio of Three or More Projects” shall mean a portfolio of three or more Projects (excluding solely for purposes of determining whether such portfolio consists of three or more Projects, outparcels) that (a) with respect to Investments by the Macerich Entities pursuant to clause (a)(iii)(x) of the definition of Permitted Investment, are acquired in a single transaction or series of related transactions from a single Person or from multiple Persons who are Affiliates of each other and (b) with respect to Investments by the Macerich Entities pursuant to clause (a)(iii)(y) of the definition of Permitted Investment, are owned by a single Person or multiple Persons who are Affiliates of each other.~~

“Potential Default” shall mean an event which but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.

“Prime Rate” shall mean the fluctuating per annum rate announced from time to time by DBNY or any successor Administrative Agent at its principal office in New York, New York as its “prime rate”; provided, that if the “prime rate” (as determined above) would be less than 0.00%, then the Prime Rate shall be deemed to be 0.00%. The Prime Rate is a rate set by DBNY as one of its base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as DBNY may designate. The Prime Rate is not tied to any external index and does not necessarily represent the lowest or best rate of interest actually charged to any class or category of customers. Each change in the Prime Rate will be effective on the day the change is announced within DBNY.

“Prohibited Person” shall have the meaning given such term in Section 6.26.

“Project” shall mean any shopping center, retail property, office building, mixed use property or other income producing project owned or controlled, directly or indirectly by a Macerich Entity. “Project” shall include (i) the redevelopment or reconstruction of any existing Project and (ii) any anchor and/or “big-box” parcels, outparcels and ground-leased parcels. An Investment in a Project may be made directly or indirectly, including by and through a qualified opportunities zone fund or business.

“Property” shall mean, collectively and severally, any and all Real Property and all personal property owned or occupied by the subject Person. “Property” shall include all Capital Stock owned by the subject Person in a Subsidiary Entity.

“Property Expense” shall mean, for any Retail/Other Property, all operating expenses relating to such Retail/Other Property, including the following items (provided, however, that Property Expenses shall not include debt service, tenant improvement costs, tenant allowances, leasing commissions, costs of capital improvements and/or landlord’s work, Depreciation and Amortization Expenses and any extraordinary items not considered operating expenses under GAAP): (i) all expenses for the operation of such Retail/Other Property, including any management fees payable under Management Contracts and all insurance expenses, but not including any expenses incurred in connection with a sale or other capital or interim capital transaction; (ii) water charges, property taxes, sewer rents and other impositions, other than fines, penalties, interest or such impositions (or portions thereof) that are payable by reason of the failure to pay an imposition timely; and (iii) the cost of routine maintenance, repairs and minor alterations, to the extent they can be expensed under GAAP. Property Expense will not include any expense with respect to any Real Property that is the subject of a Specified Change of Control Event.

“Property Income” shall mean, for any Retail/Other Property, all gross revenue from the ownership and/or operation of such Retail/Other Property (but excluding income from a sale or other capital item transaction), service fees and charges and all tenant expense reimbursement income payable with respect to such Retail/Other Property. Property Income will not include any income with respect to any Real Property that is the subject of a Specified Change of Control Event.

“Property-Level Material Adverse Effect” shall mean a material adverse effect upon the value of a Retail/Other Property.

“Property NOI” shall mean, for any Retail/Other Property for the four Fiscal Quarter period then most recently ended, (i) all Property Income for such period, minus (ii) all Property Expenses for such period. For purposes hereof the Property NOI of any Retail/Other Property of any non-Wholly-Owned Subsidiary or Joint Venture shall be deemed equal to the product of (i) the Property NOI of such Retail/Other Property of such Person (prior to giving effect to this sentence), multiplied by (ii) the percentage of the total outstanding common Capital Stock of such Person directly or indirectly owned by MAC, expressed as a decimal (or the percentage of distributable cash to which the applicable MAC controlled Person is entitled). For purposes of calculating Property NOI, contract rents under signed leases will be annualized upon rent commencement (on an actual rent basis) for (i) newly developed properties, (ii) major redevelopment of existing properties and (iii) redevelopment of anchor spaces. With respect to any newly acquired Real Properties, for the first four full Fiscal Quarters after acquisition thereof, Property NOI will be deemed to be the greater of (x) the Property NOI calculated based on the Implied Cap Rate for such Real Property and (y) after at least one full Fiscal Month has been completed after the acquisition of such Real Property, the trailing twelve month Property NOI for such Real Property. Property NOI will not include any income or expense with respect to any Real Property that is the subject of a Specified Change of Control Event.

“Property Owner” shall mean the Macerich Entity owning the applicable Borrowing Base Mortgaged Property Asset.

“Property Owner Parent” shall mean the Macerich Entity directly owning the Capital Stock of the applicable Property Owner with respect to the applicable Borrowing Base Mortgaged Property Asset.

“Proposed Borrowing Base Asset” shall have the meaning given such term in Section 7.14.

“Protective Advance” shall mean all sums expended as determined by the Administrative

Agent to be necessary or appropriate to do any of the following to the extent any Borrower Party is required, but fails, to do so pursuant to the terms of the Loan Documents: (a) to protect the validity, enforceability, perfection or priority of the Liens in any of the Collateral and the instruments evidencing the Obligations; (b) to prevent the value of any Collateral from being materially diminished (assuming the lack of such a payment within the necessary time frame could potentially cause such Collateral to lose value); or (c) to protect any of the Collateral from being materially damaged, impaired, mismanaged or taken, including, without limitation, any amounts expended in connection therewith in accordance with Section 10.12.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Punitive Damages” shall mean special, indirect, consequential or punitive damages (as opposed to direct or actual damages) on any theory of liability (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby or referred to therein, the transactions contemplated thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith.

“Qualified Bond Hedge Transaction” shall mean any call or capped call option (or substantively equivalent derivative transaction) on MAC’s common stock purchased by MAC or any of its Subsidiaries in connection with the issuance of any Qualified Convertible Indebtedness; provided that the purchase price for such Qualified Bond Hedge Transaction, less the proceeds received by MAC or its Subsidiaries from the sale of any related Qualified Warrant Transaction, does not exceed the net proceeds received by MAC or its Subsidiaries from the sale of such Qualified Convertible Indebtedness.

“Qualified Convertible Indebtedness” shall mean all Qualified Convertible Notes and Qualified Convertible Note Guarantees.

“Qualified Convertible Note Guarantees” shall mean unsecured Indebtedness of any Borrower Party that is in the form of guarantees of Qualified Convertible Notes of another Borrower Party.

“Qualified Convertible Notes” shall mean unsecured Indebtedness of any Borrower Party that is either (a) convertible into, or exchangeable for, common stock or other common equity interests of MAC (and cash in lieu of any fractional share of common stock or other common equity interest) and/or cash (in an amount determined by reference to the price or value of such common stock or other common equity interest); or (b) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for common stock or other common equity interests of MAC and/or cash (in an amount determined by reference to the price or value of such common stock or other common equity interest). For purposes of this definition, upon any recapitalization, business combination event or other event that causes such common stock or common equity interest to be exchanged for, or to represent solely the right to receive, other securities, cash or other assets, references to “common stock” and “common equity” will in the preceding sentence will be deemed to refer to such other securities, cash or other assets.

“Qualified Warrant Transaction” shall mean any call option or warrant on, or right to purchase (or substantively equivalent derivative transaction), the common stock or other common equity interests of MAC sold by MAC or its Subsidiaries substantially concurrently with any purchase by MAC or its Subsidiaries of a related Qualified Bond Hedge Transaction.

“Qualifying Ground Lease” shall mean, with respect to assets proposed to be added as Borrowing Base Mortgaged Property Assets, a ground lease that (i) has a remaining term of at least thirty (30) years including, for this purpose, any renewal option exercisable at the sole option of the ground lessee thereunder, with no veto or approval rights by the ground lessor or any lender to such ground lessor; (ii) can be mortgaged without the consent of the ground lessor thereunder (or such consent is otherwise obtained); (iii) contains customary leasehold mortgagee protection rights reasonably satisfactory to the Administrative Agent (including customary provisions regarding rights to insurance proceeds and condemnation awards); and (iv) can be assigned in connection with a foreclosure of a security interest on the ground tenant’s interest, without the consent of the ground lessor thereunder (or if consent of such ground lessor is required, such consent is subject to either an express reasonableness standard or an objective financial standard for the assignee that is reasonably satisfactory to the Administrative Agent).

“Quarterly Pricing Certificate” shall mean a certificate substantially in the form of Exhibit L.

“Rate Request” shall mean a request for the conversion or continuation of a Base Rate Loan or Term SOFR Loan as set forth in Section 1.6(2).

“Raw Land and/or Non-Income Generating Properties” shall mean, as of any date of determination, (i) land that is not under development and/or (ii) Real Properties for which Property NOI not in excess of $250,000 was generated during the most recently ended four Fiscal Quarter period, including without limitation, as of the Closing Date, those Raw Land and/or Non-Income Generating Properties of the Macerich Entities set forth on Schedule III.

“Real Property” shall mean each of those parcels (or portions thereof) of real property, improvements and fixtures thereon and appurtenances thereto now or hereafter owned or leased by the Macerich Entities.

“Real Property Under Construction” shall mean Real Property for which Commencement of Construction has occurred but construction of such Real Property is not substantially complete or has not yet reached Stabilization.

“Register” shall have the meaning given such term in Section 1.8(4).

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System from time to time in effect and shall include any successor or other regulation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System (12 C.F.R. § 221), as the same may from time to time be amended, supplemented or superseded.

“REIT” shall mean a domestic trust or corporation that qualifies as a real estate investment trust under the provisions of Sections 856, et seq. of the Code.

“REIT Guaranty” shall mean that certain Second Amended and Restated Unconditional Guaranty dated as of the Closing Date, made by MAC in favor of the Administrative Agent, as the same may be Modified from time to time.

“REIT Status Maintenance Dividends” shall mean Distributions in the minimum amount required for MAC to maintain its status as a REIT (assuming such Distribution is paid solely in cash (in Borrower’s sole discretion), and disregarding capital losses in the calculation of taxable income for such purposes).

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release Request Certificate” shall have the meaning given such term in the definition of Borrowing Base Asset Substitution Conditions.

“Relevant Governmental Body” shall mean the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Regulatory Authority” shall have the meaning given such term in Section 11.11.

“Replaced Assets” shall have the meaning given such term in the definition of Borrowing Base Asset Substitution.

“Replacement Assets” shall have the meaning given such term in the definition of Borrowing Base Asset Substitution.

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the thirty (30)-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

“Required Lenders” shall mean, at any time, Lenders having Revolving Credit Exposure and unused Revolving Commitments representing an amount greater than 50.0% of the sum of the total Revolving Credit Exposure and unused Revolving Commitments at such time. The Revolving Credit Exposure and unused Revolving Commitments of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Requirements of Law” shall mean, as to any Person, the Organizational Documents of such Person, and any law, treaty, rule or regulation, or a final and binding determination of an arbitrator or a determination of a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Financial Officer” shall mean, with respect to any Person, the chief financial officer or treasurer of such Person or any other officer, partner or member having substantially the same authority and responsibility.

“Responsible Officer” shall mean, with respect to any Person, the president, chief executive officer, vice president, Responsible Financial Officer, general partner or managing member of such Person or any other officer, partner or member having substantially the same authority and responsibility.

“Restricted Cash” shall mean any cash or Cash Equivalents held by any Person with respect to which such Person does not have unrestricted access and unrestricted right to expend such cash or expend or liquidate such permitted Investments (provided that Restricted Cash shall not include any reserves maintained with any lender under any secured Indebtedness for the future payment of (i) property taxes and similar assessments under public or private agreements, (ii) leasing obligations (including without limitation, in respect of tenant improvements and tenant allowances as contemplated by any applicable lease, costs of landlord’s work, and leasing commissions in respect of any applicable lease), (iii) capital improvements and deferred maintenance, (iv) other property-related expenses including operating expenses (other than, for the avoidance of doubt, interest payments on Indebtedness) for which reserves are customarily established and (v) principal of Indebtedness); provided that, for the purposes of any calculation of Capitalization Value, Capitalization Value (Unencumbered Property), the Secured Leverage Ratio or the Unsecured Leverage Ratio hereunder, (i) “Restricted Cash” shall not include any cash or Cash Equivalents subject to a Lien or otherwise restricted in favor of the Collateral

Agent on its own behalf or on behalf of any Lender or other Secured Party and (ii) the amount of any cash or Cash Equivalents of a Person that is subject to a Lien or otherwise restricted in favor of any lender or other secured party (other than the Lenders and the other Secured Parties) in respect of Indebtedness of such Person owing to such lender or other secured party shall be permitted to be netted against such Indebtedness owing to such lender or other secured party and shall be deemed not to be “Restricted Cash” solely to the extent of the amount of such Indebtedness (and, for the avoidance of doubt, not in respect of any other Indebtedness of such Person or any other Person).

“Retail/Other Property” or “Retail/Other Properties” shall mean any Real Property that is (i) a neighborhood, community or regional shopping center, mall or district, office building, multi-family project, entertainment venue, gym, restaurant, or warehouse, (ii) a hotel in which a Macerich Core Entity or one of its Joint Ventures holds the fee interest and/or other ground lessor’s interest under a ground lease or (iii) combination of any of the foregoing and/or subject to uses otherwise compatible with any of the foregoing.

“Revolving Borrowing” shall mean a Borrowing consisting of one or more Revolving Loans.

“Revolving Commitment” shall mean, with respect to each Revolving Lender, the commitment, if any, of such Revolving Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount that such Revolving Lender’s Revolving Credit Exposure could be at any time hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 1.7; (b) reduced or increased from time to time pursuant to assignments by or to such Revolving Lender pursuant to Section 11.8; or (c) increased from time to time pursuant to a Joinder Agreement delivered pursuant to Article 3. The initial amount of each Revolving Lender’s Revolving Commitment is set forth on Schedule II, or in the Assignment and Acceptance Agreement or Joinder Agreement pursuant to which such Revolving Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Revolving Lenders’ Revolving Commitments as of the Closing Date is $900,000,000.

“Revolving Commitment Termination Date” shall mean initially the Initial Revolving Commitment Termination Date; provided that the “Revolving Commitment Termination Date” shall mean the Extended Revolving Commitment Termination Date if the Borrower extends the Initial Revolving Commitment Termination Date in accordance with the terms and conditions of Section 1.7(5). The Revolving Commitment Termination Date shall be subject to acceleration upon an Event of Default as otherwise provided in this Agreement.

“Revolving Commitment Termination LC Exposure Deposit” shall have the meaning given such term in Section 1.4(11)(A).

“Revolving Credit Exposure” shall mean, with respect to any Revolving Lender at any time, the aggregate outstanding principal amount of such Revolving Lender’s Revolving Loans and LC Exposure, at such time.

“Revolving Lender” shall mean any Lender with a Revolving Commitment and/or Revolving Credit Exposure.

“Revolving Loan Note” shall mean a promissory note substantially in the form of Exhibit M, as it may be Modified from time to time.

“Revolving Loans” shall mean the loans made by the Revolving Lenders to the Borrower pursuant to Section 1.1.

“S&P” shall mean Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies, Inc., or any successor thereto.

“Sanctions” shall mean any international economic sanction administered or enforced by OFAC, the United States Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury, the government of Canada or other relevant sanctions authority.

“Secured Cash Management Obligations” shall mean obligations owed by a Macerich Entity to a Specified Counterparty in respect of any Cash Management Services, in each case, pursuant to a Secured Treasury Services Agreement, and solely to the extent designated by the Borrower and such Specified Counterparty as “Secured Cash Management Obligations” in writing to the Administrative Agent. The designation of any Secured Cash Management Obligations shall not create in favor of such Specified Counterparty any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Loan Documents. For the avoidance of doubt, any designation of Secured Cash Management Obligations under the Original Credit Agreement or the First Amended and Restated Credit Agreement shall not be affected by the amendment and restatement of this Agreement on the Closing Date.

“Secured Hedge Agreement” shall mean any agreement in respect of Hedging Obligations permitted under Article 8 that is entered into by and between a Macerich Entity and a Specified Counterparty, to the extent designated by the Borrower and such Specified Counterparty as a “Secured Hedge Agreement” in writing to the Administrative Agent. The designation of any Secured Hedge Agreement shall not create in favor of such Specified Counterparty any rights in connection with the management or release of Collateral or of the obligations of any Guarantor under the Loan Documents. For the avoidance of doubt, any designation of a Secured Hedge Agreement under the Original Credit Agreement or the First Amended and Restated Credit Agreement shall not be affected by the amendment and restatement of this Agreement on the Closing Date.

“Secured Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under any Secured Hedge Agreements.

“Secured Indebtedness” shall mean that portion of the aggregate principal amount of all Total Liabilities in respect of Borrowed Indebtedness that is secured by a Lien (other than a Lien in favor of the Collateral Agent).

“Secured Leverage Ratio” shall mean, as of any date of determination, the ratio, expressed as a percentage, of (i) an amount equal to (A) Secured Indebtedness as of such date minus (B) the aggregate amount of cash and Cash Equivalents (other than Restricted Cash) and cash collateralized letters of credit of the Macerich Entities to (ii) the Capitalization Value as of such date. For purposes hereof, the amount of cash and Cash Equivalents (other than Restricted Cash) and cash collateralized letters of credit of any non-Wholly-Owned Subsidiary or Joint Venture of MAC (i) shall be deemed to be an amount equal to the product of (x) the cash and Cash Equivalents (other than Restricted Cash) and cash collateralized letters of credit of such Person, multiplied by (y) the percentage of the total outstanding common Capital Stock of such Person directly or indirectly owned by MAC, expressed as a decimal (or the percentage of distributable cash to which the applicable MAC controlled Person is entitled), and (ii) shall only be available to reduce that portion of Secured Indebtedness that is attributable to the applicable Macerich Entity in respect of such Person.

“Secured Obligations” shall mean, collectively, the Obligations, all Erroneous Payment Subrogation Rights, all Secured Cash Management Obligations and all Secured Hedging Obligations.

“Secured Parties” shall mean the Agents (including any co-agent or sub-agent appointed by the Administrative Agent or the Collateral Agent in accordance with the Loan Documents from time to time), the Issuing Lenders, the Lenders, the Indemnified Persons and the Specified Counterparties.

“Secured Treasury Services Agreement” shall mean any agreement between a Macerich Entity and a Specified Counterparty relating to treasury, depository, credit card, debit card and cash management services or automated clearinghouse transfer of funds or any similar services.

“Securities” shall mean any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, bonds, debentures, options, warrants, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Security Documents” shall mean the Pledge Agreement, the Mortgages, the Assignment and Subordination of Property Management Agreements, the Account Control Agreements and all other security documents hereafter delivered to the Collateral Agent purporting to grant a Lien on any Property of any Person to secure the obligations and liabilities of any Borrower Party under any Loan Document.

“SOFR” shall mean a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” shall mean the website of the Federal Reserve Bank of New York, currently at https://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Solvent” shall mean, when used with respect to any Person, that at the time of determination: (i) the fair saleable value of its assets is in excess of the total amount of its liabilities (including, without limitation, contingent liabilities); (ii) the present fair saleable value of its assets is greater than its probable liability on its existing debts as such debts become absolute and matured; (iii) it is then able and expects to be able to pay its debts (including, without limitation, contingent debts and other commitments) as they mature; and (iv) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

“Special Flood Hazard Area” shall mean an area that FEMA’s current flood maps indicate has at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.

“Specified Borrowing Base Mortgaged Property Asset” shall mean each of (i) the Former Mervyn’s Box Borrowing Base Mortgaged Property Assets and (ii) the Agent Accepted Ground Lease Borrowing Base Mortgaged Property Assets.

“Specified Change of Control Event” shall mean (i) any Retail/Other Property or other Real Property, as applicable, is subject to an insolvency, receivership or other similar proceeding described in Section 9.7 applicable to such Real Property, or (ii) is in default with respect to nonrecourse Indebtedness (other than to the Subsidiary of MAC that owns such Real Property) to which it is subject, and is anticipated to undergo full transfer of legal title of the subject Real Property to the lender thereof, upon foreclosure, deed in lieu of foreclosure or otherwise; and (iii) following the transfer of control as provided in clause (ii) above, neither MAC nor any of its Subsidiaries (other than with respect to the Subsidiary of MAC that owns such Real Property and/or the Subsidiary of MAC that is the property manager thereof) shall have any further operating control or liability, including any obligation to make additional capital contributions, in any form with respect to such Real Property (but may continue to provide certain transitional services and during transition of the asset). Nothing contained in this definition is intended to permit MAC or any of its Subsidiaries to commence any insolvency, receivership, bankruptcy or similar proceedings otherwise restricted under this Agreement, including pursuant to Section 9.7, and all such provisions shall continue to apply with full force and effect. However, MAC and its Subsidiaries may consent to the commencement of a receivership or similar proceeding with respect to a Subsidiary of MAC and/or its assets if requested by a lender enforcing its rights as to Permitted Indebtedness that is then in default as described in clause (ii) above.

“Specified Counterparty” shall mean any Person that is a Lender, an Agent or an Affiliate of a Lender or an Agent at the time it enters into a Secured Hedge Agreement or a Secured Treasury Services Agreement, as applicable, in its capacity as a party thereto and that is designated a “Specified Counterparty” with respect to such Secured Hedge Agreement or Secured Treasury Services Agreement, as applicable, in a writing from the Borrower to the Administrative Agent, and (other than a Person already party hereto as a Lender or an Agent) that delivers to the Administrative Agent a letter agreement reasonably satisfactory to it (i) appointing each of the Administrative Agent and the Collateral Agent as its agent under the applicable Loan Documents and (ii) agreeing to be bound by Sections 11.7, 11.12 and 11.13 and Article 10 as if it were a Lender.

“Specified Debt Default” shall mean a default (after giving effect to any grace or cure periods, if any, set forth in the documents, instruments and agreements evidencing such Indebtedness) by any of the Borrower Parties or any of their respective Subsidiaries or Joint Ventures in any payment of principal of or interest on any recourse Indebtedness (other than the Obligations). A Specified Debt Default with respect to any Indebtedness shall cease to exist once such Specified Debt Default has been waived or cured in accordance with the terms of the documents, instruments and agreements evidencing such Indebtedness or such Indebtedness has otherwise been repaid in full.

“Specified Default” shall mean any (i) Potential Default under Section 9.1 or 9.7 or (ii) Potential Default that is not capable of being cured.

“Specified Ground Lease” shall mean each ground lease to which a Borrowing Base Mortgaged Property Asset is subject.

“Specified Indebtedness” shall mean any Indebtedness of a Subsidiary of a Borrower Party (other than a Subsidiary that is a Borrower Party) (i) that is secured by (A)(x) a single Project (but not more than one Project) or (y) one or more Real Properties that are co-located with each other and do not constitute a Project (each such Project described in clause (i)(A)(x) or Real Property described in clause (i)(A)(y), an “Applicable Property”) and/or (B) Capital Stock of (I) the Persons that own such Applicable Property and/or (II) the Persons that operate such Applicable Property, and (ii) for which the sole obligors are (A) the Persons that own such Applicable Property, (B) the Persons that operate such Applicable Property, (C) the immediate parent companies of the Persons described in the immediately preceding clauses (A) and (B) and/or (D) Borrower Parties that have provided Permitted Guaranties of such Indebtedness; provided that (a) the Persons described in clauses (ii)(A), (ii)(B) and (ii)(C) above shall not own any material assets that are unrelated to the Applicable Property (and for the avoidance of doubt, the Persons described in clauses (ii)(A), (ii)(B) above shall not own (I) any Project or Real Property other than the Applicable Property or (II) any Capital Stock of any Person other than the Persons described in clauses (ii)(A) and (ii)(B) above) and (b) no Borrower Party may be an obligor for such Indebtedness other than with respect to Permitted Guaranties.

“Specified Unencumbered Property Assets” shall mean the fee and/or ground lease interests in those properties identified on Schedule 6.29(5).

“Stabilization” shall mean, with respect to any Real Property, the earlier of (i) the date on which eighty five percent (85%) or more of the Gross Leasable Area of such Real Property has been subject to binding leases for a period of twelve (12) months or longer, or (ii) the date twenty-four (24) months after the date that substantially all portions of such Real Property are open to the public and operating in the ordinary course of business.

“Stated Amount” shall mean, with respect to any Letter of Credit, the maximum amount available to be drawn thereunder, without regard to whether any conditions to drawing could then be met.

“Statement Date” shall mean December 31, 2024.

“Stonewood Ground Lease” shall mean the ground lease for the Stonewood Property.

“Stonewood Mortgage” shall have the meaning given such term in Section 7.8.

“Stonewood Property” shall mean the Real Property commonly known as “Stonewood Center” located at 251 & 300 Stonewood Street, 9021, 9245 & 9253 Firestone Boulevard, Downey, California held via leasehold estate as of the date hereof by Macerich Stonewood, LLC, a Delaware limited liability company and Macerich Stonewood Holdings LLC, a Delaware limited liability company.

“Subsidiary” shall mean, with respect to any Person: (a) any corporation more than fifty percent (50%) of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person, (b) any partnership, limited liability company, association, joint venture or similar business organization more than fifty percent (50%) of the ownership interests having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person, or (c) with respect to MAC, any other Person in which MAC owns, directly or indirectly, any Capital Stock and, in each case under this clause (c), which would be combined with MAC in the consolidated financial statements of MAC in accordance with GAAP.

“Subsidiary Entities” shall mean a Subsidiary or Joint Venture of a Person. Unless otherwise expressly provided, all references in the Loan Documents to a “Subsidiary Entity” shall mean a Subsidiary Entity of MAC.

“Subsidiary Guarantors” shall mean each Person that is a party to the Subsidiary Guaranty from time to time as a Guarantor. The Subsidiary Guarantors as of the Closing Date are listed on Schedule IV.

“Subsidiary Guaranty” shall mean that certain Second Amended and Restated Subsidiary Guaranty dated as of the Closing Date executed by each of the Guarantors (as defined therein) from time to time party thereto in favor of the Administrative Agent and, solely for purposes of Section 7 thereof, acknowledged and agreed to by MAC, in substantially the form of Exhibit I, as the same may be Modified from time to time.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tax Expense” shall mean (without duplication), for any period, total tax expense (if any) attributable to income and franchise taxes based on or measured by income, whether paid or accrued, of the Consolidated Entities, including the Consolidated Entity’s pro rata share of tax expenses in any Joint Venture. For purposes of this definition, the Consolidated Entities’pro rata share of any such tax expense of any Joint Venture shall be deemed equal to the product of (i) such tax expense of such Joint Venture, multiplied by (ii) the percentage of the total outstanding Capital Stock of such Person held by the Consolidated Entity, expressed as a decimal (or the percentage of distributable cash to which the applicable MAC controlled Person is entitled).

“Term SOFR” shall mean, with respect to each Interest Period, the Term SOFR Reference Rate for a tenor comparable to such Interest Period as determined by the Administrative Agent on the Interest Determination Date for such Interest Period, as such rate is published by the Term SOFR Administrator (as calculated by the Administrative Agent and rounded upwards, if necessary, to the nearest 1/1,000 of 1%); provided, that if as of 5:00 p.m. (New York City time) on any Interest Determination Date the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR for the related Interest Period will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Interest Determination Date; provided further that if Term SOFR as so determined shall ever be less than the Index Floor, then Term SOFR shall be deemed to be the Index Floor.

“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Borrowing”, when used in reference to any Borrowing, refers to whether the Loans comprising such Borrowing are bearing interest at a rate determined by reference to the Applicable Term SOFR Rate.

“Term SOFR Loan”, when used in reference to any Loan, refers to whether the Loans comprising such Borrowing are bearing interest at a rate determined by reference to the Applicable Term SOFR Rate.

“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR, currently identified on the Term SOFR Administrator’s website at https://www.cmegroup.com/market-data/cme-group-benchmark-administration/term-sofr.html.

“Total Leverage Ratio” shall mean, as of any date of determination, the ratio, expressed as a percentage, of (i) an amount equal to (A) the aggregate principal amount of all Total Liabilities in respect of Borrowed Indebtedness as of such date minus (B) the aggregate amount of cash and Cash Equivalents (other than Restricted Cash) and cash collateralized letters of credit of the Macerich Entities to (ii) EBITDA for the twelve months then most recently ended on or prior to such date. For purposes hereof, the amount of cash and Cash Equivalents (other than Restricted Cash) and cash collateralized letters of credit of any non-Wholly-Owned Subsidiary or Joint Venture of MAC (i) shall be deemed to be an amount equal to the product of (x) the cash and Cash Equivalents (other than Restricted Cash) and cash collateralized letters of credit of such Person, multiplied by (y) the percentage of the total outstanding common Capital Stock of such Person directly or indirectly owned by MAC, expressed as a decimal (or the percentage of distributable cash to which the applicable MAC controlled Person is entitled), and (ii) shall only be available to reduce that portion of the Total Liabilities in respect of Borrowed Indebtedness that is attributable to the applicable Macerich Entity in respect of such Person.

“Total Liabilities” shall mean, at any time, without duplication, the aggregate amount of (i) all Indebtedness and other liabilities of the Borrower Parties and other Consolidated Entities that are Wholly-Owned reflected in the financial statements of MAC or disclosed in the notes thereto (to the extent the same would constitute a Contingent Obligation), plus (ii) for all Consolidated Entities that are not Wholly-Owned, such Borrower Parties’ pro rata share of all Indebtedness and other liabilities reflected in the financial statements of MAC or disclosed in the notes thereto (to the extent the same constitutes a Contingent Obligation), plus (iii) the Borrower Parties’ pro rata share of all Indebtedness and other liabilities reflected in the financial statements of any non-Wholly-Owned Subsidiary or Joint Venture or disclosed in the notes thereto (to the extent the same constitutes a Contingent Obligation), plus (iv) the Borrower Parties’ pro rata share of all liabilities of the Consolidated Entities with respect to purchase and repurchase obligations; provided that any obligations to acquire fully-constructed Real Property shall not be included in Total Liabilities prior to the transfer of title of such Real Property. With respect to any Real Property Under Construction as to which any Consolidated Entity has provided an outstanding and undrawn letter of credit relating to the performance and/or completion of construction at such property, the amount of Indebtedness evidenced by such letter of credit shall be included in Total Liabilities if: (a) such Indebtedness does not duplicate Indebtedness incurred in respect of such Real Property Under Construction (including any off-site improvements associated therewith); (b) such Indebtedness is required by GAAP to be reflected on the liability side of any Consolidated Entities’ balance sheet; and (c) to the extent such Indebtedness is not required by GAAP to be reflected on the liability side of any Consolidated Entities’ balance sheet, then such Indebtedness shall only be included to the extent the amount of such Indebtedness exceeds $40,000,000. For purposes of clauses (ii), (iii) and (iv), the Borrower Parties’ pro rata share of all Indebtedness and other liabilities of a Consolidated Entity that is not a Borrower Party and is not a Wholly-Owned Subsidiary or of a Joint Venture shall be deemed equal to the product of (a) such Indebtedness or other liabilities, multiplied by (b) the percentage of the total outstanding Capital Stock of such Person held directly or indirectly by the Borrower Parties, expressed as a decimal (or the percentage of distributable cash to which the applicable MAC controlled Person is entitled). To the extent that Indebtedness in respect of any guaranty or other liability is expressly excluded from the definition of Contingent Obligation, it shall not constitute a Total Liability. Notwithstanding the foregoing, during any period that a Retail/Other Property is subject to a Specified Change of Control Event, the Indebtedness and other liabilities of such Retail/Other Property shall be excluded from Total Liabilities. For clarity, it is agreed that the following are not included in the calculation of Total Liabilities: (a) rental obligations under ground leases, (b) development obligations under public development incentive programs, ~~and~~ (c) contingent repayment obligations under tax incentive programs with taxing authorities~~.~~ , or (d) any obligation that is expressly excluded from the definition of “Indebtedness” or “Borrowed Indebtedness.”

“Transactional Affiliates” shall have the meaning given such term in Section 8.6.

“Transactions” shall mean, collectively, (a) the funding of any initial Revolving Borrowing on the Closing Date and the execution, delivery and performance of the Loan Documents to be entered into on the Closing Date, (b) the Closing Date Payments, and (c) the payment of fees, costs and expenses in connection with the foregoing.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Applicable Term SOFR Rate or the Applicable Base Rate.

“UCC” shall mean the Uniform Commercial Code.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement determined under the definition thereof excluding the applicable Benchmark Replacement Adjustment.

“Unaffiliated Partners” shall mean Persons who own, directly or indirectly at any tier, a beneficial interest in the Capital Stock of a Subsidiary Entity, but such Persons shall exclude: (i) the Macerich Entities; (ii) Affiliates of Macerich Entities; and (iii) Persons whose Capital Stock or beneficial interest therein is owned, directly or indirectly at any tier, by the Macerich Entities or their Affiliates.

“Unencumbered EBITDA” shall mean that portion of EBITDA which represents earnings from Real Properties that are not subject to or encumbered by indebtedness of the type described in the definition of Secured Indebtedness and are not subject to any agreements which would restrict, directly or indirectly, the ability of the owner of such Real Property from granting Liens thereon to secure the Secured Obligations or other Indebtedness of the type described in the definition of Secured Indebtedness.

“Unencumbered Pool Property” shall mean an Unencumbered Property that satisfies each of the following criteria at all times (as determined by the Required Lenders): (a) such property is owned 100% by the Borrower or a Wholly-Owned Subsidiary of the Borrower in fee simple or a leasehold per a Qualifying Ground Lease; (b) eighty percent (80%) or more of the Gross Leasable Area of such property is subject to binding leases (excluding any Gross Leasable Area undergoing development or redevelopment); (c) sixty-five percent (65%) or more of the Gross Leasable Area of such property is subject to binding leases for a period of twelve (12) months or longer (excluding any Gross Leasable Area undergoing development or redevelopment); (d) such property is free of all structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters except for defects, deficiencies, conditions or other matters individually or collectively which are not material to the profitable operation of such property and (e) such property is a Retail/Other Property.

“Unencumbered Pool Properties Value” shall mean the aggregate sum of Value for all Unencumbered Pool Properties, determined individually for each Unencumbered Pool Property; provided that, (i) no greater than forty percent (40%) of the aggregate Unencumbered Pool Properties Value may be contributed by any single Unencumbered Pool Property and (ii) no greater than twenty percent (20%) of the aggregate Unencumbered Pool Properties Value may be contributed by Unencumbered Pool Properties (taken together) that are more than 50% by land area subject to a Qualifying Ground Lease.

“Unencumbered Property” shall mean any Real Property of the Borrower Parties and other Consolidated Entities that is not, or that ceases to be, encumbered by Liens securing indebtedness in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of a Person or only to a portion thereof, and including construction loans) or that is evidenced by bonds, notes, debentures or similar instruments, whether as a result of debt repayments or otherwise.

“Unfunded Pension Liability” shall mean the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Unsecured Indebtedness” shall mean that portion of the aggregate principal amount of all Total Liabilities in respect of Borrowed Indebtedness that is not secured by a Lien.

“Unsecured Interest Coverage Ratio” shall mean, as of any date of determination, the ratio of (i) Unencumbered EBITDA for the twelve months then most recently ended on or prior to such date to (ii) Unsecured Interest Expense for the twelve months then most recently ended on or prior to such date.

“Unsecured Interest Expense” shall mean Interest Expense in respect of Unsecured Indebtedness.

“Unsecured Leverage Ratio” shall mean, as of any date of determination, the ratio, expressed as a percentage, of (i) an amount equal to (A) Unsecured Indebtedness as of such date minus (B) the aggregate amount of cash and Cash Equivalents (other than Restricted Cash) and cash collateralized letters of credit of the Macerich Entities as of such date to (ii) the Capitalization Value (Unencumbered Property) as of such date. For purposes hereof, the amount of cash and Cash Equivalents (other than Restricted Cash) and cash collateralized letters of credit of any non-Wholly-Owned Subsidiary or Joint Venture of MAC (i) shall be deemed to be an amount equal to the product of (x) the cash and Cash Equivalents (other than Restricted Cash) and cash collateralized letters of credit of such Person, multiplied by (y) the percentage of the total outstanding common Capital Stock of such Person directly or indirectly owned by MAC, expressed as a decimal (or the percentage of distributable cash to which the applicable MAC controlled Person is entitled), and (ii) shall only be available to reduce that portion of Unsecured Indebtedness that is attributable to the applicable Macerich Entity in respect of such Person.

“Unused Commitments” shall mean, with respect to any Revolving Lender at any time, the difference of (i) the total amount of such Revolving Lender’s Revolving Commitment and (ii) such Revolving Lender’s Revolving Credit Exposure.

“Unused Line Fee” shall have the meaning as set forth in Section 2.11.

“U.S. Government Securities Business Day” shall mean any day except for (a) a Saturday, (b) a Sunday, or (c) a day on which the Securities Industry and Financial Markets Association, or any successor thereto, recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person”~~means~~shall mean any United States citizen, any lawful permanent resident, any entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any person in the United States.

“Value” shall mean, as of any date of determination with respect to any Unencumbered Pool Property, an amount equal to (i) the Property NOI of such Unencumbered Pool Property divided by (ii) (a) for any Unencumbered Pool Property which was previously a Borrowing Base Mortgaged Property Asset, a percentage capitalization rate for such Unencumbered Pool Property that applied when such Borrowing Base Unencumbered Equity Interest Asset was a Borrowing Base Mortgaged Property Asset or (b) for any other Unencumbered Pool Property, a percentage capitalization rate equal to the Adjusted Appraisal Capitalization Rate for such Unencumbered Pool Property.

“Wholly-Owned” shall mean, with respect to any Real Property, Capital Stock, or other Property owned or leased, that (i) title to such Property is held directly by, or such Property is leased by, the Borrower, or (ii) in the case of Real Property or Capital Stock, title to such property is held by, or (in the case of Real Property) such Property is leased by, a Consolidated Entity at least 99% of the Capital Stock of which is held of record and beneficially by the Borrower (or a Person whose Capital Stock is owned 100% by the Borrower) and the balance of the Capital Stock of which (if any) is held of record and beneficially by MAC (or a Person whose Capital Stock is owned 100% by MAC). References to Property Wholly-Owned by a Macerich Entity shall mean property 100% owned by such Person.

“Withholding Agent” shall mean any Borrower Party and the Administrative Agent.

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

12.2. Other Interpretive Provisions. The definitions of terms herein shall apply equally applicable to the singular and plural forms of the defined terms. Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC shall have the meanings therein described.

(1) The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(2)(i) The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced;

(ii) The term “including” is not limiting and means “including without limitation;”

(iii) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including;”

(iv) The term “property” includes any kind of property or asset, real, personal or mixed, tangible or intangible; and

(v) The verb “exists” and its correlative noun forms, with reference to a Potential Default or an Event of Default, means that such Potential Default or Event of Default has occurred and continues uncured and unwaived.

(3) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent Modifications thereto, but only to the extent such Modifications are not prohibited by the terms of any Loan Document, (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation, and (iii) references to any Person include its permitted successors and assigns.

(4) This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(5) Any reference herein or in any other Loan Document to an assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, limited partnership or trust, or an allocation of assets to a series of a limited liability company, limited partnership or trust, as if it were an assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person, and any reference herein to a merger, consolidation or amalgamation, or similar term, shall be deemed to apply to the unwinding of such a division or allocation, as if it were a merger, consolidation or amalgamation, or similar term, as applicable, with a separate Person. Any division of a limited liability company, limited partnership or trust shall constitute a separate Person hereunder (and each division of any limited liability company, limited partnership or trust that is a Subsidiary, a Joint Venture or any other like term shall also constitute such a Person).

12.3. Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

[Signature Pages Intentionally Omitted]

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